As filed with the Securities and Exchange Commission on March 2, 2006

Registration No. 333-130230

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ChipMOS TECHNOLOGIES (Bermuda) LTD.

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s Name into English)

Bermuda	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11F, No. 3, Lane 91, Dongmei Road

Hsinchu, Taiwan

Republic of China

(886-3) 571-6088

(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue, New York, New York 10011

Tel: (212) 894-8600

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Michael G. DeSombre, Esq.

Sullivan & Cromwell LLP

28th Floor

Nine Queen’s Road Central

Hong Kong

(852) 2826-8688

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If the Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Common shares, par value US$0.01 per share	(2)(3)	(2)(3)	(2)(3)
Debt securities	(2)(3)	(2)(3)	(2)(3)
Total			US$194,240,000(4)	US$20,784(4)
Secondary Offering:
Common shares, par value US$0.01 per share	8,000,000(5)	6.97(6)	US$55,760,000(6)	US$5,966(6)
Total Primary and Secondary Offerings:			US$250,000,000	US$26,750(7)

(1)	Includes common shares and debt securities which may be initially offered and sold outside the United States and may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. The securities are not being registered for the purpose of sales outside of the United States.
(2)	There is being registered an indeterminate principal amount of debt securities and an indeterminate number of common shares, as may be issued in primary offerings from time to time by the registrant, including issuances of debt securities and common shares upon the conversion of debt securities to the extent any such debt securities are, by their terms, convertible into debt securities or common shares.
(3)	The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933.
(4)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(5)	Up to 8,000,000 of our common shares may be sold from time to time pursuant to this registration statement by the selling shareholder.
(6)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the common shares reported on the Nasdaq National Market on February 24, 2006.
(7)	The registration fee was paid by wire transfer to the Securities and Exchange Commission in connection with the initial registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 2, 2006

PROSPECTUS

US$250,000,000

Common Shares

Debt Securities

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration or continuous offering process. This means:

•	We may offer and sell the common shares or debt securities covered by this prospectus from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus;

•	The selling shareholder may also use this prospectus to offer and sell common shares of our Company from time to time in one or more offerings. Should the selling shareholder sell its securities, we will not receive any of the proceeds from such sale;

•	This prospectus provides you with a general description of the securities we and/or the selling shareholder may offer; and

•	We will provide a prospectus supplement each time we and/or the selling shareholder sell the securities that will provide specific information about the terms of that offering and that also may add to, update or change information contained in this prospectus. The prospectus supplement may also incorporate by reference certain of our other filings with the Securities and Exchange Commission. You should carefully read this prospectus and any future prospectus supplements (including any of our filings incorporated by reference therein) before you invest in any of our securities.

Our common shares are quoted on the Nasdaq National Market under the symbol “IMOS.” The price of our common shares on the Nasdaq National Market on March 1, 2006 was US$7.37 per common share.

Investing in our common shares involves risks. See “ Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement or the applicable information is included in our filings with, or submission to, the Securities and Exchange Commission.

The date of this prospectus is             , 2006

This prospectus, including the information summarized below, contains translations of New Taiwan dollar, or NT dollar, or NT$, amounts into United States dollars, or US dollars, or US$, at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from NT dollars to US dollars and from US dollars to NT dollars were made at the noon buying rate in New York City for cable transfers in NT dollars per US dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of September 30, 2005, which was NT$33.18 to US$1.00. We make no representation that the NT dollar or US dollar amounts referred to in this prospectus could have been or could be converted into US dollars or NT dollars, as the case may be, at any particular rate or at all. On March 1, 2006, the noon buying rate was NT$32.28 to US$1.00.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and accompanying prospectus supplements constitute statements that are, or may be deemed to be, “forward-looking statements” within the meaning of U.S. securities laws. The terms “anticipates,” “expects,” “may,” “will,” “should” and other similar expressions identify forward-looking statements. These statements appear in a number of places throughout this prospectus and accompanying prospectus supplements and the documents incorporated by reference in this prospectus and accompanying prospectus supplements and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and accompanying prospectus supplements. Important factors that could cause those differences include, but are not limited to:

•	the volatility of the semiconductor industry and the market for end-user applications for semiconductor products;

•	overcapacity in the semiconductor testing and assembly markets;

•	the increased competition from other companies and our ability to retain and increase our market share;

•	our ability to successfully develop new technologies and remain a technological leader;

•	our ability to maintain control over capacity expansion and facility modifications;

•	our ability to generate growth or profitable growth;

•	our ability to hire and retain qualified personnel;

•	our ability to acquire required equipment and supplies to meet customer demand;

•	our reliance on certain major customers;

•	the implementation of the assembly and testing services agreements between Spansion LLC and us;

•	our major customers’ willingness to purchase our services or to provide the minimum agreed compensation as provided under any long-term agreement with us, if applicable;

•	the political stability of our local region; and

•	general local and global economic conditions.

Forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, future business condition and financial results, our capital expenditure plans, our capacity expansion plans, our expansion plans in Mainland China, technological upgrades, investment in research and development, future market demand, future regulatory or other developments in our industry. Please see “Risk Factors” for a further discussion of certain factors that may cause actual results to differ materially from those indicated by our forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference into this prospectus and may not contain all information that is important to you. This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement.

When we refer to the capacity of our semiconductor testing and assembly equipment, we are referring to capacity assessed by our internal personnel based on the specifications and the repair and maintenance frequency of the relevant equipment. Unless otherwise noted, “we” refers to ChipMOS TECHNOLOGIES (Bermuda) LTD., or ChipMOS Bermuda, and its subsidiaries in this prospectus, and “Mainland China” refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

We believe that we are one of the leading independent providers of semiconductor testing and assembly services. Specifically, we believe that we are the largest independent provider of testing and assembly services for liquid crystal display, or LCD, and other flat-panel display driver semiconductors globally, and a leading provider of testing and assembly services for advanced memory products in Taiwan.

We provide a broad range of semiconductor testing and assembly services primarily for memory, mixed-signal, and LCD and other flat-panel display driver semiconductors. We also provide, from time to time, semiconductor turnkey services by purchasing fabricated wafers and selling tested and assembled semiconductors.

The depth of our engineering expertise and the breadth of our testing and assembly technologies enable us to provide our customers with advanced and comprehensive solutions. In addition, we believe our geographic presence in Taiwan and Mainland China, two of the world’s leading locations for outsourced semiconductor manufacturing, is attractive to customers wishing to take advantage of the logistical and cost efficiencies stemming from our close proximity to foundries and producers of consumer electronic products.

Our Business Strategy

Our goal is to reinforce our position as a leading independent provider of semiconductor testing and assembly services, concentrating principally on memory, mixed-signal and LCD and other flat-panel display driver semiconductors. The principal components of our business strategy are to:

•	focus on providing our services to the high-growth segments of the semiconductor industry;

•	continue to invest in the research and development of advanced testing and assembly technologies;

•	build on our strong presence in Taiwan and expand our operations in Mainland China;

•	expand our offering of vertically integrated services; and

•	focus on increasing sales through long-term agreements with new and existing customers.

Our Corporate Structure and Other Information

We are a holding company, incorporated under the laws of Bermuda in August 2000. We provide most of our services in Taiwan through our majority-owned subsidiary, ChipMOS TECHNOLOGIES INC., or ChipMOS

Taiwan, and its subsidiaries and investees. ChipMOS Taiwan was founded in 1997 as a joint-venture between Mosel Vitelic Inc., or Mosel, and Siliconware Precision Industries Co., Ltd., or Siliconware Precision, and with the participation of other investors. As of September 30, 2005, we held 70.3% of the outstanding common shares of ChipMOS Taiwan, and Siliconware Precision held 28.7%. In Taiwan, we conduct testing operations in our facilities at the Hsinchu Science Park and the Hsinchu Industrial Park and testing and assembly operations in our facility at the Southern Taiwan Science Park. We also conduct operations in Mainland China through ChipMOS TECHNOLOGIES (Shanghai) LTD., or ChipMOS Shanghai, a wholly-owned subsidiary of Modern Mind Technology Limited, or Modern Mind, which is one of our controlled consolidated subsidiaries. ChipMOS Shanghai operates a testing and assembly facility at the Qingpu Industrial Zone in Shanghai. Through our subsidiaries, we also have equity interests in other companies that are engaged in the semiconductor industry. As of September 30, 2005, Mosel indirectly owned approximately 38.6% of our common shares. See “Business — Overview of the Company” for more details.

Our principal executive office is located at 11F, No. 3, Lane 91, Dongmei Road, Hsinchu, Taiwan, Republic of China, and our telephone number at this location is (886-3) 571-6088. Our website address is www.chipmos.com.tw. Information contained on our website does not constitute part of this prospectus.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common shares in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

THE SECURITIES WE ARE OFFERING

We may offer any of the following securities from time to time:

•	Common shares; and

•	Debt securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities for general corporate purposes, including, without limitation, capital expenditures, working capital and/or acquisitions. If we intend to use the net proceeds from a particular offering of securities for a specific purpose, we will describe such intended use in the applicable prospectus supplement.

We will not receive any of the proceeds from the sale of securities sold by the selling shareholder.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our selected consolidated financial data. The selected consolidated balance sheet data as of December 31, 2003 and 2004 and our consolidated statement of operations and cash flows data for 2002, 2003 and 2004 are derived from our audited consolidated financial statements included in this prospectus, and should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes beginning on page F-1 of this prospectus. These audited consolidated financial statements have been audited by Moore Stephens. The selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002 and the consolidated statement of operations and cash flows data for the years ended December 31, 2000 and 2001 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of September 30, 2005 and our consolidated statement of operations and cash flows data for the nine months ended September 30, 2004 and 2005 are derived from our unaudited consolidated financial statements included in this prospectus, and should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our audited consolidated financial statements and the related notes and our unaudited consolidated financial statements and the related notes beginning on page F-1 of this prospectus. Our consolidated financial statements have been prepared and presented in accordance with ROC GAAP, which differs in some material respects from US GAAP. Please see Note 27 to our audited consolidated financial statements and Note 15 to our unaudited consolidated financial statements for a description of the principal differences between ROC GAAP and US GAAP for the periods covered by the audited consolidated financial statements and the unaudited consolidated financial statements, respectively. The financial data set forth below have been presented as if (1) we had been in existence since July 28, 1997, and (2) we acquired our interest in ChipMOS Taiwan on July 28, 1997.

	Year ended December 31					Nine Months ended September 30, (unaudited)
	2000	2001	2002	2003	2004	2004(1)	2005(2)	2005(2)
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in millions, except for share data)
Consolidated Statement of Operation Data:
ROC GAAP:
Net revenue:	$8,224.2	$5,245.1	$6,525.9	$9,026.5	$15,035.8	$11,357.1	$10,931.1	$329.4
Gross profit (loss)	2,713.2	(784.2)	(185.8)	1,567.0	4,178.3	3,332.6	2,602.9	78.4
Income (loss) from operations	1,979.3	(1,475.8)	(860.1)	766.7	2,900.1	2,558.0	1,770.6	53.4
Net income(loss)	957.4	(1,134.9)	(970.3)	482.4	1,675.9	1,569.5	452.4	13.6
Earning (loss) per share:
Basic	$17.76	$(19.45)	$(16.49)	$8.19	$26.54	$25.39	$6.70	$0.20
Diluted	$17.76	$(19.45)	$(16.49)	$8.12	$26.38	$25.17	$6.56	$0.20
Weighted-average number of shares outstanding:
Basic	53.9	58.3	58.8	58.9	63.1	61.8	67.5	67.5
Diluted	53.9	58.3	58.8	59.4	63.5	62.4	68.9	68.9
US GAAP:(3)
Net income (loss)	$879.8	$(993.5)	$(913.4)	$485.3	$1,665.5	$1,549.1	$446.8	$13.5
Earning (loss) per share:
Basic	$16.42	$(17.03)	$(15.52)	$8.24	$26.38	$25.06	$6.62	$0.20
Diluted	$16.42	$(17.03)	$(15.52)	$8.17	$26.22	$24.84	$6.48	$0.20
Weighted-average number of shares outstanding:
Basic	53.6	58.3	58.8	58.9	63.1	61.8	67.5	67.5
Diluted	53.6	58.3	58.8	59.4	63.5	62.4	68.9	68.9

(1)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS TECHNOLOGIES INC., or ChipMOS Taiwan, ChipMOS Japan, Inc., or ChipMOS Japan, ChipMOS U.S.A., Inc., or ChipMOS USA, ChipMOS TECHNOLOGIES (H.K.) Limited (formerly ChipMOS Far East Limited), or ChipMOS Hong Kong, Modern Mind Technology Limited, or Modern Mind, and its wholly-owned subsidiary, ChipMOS TECHNOLOGIES (Shanghai) LTD., or ChipMOS Shanghai, and ThaiLin Semiconductor Corp., or ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of Advanced Micro Chip Technology Co., Ltd., or AMCT (which was liquidated in October 2004), ChipMOS Logic TECHNOLOGIES INC., or ChipMOS Logic and CHANTEK ELECTRONIC CO. LTD., or Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WORLD-WIDE TEST Technology Inc., or WWT, which was subsequently merged into ChipMOS Logic.
(2)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(3)	Reflects the US GAAP adjustments as described in Note 27 of the notes to the audited consolidated financial statements and in Note 15 of the notes to the unaudited consolidated financial statements.

	As of December 31,					As of September 30,(1) (unaudited)
	2000	2001	2002	2003	2004	2005	2005
	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Balance Sheet Data:
ROC GAAP:
Cash and cash equivalents	$1,190.5	$1,181.1	$2,487.5	$1,731.0	$4,849.1	$5,320.2	$160.4
Property, plant and equipment, net	12,428.8	10,799.6	10,043.6	11,086.8	17,426.6	18,414.4	555.0
Total assets	18,963.0	16,101.3	17,953.7	19,665.7	31,545.1	30,539.9	920.5
Total liabilities	6,515.8	5,165.4	8,353.3	7,989.5	14,292.0	12,385.3	373.2
Minority interests	3,738.4	3,336.7	2,887.1	4,428.0	7,092.5	7,365.8	222.0
Total shareholders’ equity	8,708.8	7,599.2	6,713.3	7,248.2	10,160.6	10,788.8	325.3
US GAAP(2):
Cash and cash equivalents	$1,190.5	$1,181.1	$2,487.5	$1,731.0	$4,849.1	$5,320.2	$160.4
Property, plant and equipment, net	12,288.6	10,762.5	10,062.8	11,082.4	17,411.7	18,363.5	553.5
Total assets	18,554.2	16,123.5	18,020.9	19,633.5	31,521.7	30,476.1	918.5
Total liabilities	6,486.6	5,127.6	8,353.6	7,993.7	14,296.2	12,336.5	371.7
Minority interests	3,590.1	3,354.9	2,907.1	4,418.5	7,092.9	7,375.1	222.3
Total shareholders’ equity	8,477.5	7,641.0	6,760.2	7,221.3	10,132.6	10,764.5	324.5

(1)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(2)	Reflects the US GAAP adjustments as described in Note 27 of the notes to the audited consolidated financial statements and in Note 15 of the notes to the unaudited consolidated financial statements.

	Year ended December 31					Nine Months ended September 30, (unaudited)
	2000	2001	2002	2003	2004	2004(1)	2005(2)	2005(2)
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Statement of Cash Flows Data:
ROC GAAP:
Capital expenditures	$7,022.0	$992.0	$2,091.3	$2,508.2	$8,282.6	$5,821.3	$4,304.0	$129.7
Depreciation and amortization	2,013.1	2,815.4	2,820.6	2,715.0	3,536.8	2,567.4	3,200.9	96.5
Net cash provided by (used in):
Operating activities	4,295.4	1,620.5	1,463.7	1,877.1	7,623.0	5,319.8	3,758.7	113.3
Investing activities	(7,548.4)	(1,409.7)	(3,135.9)	(760.8)	(10,037.9)	(8,124.7)	(1,973.9)	(59.5)
Financing activities	4,294.2	(219.8)	2,978.6	(1,841.5)	5,694.6	2,627.8	(1,388.6)	(41.9)
Effect of exchange rate changes on cash	(0.4)	(0.4)	—	(31.4)	(161.5)	0.6	74.9	2.3
Net increase (decrease) in cash	1,040.8	(9.4)	1,306.4	(756.6)	3,118.2	(176.5)	471.1	14.2

(1)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMos Logic.
(2)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.

RISK FACTORS

You should carefully consider the risks described below before you make your investment decisions. In particular, as we are a non-U.S. company, there are risks associated with investing in our common shares or other securities that are not typical with investments in shares of U.S. companies. Any of these risks could affect our business, financial condition and results of operations. Additionally, some risks may be unknown to us and other risks, currently believed to be immaterial, could turn out to be material. They should be considered in connection with any forward-looking statements made in this prospectus and the documents incorporated by reference.

Risks Relating to Our Industry

Because we depend on the highly cyclical semiconductor industry, which is characterized by significant and sometimes prolonged downturns from time to time, our net revenue and earnings may fluctuate significantly, which in turn could cause the market price of our common shares to decline.

Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for independent testing and assembly services, any downturn in the highly cyclical semiconductor industry may reduce demand for our services and adversely affect our results of operations. All of our customers operate in this industry and variations in order levels from our customers and in service fee rates may result in volatility in our net revenue and earnings. For instance, during periods of decreased demand for assembled semiconductors, some of our customers may even simplify or forego final testing of certain types of semiconductors, such as dynamic random access memory, or DRAM, further intensifying our difficulties. From time to time, the semiconductor industry has experienced significant, and sometimes prolonged, downturns, which have adversely affected our results of operations. For example, the semiconductor industry experienced a downturn beginning in the fourth quarter of 2000 until late 2002. As a result of the downturn, our net revenue and net income for 2001 decreased 36% and 219% from 2000 levels, respectively. Although the semiconductor industry has recovered from the downturn since late 2002, we cannot give any assurances that there will not be any downturn in the future or that any future downturn will not affect our results of operations.

Any deterioration in the market for end-user applications for semiconductor products would reduce demand for our services and may result in a decrease in our earnings.

Market conditions in the semiconductor industry track, to a large degree, those for their end-user applications. Any deterioration in the market conditions for the end-user applications of semiconductors we test and assemble could reduce demand for our services and, in turn, materially adversely affect our financial condition and results of operations. Our net revenue is largely attributable to fees derived from testing and assembling semiconductors for use in personal computers, consumer electronic products, display applications and communications equipment. A significant decrease in demand for products in these markets could put pricing pressure on our testing and assembly services and negatively affect our net revenue and earnings. The decrease in market demand for personal computers and communications equipment that began in the fourth quarter of 2000 adversely affected our results of operations in 2000, 2001 and 2002. While the market demand for personal computers and communications equipment has recovered since the beginning of 2003, a significant decrease in demand could again negatively affect our net revenue and earnings.

A decline in average selling prices for our services could result in a decrease in our earnings.

Historically, prices for our testing and assembly services in relation to any given semiconductor tend to decline over the course of its product and technology life cycle. The average selling prices for our testing and assembly services for synchronous dynamic random access memory, or SDRAM, and liquid crystal display, or LCD, and other flat-panel display driver semiconductors decreased during the nine months ended September 30, 2005, compared to the average selling prices for these services in 2004 and we cannot assure you that there will be no further reduction in average selling price for these services in the future. See also “— A decrease in market demand for LCD and other flat-panel display driver semiconductors may adversely affect our capacity utilization rates and thereby negatively affect our profitability.” If we cannot reduce the cost of our testing and assembly services, or introduce higher-margin testing and assembly services for new package types, to offset the decrease in average selling prices for our services, our earnings could decrease.

A reversal or slowdown in the outsourcing trend for semiconductor testing and assembly services could reduce our profitability.

In recent years, integrated device manufacturers, or IDMs, have increasingly outsourced stages of the semiconductor production process, including testing and assembly, to independent companies like us to shorten production cycles. In addition, the availability of advanced independent semiconductor manufacturing services has also enabled the growth of so-called “fabless” semiconductor companies that focus exclusively on design and marketing and outsource their manufacturing, testing and assembly requirements to independent companies. Our net revenue indirectly generated from these IDMs and fabless companies generally constitutes a substantial portion of our net revenue. We cannot assure you that these companies will continue to outsource their testing and assembly requirements to independent companies like us. A reversal of, or a slowdown in, this outsourcing trend could result in reduced demand for our services, which in turn could reduce our profitability.

Risks Relating to Our Business

If we are unable to compete effectively in the highly competitive semiconductor testing and assembly markets, we may lose customers and our income may decline.

The semiconductor testing and assembly markets are very competitive. We face competition from a number of IDMs with in-house testing and assembly capabilities and other independent semiconductor testing and assembly companies. Our competitors may have access to more advanced technologies and greater financial and other resources than we do. Many of our competitors have shown a willingness to reduce prices quickly and sharply in the past to maintain capacity utilization in their facilities during periods of reduced demand. In addition, an increasing number of our competitors conduct their operations in lower cost centers in Asia such as Mainland China, Thailand, Vietnam and the Philippines. Any renewed or continued erosion in the prices or demand for our testing and assembly services as a result of increased competition could adversely affect our profits.

We are highly dependent on the market for memory products. A downturn in the market for these products could significantly reduce our net revenue and net income.

A significant percentage of our net revenue is derived from testing and assembling memory semiconductors. Our net revenue derived from the testing and assembly of memory semiconductors accounted for 56%, 62%, 71% and 75% of our net revenue in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. In the past, our service fees for testing and assembling memory semiconductors were sharply reduced in tandem with the decrease in the average selling price of DRAM. For example, the weighted average selling price for DRAM decreased by approximately 20% for the nine months ended September 30, 2005. We cannot assure you that there will not be additional reductions in DRAM prices in the future. Any failure of the demand for DRAM to increase or any further decrease in the demand for memory products may decrease demand for our services and significantly reduce our net revenue and net income.

A decrease in market demand for LCD and other flat-panel display driver semiconductors may adversely affect our capacity utilization rates and thereby negatively affect our profitability.

We began offering testing and assembly services for LCD and other flat-panel display driver semiconductors in the second quarter of 2000. Our testing and assembly services for LCD and other flat-panel display driver semiconductors generated net revenue of NT$992 million, NT$1,683 million, NT$2,750 million and NT$2,024 million (US$61 million) in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. We spent NT$1,232 million, NT$1,255 million, NT$1,380 million and NT$1,190 million (US$36 million) in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively, on equipment for tape carrier package, or TCP, chip-on-film, or COF, and chip-on-glass, or COG, technologies, which are used in testing and assembly services for LCD and other flat-panel display driver semiconductors. Most of these equipments may not be used for technologies other than TCP, COF or COG. The market demand for LCD and other flat-panel display driver semiconductors testing and assembly services for the nine months ended September 30, 2005 decreased compared to the market demand for the same period in 2004. Any future decrease in demand for our LCD and other flat-panel display driver semiconductor testing and assembly services would significantly impair our capacity utilization rates and may result in our inability to generate sufficient revenue to cover the significant depreciation expenses for the equipment used in testing and assembling LCD and other flat-panel display driver semiconductors, thereby negatively affecting our profitability. See also “— Because of our high fixed costs, if we are unable to achieve relatively high capacity utilization rates, our earnings and profitability may be adversely affected.”

Our significant amount of indebtedness and interest expense will limit our cash flow and could adversely affect our operations.

We have a significant level of debt and interest expense. We had approximately NT$2,790 million (US$84 million) and NT$7,293 million (US$220 million) in short- and long-term indebtedness outstanding as of September 30, 2005 including NT$2,797 million (US$84 million) of convertible notes due 2009, which bear interest at an annual rate of 1.75%. As of November 3, 2005, the notes are convertible into our common shares at a conversion price of US$6.28, which was adjusted from the initial conversion price of US$7.85 pursuant to the terms of the convertible notes.

Our significant indebtedness poses risks to our business, including the risks that:

•	we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us;

•	our level of indebtedness may make us more vulnerable to economic or industry downturns; and

•	our debt service obligations increase our vulnerabilities to competitive pressures, because many of our competitors may be less leveraged than we are.

The indenture governing the convertible notes we issued in November 2004 does not limit our ability to incur additional indebtedness in the future. If new indebtedness is incurred, the risks that we face could intensify. Our ability to make required payments on the convertible notes and to satisfy any other debt obligations will depend on our future operating performance and our ability to obtain additional debt or equity financing on commercially reasonable terms. For additional information on our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Resources.”

Our results of operations may fluctuate significantly and may cause the market price of our common shares to be volatile.

Our results of operations have varied significantly from period to period and may continue to vary in the future. Among the more important factors affecting our quarterly and annual results of operations are the following:

•	our ability to accurately predict customer demand, as we must commit significant capital expenditures in anticipation of future orders;

•	our ability to quickly adjust to unanticipated declines or shortfalls in demand and market prices for our testing and assembly services, due to our high percentage of fixed costs;

•	changes in prices for our testing and assembly services;

•	volume of orders relative to our testing and assembly capacity;

•	capital expenditures and production uncertainties relating to the roll-out of new testing or assembly services;

•	our ability to obtain adequate testing and assembly equipment on a timely basis;

•	changes in costs and availability of raw materials, equipment and labor;

•	changes in our product mix; and

•	earthquakes, drought and other natural disasters, as well as industrial accidents.

Because of the factors listed above, our future results of operations or growth rates may be below the expectations of research analysts and investors. If so, the market price of our shares, and the market value of your investment, may fall.

We depend on key customers for a substantial portion of our net revenue and a loss of, or deterioration of the business from, any one of these customers could result in decreased net revenue and materially adversely affect our results of operations.

We depend on a small group of customers for a substantial portion of our business. In 2004 and the nine months ended September 30, 2005, our five largest customers accounted for 55% and 63% of our net revenue, respectively. Our two largest customers, ProMOS Technologies, or ProMOS, and Powerchip Semiconductor Corp, or Powerchip, accounted for 28% and 11%, respectively, of our net revenue in 2004, and 30% and 16%, respectively, of our net revenue in the nine months ended September 30, 2005. ProMOS is an affiliate of Mosel Vitelic Inc., or Mosel, which, as of September 30, 2005, indirectly owned approximately 38.6% of our outstanding common shares. In addition, in November 2005, we entered into an assembly and testing services agreement with Spansion LLC, or Spansion. We currently anticipate that Spansion may become one of our five largest customers and account for a significant portion of our net revenue in 2006.

We expect that we will continue to depend on a relatively limited number of customers for a significant portion of our net revenue. Any adverse development in our key customers’ operations, competitive position or customer base could materially reduce our net revenue and adversely affect our business and profitability. Since new customers usually require us to pass a lengthy and rigorous qualification process, if we lose any of our key customers, we may not be able to replace them in a timely manner. Also, semiconductor companies generally rely on service providers with whom they have established relationships to meet their testing and assembly needs for existing and future applications. If any of our key customers reduces, delays or cancels its orders, and if we are unable to attract new key customers or use our excess capacity to service our remaining customers, our net revenue could be reduced and our business and results of operations materially adversely affected.

Because of our high fixed costs, if we are unable to achieve relatively high capacity utilization rates, our earnings and profitability may be adversely affected.

Our operations are characterized by a high proportion of fixed costs. For memory and mixed-signal semiconductor testing services, our fixed costs represented 53%, 53%, 58% and 69% of our total cost of revenue in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. For memory and mixed-signal semiconductor assembly services, our fixed costs represented 44%, 28%, 22% and 25% of our total cost of revenue in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. For LCD and other flat-panel display driver semiconductor testing and assembly services, our fixed costs represented 52%, 50%, 48% and 51% of our total cost of revenue in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. Our profitability depends in part not only on absolute pricing levels for our services, but also on the utilization rates for our testing and assembly equipment, commonly referred to as “capacity utilization rates”.

Increases or decreases in our capacity utilization rates can significantly affect our gross margins as unit costs generally decrease as the fixed costs are allocated over a larger number of units. In the past, our capacity utilization rates have fluctuated significantly as a result of the fluctuations in the market demand for semiconductors. If we fail to increase or maintain our capacity utilization rates, our earnings and profitability may be adversely affected. In addition, we have recently entered into an assembly and testing services agreement with Spansion, which we currently anticipate, based on forecasts provided by Spansion, will require us to incur additional capital expenditures of approximately US$12 million in the fourth quarter of 2005 and US$110 million in 2006 to purchase equipment based on a rolling forecast currently provided by Spansion. If we are unable to achieve high capacity utilization rates for the equipment purchased pursuant to this agreement, our gross margins may be materially and adversely affected. For more information on the agreement with Spansion, see “Business — Material Contracts.”

The testing and assembly process is complex and our production yields and customer relationships may suffer as a result of defects or malfunctions in our testing and assembly equipment and the introduction of new packages.

Semiconductor testing and assembly are complex processes that require significant technological and process expertise. Semiconductor testing involves sophisticated testing equipment and computer software. We develop computer software to test our customers’ semiconductors. We also develop conversion software programs that enable us to test semiconductors on different types of testers. Similar to most software programs, these software programs are complex and may contain programming errors or “bugs.” In addition, the testing process is subject to human error by our employees who operate our testing equipment and related software. Any significant defect in our testing or conversion software, malfunction in our testing equipment or human error could reduce our production yields and damage our customer relationships.

The assembly process involves a number of steps, each of which must be completed with precision. Defective packages primarily result from:

•	contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	defective raw materials; or

•	defective plating services.

These and other factors have, from time to time, contributed to lower production yields. They may do so in the future, particularly as we expand our capacity or change our processing steps. In addition, to be competitive, we must continue to expand our offering of packages. Our production yields on new packages typically are significantly lower than our production yields on our more established packages. Our failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in a loss of customers, increased costs of production, delays, substantial amounts of returned goods and related claims by customers. Further, to the extent our customers have set target production yields, we may be required to compensate our customers in a pre-agreed manner. Any of these problems could materially adversely affect our business reputation and result in reduced net revenue and profitability.

Because of the highly cyclical nature of our industry, our capital requirements are difficult to plan. If we cannot obtain additional capital when we need it, we may not be able to maintain or increase our current growth rate and our profits will suffer.

Our capital requirements are difficult to plan as our industry is highly cyclical and rapidly changing. To remain competitive, we will need capital to fund the expansion of our facilities as well as to fund our equipment purchases and research and development activities. We believe that our current cash and cash equivalents, cash flow from operations and available credit facilities will be sufficient to meet our working capital and capital expenditure requirements under our existing arrangements through the end of June 2007, except for our commitments to invest in ChipMOS Shanghai, a wholly owned subsidiary of our controlled consolidated subsidiary, Modern Mind, and to purchase wafer sorting testers and probers as requested by Spansion under our agreement with Spansion. See “— If Modern Mind fails to invest an additional US$137.5 million into ChipMOS Shanghai by December 6, 2007, ChipMOS Shanghai’s business license may become automatically void and ChipMOS Shanghai may have to be liquidated, which could hurt our growth prospects and potential future profitability” and “— If we fail to obtain sufficient capital to purchase equipment meeting the forecasted capacity requirement under our agreement with Spansion, we will be in breach of the agreement.” In addition, future capacity expansions or market or other developments may require additional funding. Our ability to obtain external financing in the future depends on a number of factors, many of which are beyond our control. They include:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by semiconductor testing and assembly companies; and

•	economic, political and other conditions in Taiwan and elsewhere.

If we are unable to obtain funding in a timely manner or on acceptable terms, our growth prospects and potential future profitability will suffer.

If Modern Mind fails to invest an additional US$137.5 million into ChipMOS Shanghai by December 6, 2007, ChipMOS Shanghai’s business license may become automatically void and ChipMOS Shanghai may have to be liquidated, which could hurt our growth prospects and potential future profitability.

Under applicable regulations of the People’s Republic of China, or PRC, and the terms of the business license of ChipMOS Shanghai, a wholly-owned subsidiary of our controlled consolidated subsidiary, Modern Mind, the business license of ChipMOS Shanghai may automatically become void and ChipMOS Shanghai may have to be liquidated if Modern Mind fails to invest an additional US$137.5 million by December 6, 2007, unless an additional extension has been obtained from the relevant PRC regulatory authorities. We may not have sufficient financial resources to meet ChipMOS Shanghai’s investment commitments without obtaining additional financing. Even if we have the financial resources available, we may decide not to fund the investment if it would cause Mosel to violate applicable ROC laws and regulations. See “— Risks Relating to Countries in Which We Conduct Operations — The investment in Mainland China by our controlled consolidated subsidiary, Modern Mind, through ChipMOS Shanghai, and the related contractual arrangements may result in Mosel violating ROC laws governing investments in Mainland China by ROC companies or persons. Any sanctions on Mosel as a result of any violation of ROC laws may cause Mosel to decrease its ownership in us significantly or cause Mosel to take other actions that may not be in the best interest of our other shareholders.”

We understand that the relevant PRC regulatory authority is not legally obligated to, but in practice may, grant Modern Mind a grace period if it submits in advance an application for extending the deadlines for making the remaining investments in ChipMOS Shanghai. In March 2005, Modern Mind was granted an extension of the investment deadline from December 6, 2005 to December 6, 2007 by the relevant PRC regulatory authority. If we are unable to obtain the funding in a timely manner or on acceptable terms or if we are unwilling to provide funding to ChipMOS Shanghai through Modern Mind, ChipMOS Shanghai may lose its business license and may have to be liquidated and our growth prospects and potential future profitability may suffer.

Disputes over intellectual property rights could be costly, deprive us of technologies necessary for us to stay competitive, render us unable to provide some of our services and reduce our opportunities to generate revenue.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technologies and to secure, on commercially acceptable terms, critical technologies that we do not own. We cannot assure you that we will be able to independently develop, or secure from any third party, the technologies required for our testing and assembly services. Our failure to successfully obtain these technologies may seriously harm our competitive position and render us unable to provide some of our services.

Our ability to compete successfully also depends on our ability to operate without infringing upon the proprietary rights of others. The semiconductor testing and assembly industry is characterized by frequent litigation regarding patent and other intellectual property rights. We may incur legal liabilities if we infringe upon the intellectual property or other proprietary rights of others. The situation is exacerbated by our inability to ascertain what patent applications have been filed in the United States or elsewhere until they are granted. If any third party succeeds in its intellectual property infringement claims against us or our customers, we could be required to:

•	discontinue using the disputed process technologies, which would prevent us from offering some of our testing and assembly services;

•	pay substantial monetary damages;

•	develop non-infringing technologies, which may not be feasible; or

•	acquire licenses to the infringed technologies, which may not be available on commercially reasonable terms, if at all.

Any one of these developments could impose substantial financial and administrative burdens on us and hinder our business. Any litigation, whether as plaintiff or defendant, is costly and diverts our resources. If we fail to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could prevent us from testing and assembling particular products or using particular technologies, which could reduce our opportunities to generate revenue.

If we are unable to obtain raw materials and other necessary inputs from our suppliers in a timely and cost- effective manner, our production schedules would be delayed and we may lose customers and growth opportunities and become less profitable.

Our operations require us to obtain sufficient quantities of raw materials at acceptable prices in a timely and cost-effective manner. We source most of our raw materials, including critical materials like leadframes, organic substrates, epoxy, gold wire and molding compound for assembly, and tapes for TCP/COF, from a limited group of suppliers. We purchase all of our materials on a purchase order basis and have no long-term contracts with any of our suppliers. From time to time, suppliers have extended lead times, increased the price or limited the supply of required materials to us because of market shortages. Consequently, we may, from time to time, experience difficulty in obtaining sufficient quantities of raw materials on a timely basis. In addition, from time to time, we may reject materials that do not meet our specifications, resulting in declines in output or yield. Although we typically maintain at least two suppliers for each key raw material, we cannot assure you that we will be able to obtain sufficient quantities of raw materials and other supplies of an acceptable quality in the future. It usually takes from three to six months to switch from one supplier to another, depending on the complexity of the raw material. If we are unable to obtain raw materials and other necessary inputs in a timely and cost-effective manner, we may need to delay our production and delivery schedules, which may result in the loss of business and growth opportunities and could reduce our profitability.

If we are unable to obtain additional testing and assembly equipment or facilities in a timely manner and at a reasonable cost, we may be unable to fulfill our customers’ orders and may become less competitive and less profitable.

The semiconductor testing and assembly business is capital intensive and requires significant investment in expensive equipment manufactured by a limited number of suppliers. The market for semiconductor testing and assembly equipment is characterized, from time to time, by intense demand, limited supply and long delivery cycles. Our operations and expansion plans depend on our ability to obtain equipment from a limited number of suppliers in a timely and cost-effective manner. We have no binding supply agreements with any of our suppliers and we acquire our testing and assembly equipment on a purchase order basis, which exposes us to changing market conditions and other significant risks. Semiconductor testing and assembly also requires us to operate sizeable facilities. If we are unable to obtain equipment or facilities in a timely manner, we may be unable to fulfill our customers’ orders, which could negatively impact our financial condition and results of operations as well as our growth prospects. In addition, we have committed to purchase wafer sorting testers and probers as requested by Spansion under the assembly and testing services agreement with Spansion, and any shortage of wafer sorting testers and probers may affect our ability to perform our obligations under the agreement.

If we are unable to manage the expansion of our operations and resources effectively, our growth prospects may be limited and our future profitability may be reduced.

We expect to continue to expand our operations and increase the number of our employees. Rapid expansion puts a strain on our managerial, technical, financial, operational and other resources. As a result of our expansion, we will need to implement additional operational and financial controls and hire and train additional personnel. We cannot assure you that we will be able to do so effectively in the future, and our failure to do so could jeopardize our expansion plans and seriously harm our operations.

Bermuda law may be less protective of shareholder rights than laws of the United States or other jurisdictions.

Our corporate affairs are governed by our memorandum of association, our bye-laws and laws governing corporations incorporated in Bermuda. Shareholder suits such as class actions (as these terms are understood with respect to corporations incorporated in the United States) are generally not available in Bermuda. Therefore, our shareholders may be less able under Bermuda law than they would be under the laws of the United States or other jurisdictions to protect their interests in connection with actions by our management, members of our board of directors or our controlling shareholder.

It may be difficult to bring and enforce suits against us in the United States.

We are incorporated in Bermuda and a majority of our directors and most of our officers are not residents of the United States. A substantial portion of our assets is located outside the United States. As a result, it may be difficult for our shareholders to serve notice of a lawsuit on us or our directors and officers within the United States. Because most of our assets are located outside the United States, it may be difficult for our shareholders to enforce in the United States judgments of United States courts. Appleby Spurling Hunter, our Bermuda counsel, has advised us that there is some uncertainty as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws.

Investor confidence and the market prices of our shares may be adversely impacted if we or our independent public registered accounting firm is unable to conclude our internal control over our financial reporting is effective as of December 31, 2006 as required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to the SEC’s reporting obligations, and will be required by the SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, to include a report of management on our internal control over financial reporting in our Annual Report on Form 20-F, that contains an assessment by management of the effectiveness of our internal control over financial reporting. In addition, our independent public registered accounting firm must attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting. In October 2004, we engaged Diwan, Ernst & Young, or Ernst & Young, to advise on the internal control over financial reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002. These requirements will first apply to our Annual Report on Form 20-F for the fiscal year ending December 31, 2006. Our management may not conclude that our internal controls are effective. Moreover, even if our management concludes that our internal controls over our financial reporting is effective, our independent public registered accounting firm may disagree. If our independent public registered accounting firm is not satisfied with our internal controls over our financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if the independent public registered accounting firm interprets the requirements, rules or regulations differently from us, then it may decline to attest to our management’s assessment or may issue an adverse opinion. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our consolidated financial statements, which ultimately could negatively impact the market prices of our common shares.

Any environmental claims or failure to comply with any present or future environmental regulations, or any new environmental regulations, may require us to spend additional funds, may impose significant liability on us for present, past or future actions, and may dramatically increase the cost of providing our services to our customers.

We are subject to various laws and regulations relating to the use, storage, discharge and disposal of chemical by-products of, and water used in, our assembly and gold bumping processes. Although we have not suffered material environmental claims in the past, a failure or a claim that we have failed to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production or a cessation of our operations or negative publicity. New regulations could require us to acquire costly equipment or to incur other significant expenses. Any failure on our part to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to future liabilities that may materially reduce our earnings.

Fluctuations in exchange rates could result in foreign exchange losses.

Currently, most of our net revenue is denominated in NT dollars. Our cost of revenue and operating expenses, on the other hand, are incurred in several currencies, including NT dollars, Japanese yen, US dollars and Renminbi, or RMB. In addition, a substantial portion of our capital expenditures, primarily for the purchase of testing and assembly equipment, has been, and is expected to continue to be, denominated in Japanese yen with much of the remainder in US dollars. We also have debt denominated in NT dollars, Japanese yen, US dollars and RMB. Fluctuations in exchange rates, primarily among the US dollar, the NT dollar and the Japanese yen, will affect our costs and operating margins in NT dollar terms. In addition, these fluctuations could result in exchange losses and increased costs in NT dollar terms. Despite selective hedging and other techniques implemented by us, fluctuations in exchange rates have affected, and may continue to affect, our financial condition and results of operations.

We may not be successful in our acquisitions of and investments in other companies and businesses, and may therefore be unable to implement fully our business strategy.

As part of our growth strategy, from time to time, we make acquisitions and investments in companies or businesses. For example, on November 21, 2005, we merged Chantek into ChipMOS Taiwan, and on December 1, 2005, we merged ChipMOS Logic into ThaiLin. In 2004, we acquired certain testing and assembly equipment from First International Computer Testing and Assembly, or FICTA, as well as a 67.8% stake in First Semiconductor Technology Inc., which interest we transferred to First Semiconductor Technology Inc. in April 2005. For details, see “Business — Our Structure and History.” below. The success of our acquisitions and investments depends on a number of factors, including:

•	our ability to identify suitable opportunities for investment or acquisition;

•	our ability to reach an acquisition or investment agreement on terms that are satisfactory to us or at all;

•	the extent to which we are able to exercise control over the acquired company;

•	the economic, business or other strategic objectives and goals of the acquired company compared to those of our company; and

•	our ability to successfully integrate the acquired company or business with our company.

If we are unsuccessful in our acquisitions and investments, we may not be able to implement fully our business strategy to maintain or grow our business.

Potential conflicts of interest with Siliconware Precision could interfere with our ability to conduct the operations of ChipMOS Taiwan and could result in the loss of our customers to Siliconware Precision.

As of September 30, 2005, Siliconware Precision owned 28.7% of the outstanding equity securities of ChipMOS Taiwan. Siliconware Precision provides testing and assembly services for logic and mixed-signal semiconductors. Under the terms of the joint venture agreement between Mosel and Siliconware Precision regarding the operation of ChipMOS Taiwan, Siliconware Precision is entitled to nominate two of the seven board members of ChipMOS Taiwan. As of September 30, 2005, Siliconware Precision has only one representative on ChipMOS Taiwan’s board of directors, who is also a director of ChipMOS Bermuda. As a result, conflicts of interest between this director’s duty to Siliconware Precision and to us may arise. We cannot assure you that when such conflicts of interest arise, this director will act completely in our interests or that conflicts of interest will be resolved in our favor. These conflicts may result in the loss by us of existing or potential customers to Siliconware Precision.

We depend on key personnel, and our revenue could decrease and our costs could increase if we lose their services.

We depend on the continued service of our executive officers and skilled engineering, technical and other personnel. We will also be required to hire a substantially greater number of skilled employees in connection with our expansion plans. In particular, we depend on a number of skilled employees in connection with our LCD and other flat-panel display driver semiconductor testing and assembly services, and the competition for such employees in Taiwan and Mainland China is intense. We may not be able to either retain our present personnel or attract additional qualified personnel as and when needed. Moreover, we do not carry key person insurance for any of our executive officers nor do we have employment contracts with any of our executive officers or employees, and, as a result, none of our executive officers or employees is bound by any non-competition agreement. If we lose any of our key personnel, it could be very difficult to find and integrate replacement personnel, which could affect our ability to provide our services, resulting in reduced net revenue and earnings. In addition, we may need to increase employee compensation levels in order to retain our existing officers and employees and to attract additional personnel. As of December 1, 2005, ten percent of the workforce at our facilities in Taiwan are foreign workers employed by us under work permits that are subject to government regulations on renewal and other terms. Consequently, if the regulations in Taiwan relating to the employment of foreign workers were to become significantly more restrictive or if we are otherwise unable to attract or retain these workers at reasonable cost, we may be unable to maintain or increase our level of services and may suffer reduced net revenue and earnings.

The ongoing criminal investigation involving Mr. Shih-Jye Cheng, our Chairman and Chief Executive Officer, and Mr. Hung-Chiu Hu, our former director, could have a material adverse effect on our business and cause our stock price to decline.

Mr. Shih-Jye Cheng, our chairman and chief executive officer, was indicted by the Taipei District Prosecutor’s Office in December 2005. Based upon information released by the Taipei District Prosecutor’s Office, the indictment alleges that Mr. Shih-Jye Cheng, as instructed by Mr. Hung-Chiu Hu, purchased repurchase notes on January 6, January 13, and January 28, 2004, respectively, from Founder Associates Limited, a British Virgin Islands Company, with an aggregate principal amount of approximately US$25 million, by using corporate funds from ChipMOS Taiwan and ThaiLin. The indictment further alleges that these repurchase notes were used as a cover to misuse the corporate funds of Mosel and its affiliated entities, including ChipMOS Taiwan and ThaiLin, in violation of ROC law. In addition, the indictment alleged that Mr. Hung-Chiu Hu and others were engaged in the insider trading of the securities of Mosel in violation of ROC law, while none of the current officers at ChipMOS Taiwan or ThaiLin was indicated in this regard.

On January 15, 2006, our board established a special committee solely comprised of Messrs Yeong-Her Wang, Rong Hsu and Pierre Laflamme, three of the Company’s independent directors, to evaluate the circumstances surrounding the indictment by the Taipei District Prosecutor’s Office of Mr. Shih-Jye Cheng. The special committee has engaged Preston Gates & Ellis LLP as its independent international legal counsel and Baker & McKenzie as its independent ROC legal counsel, and Diwan, Ernst & Young as its accounting advisor to assist in its evaluation and provide recommendations as appropriate.

The legal counsels and accounting advisor to the special committee are currently undertaking an internal investigation and the Company is not in a position to estimate when the investigation will conclude, what recommendations the special committee will make and which of those recommendations will be adopted by our board of directors. If as a result of the outcome of the internal investigation by the special committee, or otherwise our board of directors decides that it is in the best interests of the Company that Mr. Shih-Jye Cheng no longer serves in all or some of his current capacities with us or our subsidiaries or if Mr. Shih-Jye Cheng resigns as a result of a final adverse judgment rendered against him by the court or otherwise, the Company would lose some or all of the services of Mr. Shih-Jye Cheng. Mr. Shih-Jye Cheng is very important to our current on-going business operations and our relationships with the customers and financing sources, and our loss of his services could materially and adversely affect the Company’s business, reputation and prospects and therefore cause our stock price to decline.

If we are required to make significant capital expenditures pursuant to our recent agreement with Spansion and we are unable to maintain, or be compensated in lieu of, a high capacity utilization rate for the equipment purchased, our business, financial condition and results of operations may be adversely affected.

We have recently entered into an assembly and testing services agreement with Spansion. Under the agreement, ChipMOS Taiwan and Spansion will enter into one or more statements of work, pursuant to which ChipMOS Taiwan will install equipment in its facilities and reserve capacity for assembly and testing services for Spansion. Under the first statement of work, ChipMOS Taiwan has committed to purchase and install wafer sorting testers and probers for Spansion and Spansion has undertaken to compensate us for failure to sufficiently utilize wafer sorting testers and probers installed and qualified in accordance with the agreement. We currently anticipate, based on forecasts provided by Spansion, to incur additional capital expenditures of approximately US$12 million in the fourth quarter of 2005 and US$110 million in 2006 to purchase wafer sorting testers and probers. If Spansion fails to purchase our services to ensure a high capacity utilization rate of the equipment or to provide the minimum agreed compensation, our results of operations may be adversely affected. Furthermore, our gross margins may be adversely affected during the implementation of any statement of work due to the incurrence of upfront capital expenditures for the equipment before generating any revenue for services provided to Spansion. See “Business — Material Contracts.”

If we fail to obtain sufficient capital to purchase equipment meeting the forecasted capacity requirement under our agreement with Spansion, we will be in breach of the agreement.

Our current cash and cash equivalents, cash flow from operations and available credit facilities, based on the current rolling capacity forecasts provided by Spansion, will not be sufficient for us to purchase wafer sorting testers and probers as required under our agreement with Spansion. We currently anticipate obtaining a syndicated loan from a group of financial institutions to fund these purchases, although we may seek other capital, if available, including through the sale of additional common shares or debt securities which may be convertible into common shares. Any failure to obtain sufficient funding to meet Spansion’s requirements under the agreement will cause us to be in breach of the agreement. If such breach constitutes a material breach, Spansion may terminate the agreement, including any applicable purchase order or statement of work, if such breach has not been cured within a certain period of time, and we may also be liable to Spansion for additional costs and expenses incurred by Spansion in procuring substitute services.

Risks Relating to Our Relationship with Mosel

Mosel exercises significant control over our company and could cause us to take actions that may not be, or refrain from taking actions that may be, in our best interest or the best interest of our other shareholders.

Mosel indirectly owned approximately 38.6% of our common shares as of September 30, 2005. As our largest shareholder, Mosel exercises significant control over all matters submitted to our shareholders for approval and other corporate actions, such as:

•	election of directors;

•	timing and manner of dividend distributions;

•	approval of contracts between us and Mosel or its affiliates, which could involve conflicts of interest; and

•	open market purchase programs or other purchases of our common shares.

Mosel’s substantial interests in our company could also:

•	delay, defer or prevent a change in who controls us;

•	discourage bids for our shares at a premium over the market price; and

•	adversely affect the market price of our common shares.

Moreover, because Mosel has the power to direct or influence our corporate actions, we may be required to engage in transactions that may not be agreeable to our other shareholders or that may not be in the best interest of our other shareholders.

In April 2003, ChipMOS Taiwan purchased from third-party bondholders NT$570 million worth of index bonds due in 2003 of Mosel, as described in more detail in “Related Party Transactions — Other Related Party Transactions — Mosel Vitelic Inc.” If we acquire debt or other securities of Mosel in the future, there can be no assurance that we will be able to resell such securities or otherwise recoup any or all of our money used to acquire them.

ChipMOS Taiwan entered into certain transactions that, if determined to have constituted impermissible financings or purchases of assets or equity of Mosel under ROC law, could result in the resignations of members of our management. As a result, our business operations could be disrupted and the market price of our shares could decline.

ROC law limits the ability of a company incorporated in Taiwan to purchase any equity interest in companies, directly or indirectly, holding more than 50% of its issued and outstanding voting securities or registered capital or to provide loans or other financing to any company. During 2002, ChipMOS Taiwan engaged in certain transactions as described in more detail in “Related Party Transactions — Certain Transactions in 2002.” In addition, ChipMOS Taiwan purchased NT$242 million worth of Mosel shares in 2002. ChipMOS Taiwan disposed of NT$84 million of Mosel shares during the nine months ended September 30, 2005. The market value of the remaining Mosel shares as of September 30, 2005 was approximately NT$18 million. See Notes 4 and 20 to our consolidated financial statements and Notes 4 and 11 to our unaudited consolidated financial statements included in this prospectus for details of the allowances for loss we have made in 2003, 2004 and the nine months ended September 30, 2005 against this and other short-term investments. Lee and Li, our ROC special counsel, has advised us that these transactions do not violate relevant ROC law provisions prohibiting a subsidiary from buying or taking collateral in shares of companies holding, directly or indirectly, more than 50% of its issued and outstanding voting securities or registered capital because Mosel’s indirect interest (calculated as the product of (a) Mosel’s percentage interest in ChipMOS Bermuda and (b) ChipMOS Bermuda’s percentage interest in ChipMOS Taiwan) in ChipMOS Taiwan was less than 50% and ChipMOS Bermuda is incorporated outside of Taiwan. However, we understand that there is no applicable judicial precedent and there is some doubt as to how a court would rule if presented with the situation.

If it were to be determined that any of the transactions described above constituted an impermissible financing or purchase of assets of Mosel by ChipMOS Taiwan or an impermissible purchase of Mosel’s equity by ChipMOS Taiwan, then ChipMOS Taiwan’s then chairman and any responsible officers would be jointly and severally liable to ChipMOS Taiwan for any losses suffered by ChipMOS Taiwan and may also be severally liable criminally for any breach of fiduciary duties that resulted in losses and damages suffered by ChipMOS Taiwan. Moreover, certain of these transactions may not have been in full compliance with ChipMOS Taiwan’s then applicable internal procedures due to the failure to have received an appropriate valuation opinion prior to entering into such purchases. The failure to comply fully with ChipMOS Taiwan’s then applicable internal procedures could constitute evidence of a failure by the then chairman of ChipMOS Taiwan and responsible officers to comply fully with their fiduciary duties, which could result in them being held criminally liable for any breach of fiduciary duties that resulted in losses and damages to ChipMOS Taiwan. If members of our current management were held to have breached their fiduciary duties or become criminally liable for the transactions described above, they may become obliged, whether under law or otherwise, to resign from their respective positions at ChipMOS Bermuda and our affiliates. Any loss of the services of these persons could disrupt our business, damage our reputation, and cause the market price of our shares to decline.

The ongoing criminal investigations and trial involving Mr. Hung-Chiu Hu, Mr. Robert Ma Kam Fook and Mr. Jwo-Yi Miao, our former directors, could have a material adverse effect on our business and cause our stock price to decline.

Mr. Hung-Chiu Hu and Mr. Jwo-Yi Miao are currently on criminal trial in the Taipei District Court, and Mr. Robert Ma Kam Fook is under criminal investigation by the Taipei Prosecutor’s Office, in connection with alleged embezzlement during the 1990s at Pacific Electric Wire & Cable Co., Ltd., or Pacific Electric, a company incorporated in Taiwan and, until April 28, 2004, listed on the Taiwan Stock Exchange. Mr. Hu and Mr. Miao have been indicted for offenses including breach of trust and violation of the Taiwan Commercial Accounting Law and the Taiwan Securities and Exchange Law. Mr. Robert Ma Kam Fook is under investigation in connection with alleged money laundering activities related to the alleged offenses of Mr. Hu. We understand that the investigations were initiated after certain directors of Pacific Electric filed a complaint in February 2004 with the Taipei Prosecutor’s Office against Mr. Hu alleging that he embezzled certain corporate funds and misappropriated certain assets while he was an executive vice president and a director of Pacific Electric. Pacific Electric and its directors have also filed similar lawsuits against certain former chairmen, directors and officers of Pacific Electric.

On December 21, 2004, our board established a special investigation committee solely comprised of Messrs. Pierre Laflamme and Yeong-Her Wang, two of the Company’s independent directors. Concurrent with the establishment of the special investigation committee, our board requested the resignations of Mr. Hu and Mr. Miao, who subsequently resigned from our board on June 2, 2005 and June 8, 2005, respectively. Our board also accepted the resignation of Mr. Robert Ma Kam Fook on December 21, 2004. The special investigation committee engaged Ernst & Young, as its forensic accounting advisor and Baker & McKenzie as its legal advisor to review transactions that were similar in nature to the transactions that allegedly implicated Messrs. Hu, Miao and Ma at Pacific Electric as well as significant related party transactions between ChipMOS Bermuda, including its subsidiaries and affiliates, and Messrs. Hu, Miao and Ma and any companies or entities affiliated with any of them. The special investigation committee also engaged Hong Kong counsel.

On June 23, 2005, the special investigation committee presented its final report to our Board of Directors. The special investigation committee concluded that the review conducted by Ernst & Young and Baker & McKenzie did not reveal previously unknown information regarding losses suffered by ChipMOS Bermuda, other than a potential liability relating to a credit facility entered into with Trident (Asia) Investments Limited (“Trident”) and HSH Nordbank AG, Hong Kong Branch (“Nordbank”). The special investigation committee noted that total losses from transactions reviewed by it in the amount of NT$454 million (US$14 million), relating to impairment losses and realized losses of certain investments, were reflected in our 2002, 2003 and 2004 financial statements, and a potential decline in the value of our investment in respect of Ultima Technology Corp. (BVI). During the nine months ended September 30, 2005, we recognized an impairment loss of NT$148 million (US$4 million) as a result of the decline in the value of our investment in Ultima Technology Corp. (BVI). See, Notes 4, 9 and 20 to our audited consolidated financial statements and Notes 4, 6 and 11 to our unaudited consolidated financial statements contained in this prospectus and “Related Party Transactions.” For information regarding the credit facility, see “— ChipMOS Bermuda and ChipMOS Hong Kong may be held liable for outstanding loan balances drawn down by Trident as joint borrowers under a credit facility entered into with Nordbank.” The special investigation committee did not make any factual findings as to the business purpose of the transactions reviewed or as to persons at the Company responsible for such transactions. On August 26, 2005, our board dissolved the special investigation committee.

Any adverse publicity from the investigation, trial or conviction of Messrs. Hu, Miao or Ma could have a material adverse effect on our business or cause our stock price to decline. For additional information on the special investigation committee, see “Management — Special Investigation Committee.”

ChipMOS Bermuda and ChipMOS Hong Kong may be held liable for outstanding loan balances drawn down by Trident as joint borrowers under a credit facility entered into with Nordbank.

In January 2003, ChipMOS Bermuda, ChipMOS Hong Kong (formerly referred to as ChipMOS Far East) and Trident entered into a HK$150 million credit facility with Nordbank. ChipMOS Hong Kong borrowed funds under the facility in 2003 and repaid them in 2004, and ChipMOS Bermuda has never borrowed under this facility. According to information provided by Trident, the outstanding loan balance under the credit facility was approximately US$2.5 million as of October 31, 2005. On November 18, 2004, ChipMOS Bermuda and ChipMOS Hong Kong sent letters to Nordbank seeking to terminate the credit facility. By letter dated March 21, 2005, Nordbank confirmed receipt of the letters. Nonetheless, as a joint-borrower under the credit facility, there may be a risk that the Company may be found liable for any unpaid balances of Trident due under the credit facility.

Potential conflicts of interest with our major shareholder and its affiliates may cause us to turn down orders from other customers.

As of September 30, 2005, Mosel indirectly held a 38.6% interest in us through its wholly-owned subsidiary Giant Haven Investments Ltd., and its indirectly held subsidiary, Mou-Fu Investment Ltd. Its affiliate, ProMOS, in which Mosel held a 17.5% interest as of September 30, 2005, designs and manufactures DRAM.

Mosel, with its significant ownership interest in us, has the ability to influence our major business decisions, including the allocation of testing and assembly service capacities and the development of our testing and assembly technologies. Mosel’s involvement in the semiconductor business may lead to conflicts of interest in providing testing and assembly services to our other customers. Such a situation could damage our relationship with our other customers and could encourage them to divert their business with us to our competitors. In addition, one of our directors also holds positions at Mosel. As a result, conflicts of interest between this director’s duty to Mosel and us may arise. For an example of such a conflict of interest, see “— Risks Relating to Countries in Which We Conduct Operations — The investment in Mainland China by our controlled consolidated subsidiary, Modern Mind, through ChipMOS Shanghai, and the related contractual arrangements may result in Mosel violating ROC laws governing investments in Mainland China by ROC companies or persons. Any sanctions on Mosel as a result of any violation of ROC laws may cause Mosel to decrease its ownership in us significantly or cause Mosel to take other actions that may not be in the best interest of our other shareholders.” We cannot give any assurances that when conflicts of interest arise, Mosel’s directors or officers on our board will act in our interests, or that conflicts of interest will be resolved in our favor. These conflicts may result in the loss of existing or potential customers.

Any decision by Mosel to pledge or sell its interests in us could result in a change of control in our company and could cause our stock price to decline.

In order to raise funds, Mosel may decide to pledge or sell our common shares to obtain additional capital. Any pledge or sale of our common shares by Mosel could result in a change of control in our company and could affect the market price of our common shares or any securities convertible for, or exchangable into, our common shares, including our outstanding convertible notes.

Potential defaults by Mosel under the terms of the joint venture agreement between Mosel and Siliconware Precision regarding the operation of ChipMOS Taiwan could harm our relationship with Mosel or require us to dilute our shareholding in ChipMOS Taiwan.

Under the terms of the joint venture agreement between Mosel and Siliconware Precision regarding the operation of ChipMOS Taiwan, Mosel has agreed to cooperate with Siliconware Precision to ensure that the shares of ChipMOS Taiwan are listed on the Taiwan Stock Exchange, the GreTai Securities Market or any other stock exchange. Mosel has also agreed to maintain at least a 28.8% equity interest in ChipMOS Taiwan for five years after such listing. We currently have no plans to list ChipMOS Taiwan, and Mosel currently has no direct equity interest in ChipMOS Taiwan. There can be no assurance that Siliconware Precision may not in the future seek to enforce against Mosel its obligations under the joint venture agreement. Remedies for breaches by Mosel of, or non-compliance by Mosel with, the terms of the joint venture agreement may include damages, the right of Siliconware Precision to purchase from Mosel additional shares of ChipMOS Taiwan or the right of Siliconware Precision to sell to Mosel its shares of ChipMOS Taiwan. Any litigation or any payments that Mosel will be required to make could strain Mosel’s resources or adversely affect its financial condition, which could in turn adversely affect our relationship with Mosel. Any transfer of ChipMOS Taiwan shares could affect Mosel’s ownership interests in and its exercise of significant control over ChipMOS Taiwan or us. As a result of any breach by Mosel of the joint venture agreement, Siliconware Precision’s right to purchase ChipMOS Taiwan shares from Mosel would be limited to the number of ChipMOS Taiwan shares then owned by Mosel, and Siliconware Precision would be entitled to require Mosel to purchase all of the ChipMOS Taiwan shares then owned by Siliconware Precision. There can be no assurance that resolution of any disputes between Siliconware Precision and Mosel in this regard will not have an adverse effect on our business or financial condition.

Risks Relating to Countries in Which We Conduct Operations

The investment in Mainland China by our controlled consolidated subsidiary, Modern Mind, through ChipMOS Shanghai, and the related contractual arrangements may result in Mosel violating ROC laws governing investments in Mainland China by ROC companies or persons. Any sanctions on Mosel as a result of any violation of ROC laws may cause Mosel to decrease its ownership in us significantly or cause Mosel to take other actions that may not be in the best interest of our other shareholders.

ROC laws and regulations prohibit any investment by ROC entities in Mainland China in the semiconductor testing and assembly industry. Investment is defined for this purpose to mean:

•	establishing a new company or enterprise in Mainland China;

•	increasing one’s equity interest in an existing company or enterprise in Mainland China;

•	acquiring shares of an existing company or enterprise in Mainland China (other than shares of publicly traded companies, acquisition of which is prohibited under current policy of the Investment Commission of the ROC Ministry of Economic Affairs); or

•	establishing or expanding a branch office in Mainland China.

We provide our services in Mainland China through ChipMOS Shanghai, a company incorporated under the laws of the PRC and a wholly-owned subsidiary of Modern Mind. Modern Mind is a company incorporated under the laws of the British Virgin Islands and is wholly owned by Jesper Limited, a company incorporated under the laws of the British Virgin Islands. While we do not own any equity interest in Modern Mind, we control Modern Mind through our ownership of a convertible note issued by Modern Mind, convertible into common shares with a controlling equity interest in Modern Mind at a conversion rate of one common share of Modern Mind for every US$1.00 if repayment is not made when due. Under accounting principles that are applicable to us, Modern Mind is our controlled consolidated subsidiary. In addition, we have obtained from Jesper Limited an irrevocable option to acquire the common shares of Modern Mind then owned by Jesper Limited. Payment under the demand notes is fully and unconditionally guaranteed by Jesper Limited and secured by a security interest in the entire equity interest in Modern Mind and ChipMOS Shanghai. We have also entered into other contractual arrangements with regard to ChipMOS Shanghai. Please see “Business — Our Structure and History — Modern Mind Technology Limited and ChipMOS TECHNOLOGIES (Shanghai) LTD.” for further details on these contractual arrangements.

As the regulations described above are applicable only to entities organized within the ROC with respect to specified investments in Mainland China made by these entities, in the opinion of Lee and Li, our ROC special counsel, ChipMOS Bermuda’s indirect control over ChipMOS Shanghai through the ownership of convertible notes or demand notes issued by Modern Mind and the above contemplated contractual arrangements are in compliance with all existing ROC laws and regulations. There are, however, substantial uncertainties regarding the interpretation and application of ROC laws and regulations, including the laws and regulations governing the enforcement and performance of our contractual arrangements. Accordingly, we cannot assure you that ROC regulatory authorities will not take a view contrary to the opinion of our ROC special counsel.

In addition, under current applicable ROC regulations, if a company incorporated in the ROC has directly or indirectly invested in a company incorporated outside of the ROC and has controlling power over the management and operations of that non-ROC company, an investment by the non-ROC company in the PRC will constitute an investment by the ROC shareholder that is subject to ROC laws and regulations. As a result, for the purposes of these regulations, any investment (within the meaning of the ROC laws regulating investments in Mainland China) by ChipMOS Bermuda in ChipMOS Shanghai may be deemed to be an investment in Mainland China by Mosel, if Mosel is determined to have controlling power over our management and operations. While the regulations do not define what constitutes “controlling power over management and operations,” we understand from our ROC special counsel, Lee and Li, that, due to Mosel’s equity interest in us and representatives on our Board of Directors, any conversion of the convertible notes or demand notes into shares of Modern Mind or other acquisition of shares of Modern Mind or ChipMOS Shanghai by ChipMOS Bermuda may be deemed an investment in Mainland China by Mosel and require approval by the Investment Commission of the ROC Ministry of Economic Affairs, or the Investment Commission, and be subject to the prohibitions described in the first paragraph of this risk factor. As a result, so long as Mosel is deemed to have controlling power over ChipMOS Bermuda’s management and operations, ChipMOS Bermuda may have to choose not to convert its convertible notes or demand notes into common shares of Modern Mind in order to avoid any violations by Mosel under these regulations. As a result, any significant ownership of our common shares by Mosel could materially and adversely restrict our ability and flexibility in structuring our investment in Mainland China and thereby affect our business prospects.

If Mosel were determined to be in violation of the applicable ROC laws and regulations governing investments in Mainland China, Mosel may be ordered by the Investment Commission to cease such investment activities in Mainland China within a specified period of time and may be subject to a fine of between NT$50 thousand and NT$25 million. Mosel could comply with the order of the Investment Commission either by causing us to terminate our investment activities in Mainland China or by taking actions that will cause Mosel to cease having controlling power over our management and operations. If Mosel does not comply with the order of the Investment Commission, the ROC government can impose on the chairman of Mosel up to two years’ imprisonment, a fine of up to NT$25 million, or both. We cannot provide any assurance that any actions taken by Mosel to address any orders by the Investment Commission will be in the best interest of our other shareholders. See “— Risks Relating to Our Relationship with Mosel — Potential conflicts of interest with our major shareholder and its affiliates may cause us to turn down orders from other customers.” Any termination or disposal of ChipMOS Shanghai’s operations in Mainland China could have a material adverse effect on our financial condition, results of operations or prospects, as well as the market price of our common shares.

ROC laws and regulations prohibit certain technology cooperation between ROC persons or entities with PRC persons or entities, and our current technology transfer arrangements between ChipMOS Bermuda and ChipMOS Shanghai may be found to be in violation of such prohibition, which may result in the termination of such technology transfer arrangements and therefore have a material adverse effect on the operations of ChipMOS Shanghai and our financial condition and results of operations.

ROC laws and regulations prohibit any transfer of semiconductor testing and assembly technologies to any person or entity located in Mainland China. The ROC Ministry of Economic Affairs has the ultimate administrative authority in interpreting such laws and regulations. Under a technology transfer agreement, dated August 1, 2002, ChipMOS Bermuda licensed to ChipMOS Shanghai testing and assembly-related technologies that ChipMOS Bermuda controlled at that time, which included technologies that ChipMOS Bermuda had licensed from ChipMOS Taiwan. ChipMOS Bermuda also provided technical support and consulting services under this agreement to ChipMOS Shanghai. On April 7, 2004, ChipMOS Bermuda entered into an assignment agreement with ChipMOS Taiwan, pursuant to which ChipMOS Taiwan transferred all of the technologies it owned to ChipMOS Bermuda, including those previously licensed to ChipMOS Bermuda. ChipMOS Bermuda will continue to license such technologies to ChipMOS Shanghai pursuant to the above mentioned technology transfer agreement dated August 1, 2002.

In the opinion of Lee and Li, our ROC special counsel, our technology transfer arrangements after April 7, 2004 as described above are in compliance with all applicable ROC laws and regulations. However, substantial uncertainties regarding the interpretation and application of those laws and regulations exist. Accordingly, we cannot assure you that ROC regulatory authorities will not take a view contrary to the opinion of our ROC special counsel. If ChipMOS Taiwan were determined to be in violation of applicable ROC laws and regulations governing technology cooperation with PRC persons and entities, ChipMOS Taiwan may be ordered by the Investment Commission to terminate such activity within a specified period of time and may be subject to a fine of between NT$50 thousand and NT$25 million. In addition, if ChipMOS Taiwan does not comply with the order of the Investment Commission, the ROC government can impose on the chairman of ChipMOS Taiwan up to two years’ imprisonment, a fine of up to NT$25 million, or both. Any termination of our current technology transfer to ChipMOS Shanghai could materially adversely affect our Mainland China operations and our financial condition, results of operations or prospects, as well as the market price of our common shares.

Our current ownership structure and contractual arrangements with Jesper Limited, Modern Mind and ChipMOS Shanghai may not be effective in providing operational control of our Mainland China operations.

We provide our services in Mainland China through ChipMOS Shanghai, a wholly-owned subsidiary of Modern Mind. While we do not own any equity interest in Modern Mind, we have a controlling interest in Modern Mind through our ownership of a convertible note issued by Modern Mind. In 2004, we restructured our control of ChipMOS Shanghai and the way we provide our services in Mainland China through contractual arrangements with Jesper Limited, Modern Mind, and ChipMOS Shanghai. See “— The investment in Mainland China by our controlled consolidated subsidiary, Modern Mind, through ChipMOS Shanghai, and the related contractual arrangements may result in Mosel violating ROC laws governing investments in Mainland China by ROC companies or persons. Any sanctions on Mosel as a result of any violation of ROC laws may cause Mosel to decrease its ownership in us significantly or cause Mosel to take other actions that may not be in the best interest of our other shareholders” for further details on these contractual arrangements. These contractual arrangements, however, may not be as effective in providing control over our Mainland China operations as would direct ownership in ChipMOS Shanghai.

Our ability to direct the operations we conduct through our subsidiaries and affiliated companies that we do not fully own may be limited by legal duties owed to other shareholders of such companies.

We conduct almost all of our operations through companies that we do not fully own. For example, almost all of our current consolidated operations are conducted through ChipMOS Taiwan, our 70.3% subsidiary, as of

September 30, 2005, and ChipMOS Shanghai, in which we exercise control without holding any direct or indirect equity interest. We also conduct other activities through our affiliated entities. In accordance with the various laws of the relevant jurisdictions in which our subsidiaries and affiliates are organized, each of our subsidiaries and affiliates and their respective directors owe various duties to their respective shareholders. As a result, the actions we wish our subsidiaries or affiliates to take could be in conflict with their or their directors’ legal duties owed to their other shareholders. When those conflicts arise, our ability to cause our subsidiaries or affiliates to take the action we desire may be limited.

Any future outbreak of avian influenza, severe acute respiratory syndrome or other new or unusual diseases may materially affect our operations and business.

An outbreak of a contagious disease such as avian influenza or severe acute respiratory syndrome, for which there is inadequate treatment or no known cure or vaccine, may potentially result in a quarantine of infected employees and related persons, and adversely affect our operations at one or more of our facilities or the operations of our customers or suppliers. We cannot predict at this time the impact any future outbreak could have on our business and results of operations.

Strained relations between the Republic of China and the People’s Republic of China could negatively affect our business and the market price of our shares.

Our principal executive offices and most of our testing and assembly facilities are located in Taiwan. The ROC has a unique international political status. The PRC government regards Taiwan as a renegade province and does not recognize the legitimacy of the ROC. Although significant economic and cultural relations have been established during recent years between the ROC and the PRC, relations have often been strained. In March 2005, the PRC government enacted an “Anti-Secession Law” codifying its policy of retaining the right to use military force to gain control over Taiwan, particularly under what it considers as highly provocative circumstances, such as a declaration of independence by Taiwan or the refusal by the ROC to accept the PRC’s stated “one China” policy. Past developments in relations between the ROC and the PRC have on occasion depressed the market prices of the securities of Taiwanese or Taiwan related companies, including our own. Relations between the ROC and the PRC and other factors affecting military, political or economic conditions in Taiwan could have a material adverse effect on our financial condition and results of operations, as well as the market price and the liquidity of our common shares.

We are vulnerable to disasters and other events disruptive to our business and operations.

We currently provide most of our testing services through our facilities in the Hsinchu Industrial Park and the Hsinchu Science Park in Taiwan and all of our assembly services through our facility in the Southern Taiwan Science Park in Taiwan. Significant damage or other impediments to these facilities as a result of natural disasters, industrial strikes or industrial accidents could significantly increase our operating costs.

Taiwan is particularly susceptible to earthquakes and typhoons. For example, in late 1999, Taiwan suffered severe earthquakes that caused significant property damage and loss of life, particularly in the central part of Taiwan. These earthquakes damaged production facilities and adversely affected the operations of many companies involved in the semiconductor and other industries. We experienced NT$1 million in damages to our machinery and equipment, NT$6 million in damages to our facilities, NT$1 million in damages to our inventory and five days of delay in our production schedule as a result of these earthquakes.

In addition, the production facilities of many of our suppliers and customers and providers of complementary semiconductor manufacturing services, including foundries, are located in Taiwan. If our customers are affected, it could result in a decline in the demand for our testing and assembly services. If our suppliers and providers of complementary semiconductor manufacturing services are affected, our production schedule could be interrupted or delayed. As a result, a major earthquake, natural disaster or other disruptive event in Taiwan could severely disrupt the normal operation of business and have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Holding Company Structure

Our ability to receive dividends and other payments from our subsidiaries may be restricted by commercial, statutory and legal restrictions, and thereby materially adversely affect our ability to grow, fund investments, make acquisitions, pay dividends, and otherwise fund and conduct our business.

We are a holding company, and our most significant asset is our ownership interest in ChipMOS Taiwan. Although we control ChipMOS Shanghai through Modern Mind, we do not hold any equity interest in these entities due to ROC regulatory restrictions on investments in Mainland China. As long as we do not hold any equity interest in these entities, we are not entitled to any dividends distributed by these entities and our contractual arrangements may not effectively prevent these entities from declaring any dividends to their shareholders. Dividends we receive from our subsidiaries, if any, will be subject to taxation.

The ability of our subsidiaries to pay dividends, repay intercompany loans from us or make other distributions to us is restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by our subsidiaries, as well as statutory and other legal restrictions. In addition, although there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries located in Taiwan to distribute dividends to us, we cannot assure you that the relevant regulations will not be changed and that the ability of our subsidiaries to distribute dividends to us will not be restricted in the future. A Taiwan company is generally not permitted to distribute dividends or to make any other distributions to shareholders for any year in which it did not have either earnings or retained earnings (excluding reserves). In addition, before distributing a dividend to shareholders following the end of a fiscal year, the company must recover any past losses, pay all outstanding taxes and set aside 10% of its annual net income (less prior years’ losses and outstanding taxes) as a legal reserve until the accumulated legal reserve equals its paid-in capital, and may set aside a special reserve.

In addition, PRC law requires that our PRC-incorporated subsidiary only distributes dividends out of its net income, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, it is also required to set aside at least 10% of its after-tax net income each year into its reserve fund until the accumulated legal reserve amounts to 50% of its registered capital. PRC-incorporated companies are further required to maintain a bonus and welfare fund at percentages determined at their sole discretion. The reserve fund and the bonus and welfare fund are not distributable as dividends. Any limitation on dividend payments by our subsidiaries could materially adversely affect our ability to grow, fund investments, make acquisitions, pay dividends, and otherwise fund and conduct our business.

Our ability to make further investments in ChipMOS Taiwan may be dependent on regulatory approvals. If ChipMOS Taiwan is unable to receive the equity financing it requires, its ability to grow and fund its operations may be materially adversely affected.

As ChipMOS Taiwan is not a listed company, it generally depends on us to meet its equity financing requirements. Any capital contribution by us to ChipMOS Taiwan may require the approval of the relevant ROC authorities. For example, any capital contribution by us to ChipMOS Taiwan will require the approval of the authorities of the Science Park Administration. We may not be able to obtain any such approval in the future in a timely manner, or at all. If ChipMOS Taiwan is unable to receive the equity financing it requires, its ability to grow and fund its operations may be materially adversely affected.

Risks Relating to Our Common Shares

Volatility in the price of our common shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices of technology companies have been and continue to be extremely volatile. Volatility in the price of our common shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

Certain provisions in our bye-laws make the acquisition of us by another company more difficult and therefore may delay, defer or prevent a change of control.

Our bye-laws provide that our board of directors is divided into three classes of directors, each class to be re-elected only once every three years. As a result, shareholders would not generally be able to replace a majority of the directors until after two annual general meetings. In addition, any extraordinary corporate transaction such as a merger, amalgamation or consolidation, or a sale or transfer of all or substantially all of our assets, cannot be done without the approval of shareholders representing 70% of all votes present at a general meeting called to consider such extraordinary transaction. These provisions may increase the difficulty faced by a party which seeks to acquire control of our board or to approve an extraordinary transaction.

Future sales or issuance of common shares by us or our current shareholders could depress our share price and you may suffer dilution.

Sales of substantial amounts of shares in the public market, or the perception that future sales may occur, could depress the prevailing market price of our shares. As of September 30, 2005, we had approximately 68 million shares outstanding, approximately 36 million shares of which are currently freely tradeable within the United States without restriction or further registration under the Securities Act of 1933. In July 2004, we issued 7,000,000 common shares pursuant to a registration statement filed on May 21, 2004. In November 2004, we issued US$85 million of convertible notes in a private offering outside of the United States, in December 2004, we repurchased and cancelled US$699 thousand of those convertible notes and in November 2005, we adjusted the conversion price of our convertible notes from US$7.85 to US$6.28 pursuant to the terms of the convertible notes. We plan to issue, from time to time, additional shares in connection with employee compensation and to finance possible future capital expenditures, investments or acquisitions. The issuance of additional shares may have a dilutive effect on other shareholders and may cause the price of our common shares to decrease. See “Business — Employees — Share Option Plan” for a discussion of the Share Option Plan that we have adopted for the benefit of all of our directors, officers, employees and consultants.

In addition, the indictment relating to Mr. Hu alleges that embezzled funds were used in investments by PacMOS Technologies Holdings Limited, which, as of September 30, 2005, owned 5.7% of our outstanding common shares. As a result, PacMOS may be ordered by relevant authorities to dispose of its investments made with any embezzled funds, which may result in a sale of our shares by PacMOS. A sale of a significant number of our shares by PacMOS or our other current shareholders could depress our share price.

Conversion of the notes will dilute the ownership interest of existing shareholders and future issuances of our securities could dilute your ownership.

In November 2004, we issued US$85 million (NT$2,820 million) of convertible notes due 2009, which bear interest at an annual rate of 1.75%. As of November 3, 2005, the notes are convertible into our common shares at a conversion price of US$6.28, which was adjusted from the initial conversion price of US$7.85 pursuant to the terms of the convertible notes. The conversion of some or all of the convertible notes will dilute the ownership interest of existing shareholders. Any sales in the public market of the common shares issuable upon such conversion could adversely affect prevailing market prices of our common shares. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common shares. As of December 1, 2005, no conversion of the convertible notes had taken place.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities for general corporate purposes, including, without limitation, capital expenditures, working capital and/or acquisitions. If we intend to use the net proceeds from a particular offering of securities for a specific purpose, we will describe such intended use in the applicable prospectus supplement.

We will not receive any of the proceeds from the sale of securities sold by the selling shareholder.

CAPITALIZATION

The following table sets out our consolidated cash and cash equivalents and capitalization as of September 30, 2005. Our capitalization is presented:

•	on an actual basis;

•	on an as adjusted basis to reflect:

•	the draw down of new long-term bank loans in an amount of approximately NT$500 million;

•	the reclassification of long-term debt to current liabilities in an amount of approximately NT$600 million;

•	the repayment of approximately NT$35 million of long-term debt;

•	the purchase of short-term investments in an amount of approximately NT$1,655 million;

•	the purchase of property, plant and equipment in an amount of approximately NT$995 million;

•	the merger of Chantek into ChipMOS Taiwan;

•	the merger of ChipMOS Logic into ThaiLin; and

•	the issuance of 18,094 common shares in October 2005 pursuant to the exercise of employee share options (assuming no issuance of any common shares resulting from the exercise of employee share options subsequent to October 31, 2005).

This table should be read in conjunction with our audited consolidated financial statements as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004, our unaudited consolidated financial statements as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. All of our long-term liabilities consist of either secured or unguaranteed and unsecured long-term debt. Other than as adjusted for in the following table, there has been no material change in our long-term debt and shareholders’ equity since September 30, 2005 through December 1, 2005.

	As of September 30, 2005 (unaudited)
	Actual		As adjusted for subsequent events
	NT$	US$	NT$	US$
	(in millions)
Cash and cash equivalents	$5,320.2	$160.3	$3,135.2	$94.5

Long-term debt (excluding current portion of long-term debt)
Secured long-term debt	4,258.7	128.4	3,787.6	114.2
Unguaranteed and unsecured long-term debt	3,033.8	91.4	3,345.0	100.8

Total long-term debt	7,292.5	219.8	7,132.6	215.0
Shareholders’ equity
(US$0.01 par value per common share, 67,691,417 shares issued as of as of September 30, 2005)	22.2	0.7	22.2	0.7
Capital surplus	9,057.0	273.0	9,058.6	273.0
Option warrants	108.0	3.2	108.6	3.2
Deferred compensation	(24.6)	(0.7)	(22.5)	(0.7)
Retained earnings (accumulated deficits)	1,724.9	52.0	1,724.9	52.0
Treasury stock	(108.7)	(3.3)	(108.7)	(3.3)
Cumulative translation adjustments	11.3	0.3	11.3	0.3
Unrealized loss on long-term investments	(1.3)	—	(1.3)	—

Total shareholders’ equity	10,788.8	325.2	10,793.1	325.2

Total capitalization	$18,081.3	$545.0	$17,925.7	$540.2

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with ROC GAAP and amounts derived from our financial statements prepared in accordance with US GAAP.

For purposes of calculating these ratios:

•	fixed charges include interest expensed and capitalized and amortization of debt expense whether the amortization was expensed or capitalized; and

•	earnings are defined as our income (loss) before income tax, minority interests, interest in bonuses paid by subsidiaries and equity in income of investee companies, plus fixed charges as reduced by the amounts of capitalized interest.

	Year ended December 31,							Nine-months ended September 30, 2005 (unaudited)
	2000	2001		2002		2003	2004
ROC GAAP	5.4	*	(1)	*	(2)	3.2	8.5	6.1
US GAAP	5.2	*	(3)	*	(4)	3.2	8.5	4.9

(1)	Earnings were not adequate in 2001 to cover fixed charges under ROC GAAP. The coverage deficiency was NT$1,553.0 million.
(2)	Earnings were not adequate in 2002 to cover fixed charges under ROC GAAP. The coverage deficiency was NT$1,257.7 million.
(3)	Earnings were not adequate in 2001 to cover fixed charges under US GAAP. The coverage deficiency was NT$1,385.0 million.
(4)	Earnings were not adequate in 2002 to cover fixed charges under US GAAP. The coverage deficiency was NT$1,181.2 million.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our selected consolidated financial data. The selected consolidated balance sheet data as of December 31, 2003 and 2004 and our consolidated statement of operations and cash flows data for 2002, 2003 and 2004 are derived from our audited consolidated financial statements included in this prospectus, and should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes beginning on page F-1 of this prospectus. These audited consolidated financial statements have been audited by Moore Stephens. The selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002 and the consolidated statement of operations and cash flows data for the years ended December 31, 2000 and 2001 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of September 30, 2005 and our consolidated statement of operations and cash flows data for the nine months ended September 30, 2004 and 2005 are derived from our unaudited consolidated financial statements included in this prospectus, and should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the related notes and our unaudited consolidated financial statements and the related notes beginning on page F-1 of this prospectus. Our consolidated financial statements have been prepared and presented in accordance with ROC GAAP, which differs in some material respects from US GAAP. Please see Note 27 to our audited consolidated financial statements and Note 15 to our unaudited consolidated financial statements for a description of the principal differences between ROC GAAP and US GAAP for the periods covered by the audited consolidated financial statements and the unaudited consolidated financial statements, respectively. The financial data set forth below have been presented as if (1) we had been in existence since July 28, 1997, and (2) we acquired our interest in ChipMOS Taiwan on July 28, 1997.

	Year ended December 31					Nine Months ended September 30, (unaudited)
	2000	2001	2002	2003	2004	2004(1)	2005(2)	2005(2)
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in millions, except for share data)
Consolidated Statement of Operation Data:
ROC GAAP:
Net revenue:
Related parties(3)	$5,311.1	$3,719.0	$3,665.4	$5,072.9	$4,844.4	$3,582.9	$3,487.0	$105.1
Others	2,913.1	1,526.1	2,860.5	3,953.6	10,191.4	7,774.2	7,444.1	224.3

Total net revenue	8,224.2	5,245.1	6,525.9	9,026.5	15,035.8	11,357.1	10,931.1	329.4
Cost of revenue	5,511.0	6,029.3	6,711.7	7,459.5	10,857.5	8,024.5	8,328.2	251.0

Gross profit (loss)	2,713.2	(784.2)	(185.8)	1,567.0	4,178.3	3,332.6	2,602.9	78.4

Operating expenses:
Research and development	357.4	408.9	326.8	295.0	296.4	214.7	193.4	5.8
Sales and marketing	138.0	34.7	37.3	65.4	308.5	87.4	81.9	2.5
General and administrative	238.5	248.0	310.2	439.9	673.3	472.5	557.0	16.7

Total operating expenses	733.9	691.6	674.3	800.3	1,278.2	774.6	832.3	25.0

Income (loss) from operations	1,979.3	(1,475.8)	(860.1)	766.7	2,900.1	2,558.0	1,770.6	53.4
Other income (expenses), net	(106.9)	(77.2)	(397.6)	(77.1)	(395.8)	(110.8)	(462.9)	(14.0)

Income (loss) before income tax and minority interests and interest in bonuses paid by subsidiaries(4)	1,872.4	(1,553.0)	(1,257.7)	689.6	2,504.3	2,447.2	1,307.7	39.4
Income tax benefit (expense)	(333.4)	(32.4)	(97.9)	29.0	141.8	8.5	(118.2)	(3.6)

Income (loss) before minority interests and interest in bonuses paid by subsidiaries(4)	1,539.0	(1,585.4)	(1,355.6)	718.6	2,646.1	2,455.7	1,189.5	35.8
Minority interests	(465.7)	450.5	385.3	(256.9)	(997.9)	(913.9)	(610.0)	(18.4)
Interest in bonuses paid by subsidiaries(4)	(115.9)	—	—	—	—	—	(127.1)	(3.8)
Pre-acquisition earnings(5)	—	—	—	20.7	27.7	27.7	—	—

Net income (loss)	$957.4	$(1,134.9)	$(970.3)	$482.4	$1,675.9	$1,569.5	$452.4	$13.6

Earning (loss) per share:
Basic	$17.76	$(19.45)	$(16.49)	$8.19	$26.54	$25.39	$6.70	$0.20
Diluted	$17.76	$(19.45)	$(16.49)	$8.12	$26.38	$25.17	$6.56	$0.20
Weighted-average number of shares outstanding:
Basic	53.9	58.3	58.8	58.9	63.1	61.8	67.5	67.5
Diluted	53.9	58.3	58.8	59.4	63.5	62.4	68.9	68.9
US GAAP:(6)
Net income (loss)	$879.8	$(993.5)	$(913.4)	$485.3	$1,665.5	$1,549.1	$446.8	$13.5
Earning (loss) per share:
Basic	$16.42	$(17.03)	$(15.52)	$8.24	$26.38	$25.06	$6.62	$0.20
Diluted	$16.42	$(17.03)	$(15.52)	$8.17	$26.22	$24.84	$6.48	$0.20
Weighted-average number of shares outstanding:
Basic	53.6	58.3	58.8	58.9	63.1	61.8	67.5	67.5
Diluted	53.6	58.3	58.8	59.4	63.5	62.4	68.9	68.9

(1)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMOS Logic.
(2)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(3)	Related parties include Mosel Vitelic Inc., or Mosel, Siliconware Precision Industries Co., Ltd., or Siliconware Precision, PlusMOS Technologies Inc., or PlusMOS, Ultima Electronics Corp., or Ultima, ProMOS Technologies Inc., or ProMOS, ThaiLin, CHANTEK ELECTRONIC CO., LTD., or Chantek, Best Home Corp. Ltd., or Best Home, DenMOS TECHNOLOGY Inc., or DenMOS, Sun-Fund Securities Ltd., or Sun-Fund, AMCT, Jesper Limited and Prudent Holdings Group Ltd. See Note 20 of the notes to the audited consolidated financial statements. Effective April 1, 2004, PlusMOS was merged into Chantek with Chantek as the surviving entity. See “Business — Our Structure and History — CHANTEK ELECTRONIC CO., LTD.” For the first quarter of 2004, related parties also include Chantek. Effective April 30, 2004, WORLD-WIDE TEST Technology Inc., or WWT, was subsequently merged into ChipMOS Logic with ChipMOS Logic as the surviving entity. See “Business — Our Structure and History — ChipMOS Logic TECHNOLOGIES INC.”.
(4)	Refers to bonuses to directors, supervisors and employees paid by a subsidiary.
(5)	For 2003, represents our share of pre-acquisition profits of ThaiLin prior to December 1, 2003, the date when we began to consolidate the accounts of ThaiLin. For 2004, represents our share of pre-acquisition profits of Chantek prior to April 1, 2004, the date when we began to consolidate the accounts of Chantek, the surviving entity after the merger of Chantek and PlusMOS.
(6)	Reflects the US GAAP adjustments as described in Note 27 of the notes to the audited consolidated financial statements and in Note 15 of the notes to the unaudited consolidated financial statements.

	As of December 31,					As of September 30,(1) (unaudited)
	2000	2001	2002	2003	2004	2005	2005
	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Balance Sheet Data:
ROC GAAP:
Current assets:
Cash and cash equivalents	$1,190.5	$1,181.1	$2,487.5	$1,731.0	$4,849.1	$5,320.2	$160.4
Restricted cash and cash equivalents	34.0	234.0	76.9	282.4	87.0	176.7	5.3
Short-term investments	2,048.2	969.9	874.9	664.3	2,832.6	452.4	13.6
Notes and accounts receivable	1,988.2	1,481.5	1,697.4	2,644.8	3,399.4	3,895.9	117.4
Other receivables—related parties	19.1	11.6	11.5	266.2	6.6	6.8	0.2
Other receivables—third parties	18.1	10.6	92.3	866.6	164.6	107.4	3.2
Inventories	325.2	172.3	166.5	335.5	661.0	524.6	15.8
Prepaid expenses and other current assets	87.6	17.9	223.2	422.2	116.9	111.1	3.3
Total current assets	5,753.9	4,119.6	5,668.7	7,479.7	12,707.7	10,850.3	327.0
Long-term investments	280.3	271.4	1,441.9	640.5	642.4	467.2	14.1
Property, plant and equipment, net	12,428.8	10,799.6	10,043.6	11,086.8	17,426.6	18,414.4	555.0
Intangible assets—net	321.4	155.3	51.9	225.2	319.1	327.7	9.9
Other assets	178.6	755.4	747.6	233.5	449.3	480.3	14.5
Total assets	18,963.0	16,101.3	17,953.7	19,665.7	31,545.1	30,539.9	920.5
Current liabilities:
Short-term bank loans	233.6	1,066.8	2,032.6	1,566.8	800.6	836.2	25.2
Current portion of long-term loans	1,076.3	1,180.0	352.2	692.8	1,821.8	1,953.4	58.9
Current portion of long-term bonds payable	—	—	—	—	1,200.0	—	—
Convertible bonds	—	—	—	267.6	—	—	—
Notes and accounts payable	228.2	120.1	145.4	372.7	656.9	529.4	16.0
Accrued expenses and other current liabilities	417.7	152.8	465.1	438.0	608.6	488.3	14.7
Total current liabilities	3,209.9	3,021.0	4,083.4	3,951.1	5,915.4	4,666.6	140.6
Long-term liabilities	3,125.5	1,969.4	4,011.4	3,438.9	7,608.1	7,292.5	219.8
Other liabilities	180.4	175.0	258.5	599.5	768.5	426.2	12.8
Total liabilities	6,515.8	5,165.4	8,353.3	7,989.5	14,292.0	12,385.3	373.2
Minority interests	3,738.4	3,336.7	2,887.1	4,428.0	7,092.5	7,365.8	222.0
Total shareholders’ equity	8,708.8	7,599.2	6,713.3	7,248.2	10,160.6	10,788.8	325.3
US GAAP(2):
Current assets:
Cash and cash equivalents	$1,190.5	$1,181.1	$2,487.5	$1,731.0	$4,849.1	$5,320.2	$160.4
Restricted cash and cash equivalents	34.0	234.0	76.9	282.4	87.0	176.7	5.3
Short-term investments	2,048.2	995.6	869.4	660.7	2,839.6	452.1	13.6
Notes and accounts receivable	1,988.2	1,481.5	1,697.4	2,644.8	3,399.4	3,895.9	117.4
Other receivables—related parties	19.1	11.6	11.5	266.2	6.6	6.8	0.2
Other receivables—third parties	18.1	10.6	92.3	866.6	164.6	107.4	3.2
Inventories	324.3	171.4	166.2	335.5	661.0	524.8	15.8
Prepaid expenses and other current assets	87.6	17.9	223.2	422.2	116.9	111.1	3.3
Total current assets	5,752.9	4,144.5	5,663.0	7,476.1	12,714.7	10,850.2	327.0
Long-term investments	280.3	425.0	1,521.1	625.1	636.8	465.5	14.0
Property, plant and equipment, net	12,288.6	10,762.5	10,062.8	11,082.4	17,411.7	18,363.5	553.5
Intangible assets—net	57.2	41.1	33.5	225.2	319.1	327.7	9.9
Other assets	175.2	750.4	740.5	224.7	439.4	469.2	14.1
Total assets	18,554.2	16,123.5	18,020.9	19,633.5	31,521.7	30,476.1	918.5
Current liabilities:
Short-term bank loans	233.6	1,066.8	2,032.6	1,566.8	800.6	836.2	25.2
Current portion of long-term loans	1,076.3	1,180.0	352.2	692.8	1,821.8	1,953.4	58.9
Current portion of long-term bonds payable	—	—	—	—	1,200.0	—	—
Convertible bonds	—	—	—	267.6	—	—	—
Notes and accounts payable	228.2	120.1	145.4	372.7	656.9	529.4	16.0
Accrued expenses and other current liabilities	470.0	152.8	465.1	438.0	608.6	488.3	14.7
Total current liabilities	3,262.2	3,021.0	4,083.4	3,951.1	5,915.4	4,666.6	140.6
Long-term liabilities	3,125.5	1,969.4	4,011.4	3,438.9	7,608.1	7,292.5	219.8
Other liabilities	98.9	137.2	258.8	603.7	772.7	377.4	11.3
Total liabilities	6,486.6	5,127.6	8,353.6	7,993.7	14,296.2	12,336.5	371.7
Minority interests	3,590.1	3,354.9	2,907.1	4,418.5	7,092.9	7,375.1	222.3
Total shareholders’ equity	8,477.5	7,641.0	6,760.2	7,221.3	10,132.6	10,764.5	324.5

(1)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(2)	Reflects the US GAAP adjustments as described in Note 27 of the notes to the audited consolidated financial statements and in Note 15 of the notes to the unaudited consolidated financial statements.

	Year ended December 31					Nine Months ended September 30, (unaudited)
	2000	2001	2002	2003	2004	2004(1)	2005(2)	2005(2)
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Statement of Cash Flows Data:
ROC GAAP:
Capital expenditures	$7,022.0	$992.0	$2,091.3	$2,508.2	$8,282.6	$5,821.3	$4,304.0	$129.7
Depreciation and amortization	2,013.1	2,815.4	2,820.6	2,715.0	3,536.8	2,567.4	3,200.9	96.5
Net cash provided by (used in):
Operating activities	4,295.4	1,620.5	1,463.7	1,877.1	7,623.0	5,319.8	3,758.7	113.3
Investing activities	(7,548.4)	(1,409.7)	(3,135.9)	(760.8)	(10,037.9)	(8,124.7)	(1,973.9)	(59.5)
Financing activities	4,294.2	(219.8)	2,978.6	(1,841.5)	5,694.6	2,627.8	(1,388.6)	(41.9)
Effect of exchange rate changes on cash	(0.4)	(0.4)	—	(31.4)	(161.5)	0.6	74.9	2.3
Net increase (decrease) in cash	1,040.8	(9.4)	1,306.4	(756.6)	3,118.2	(176.5)	471.1	14.2

(1)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMOS Logic.
(2)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We provide a broad range of semiconductor testing and assembly services primarily for memory, mixed-signal, and LCD and other flat-panel display driver semiconductors. We also provide semiconductor turnkey services by purchasing fabricated wafers and selling tested and assembled semiconductors. In 2004, our consolidated net revenue was NT$15,036 million and our net income was NT$1,676 million. In the nine months ended September 30, 2005, our consolidated net revenue was NT$10,931 million (US$329 million) and our net income was NT$452 million (US$14 million).

We are a holding company, incorporated in Bermuda on August 1, 2000. We provide most of our services through our majority-owned subsidiary, ChipMOS TECHNOLOGIES INC., or ChipMOS Taiwan, and its subsidiaries and investees. ChipMOS Taiwan was founded in 1997 as a joint venture between Mosel and Siliconware Precision and with the participation of other investors. As of September 30, 2005, we held 70.3% of the outstanding common shares of ChipMOS Taiwan, and Siliconware Precision held 28.7%. In Taiwan, we conduct testing operations in our facilities at the Hsinchu Science Park and the Hsinchu Industrial Park and testing and assembly operations in our facility at the Southern Taiwan Science Park. We also conduct operations in Mainland China through ChipMOS TECHNOLOGIES (Shanghai) LTD., or ChipMOS Shanghai, a wholly-owned subsidiary of Modern Mind Technology Limited, or Modern Mind, which is one of our controlled consolidated subsidiaries. ChipMOS Shanghai operates a testing and assembly facility at the Qingpu Industrial Zone in Shanghai. Through our subsidiaries, we also have equity interests in other companies that are engaged in the semiconductor industry. See “Business — Overview of the Company” for more details.

The following key trends are important to understanding our business:

Capital Intensive Nature of Our Business. Our operations, in particular our testing operations, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses as a result of our previous acquisitions of testing and assembly equipment and facilities. Our profitability depends in part not only on absolute pricing levels for our services, but also on capacity utilization rates for our testing and assembly equipment. In particular, increases or decreases in our capacity utilization rates could significantly affect our gross margins since the unit cost of testing and assembly services generally decreases as fixed costs are allocated over a larger number of units.

The current generation of advanced testers typically cost between US$2 million and US$4 million each, while wire bonders used in assembly typically cost approximately US$66 thousand each and inner-lead bonders for tape carrier package, or TCP, and chip-on-film, or COF, assembly cost approximately US$400 thousand each and chip-on-glass, or COG, chip sorters cost approximately US$150 thousand each. We begin depreciating our equipment when it is placed into commercial operation. There may be a time lag between the time when our equipment is placed into commercial operation and when it achieves high levels of utilization. In periods of depressed semiconductor industry conditions, we may experience lower than expected demand from our customers and a sharp decline in the average selling prices of our testing and assembly services, resulting in an increase in depreciation expenses relative to net revenue. In particular, the capacity utilization rates for our testing equipment may be severely affected during a semiconductor industry downturn as a result of the decrease in outsourcing demand from integrated device manufacturers, or IDMs, which typically maintain larger in-house testing capacity than in-house assembly capacity.

Highly Cyclical Nature of the Semiconductor Industry. Highly cyclical, the worldwide semiconductor industry has experienced peaks and troughs over the last decade, with a severe downturn beginning in the fourth quarter of 2000 that was followed by a recovery in early 2003. The significant decrease in market demand for semiconductors that began in 2000 adversely affected our results of operations for 2001 and 2002. During periods of decreased demand for assembled semiconductors, some of our customers may forego or simplify final testing of certain types of semiconductors, such as DRAM, further intensifying our difficulties.

Declining Average Selling Prices of Our Testing and Assembly Services. The semiconductor industry is characterized by a general decrease in prices for products and services over the course of their product and technology life cycles. The rate of decline is particularly steep during periods of intense competition and adverse market conditions. The average selling prices of our testing and assembly services experienced sharp declines during such periods as a result of intense price competition from other independent testing and assembly companies that attempt to maintain high capacity utilization levels in the face of reduced demand.

To offset the effects of decreasing average selling prices, we will continue to seek to:

•	improve production efficiency and maintain high capacity utilization rates;

•	concentrate on testing of high-demand, high-growth semiconductors;

•	develop new assembly technologies; and

•	implement new technologies and platforms to shift into higher margin services.

Market Conditions for the End-User Applications for Semiconductors. Market conditions in the semiconductor industry, to a large degree, track those for their end-user applications. Any deterioration in the market conditions for the end-user applications of semiconductors that we test and assemble may reduce demand for our services and, in turn, materially adversely affect our financial condition and results of operations. Our net revenue is largely attributable to fees from testing and assembling semiconductors for use in personal computers, consumer electronic products, display applications and communications equipment. The markets for these products are intensely competitive, and a significant decrease in demand could put pricing pressure on our testing and assembly services and negatively affect our earnings.

Change in Product Mix. Declines in average selling prices have been partially offset over the last three years by a change in our revenue mix. In particular, revenue from testing and assembly of LCD and other flat-panel display driver semiconductors and 12-inch wafer processing have increased as a percentage of our total net revenue. We intend to continue focusing on testing and assembling more semiconductors that provide higher margins and developing and offering new technologies in testing and assembly services, in order to mitigate the effects of declining average selling prices on our profitability.

Recent Acquisitions

On April 1, 2004, PlusMOS Technologies Inc., or PlusMOS, merged into CHANTEK ELECTRONIC CO., LTD., or Chantek, in a stock-for-stock merger, with Chantek as the surviving entity. Chantek provides semiconductor assembly services for low-density volatile and non-volatile memory semiconductors, consumer semiconductors and microcontroller semiconductors, and subsequent to the merger, also manufactures, designs and sells DRAM modules. Upon the consummation of the merger, ChipMOS Taiwan held a 34.2% interest in Chantek, and Chantek became one of our consolidated subsidiaries as of April 1, 2004. The consolidation of Chantek significantly affected our financial results for the year ended December 31, 2004 and our financial position as of December 31, 2004.

On April 30, 2004, WORLD-WIDE TEST Technology Inc., or WWT, a Taiwan-based logic testing company, merged into ChipMOS Logic TECHNOLOGIES INC., or ChipMOS Logic, one of our majority-owned subsidiaries, with ChipMOS Logic as the surviving entity. We consolidated our mixed-signal semiconductor testing services into the combined entity and provide mixed-signal semiconductor testing services to both our existing customers and WWT’s customers through ChipMOS Logic. The merger affected our results of operations, cash flow from operations and financial position for future periods starting from April 30, 2004.

On August 24, 2004, we, through ThaiLin and ChipMOS Taiwan, entered into an agreement for the acquisition of certain testing and assembly assets of FICTA, including 52 testers, 133 wire bonders, and machinery, equipment, raw materials, spare parts, and patents. The value of the transaction was approximately

NT$1,050 million (US$33 million) and the transaction closed on November 1, 2004. As part of this transaction, ChipMOS Taiwan acquired a 67.8% ownership interest in First Semiconductor Technology, Inc., which was incorporated in the United States of America in June 1998 and engages in IC logic testing services. This acquisition did not have a material effect on our financial results for the year ended December 31, 2004 or our financial position as of December 31, 2004. On April 29, 2005, ChipMOS Taiwan transferred its interest in First Semiconductor Technology, Inc. to First Semiconductor Technology, Inc. in a transaction valued at NT$63 million (US$2 million).

On June 16, 2005, ChipMOS Taiwan and Chantek entered into a merger agreement, whereby Chantek agreed to be merged into ChipMOS Taiwan, with ChipMOS Taiwan as the surviving entity. Under the merger agreement, as amended on September 2, 2005, shareholders of Chantek (other than ChipMOS Taiwan) were entitled to elect to receive cash or ChipMOS Taiwan shares in exchanges for their Chantek shares at the ratio of 3.6 to 1. As a result, ChipMOS Taiwan paid NT$81 million in cash and issued 6 million shares to Chantek shareholders pursuant to the merger agreement. The transaction closed on November 21, 2005, and ChipMOS Bermuda’s interest in ChipMOS Taiwan was 70.3% as of December 1, 2005.

On August 15, 2005, ThaiLin entered into a merger agreement with ChipMOS Logic, whereby ChipMOS Logic agreed to be merged into ThaiLin, with ThaiLin as surviving entity. Under the merger agreement, shareholders of ChipMOS Logic received one common share of ThaiLin in exchange for 2.8 common shares of ChipMOS Logic. After the merger, which was closed on December 1, 2005, ChipMOS Taiwan held a 34.1% interest in ThaiLin.

Net Revenue

We conduct our business according to our four main business segments: (1) testing services for memory and mixed-signal semiconductors, (2) assembly services for memory and mixed-signal semiconductors, (3) LCD and other flat-panel display driver semiconductor testing and assembly services, and (4) semiconductor turnkey services, whereby we purchase fabricated wafers and sell tested and assembled semiconductors and, from 2003, also conduct certain trading activity. The following table sets forth, for the periods indicated, our consolidated net revenue for each segment.

	Year ended December 31,			Nine Months ended September 30, (unaudited)
	2002(1)	2003(2)	2004(3)	2004(4)	2005(5)	2005(5)
	NT$	NT$	NT$	NT$	NT$	US$
Testing
Memory	$2,254.2	$2,890.3	$5,491.9	$4,142.9	$4,250.7	$128.1
Mixed-signal	76.9	265.5	529.7	416.7	331.1	10.0
Total testing	2,331.1	3,155.8	6,021.6	4,559.6	4,581.8	138.1
Assembly
Memory	1,404.5	2,701.4	5,130.1	3,706.3	3,905.7	117.7
Mixed-signal	10.7	27.5	660.7	423.9	419.4	12.6
Total assembly	1,415.2	2,728.9	5,790.8	4,130.2	4,325.1	130.3
LCD and other flat-panel display driver semiconductor testing and assembly	991.8	1,683.5	2,749.8	2,205.9	2,024.2	61.0
Semiconductor turnkey(6)	1,787.8	1,458.3	473.6	461.4	–	–
Total	$6,525.9	$9,026.5	$15,035.8	$11,357.1	$10,931.1	$329.4

(1)	In 2002, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind and its wholly-owned subsidiary, ChipMOS Shanghai.
(2)	In 2003, we also consolidated the financial results of ThaiLin.

(3)	From January 12 and 28, 2004, and April 1, 2004, onwards, we consolidated the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also included the financial results of WWT, which was subsequently merged into ChipMOS Logic. Starting from November 1, 2004, our financial statements also included the results of First Semiconductor Technology, Inc. in which ChipMOS Taiwan acquired a 67.8% equity interest on November 1, 2004 and transferred back this interest to First Semiconductor Technology, Inc. on April 29, 2005.
(4)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMOS Logic.
(5)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(6)	In 2003, includes trading revenue generated by ChipMOS Hong Kong.

Our net revenue consists primarily of service fees for testing and assembling semiconductors, and to a lesser extent, fees from equipment rentals to semiconductor manufacturers for engineering testing, less allowances for product returns. We offer testing and assembly services for memory semiconductors, mixed-signal semiconductors and testing and assembly services for LCD and other flat-panel display driver semiconductors. We also offer semiconductor turnkey services to utilize our excess capacity available from time to time.

Some of our customers have entered into agreements with us, under which we reserve an agreed capacity for such customers and under which such customers commit to place orders in the amount of the reserved capacity through 2005 and 2009, some of which may be reduced by these customers under the agreements. We also entered into an assembly and testing services agreement with Spansion, pursuant to which we agreed to install equipment and reserve capacity for wafer sorting service for Spansion and Spansion undertakes to compensate us for failure to sufficiently utilize equipment installed and qualified in accordance with the agreement. For more information on the agreement with Spansion, see “Business — Material Contracts.” As of September 30, 2005, 35% of our total current capacity was reserved under the above mentioned capacity guarantee contracts. However, most of our other customers generally do not place purchase orders far in advance and our contracts with customers generally do not require minimum purchases of our products or services. Our customers’ purchase orders have varied significantly from period to period because demand for their products is often volatile.

Our financial condition and results of operations have also been, and are likely to continue to be, affected by price pressures on our service fees, which tend to decline in tandem with the declining average selling prices of the products we test and assemble over the course of their product and technology life cycles. In order to maintain our margins, it is necessary to offset the fee erosion by continually improving our production efficiency and maintaining high capacity utilization rates. We also plan to continue to develop and implement new technologies and expand our services into higher-margin segments. These efforts require significant upfront investment in advance of incremental revenue, which could impact our margins.

Pricing

We price our testing fees primarily based on the cost of testing the products to our customers’ specifications, including the costs of the required material and components, the depreciation expenses relating to the equipment involved and our overhead expenses, and with reference to prevailing market prices. Accordingly, the testing fee for a particular product would principally depend on the time taken to perform the tests, the complexity of the product and the testing process, and the cost of the equipment used to perform the test. For example, testing fees for memory semiconductors are significantly higher than those for other products because of the longer time required and the need for burn-in testing.

We price our assembly services on a per unit basis, taking into account the complexity of the package, our costs, including the costs of the required material and components, the depreciation expenses relating to the equipment involved and our overhead expenses, prevailing market conditions, the order size, the strength and history of our relationship with the customer and our capacity utilization.

We price our testing and assembly services for LCD and other flat-panel display driver semiconductors on the basis of our costs, including the costs of the required material and components, the depreciation expenses relating to the equipment involved and our overhead expenses, and the price for comparable services.

Because we purchase fabricated wafers for our turnkey services, we price our semiconductor turnkey services based on the market price of the wafers as well as the factors we use to price our testing and assembly services, as described above.

We offer volume discounts to all customers who purchase large quantities of our services and special discounts to customers who use our turnkey services or all of our vertically integrated services.

Revenue Recognition

We generally recognize our revenue upon shipment of tested and assembled semiconductors to locations designated by our customers, including our internal warehouse for customers using our warehousing services. Revenue from product sales is recognized when risks of ownership are transferred to customers, generally upon shipment of the products. We submit invoices at the time of shipment or delivery and currently require customers to pay within 60 days after the last day of the month during which the invoice was sent, except that we currently require ProMOS Technologies Inc., or ProMOS, to pay within 75 days and Ultima Electronics Corp., or Ultima, and Mosel Vitelic Inc., or Mosel, to pay within 90 days. Prior to July 2001, we extended most customers 60 day payment terms. We have not experienced any significant collection problems for our services, except for NT$277 million (US$8 million) of receivables from Ultima Electronic Corp. We provided an allowance of NT$194 million (US$6 million) for these doubtful receivables in 2004, and received, on September 24 and December 18, 2004, from Ultima Electronic Corp. 4,250,000 and 4,190,000 shares of Ultima Technology Corp. (BVI) common stock, with a total value of approximately NT$93 million (US$3 million) as of December 31, 2004 as collateral for the outstanding receivables.

Related Party Revenues

In 2002, 2003, 2004 and the nine months ended September 30, 2005, 56%, 56%, 32% and 32%, respectively, of our net revenue were derived from related parties. While we believe that our transactions with related parties were entered into on an arm’s length basis, we have from time to time extended them favorable payment terms, as discussed in the preceding paragraph. See “Related Party Transactions” for more information concerning our related party transactions.

Geography and Currency

We generate most of our net revenue from customers headquartered in Taiwan, which represented 88%, 84%, 81% and 79% of our net revenue in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. We also generate net revenue from customers in Japan, the United States, Hong Kong and other countries. Our service fees and revenue are generally denominated in the currency of the jurisdiction in which our facilities are located, for example NT dollars for our Taiwan operations and RMB for our Mainland China operations. As we generate most of our net revenue from Taiwanese customers using our Taiwanese operations, and since most of our labor and overhead costs are denominated in NT dollars, we consider the NT dollar to be our functional currency.

See Note 25 to our audited consolidated financial statements and “— Market Risks — Foreign Currency Risks” for certain information on our exchange rate risks.

Cost of Revenue and Gross Profit (Loss)

Our cost of revenue consists primarily of the following: depreciation and amortization expenses, raw material costs, and labor and overhead expenses, which primarily include expensable equipments, sub-contract fees and rental expenses. Our operations, in particular our testing operations, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses as a result of our previous and future acquisitions of testing and assembly equipment and facilities, including our investment in our Mainland China operations. Our profitability depends in part not only on absolute pricing levels for our services, but also on our capacity utilization rates. As of December 1, 2005, we had 469 testers, 306 wire bonders, 111 inner-lead bonders, three steppers and five sputters. We use inner-lead bonders for the assembly of LCD and other flat-panel display driver semiconductors using TCP or COF technology, and wire bonders for thin small outline package, or TSOP, ball-grid array, or BGA, and some other package assembly technologies. Our average capacity utilization rate for assembly of memory and mixed-signal semiconductors was 60% in 2002, 89% in 2003, 88% in 2004, and 77% in the nine months ended September 30, 2005. In addition, our average capacity utilization rate for LCD and other flat-panel display driver semiconductor testing and assembly was 62% in 2002, 82% in 2003, 76% in 2004, and 80% in the nine months ended September 30, 2005.

Most of our labor and overhead costs are denominated in NT dollars. However, we also incur costs of revenues and operating expenses associated with testing and assembly services in several other currencies, including Japanese yen, US dollars and RMB. In addition, a substantial portion of our capital expenditures, primarily for the purchase of testing and assembly equipment, has been, and is expected to continue to be, denominated in Japanese yen with much of the remainder denominated in US dollars.

The following table sets forth, for the periods indicated, our gross profit (loss) and our gross profit (loss) margin as a percentage of net revenue.

	Year ended December 31,			Nine Months ended September 30, (unaudited)
	2002(1)	2003(2)	2004(3)	2004(4)	2005(5)	2005(5)
	NT$	NT$	NT$	NT$	NT$	US$
Gross profit (loss):
Testing
Memory	$(48.8)	$607.7	$2,329.0	$1,823.8	$1,474.5	$44.4
Mixed-signal	(304.8)	(161.3)	(100.9)	(56.9)	(120.7)	(3.6)
Total testing	(353.6)	446.4	2,228.1	1,766.9	1,353.8	40.8
Assembly
Memory	18.9	538.7	1,095.4	704.6	911.1	27.4
Mixed-signal	2.0	5.7	(122.3)	(21.1)	(119.0)	(3.6)
Total assembly	20.9	544.4	973.1	683.5	792.1	23.8
LCD and other flat-panel display driver semiconductor testing and assembly	126.0	528.2	970.2	875.6	457.0	13.8
Semiconductor turnkey(6)	20.9	48.0	6.9	6.6	—	—
Total	$(185.8)	$1,567.0	$4,178.3	$3,332.6	$2,602.9	$78.4
Gross profit (loss) margin:
Testing
Memory	(2.2)%	21.0%	42.4%	44.0%	34.7%	34.7%
Mixed-signal	(396.7)	(60.8)	(19.1)	(13.7)	(36.5)	(36.5)
Total testing	(15.2)	14.1	37.0	38.8	29.6	29.6
Assembly
Memory	1.4	19.9	21.4	19.0	23.3	23.3
Mixed-signal	18.5	20.8	(18.5)	(5.0)	(28.4)	(28.4)
Total assembly	1.5	19.9	16.8	16.6	18.3	18.3
LCD and other flat-panel display driver semiconductor testing and assembly	12.7	31.4	35.3	39.7	22.6	22.6
Semiconductor turnkey(6)	1.2	3.3	1.5	1.4	—	—
Overall	(2.8)%	17.4%	27.8%	29.3%	23.8%	23.8%

(1)	In 2002, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind and its wholly-owned subsidiary, ChipMOS Shanghai.
(2)	In 2003, we also consolidated the financial results of ThaiLin.
(3)	From January 12 and 28, 2004, and April 1, 2004, onwards, we consolidated the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also included the financial results of WWT, which was subsequently merged into ChipMOS Logic. Starting from November 1, 2004, our financial statements also included the results of First Semiconductor Technology, Inc. in which ChipMOS Taiwan acquired a 67.8% equity interest on November 1, 2004 and transferred back this interest to First Semiconductor Technology, Inc. on April 29, 2005.
(4)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMOS Logic.

(5)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(6)	In 2003, includes trading revenue generated by ChipMOS Hong Kong.

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel expenses, amortization expenses relating to technology, expenditures to qualify our services for specific customers and other consulting fees and certification fees paid to third parties. Research and development expenses are recognized as they are incurred. We currently expect to continue to hire a significant number of additional employees in our research and development department. We currently expect that research and development expenses will increase in absolute terms in the future as we expand into new technologies and service offerings.

Sales and Marketing

Sales and marketing expenses consist primarily of shipping and handling expenses incurred in delivering products to our customers’ designated locations, advertising, corporate communications and other marketing expenses, personnel expenses for sales and marketing staff, service marketing expenses and service support expenses. We currently expect marketing expenses to increase in absolute terms in the future, related to the planned growth of our business.

General and Administrative

General and administrative expenses consist of salaries and related expenses for executive, finance and accounting, and management information systems personnel, professional fees, bad debt provision, and other corporate expenses. They also include stock-based compensation that is expensed using the intrinsic value-based method. See “Business — Share Option Plan” for more information concerning our share option plan. We expect general and administrative expenses to increase in absolute terms as we add personnel and incur additional expenses related to the growth of our business and operations, particularly our Mainland China operations.

Other Income (Expenses), Net

Our other income principally consists of gains on sale of investments, warehouse space rental revenue, interest income, foreign exchange gains and gains on disposal of property, plant and equipment. Our other expenses principally consist of interest expense, investment losses recognized by equity method, financing costs, allowance for losses on short-term investments, losses on disposal of property, plant and equipment and foreign exchange losses. Accordingly, whether we record other income, net or other expenses, net in any fiscal year would depend on the amount of these items.

Minority Interests and Interest in Bonuses Paid by Subsidiaries

Minority interests represent the portion of our income that is attributable to the shareholding in our consolidated subsidiaries that we do not own. For 2002, the minority interests were attributable to the minority interests owned by Siliconware Precision and other investors in ChipMOS Taiwan. For 2003, the minority interests were attributable to the minority interests owned by Siliconware Precision and other investors in ChipMOS Taiwan and the public shareholders’ interest in ThaiLin. In 2004 and for the nine months ended September 30, 2005, minority interests also included the portion of our income attributable to the shareholdings in Chantek and ChipMOS Logic that we did not own.

Interest in bonuses paid by subsidiaries represents our portion of ChipMOS Taiwan’s and ThaiLin’s distributable earnings that are appropriated as bonuses to employees and remuneration to directors and supervisors of ChipMOS Taiwan and ThaiLin, as required by ROC regulations and ChipMOS Taiwan’s and ThaiLin’s articles of incorporation. None of our subsidiaries paid any such bonuses to directors, supervisors and employees in 2002, 2003 and 2004. For the nine months ended September 30, 2005 ChipMOS Taiwan and ThaiLin paid NT$166 million and NT$57 million, respectively, in bonuses to directors, supervisors and employees.

Net Income (Loss)

Our business incurred net losses in 2002, primarily due to the overall weak economic conditions in the semiconductor markets we serve. We were again profitable in 2003, 2004 and the nine months ended September 30, 2005 with net income of NT$482 million, NT$1,676 million and NT$452 million, respectively, due to increased revenue and improved gross margins. We believe our future results will be dependent upon the overall economic conditions in the markets we serve, the competitive environment in which we operate, and our ability to successfully implement our strategy, among other things. For additional information on factors that will affect our future performance, see “Risk Factors.”

Results of Operations

The following table presents selected operating data as a percentage of net revenue for the periods indicated:

	Year ended December 31,			Nine Months ended September 30, (unaudited)
	2002(1)	2003(2)	2004(3)	2004(4)	2005(5)
	(percentage of net revenue)
ROC GAAP:
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	102.8	82.6	72.2	70.7	76.2

Gross profit (loss) margin	(2.8)	17.4	27.8	29.3	23.8
Operating expenses:
Research and development	5.0	3.3	2.0	1.9	1.8
Sales and marketing	0.6	0.7	2.0	0.8	0.7
General and administrative	4.8	4.9	4.5	4.1	5.1

Total operating expenses	10.4	8.9	8.5	6.8	7.6
Income (loss) from operations	(13.2)	8.5	19.3	22.5	16.2
Other income (expenses), net	(6.1)	(0.9)	(2.6)	(1.0)	(4.2)

Income (loss) before income tax and minority interests and interest in bonuses paid by subsidiaries(6)	(19.3)	7.6	16.7	21.5	12.0
Income tax benefit (expense)	(1.5)	0.3	0.9	0.1	(1.1)
Income (loss) before minority interests and interest in bonuses paid by subsidiaries	(20.8)	7.9	17.6	21.6	10.9
Minority interests	5.9	(2.8)	(6.6)	(8.0)	(5.6)
Interest in bonuses paid by subsidiaries(6)	—	—	—		(1.2)
Pre-acquisition earnings(7)	—	0.2	0.1	0.2	—

Net income (loss)	(14.9)%	5.3%	11.1%	13.8%	4.1%

(1)	In 2002, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind and its wholly-owned subsidiary, ChipMOS Shanghai.
(2)	In 2003, we also consolidated the financial results of ThaiLin.
(3)

From January 12 and 28, 2004, and April 1, 2004, onwards, we consolidated the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30,

2004, our financial results also included the financial results of WWT, which was subsequently merged into ChipMOS Logic. Starting from November 1, 2004, our financial statements also included the results of First Semiconductor Technology, Inc. in which ChipMOS Taiwan acquired a 67.8% equity interest on November 1, 2004 and transferred back this interest to First Semiconductor Technology, Inc. on April 29, 2005.

(4)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMOS Logic.
(5)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(6)	Refers to bonuses to directors, supervisors and employees.
(7)	Represents our share of pre-acquisition profits of ThaiLin prior to December 1, 2003, the date when we began to consolidate the accounts of ThaiLin. For 2004, represents our share of pre-acquisition profits of Chantek prior to April 1, 2004, the date when we began to consolidate the accounts of Chantek, the surviving entity after the merger of Chantek and PlusMOS.

Nine Months Ended September 30, 2005 (unaudited) Compared to Nine Months Ended September 30, 2004 (unaudited)

Net Revenue. Our net revenue decreased by NT$426 million, or 4%, to NT$10,931 million (US$329 million) in the nine months ended September 30, 2005 from NT$11,357 million in the same period in 2004. This decrease was primarily due to a decrease in revenue from semiconductor turnkey services and LCD and other flat-panel display driver semiconductor testing and assembly services. Our net revenue from semiconductor turnkey services was nil in the nine months ended September 30, 2005, a decrease of 100% from NT$461 million in the nine months ended September 30, 2004 due to the increase in customer orders for our testing and assembly services and our effort to provide less semiconductor turnkey services. Net revenue from LCD and other flat-panel display driver semiconductor testing and assembly services decreased by NT$182 million, or 8%, to NT$2,024 million (US$61 million) in the nine months ended September 30, 2005, primarily due to the decline of the average selling price for testing and assembly services for LCD and other flat-panel display driver semiconductor and a decrease in our capacity utilization rates for these services. Net revenue from testing services for memory and mixed-signal semiconductors increased by NT$22 million, or 0.5%, to NT$4,582 million (US$138 million) in the nine months ended September 30, 2005. Net revenue from assembly services for memory and mixed-signal semiconductors increased by NT$195 million, or 5%, to NT$4,325 million (US$130 million) in the nine months ended September 30, 2005, primarily due to the increased demand for our assembly services for memory and mixed-signal semiconductors.

Cost of Revenue and Gross Margin. Cost of revenue increased by NT$303 million, or 4%, to NT$8,328 million (US$251 million) in the nine months ended September 30, 2005 from NT$8,025 million in the same period in 2004. This increase was primarily due to an increase of NT$695 million in overhead expenses partially offset by a decrease of NT$278 million in raw material costs. Overhead expenses increased primarily due to an increase of NT$621 million in equipment depreciation and an increase of NT$95 million in salaries for our employees primarily reflecting the impact of our consolidation of Chantek.

Our gross margin was 24% in the nine months ended September 30, 2005, compared to 29% in the same period in 2004, and our gross profit decreased to NT$2,603 million (US$78 million) in the nine months ended September 30, 2005 from NT$3,333 million in the same period in 2004. Our gross profit margin for testing services for memory and mixed-signal semiconductors was 30% in the nine months ended September 30, 2005 compared to a gross profit margin of 39% in the same period in 2004, primarily due to a decrease in our capacity utilization rate. Our gross profit margin for LCD and other flat-panel display driver semiconductor assembly and testing services decreased to 23% in the nine months ended September 30, 2005, from 40% in the same period in 2004, primarily due to the decline in the average selling price for these services and a decrease in our capacity utilization rate. Our gross profit margin for assembly services for memory and mixed-signal semiconductors increased to 18% in the nine months ended September 30, 2005 from 17% in the same period in 2004.

Research and Development Expenses. Research and development expenses decreased by NT$22 million, or 10%, to NT$193 million (US$6 million) in the nine months ended September 30, 2005 from NT$215 million in the same period in 2004. This decrease was primarily due to a decrease of NT$6 million in salary expenses as a result of the reduction in employee bonuses, a decrease of NT$8 million in depreciation of equipment and a decrease of NT$5 million in research and development materials as a result of the conclusion of several research and development projects. We currently expect our research and development expenses will increase in the future due to our focus on research and development projects relating to advanced packages for DDR III, fine-pitch LCD driver testing and assembly technologies, radio frequency identification (RFID) implementation and wafer-level chip scale packaging for complimentary metal-oxide semiconductor (CMOS) image sensors.

Sales and Marketing Expenses. Sales and marketing expenses decreased by NT$5 million, or 6%, to NT$82 million (US$2 million) in the nine months ended September 30, 2005 from NT$87 million in the same period in 2004. This decrease was primarily due to a decrease of NT$2 million in salary expenses, and a decrease of NT$9 million in bad debt expenses, a decrease of $5 million in advertising fees, which was partially offset by an increase of NT$11 million of commissions.

General and Administrative Expenses. General and administrative expenses increased by NT$85 million, or 18%, to NT$557 million (US$17 million) in the nine months ended September 30, 2005 from NT$472 million in the same period in 2004. This increase was primarily due to an increase of NT$32 million in salary expenses and an increase of NT$62 million in professional service fees, which were partially offset by a decrease of NT$19 million in entertainment expenses.

Other Expense, Net. Other expense, net increased by NT$352 million, or 317%, to NT$463 million (US$14 million) in the nine months ended September 30, 2005 from NT$111 million in the same period in 2004. This increase was primarily due to an impairment loss of NT$148 million for our long-term investment in Ultima Technology Corp., an impairment loss on property, plant and equipment and other assets of ChipMOS Logic and Chantek of NT$126 million, an increase of NT$100 million in investments loss recognized by the equity method, and a decrease of NT$136 million in foreign exchange gains which were partially offset by a decrease of NT$93 million in allowance for loss on short-term investments.

Income Before Income Tax, Minority Interests and Interest in Bonuses to Directors, Supervisors and Employees Paid by Subsidiaries. Income before income tax, minority interests and interest in bonuses to directors, supervisors and employees paid by subsidiaries decreased to NT$1,308 million (US$39 million) in the nine months ended September 30, 2005 from NT$2,447 million in the same period in 2004. This change was primarily due to the decrease of our net revenues and the increase of operating expenses and net non-operating expenses.

Income Taxes. We recorded an income tax expense of NT$118 million (US$4 million) in the nine months ended September 30, 2005 compared to an income tax benefit of NT$9 million in the same period in 2004. We incurred income tax expenses primarily as a result of a significant decrease in tax losses carried forward.

Minority Interests. Minority interests decreased by NT$304 million to NT$610 million (US$18 million) in the nine months ended September 30, 2005 from NT$914 million in the same period in 2004. This decrease was primarily due to the decrease in income before income tax, minority interests and interest in bonuses to directors, supervisors and employees paid by subsidiaries.

Net Income. As a result of the foregoing, our net income was NT$452 million (US$14 million) in the nine months ended September 30, 2005, compared to a net income of NT$1,569 million in the same period in 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Revenue. Our net revenue increased by NT$6,009 million, or 67%, to NT$15,036 million in 2004, from NT$9,027 million in 2003. This increase was primarily due to an increase in revenue from memory semiconductor testing and assembly services, LCD and other flat-panel display driver semiconductor testing and assembly services and the effects of consolidating revenue from ThaiLin, ChipMOS Logic, Chantek and First Semiconductor Technology, Inc. Net revenue from testing services for memory and mixed-signal semiconductors increased by NT$2,866 million, or 91%, to NT$6,022 million in 2004, primarily due to the increased demand for our testing services for memory semiconductors, in particular DRAM and flash memory semiconductors and mixed-signal semiconductors. Net revenue from assembly services for memory and mixed-signal semiconductors increased by NT$3,062 million, or 112%, to NT$5,791 million in 2004, primarily due to the increased demand for our assembly services for memory semiconductors, in particular DRAM and flash memory semiconductors and mixed-signal semiconductors. Net revenues from LCD and other flat-panel display driver semiconductor testing and assembly services increased by NT$1,066 million, or 63%, to NT$2,750 million in 2004, primarily due to the increase in sales volume, in particular for LCD and other flat-panel display driver semiconductors using the more advanced COF packages, which reached 4% of our net revenue. The aggregate contribution from the consolidation of the financial results of ThaiLin, ChipMOS Logic, Chantek and First Semiconductor Technology, Inc was 24% of our net revenue. The increase in net revenue was partially offset by a decrease in net revenue from semiconductor turnkey services. Our net revenue from semiconductor turnkey services decreased by NT$984 million, or 68%, to NT$474 million in 2004 due to the increase in customer orders for our testing and assembly services.

Cost of Revenue and Gross Margin. Cost of revenue increased by NT$3,398 million, or 46%, to NT$10,858 million in 2004 from NT$7,460 million in the same period in 2003. This increase was primarily due to an increase of NT$1,813 million in overhead expenses, an increase of NT$1,151 million in raw material costs and an increase of NT$596 million in labor costs. Overhead expenses increased primarily due to an increase of NT$414 million in salaries for certain supervisors in our fabs, an increase of NT$693 million in depreciation, an increase of NT$117 million in inventory supplies, an increase of NT$125 million in maintenance costs, an increase of NT$96 million in utilities, an increase of NT$92 million in subcontract fees and an increase of NT$66 million in expensable equipment.

Our gross profit margin was 28% in 2004, compared to 17% in 2003, and our gross profit increased to NT$4,178 million in 2004 from NT$1,567 million in 2003. The aggregate impact of consolidating the financial results of ThaiLin, ChipMOS Logic, Chantek and First Semiconductor Technology, Inc. represented 8% of our gross profit in 2004. However, due to the consolidation of the financial results of Chantek, our gross margin in 2004 was negatively affected. Our gross profit margin for testing services for memory and mixed-signal semiconductors was 37% in 2004, compared to a gross profit margin of 14% in 2003, primarily due to the increase in our utilization rate. Our mixed-signal testing and mixed-signal assembly portions of our business continued to under perform with net losses of NT$101 million and NT$122 million, respectively in 2004. Our gross profit margin for LCD and other flat-panel display driver semiconductor assembly and testing services increased to 35% in 2004, from 31% in 2003, primarily due to an increase in our capacity utilization rate and a decrease in unit cost. Our gross profit margin for assembly services for memory and mixed-signal semiconductors was 17% in 2004 and 20% in 2003. Our gross profit margin for semiconductor turnkey services was approximately 1% in 2004 and in 2003 (excluding the trading business).

Research and Development Expenses. Research and development expenses increased by NT$1 million, or 0.3%, to NT$296 million in 2004 from NT$295 million in 2003. This increase was primarily due to an increase of NT$45 million in salary expenses as a result of an increase in the number of employees, partially offset by a decrease of NT$30 million in depreciation and a decrease of NT$10 million in professional fees. Our level of research and development expenses increased slightly in 2004 as we continued to focus on research and development projects relating to wafer-level chip scale packaging, or WLCSP, MEMS probe cards for wafer-level testing and the application of COF technologies to other devices.

Sales and Marketing Expenses. Sales and marketing expenses increased by NT$243 million, or 374%, to NT$308 million in 2004 from NT$65 million in the same period in 2003. This large increase was primarily due to an increase of NT$20 million in commissions and an increase of NT$18 million in salary expenses as a result of increased sales, as well as an increase of NT$174 million in bad debt expenses primarily related to an allowance for receivables from Ultima Electronics Corp.

General and Administrative Expenses. General and administrative expenses increased by NT$233 million, or 53%, to NT$673 million in 2004 from NT$440 million in the same period in 2003. This increase was primarily due to an increase of NT$132 million in salary expenses, and increase of NT$25 million in entertainment expenses and an increase of NT$27 million in depreciation.

Other Expenses, Net. Other expenses, net increased by NT$319 million, or 414%, to NT$396 million in 2004 from NT$77 million in 2003. This increase was primarily due to impairment loss for long-term investments, capital reduction loss for long-term investments and loss on sale of investments of NT$214 million, NT$50 million and NT$40 million, respectively, primarily related to our investments in Best Home and Sun-Fund, which were partially offset by a reduction in foreign exchange loss of NT$45 million.

Income (loss) Before Income Tax and Minority Interests. Income before income tax and minority interests increased to NT$2,504 million in 2004 from NT$690 million in 2003. This change was primarily due to an increase in income from operations to NT$2,900 million in 2004 offset by an increase of NT$319 million in other expenses.

Income Taxes. We recorded an income tax benefit of NT$142 million in 2004 compared to an income tax benefit of NT$29 million in 2003. This change was primarily due to tax credits resulting from investments by ChipMOS Taiwan and ThaiLin. We currently believe that we will incur income tax expenses in future periods.

Minority Interests. Minority interests increased by NT$741 million to NT$998 million in 2004 from NT$257 million in 2003. The increase was primarily due to the significant growth in income generated by our subsidiaries that we do not fully own.

Net Income. As a result of the foregoing, including the consolidation of the financial results of ThaiLin, ChipMOS Logic, Chantek and First Semiconductor Technology, Inc. as our net income was NT$1,676 million in 2004, compared to net income of NT$482 million in 2003. The aggregate impact of consolidating the financial results of ThaiLin, ChipMOS Logic, Chantek and First Semiconductor Technology, Inc. decreased our net income in 2004 by 8%.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Revenue. Our net revenue increased by NT$2,501 million, or 38%, to NT$9,027 million in 2003 from NT$6,526 million in 2002 as a result of an increase in revenue from all our services except semiconductor turnkey services. Net revenue from assembly services for memory and mixed-signal semiconductors increased by NT$1,314 million, or 93%, to NT$2,729 million as a result of an increase in volume for these services due to an increase in demand resulting from the continued recovery of the semiconductor industry in 2003. Net revenue from testing services for memory and mixed-signal semiconductors increased by NT$825 million, or 35%, to NT$3,156 million primarily due to an increase in volume for these services as a result of an increase in demand due to the continued recovery of the semiconductor industry in 2003. Our revenue from LCD and other flat-panel display driver semiconductor testing and assembly services increased by NT$692 million, or 70%, to NT$1,683 million, due to increases in both volume and price for these services as a result of a continued increase in demand for end-use applications for LCD and other flat-panel display driver semiconductors in 2003. Our revenue from semiconductor turnkey services decreased by NT$330 million, or 18%, to NT$1,458 million due to the increase in customer orders for our testing and assembly services.

Cost of Revenue and Gross Margin. Cost of revenue increased by NT$748 million, or 11%, to NT$7,460 million in 2003 from NT$6,712 million in 2002. This increase was primarily due to an increase of NT$534 million in overhead expenses, an increase of NT$349 million in other costs and an increase of NT$182 million in labor costs, which was partially offset by a decrease of NT$239 million in raw material costs associated with semiconductor turnkey services as a result of a decrease in the volume of semiconductor turnkey services and a decrease of NT$31 million in inventory revaluation allowance. Overhead expenses increased primarily due to an increase of NT$183 million in subcontract fees, an increase of NT$125 million in salaries for certain supervisors in our fabs, an increase of NT$83 million in expensable equipment in service, an increase of NT$81 million in maintenance costs and inventory supplies, and an increase of NT$41 million in rental expenses.

Gross profit margin was 17% in 2003, compared to a gross loss margin of 3% in 2002, as our gross profit increased to NT$1,567 million in 2003 from a gross loss of NT$186 million in 2002. Our gross profit margin for assembly services for memory and mixed-signal semiconductors increased from 2% in 2002 to 20% in 2003, primarily because of a decrease in unit cost for assembly services for memory and mixed-signal semiconductors. Our gross profit margin for testing services for memory and mixed-signal semiconductors was 14% in 2003, compared to a gross loss margin of 15% in 2002, primarily due to the increase in our utilization rate in testing services for memory and mixed-signal semiconductors. Our gross profit margin for LCD and other flat-panel display driver semiconductor testing and assembly services increased to 31% in 2003 from 13% in 2002, primarily due to an increase in utilization rate and a decrease in unit cost. Our gross profit margin for semiconductor turnkey services increased to 3% in 2003 from 1% in 2002, primarily due to the inclusion of trading revenue generated by ChipMOS Hong Kong in 2003.

Research and Development Expenses. Research and development expenses decreased by NT$32 million, or 10%, to NT$295 million in 2003 from NT$327 million in 2002. This decrease was primarily due to a decrease of NT$80 million in amortization expenses related to technology and other deferred charges, partially offset by an increase of NT$32 million in depreciation expenses related to research and development equipment, and an increase of NT$19 million in salary expenses.

Sales and Marketing Expenses. Sales and marketing expenses increased by NT$28 million, or 75%, to NT$65 million in 2003 from NT$37 million in 2002. This increase was primarily due to an increase of NT$17 million in bad debt provisions, an increase of NT$4 million in sales commissions, and an increase of NT$3 million in import-export expenses.

General and Administrative Expenses. General and administrative expenses increased by NT$130 million, or 42%, to NT$440 million in 2003 from NT$310 million in 2002. This increase was primarily due to an increase of NT$48 million in general and administrative expenses relating to the development and expansion of our operations in Mainland China, an increase of NT$26 million in salary expenses, an increase of NT$21 million in fees for professional services, an increase of NT$13 million in entertainment expenses, and an increase of NT$3 million in stock option compensation expenses.

Other Expenses, Net. Other expenses, net decreased by NT$321 million, or 81%, to NT$77 million in 2003 from NT$398 million in 2002. This decrease was primarily due to a decrease of NT$140 million in allowance for loss on short-term investment, a decrease of NT$86 million in investment loss recognized by equity method, an increase of NT$44 million in gain on disposal of property, plant and equipment, an increase of NT$42 million in gain on sale of investment and an increase of NT$9 million in interest income, partially offset by an increase of NT$36 million in foreign exchange loss.

Income (Loss) Before Income Tax and Minority Interests and Interest in Bonuses Paid by Subsidiaries. Income before income tax and minority interests and interest in bonuses to directors, supervisors and employees paid by subsidiaries increased to NT$690 million in 2003 from a loss of NT$1,258 million in 2002. This change was primarily due to an increase in income from operations to NT$767 million and a decrease of NT$321 million in other expenses, net.

Income Taxes. We had an income tax benefit of NT$29 million in 2003, compared to an income tax expense of NT$98 million for 2002. The NT$29 million income tax benefit was primarily due to income tax credits of NT$188 million and a reversal of a valuation allowance of NT$66 million taken in respect of deferred tax assets, which more than offset our tax expense.

Minority Interests. In 2003, we had positive minority interests of NT$257 million compared with negative minority interests of NT$385 million in 2002. This change was primarily due to our increased operations at our subsidiaries that we do not fully own.

Net Income (Loss). As a result of the foregoing, our net income was NT$482 million in 2003 compared to a net loss of NT$970 million in 2002.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with ROC GAAP. Under ROC GAAP, we are required to make certain estimates, judgments and assumptions about matters that are highly uncertain at the time those estimates, judgments and assumptions are made, and our financial condition or results of operations may be materially impacted if we use different but nonetheless reasonable estimates, judgments or assumptions about those matters for that particular period or if we change our estimates, judgments or assumptions from period to period.

Under ROC GAAP, the significant accounting policies are set forth in Note 2 of the notes to the consolidated financial statements. The significant accounting policies that require us to make estimates and assumptions about the effect of matters that are inherently uncertain are discussed below. In connection with the reconciliation of our consolidated financial statements to US GAAP, there are no additional accounting policies that we believe are critical to us.

Allowance for Doubtful Receivables and Sales Returns

Our accounts receivable balance on our balance sheet is affected by our allowances for doubtful accounts and sales returns, which reflect our estimate of the expected amount of the receivables that we will not be able to collect and our estimate of the expected amount of sales returns.

Our determination of the allowance for doubtful receivables is based on our determination of two different types of reserves. The first type of reserve involves an individual examination of available information regarding any customer that we have reason to believe may have an inability to meet its financial obligations. For these customers, we use our judgment, based on the available facts and circumstances, and record a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received. The second type of reserve is a general reserve established for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change, our estimates of the recoverability of amounts due to us could be reduced by a material amount. As of December 31, 2004 and September 30, 2005, we provided NT$222 million and NT$211 million (US$6 million), respectively, for the first type of reserve and NT$32 million and NT$34 million (US$1 million), respectively, for the second type of reserve.

Our determination of the allowances for sales returns as of the end of any quarter, is based upon calculating an average historical return rate, usually based on the previous three quarters, and multiplying this by the revenue of that quarter. As of December 31, 2004 and September 30, 2005, we provided NT$38 million and NT$38 million (US$1 million), respectively, for the allowance of sales returns.

The allowance we set aside for doubtful receivables and sales returns was NT$45 million in 2002, NT$97 million in 2003, NT$292 million in 2004 and NT$283 million (US$9 million) in the nine months ended September 30, 2005. The allowances as of December 31, 2002, 2003, 2004 and September 30, 2005 represented 2%, 3%, 8% and 7%, respectively, of our accounts receivable and other receivables as of those dates. The allowance in 2002, 2003, 2004 and the nine months ended September 30, 2005 reflected a reduction of NT$3 million, NT$20 million, NT$194 million and NT$537 thousand, respectively, in accounts receivable that was charged to marketing expenses. If we were to change our estimate of the allowance for doubtful receivables and sales returns either upward or downward 10%, our operating income would be affected by NT$24 million for 2004 and by NT$19 million (US$573 thousand) for the nine months ended September 30, 2005.

An increase in our allowance for doubtful receivables and sales returns would decrease our recorded revenue and our current assets.

Inventory Valuation

We state our inventories at the lower of cost or market value. Market value represents net realizable value for finished goods and work in process and replacement value for raw materials. We use the standard cost method to determine the cost of our inventories, adjusted to approximate weighted-average cost at the end of the period. We periodically evaluate the composition of our inventory and identify slow-moving inventories. Inventory items identified as slow-moving are evaluated to determine whether reserves are required.

In 2002, we reserved NT$51 million for inventory valuation allowance, mainly due to the decrease in the prevailing market prices for tested and assembled DRAM and SDRAM below the historical cost of our inventory. In 2003, we did not record any inventory allowances because the market price for our inventories was higher than cost in 2003. In 2004, we reserved NT$64 million (US$2 million) of inventory valuation allowance, primarily due to the consolidation of Chantek. In the nine months ended September 30, 2005, we reserved NT$35 million (US$1 million) for inventory valuation allowance. In addition, we reserved NT$36 million in 2002, NT$42 million in 2003, NT$47 million in 2004 and NT$83 million (US$3 million) in the nine months ended September 30, 2005 for identified slow-moving inventories.

As of December 31, 2004 and September 30, 2005, we recorded NT$64 million and NT$35 million (US$1 million) of inventory valuation allowances, respectively. If the prevailing market price for our testing and assembling services had been 10% lower, we would have been required to recognize a valuation allowance of approximately NT$31 million in 2004 and approximately NT$14 million (US$422 thousand) in the nine months ended September 30, 2005. The amount for 2004 would have decreased our inventory value and income for 2004 by 5% and 2%, respectively, and for the nine months ended September 30, 2005 by 3% and 3%, respectively.

Valuation Allowance for Deferred Tax Assets

When we have net operating loss carry forwards, investment tax credits or temporary differences in the amount of tax recorded for tax purposes and accounting purposes, we may be able to reduce the amount of tax that we would otherwise be required to pay in future periods. We recognize all existing future tax benefits arising from these tax attributes as deferred tax assets and then, based on our internal estimates of our future profits, establish a valuation allowance equal to the extent, if any, that it is not certain that deferred tax assets will be realized. We record a benefit or expense under the income tax expense/benefit line of our statement of operations when there is a net change in our total deferred tax assets and liabilities in a period. Because the calculation of income tax benefit is dependent on our internal estimation of our future profitability, it is inherently subjective. In 2002, we recorded valuation allowances of NT$181 million and in 2003, we recorded a reversal of a valuation allowance of NT$66 million, and in 2004, we recorded a reversal of valuation allowance of NT$462 million. In the nine months ended September 30, 2005, we recorded a reversal of a valuation allowance of NT$427 million (US$13 million).

In calculating our valuation allowance for deferred taxes as of December 31, 2004 and September 30, 2005, we have assumed that the semiconductor industry will continue its growth in the next few years. Furthermore, we have assumed that our revenue and profitability will be favorably impacted by this growth in the industry as a whole.

As of December 31, 2004 and September 30, 2005, the ending balance for our valuation allowances was NT$1,938 million and NT$1,511 million (US$46 million), respectively. If our current estimate of future profit had been 10% higher, we would have decreased our valuation allowances accordingly. That, in turn, would have increased our deferred tax assets. In contrast, if our current estimate of future profit had been 10% lower, we would have been required to recognize an additional valuation allowance. That, in turn, would have decreased our deferred tax assets and increased our tax expense for the year ended December 31, 2004 and the nine months ended September 30, 2005. The steady growth in our sales and profitability in 2004 and the nine months ended September 30, 2005 and our near-term outlook as of December 31, 2004 and September 30, 2005 was a key factor in determining the amount of our valuation allowance as of December 31, 2004 and September 30, 2005.

In addition, because the recording of deferred tax assets and income tax benefit is based on our assumptions of levels of profitability, if we subsequently determine that it is unlikely that we will achieve those profit levels, or otherwise believe that we will not incur sufficient tax liabilities to fully utilize the deferred tax assets, we will reduce our deferred tax assets in an amount equal to that determination and incur a charge to income in that amount at that time. Because our expectation for future income is generally less during periods of reduced income, we will be more likely to take significant valuation allowances in respect of income tax assets during those periods of already reduced income.

Impairment Loss of Long-Lived Assets

ROC Statement of Financial Accounting Standard, or SFAS, No. 35 “Accounting for Asset Impairment” which addresses accounting for impairment of long-lived assets became effective from January 1, 2005. Prior to the adoption of this new accounting standard, we applied US GAAP to evaluate our long-lived assets for impairment purpose. No reconciliation is necessary with respect to assets impairment under US GAAP and ROC GAAP in the nine months ended September 30, 2005. We record impairment losses on long-lived assets used in operations if events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Assumptions about the carrying value of the long-lived assets require significant judgment on our expected cash flow. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our management periodically reviews the carrying value of our long-lived assets and this review is based upon our projections of anticipated future cash flows. Based on the assessment of our management, we recognized NT$214 million impairment loss for long-term investments in 2004 and NT$165 million (US$5 million) in the nine months ended September 30, 2005. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

In determining whether any impairment charges were necessary as of December 31, 2004 and as of September 30, 2005, we have assumed that the semiconductor industry will continue its growth in the next few years. Based upon our assumption of growth in the semiconductor industry and our other assumptions in our internal budget, for the purpose of determining whether any impairment charges are necessary as of December 31, 2004 and as of September 30, 2005, we estimate that our future cash flows, on an undiscounted basis, are greater than our NT$17,427 million and NT$18,414 million (US$555 million) as of December 31, 2004 and September 30, 2005, respectively, in long-lived assets. Any increases in estimated future cash flows would have no impact on the reported value of the long-lived assets. In contrast, if our current estimate of future cash flows from those assets had been 36% lower in 2004 or 29% lower in the nine months ended September 30, 2005, those cash flows would have been less than the reported amount of long-lived assets. In that case, we would have been required to recognize an impairment loss that would have significantly decreased our net income before taxes in 2004 or for the nine months ended September 30, 2005, respectively.

Senior Management’s Discussion with the Audit Committee

Our management has discussed the critical accounting policies described above with the audit committee of our board of directors and the audit committee has reviewed our disclosure relating to the critical accounting policies in this section.

Liquidity and Capital Resources

Since our inception, we have funded our operations and growth primarily through the issuance of equity, a mixture of short and long-term loans and cash flow from operations. As of September 30, 2005, our primary sources of liquidity were cash and cash equivalents (excluding restricted cash and cash equivalents) of NT$5,320 million (US$160 million), short-term investments of NT$452 million (US$14 million) and NT$2,737 million (US$82 million) available to us in undrawn credit facilities, which expire between October 2005 and October 2006. As of December 31, 2004, our primary sources of liquidity were cash and cash equivalents (excluding restricted cash and cash equivalents) of NT$4,849 million, short-term investments of NT$2,833 million and NT$2,170 million available to us in undrawn credit facilities, which have expired or will expire between January 2005 and December 2005.

Liquidity

The following table sets forth our cash flows with respect to operating activities, investing activities, financing activities and the effect of exchange rate changes on cash for the periods indicated.

	Year ended December 31,			Nine Months ended September 30, (unaudited)
	2002(1)	2003(2)	2004(3)	2004(4)	2005(5)	2005(5)
	NT$	NT$	NT$	NT$	NT$	US$
	(in millions)
Net cash provided by (used in):
Operating activities	$1,463.7	$1,877.1	$7,623.0	$5,319.8	$3,758.7	$113.3
Investing activities	(3,135.9)	(760.8)	(10,037.9)	(8,124.7)	(1,973.9)	(59.5)
Financing activities	2,978.6	(1,841.5)	5,694.6	2,627.8	(1,388.6)	(41.9)
Effect of exchange rate changes on cash	—	(31.4)	(161.5)	0.6	74.9	2.3

Net increase (decrease) in cash	$1,306.4	$(756.6)	$3,118.2	$(176.5)	$471.1	$14.2

(1)	In 2002, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind and its wholly-owned subsidiary, ChipMOS Shanghai.
(2)	In 2003, we also consolidated the financial results of ThaiLin.
(3)	From January 12 and 28, 2004, and April 1, 2004, onwards, we consolidated the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also included the financial results of WWT, which was subsequently merged into ChipMOS Logic. Starting from November 1, 2004, our financial statements also included the results of First Semiconductor Technology, Inc. in which ChipMOS Taiwan acquired a 67.8% equity interest on November 1, 2004 and transferred back this interest to First Semiconductor Technology, Inc. on April 29, 2005.
(4)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMOS Logic.

(5)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.

Net Cash Provided by (Used in) Operating Activities

Our net cash provided by operating activities totaled NT$3,759 million (US$113 million) in the nine months ended September 30, 2005, compared to NT$5,320 million in the same period in 2004. The decrease was primarily due to a net income of NT$452 million (US$14 million) in the nine months ended September 30, 2005 compared to a net income of NT$1,569 million in the same period in 2004, and a decrease in other receivables of NT$58 million (US$2 million) in the nine months ended September 30, 2005 compared to NT$901 million in the same period in 2004, partially offset by an increase in other payable of NT$10 million (US$301 thousand) in the nine months ended September 30, 2005 compared to a decrease of NT$570 million in the same period in 2004. We also recorded lower minority interests of NT$304 million (US$9 million) in the nine months ended September 30, 2005 compared to NT$1,592 million in the same period in 2004. Our depreciation and amortization expenses increased to NT$3,201 million (US$96 million) in the nine months ended September 30, 2005 from NT$2,567 million in the same period in 2004.

Net cash provided by operating activities totaled NT$7,623 million in 2004, compared to NT$1,877 million in 2003. The increase in 2004 compared to 2003 was primarily due to net income of NT$1,676 million compared to net income of NT$482 million in 2003. Our accounts receivables with related parties and with third parties increased to NT$1,411 million and NT$1,926 million, respectively, as of December 31, 2004 compared to NT$1,342 million and NT$1,291 million, respectively, as of December 31, 2003. We recorded positive minority interests of NT$1,845 million in 2004 compared to NT$609 million in 2003. Our depreciation and amortization expenses increased to NT$3,537 million in 2004 from NT$2,715 million in 2003. The increase in depreciation and amortization in 2004 was primarily due to the acquisition of property, plant and equipment and the impact of consolidating the financial results of ThaiLin, ChipMOS Logic, Chantek and First Semiconductor Technology, Inc. and because we incurred less incremental depreciation expenses from the purchase of new equipment.

Net cash provided by operating activities totaled NT$1,877 million in 2003, compared to NT$1,464 million in 2002. The increase in 2003 compared to 2002 was primarily due to a net income of NT$482 million in 2003 compared to a net loss of NT$970 million in 2002. Our accounts receivables with related parties and our accounts receivables with third parties increased to NT$1,342 million and NT$1,291 million, respectively, as of December 31, 2003, from NT$1,105 million and NT$562 million, respectively, as of December 31, 2002. We recorded positive minority interests of NT$609 million in 2003 compared to negative minority interests of NT$450 million in 2002. Our depreciation and amortization expenses decreased to NT$2,715 million in 2003 from NT$2,821 million in 2002. The decrease in depreciation and amortization in 2003 was due to the full amortization of technology know-how provided by Mosel and Siliconware Precision and because we incurred less incremental depreciation expenses from the purchase of new equipment.

Net Cash Provided by (Used in) Investing Activities

Net cash used in investing activities totaled NT$1,974 million (US$59 million) in the nine months ended September 30, 2005, compared to NT$8,125 million in the same period in 2004. Net cash used in investing activities primarily reflected a decrease of NT$2,357 million (US$71 million) in short-term investments and capital expenditures of NT$4,323 million (US$130 million) for the acquisition of property, plant and equipment.

Net cash used in investing activities totaled NT$10,038 million in 2004, compared to NT$761 million in 2003. Net cash used in investing activities primarily reflected capital expenditures of NT$8,187 million in the acquisition of property, plant and equipment and an increase of NT$1,869 million in short-term investments.

Net cash used in investing activities totaled NT$761 million in 2003, compared to NT$3,136 million in 2002. Net cash used in investing activities primarily reflected expenditures in acquiring properties and equipment, which were NT$2,402 million in 2003 and NT$2,308 million in 2002. Expenditures in acquiring long-term investments was NT$15 million in 2003 and NT$1,271 million in 2002. We incurred capital expenditures of NT$2,402 million in 2003 for the purchase of testing and wafer sorting equipment for memory semiconductors and NT$2,308 million in 2002 for the purchase of testing and wafer sorting equipment for LCD and other flat-panel display driver semiconductors.

Net Cash Provided by (Used in) Financing Activities

Net cash used in financing activities totaled NT$1,389 million (US$42 million) in the nine months ended September 30, 2005, compared to NT$2,628 million net cash provided by financing activities in the same period in 2004. Net cash used in financing activities primarily reflected NT$1,200 million (US$36 million) repayments on long-term bonds and NT$1,908 million (US$58 million) repayments on long-term loans, partially offset by proceeds from short-term loans of NT$1,989 million (US$60 million).

Net cash provided by financing activities totaled NT$5,695 million in 2004, compared to NT$1,842 million net cash used in 2003. Net cash provided by financing activities in 2004 primarily reflected net proceeds of NT$2,739 million from the issuance of convertible notes, borrowings of NT$2,725 million in long-term loans, partially offset by a NT$986 million repayment of bank loans, and net proceeds of NT$1,245 million from the issuance of stock.

Net cash used in financing activities totaled NT$1,842 million in 2003, compared to NT$2,979 million provided in 2002. Net cash used in financing activities in 2003 primarily reflected a repayment of a NT$576 million loan from Jesper Limited, NT$719 million repayments on bank loans, NT$352 million repayments on long-term loans, NT$284 million payments on bonds and NT$159 million repayments on commercial papers.

Tabular Disclosure of Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2004 for the periods indicated:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	NT$	NT$	NT$	NT$	NT$
	(in millions)
Long-term debt(1)	$11,364.3	$3,348.9	$4,045.7	$3,835.0	$134.7
Short-term loans(1)	804.7	804.7	—	—	—
Working capital loans	233.6	233.6	—	—	—
Other short-term obligations	571.1	571.1	—	—	—
Operating leases	211.0	16.2	48.7	32.5	113.6
Royalty or other license payments(2)	17.4	17.4	—	—	—
Investment(3)	5,316.5	952.2	4,364.3	—	—
Total contractual cash obligations	$17,713.9	$5,139.4	$8,458.7	$3,867.5	$248.3

(1)	Includes interest payments. Assumes level of relevant interest rates remains at December 31, 2004 level throughout all relevant periods.
(2)	Assumes net revenue from relevant services for calculating royalty or license fees remain constant at 2004 levels.
(3)	Represents commitment to build a new facility in Shanghai Qingpu Industrial Zone and does not include commitments under our agreement with Spansion.

In addition, the following table summarizes our other commercial commitments as of December 31, 2004 for the periods indicated:

	Total Amounts Committed	Amount of Commitment Expiration Per Period
Our Commercial Commitments		Less than 1 year	1-3 years	4-5 years	Over 5 years
	NT$	NT$	NT$	NT$	NT$
	(in millions)
Lines of credit	$1,096.0	$1,096.0	—	—	—
Total commercial commitments	$1,096.0	$1,096.0	—	—	—

Capital Resources

Our capital expenditure in 2002 was funded by NT$1,464 million cash flows from operations and an increase of NT$1,214 million of long-term borrowings. Capital expenditure in 2003 was funded by NT$1,877 million cash flows from operations and an increase of NT$223 million in bank loans. Capital expenditure in 2004 was funded by NT$7,623 million cash flows from operating activities and NT$5,695 million cash flows from financing activities. Capital expenditure in the nine months ended September 30, 2005 was funded by NT$3,759 million (US$113 million) cash flows from operations.

We have budgeted capital expenditures of approximately NT$5,972 million (US$180 million) for 2005 and NT$13,604 million (US$410 million) for 2006. Our budgeted capital expenditures for 2005 and 2006 includes our currently anticipated capital expenditures to purchase equipment under our agreement with Spansion. See “Risk Factors — If we fail to obtain sufficient capital to purchase equipment meeting the forecasted capacity requirement under our agreement with Spansion, we will be in breach of the agreement.” We are currently considering obtaining a syndicated loan from a group of financial institutions to meet our capital expenditure requirements under our agreement with Spansion. We anticipate, subject to market conditions, issuing additional debt, convertible debt or equity securities and raising short- or long-term borrowings to fund our capital expenditure.

Our budgeted capital expenditure for 2006 also includes capital expenditure by ChipMOS Shanghai for its planned expansion of its capacity, including equipment used to provide LCD and other flat-panel display driver semiconductor testing and assembly services. We currently expect to fund ChipMOS Shanghai’s remaining investment requirement through issuance of additional debt or equity securities and/or long-term borrowings.

As of September 30, 2005, we had long-term bank loans amounting to NT$6,449 million (US$194 million), NT$3,973 million (US$120 million) of which are collateralized by equipment; NT$1,807 million (US$54 million) are collateralized by buildings, land and equipment and NT$35 million (US$1 million) are collateralized by time deposits:

•	NT$1,419 million (US$43 million) of these loans are floating rate loans (3.87% as of September 30, 2005) repayable quarterly from June 2004 to March 2008;

•	NT$1,143 million (US$34 million) of these loans are floating rate loans (4.72% as of September 30, 2005) repayable semi-annually from September 2004 to September 2007;

•	NT$800 million (US$24 million) of these loans are floating rate loans (3.72% as of September 30, 2005) repayable semi-annually from November 2006 to May 2010;

•	NT$500 million (US$15 million) of these loans are floating rate loans (3.095% as of September 30, 2005) repayable totally in September 2009;

•	NT$566 million (US$17 million) of these loans are floating rate loans (2.925% as of September 30, 2005) repayable quarterly from April 2005 to January 2011;

•	NT$286 million (US$9 million) of these loans are floating rate loans (4.845% as of September 30, 2005) repayable semi-annually from September 2004 to September 2007;

•	NT$285 million (US$8 million) of these loans are floating rate loans (3.045% as of September 30, 2005) repayable quarterly from February 2005 to November 2008;

•	NT$256 million (US$8 million) of these loans are floating rate loans (2.925% as of September 30, 2005) repayable quarterly from December 2003 to September 2008;

•	NT$266 million (US$8 million) of these loans are floating rate loans (3.7% as of September 30, 2005) repayable quarterly from August 2005 to August 2009;

•	NT$200 million (US$6 million) of these loans are floating rate loans (3.62% as of September 30, 2005) repayable semi-annually from November 2006 to May 2010;

•	NT$180 million (US$5 million) of these loans are fixed rate loans (3.4% as of September 30, 2005) repayable quarterly from November 2004 to February 2007;

•	NT$134 million (US$4 million) of these loans are floating rate loans (3.44% as of September 30, 2005) repayable semi-annually from March 2005 to September 2006;

•	NT$130 million (US$4 million) of these loans are floating rate loans (2.5% as of September 30, 2005) repayable monthly from May 2008 to April 2020.

•	NT$120 million (US$4 million) of these loans are floating rate loans (3.89% as of September 30, 2005) repayable quarterly from December 2004 to September 2007;

•	NT$55 million (US$2 million) of these loans are floating rate loans (3.7% as of September 30, 2005) repayable quarterly from August 2005 to August 2009;

•	NT$34 million (US$1 million) of these loans are floating rate loans (3.765% as of September 30, 2005) repayable quarterly from July 2005 to July 2009;

•	NT$33 million (US$995 thousand) of these loans are floating rate loans (3.7% as of September 30, 2005) repayable quarterly from August 2005 to August 2009;

•	NT$29 million (US$874 thousand) of these loans are a fixed rate industrial research and development advancement loan (1% as of September 30, 2005) repayable quarterly from January 2006 to April 2010; and

•	NT$7 million (US$211 thousand) of these loans are floating rate loans (3.195% as of September 30, 2005) repayable quarterly from April 2001 to January 2006;

In addition, NT$6 million (US$181 thousand) is an interest-free research and development subsidy from the ROC Industrial Development Bureau for developing known-good-die solutions and COF assembly and testing technology, which is repayable quarterly from July 2003 to July 2006. As of September 30, 2005, no additional credit under this loan was available as the credit line expired upon completion of the research project. ChipMOS Taiwan is obligated to pay a maximum of NT$5 million (US$151 thousand) or 2% of sales of products developed for three years after completing the project. ChipMOS Taiwan paid NT$5 million to the ROC Industrial Development Bureau in 2004.

On December 31, 2003, we obtained a syndicated loan facility in the amount of NT$2,000 million from a group of financial institutions for a term of four years. This loan facility is secured by our facilities at the Southern Taiwan Science Park and our testing and assembly equipment located within our facilities at the Hsinchu Science Park and the Southern Taiwan Science Park. As of April 30, 2005, all NT$2,000 million was drawn under this loan facility.

On July 24, 2002, we obtained a syndicated loan facility in the amount of NT$2,500 million from a group of financial institutions for a term of five years. This loan facility is secured by our facilities at the Southern Taiwan Science Park and our testing and assembly equipment located within our facilities at the Hsinchu Science Park and the Southern Taiwan Science Park. As of December 31, 2003, this loan facility was fully drawn. Under this loan facility, ChipMOS Taiwan is required to ensure that we and Siliconware Precision collectively maintain a percentage of direct ownership in ChipMOS Taiwan of at least 50% of outstanding shares and have control over its operations. As of September 30, 2005, we and Siliconware Precision have 99.1% of direct ownership in ChipMOS Taiwan and have control over its operations.

On July 27, 2004, we obtained a syndicated loan facility in the amount of NT$1,000 million for a term of five years. This loan facility is secured by our facilities at the Southern Taiwan Science Park and our testing and assembly equipment located within our facilities at the Hsinchu Science Park and the Southern Taiwan Science Park. As of September 30, 2005, this loan facility was fully drawn.

In addition, on June 7, 2005, we obtained a syndicated loan facility in the amount of NT$1,000 million (US$30 million) for a term of four years. This loan facility is secured by our facilities at the Hsinchu Science Park. As of September 30, 2005, NT$500 million had been drawn under this loan facility.

Certain of our loan agreements and indentures contain covenants that, if violated, could result in the obligations under these agreements becoming due prior to the originally scheduled maturity dates. These covenants include financial covenants that require us to:

•	maintain a current assets to current liabilities ratio above 1:1;

•	maintain total indebtedness to shareholders’ equity (excluding goodwill and other intangible assets) ratio below 1.2:1;

•	maintain total indebtedness to shareholders’ equity ratio below 1:1;

•	maintain the earnings before interest, taxes, depreciation and amortization to gross interest expense ratio above 2.5:1; and

•	maintain a guaranteed to issued capital ratio below 1:2.

As of September 30, 2005, we were in compliance with our financial covenants.

In August 2004, ThaiLin issued NT$1,000 million secured convertible bonds due August 3, 2009, and ChipMOS Taiwan purchased bonds in an amount of NT$100 million in that offering to maintain its percentage ownership in ThaiLin. The syndicated loan among ThaiLin, Hsinchu International Bank and a group of financial institutions, or the Financial Institutions, dated June 9, 2004, pursuant to which the Financial Institutions guaranteed the NT$1,000 million convertible bonds issued by ThaiLin in August 2004, provides that ThaiLin obtain the approval of the Financial Institutions in respect of any material investment plan not within the course of normal business operation (including any plan of purchase or disposal of the assets) of ThaiLin. As of September 30, 2005, all of the secured convertible bonds were converted into ThaiLin common shares.

In addition, a substantial portion of our short-term and long-term borrowings may be subject to repayment upon a material deterioration of our financial condition, results of operations or our ability to perform under the loan agreements.

Set forth below are the maturities of our long-term bank loans outstanding as of September 30, 2005:

	(in millions)
During the quarter ended December 31, 2005	NT$	262	US$	8
During 2006		2,101		63
During 2007		2,000		60
During 2008		778		24
During 2009 and onwards		1,308		39

	NT$	6,449	US$	194

As of September 30, 2005, certain of our land and buildings and machinery with an aggregate net book value of NT$2,460 million (US$74 million) and NT$6,545 million (US$197 million), respectively, and time deposits in the aggregate amount of NT$54 million (US$2 million) were pledged as collateral in connection with our long-term and short-term borrowings. Approximately 49% of our net property, plant and equipment in terms of book value was pledged as collateral for our long-term and short-term loans.

Our unused credit lines for short-term loans, as of September 30, 2005, totalled NT$2,737 million (US$82 million), which will expire between October 2005 and October 2006. As of September 30, 2005, we had available undrawn long-term credit facilities totaling NT$1,500 million (US$45 million).

As of September 30, 2005, we had short-term working capital loans of NT$85 million (US$3 million) with rates between 3.825% and 4.267%, which are due between October 2005 and March 2006. We also had credit loans for imports of machinery in the total amount of NT$751 million (US$23 million), which are due on or before March 2006.

We believe our current cash and cash equivalents, cash flow from operations and available credit facilities will be sufficient to meet our capital spending and other capital needs for the next 18 months, other than our commitments to invest in ChipMOS Shanghai, a wholly owned subsidiary of our controlled consolidated subsidiary, Modern Mind, and to purchase wafer sorting testers and probers as requested by Spansion under our agreement with Spansion. In order to meet ChipMOS Shanghai’s investment commitments, we may borrow additional amounts and issue additional debt or equity securities. With respect to our commitment under the testing and assembly services agreement with Spansion, we are currently considering obtaining a syndicated loan from a group of financial institutions to meet our capital expenditure requirements. See “Risk Factors — If we fail to obtain sufficient capital to purchase equipment meeting the forecasted capacity requirement under our agreement with Spansion, we will be in breach of the agreement.”

From time to time, we evaluate possible investments and acquisitions in Taiwan, Mainland China and elsewhere and may, if a suitable opportunity arises, acquire additional capacity by making an investment or acquisition at an attractive price. We may finance these expenditures from cash flow from operations, amounts available under existing credit facilities, additional borrowing and the issuance of securities.

Off-Balance Sheet Arrangements

As of September 30, 2005, we had no off-balance sheet arrangements.

US GAAP Reconciliation

Our consolidated financial statements are prepared in accordance with ROC GAAP, which differs in certain material respects from US GAAP. The following table sets forth a comparison of our net income, total assets and shareholders’ equity in accordance with ROC GAAP and US GAAP for the periods indicated:

	Year ended as of December December 31,			Nine Months ended as of September 30, (unaudited)
	2002	2003	2004	2004	2005	2005
	NT$	NT$	NT$	NT$	NT$	US$
	(in millions)			(in millions)
Net income in accordance with:
ROC GAAP	$(970.3)	$482.4	$1,675.9	$1,569.5	$452.4	$13.6
US GAAP	(913.4)	485.3	1,665.5	1,549.1	446.8	13.5
Total assets in accordance with:
ROC GAAP	17,953.7	19,665.7	31,545.1	27,903.6	30,539.9	920.5
US GAAP	18,020.9	19,633.5	31,521.7	27,866.1	30,476.1	918.5
Shareholders’ equity in accordance with:
ROC GAAP	6,713.3	7,248.2	10,160.6	10,148.9	10,788.8	325.3
US GAAP	6,760.2	7,221.3	10,132.6	10,114.1	10,764.5	324.5

Note 27 to our audited financial statements describes the principal differences between ROC GAAP and US GAAP as they relate to us, and a reconciliation to US GAAP of certain items, including net income and shareholders’ equity. Differences between ROC GAAP and US GAAP which have an effect on our net income as reported under ROC GAAP relate to, among other things, amortization of technology transfer in payment of capital stock, interest capitalization, and the minority interests in ChipMOS Taiwan.

Market Risks

Our exposure to financial market risks relates primarily to changes in interest rates and foreign exchange rates. To mitigate these risks, we utilize derivative financial instruments, the application of which is primarily for hedging, and not for speculative, purposes.

Interest Rate Risks

As of September 30, 2005, we had aggregate debt outstanding of NT$10,082 million (US$304 million), which was incurred for capital expenditure and general operating expenses. Of our outstanding debt, 63% bears interest at variable rates. The interest rate for the majority of our variable rate debt varies based on a fixed percentage spread over the prime rate established by our lenders. Our variable rate debt had an annual weighted average interest rate of 3.8% as of September 30, 2005. Accordingly, we have cash flow and earnings exposure due to market interest rate changes for our variable rate debt. An increase in interest rates of 1% would increase our annual interest charge by NT$63 million (US$2 million) based on our outstanding indebtedness as of September 30, 2005.

ChipMOS Taiwan has entered into interest rate swap agreements to manage its interest rate risk. As of September 30, 2005, ChipMOS Taiwan had two interest rate swap agreements outstanding, with a notional amount of NT$500 million and NT$300 million respectively. The first interest rate swap was entered into on July 28, 2004 and will terminate on July 30, 2007, and the second swap was entered into on October 13, 2004 and was terminated on October 4, 2005, with an interest expense of NT$4 million (US$121 thousand) incurred. On October 4, 2005, ChipMOS Taiwan entered into two interest rate swap agreements, each with a notional amount of NT$100 million. For these swaps, the difference in interest rates is calculated quarterly and credited or charged in the current period. In 2004 and the nine months ended September 30, 2005, we recognized as NT$151 thousand and NT$556 thousand, respectively, of non-operating income as a result of the swaps. We and ChipMOS Taiwan did not enter into interest rate swap agreements in 2002 or 2003.

Foreign Currency Risks

Our foreign currency exposure gives rise to market risks associated with exchange rate movements against the NT dollar, the Japanese yen and the US dollar. As of September 30, 2005, 22% of our accounts receivable are denominated in US dollars and Japanese yen, and 49% of our accounts payable and payables for properties are denominated in Japanese yen and US dollars. To minimize foreign currency exchange risk, from time to time we utilize forward exchange contracts and foreign currency options to hedge our exchange rate risk on foreign currency assets or liabilities positions. These hedging transactions help to reduce, but do not eliminate, the impact of foreign currency exchange rate movements. An average depreciation of the NT dollar against all other relevant foreign currencies of 5% would increase our annual exchange losses by NT$67 million (US$2 million) based on our outstanding assets and liabilities denominated in foreign currencies as of September 30, 2005. As of December 31, 2002, 2003, 2004 and September 30, 2005, we had no outstanding forward exchange or foreign currency option contracts. Our net gains on forward exchange contracts were NT$0, NT$0, NT$5 million and NT$505 thousand (US$15 thousand) for the years ended December 31, 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively.

See Note 25 of our audited consolidated financial statements for additional information on these derivative transactions.

Taxation

ChipMOS Taiwan was granted an exemption from Republic of China income taxes for a period of four years on income attributable to the expansion of its production capacity as a result of purchases of new equipment funded by capital increases in 1998, 1999 and 2000. The tax exemption relating to the expansion of production capacity in 1998 and 1999 expired on December 31, 2002. The tax exemption relating to the expansion of production capacity in 2000 will expire on December 31, 2005, and has resulted in tax savings for ChipMOS Taiwan of approximately NT$34 million in 2003, approximately NT$198 million in 2004 and approximately NT$101 million (US$3 million) in the nine months ended September 30, 2005.

ChipMOS Taiwan is also entitled to other tax incentives generally available to Taiwan companies under the Statute of Upgrading Industries, including tax credits of up to 35% for certain research and development and employee training expenses (and, if the amount of expenditure exceeds the average amount of expenditure for the preceding two years, 50% of the excess amount may be credited against tax payable) and from 5% to 20% for certain investments in automated equipment and technology. These tax credits must be utilized within five years from the date on which they were earned. In addition, except for the last year of the five-year period, the aggregate tax reduction from these tax credits for any year cannot exceed 50% of that year’s income tax liability. In 2003 and 2004, tax credits resulted in tax savings for ChipMOS Taiwan of approximately NT$83 million and approximately NT$455 million, respectively.

Net income generated by ChipMOS Taiwan after January 1, 1998, which is not distributed in the year following the year the income was generated, is subject to income tax at the rate of 10%. If that net income is subsequently distributed, the income tax previously paid on that income is credited against the amount of withholding tax payable by shareholders, who are not individuals or entities of the Republic of China (for taxation purposes), in connection with the distribution.

In accordance with the relevant tax rules and regulations of the PRC, ChipMOS Shanghai enjoys income tax exemptions for the first two profitable years and a 50% reduction of the applicable income taxes in the following three years. Any tax losses can only be carried forward for five years.

BUSINESS

Introduction

We believe that we are one of the leading independent providers of semiconductor testing and assembly services. Specifically, we believe that we are the largest independent provider of testing and assembly services for LCD and other flat-panel display driver semiconductors globally and a leading provider of testing and assembly services for advanced memory products in Taiwan. The depth of our engineering expertise and the breadth of our testing and assembly technologies enable us to provide our customers with advanced and comprehensive solutions. In addition, our geographic presence in Taiwan and Mainland China is attractive to customers wishing to take advantage of the logistical and cost efficiencies stemming from our close proximity to foundries and producers of consumer electronic products in Taiwan and Mainland China. Our production facilities are located in Hsinchu and Tainan, Taiwan and Shanghai, Mainland China.

Industry background

Semiconductor Industry Trends

Growth in the semiconductor industry is largely driven by end-user demand for consumer electronics, communications equipment and computers, for which semiconductors are critical components. Highly cyclical, the worldwide semiconductor industry has experienced peaks and troughs over the last decade, with a severe downturn at the end of 2000 that was followed by a modest recovery in late 2002. Since then, the industry has continued to expand and is expected to continue its growth over the next few years, driven by overall global GDP growth, increased information technology spending, and demand for new and improved electronic products and applications, along with further improvements in the cost, performance, speed and size of semiconductors.

Selected Key Semiconductor Markets

Various sectors of the semiconductor industry are expected to benefit from the anticipated growth in demand for new and improved electronic products and applications. These sectors include the memory semiconductor market, the LCD and other flat-panel display driver semiconductor market and the mixed-signal semiconductor market.

Memory Semiconductor Market

The memory market is expected to grow as memory content in consumer electronics and PC applications increases due to increasing operating system requirements, increasing use of graphics in gaming and other applications, continued growth of broadband content and a transition to 64-bit PC architecture. The memory market is dominated by two segments — DRAM and flash memory. Growth in the DRAM market is expected to be driven by an increase in PC unit shipments and wireless handsets that use multi-chip packages. The flash memory market is expected to continue to experience strong growth due to increasing memory requirements for cellular handsets, digital cameras and digital audio and video devices.

LCD and Other Flat-Panel Display Driver Semiconductor Market

Flat-panel displays are used in applications such as PC monitors, notebook computers, television sets, cellular handsets and digital cameras. Thin-film-transistor LCDs, or TFT-LCDs, account for about three-fourths of the flat-panel display market. We currently expect the market for LCD and other flat-panel display driver semiconductors to grow significantly due to increasing demand for flat-panel displays.

Mixed-Signal Semiconductor Market

The communications market is one of the main drivers of growth in the semiconductor industry. Mixed-signal semiconductors, which are chips with analog functionality covering more than half of the chip area, are largely used in the communications market. The increasing use of digital technology in communications equipment requires chips with both digital and analog functionality for applications such as modems, network routers, switches, cable set-top boxes and cellular handsets. As the size and cost of cellular handsets and other communications-related devices have decreased, components have increased in complexity. Mixed-signal semiconductors, such as LCD controllers and DVD controllers, are also used in consumer electronic products.

Overview of the Semiconductor Manufacturing Process

The manufacturing of semiconductors is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The manufacturing process may be broadly divided into the following stages:

Process	Description

Circuit Design	The design of a semiconductor is developed by laying out circuit patterns and interconnections.

Wafer Fabrication	Wafer fabrication begins with the generation of a photomask, a photographic negative onto which a circuit design pattern is etched or transferred by an electron beam or laser beam writer. Each completed wafer contains many fabricated chips, each known as a die.

Wafer Probe	Each individual die is then electrically tested, or probed, for defects. Dies that fail this test are discarded, or, in some cases, salvaged using laser repair.

Assembly	The assembly of semiconductors serves to protect the die, facilitates its integration into electronic systems and enables the dissipation of heat. The process begins with the dicing of the wafers into chips. Each die is affixed to a leadframe-based or organic substrate-based package. Then, electrical connections are formed, in many cases by connecting the terminals on the die to the inner leads of the package using fine metal wires. Finally, each chip is encapsulated for protection, usually in a molded epoxy enclosure.

Final Test	Assembled semiconductors are tested to ensure that the device meets performance specifications. Testing takes place on specialized equipment using software customized for each application. For memory semiconductors, this process also includes “burn-in” testing to screen out defective devices by applying very high temperatures and voltages.

Outsourcing Trends in Semiconductor Manufacturing

Historically, integrated device manufacturers, or IDMs, designed, manufactured, tested and assembled semiconductors primarily at their own facilities. In recent years, there has been a trend in the industry to outsource stages in the manufacturing process to reduce the high fixed costs resulting from the increasingly complex manufacturing process. Virtually every significant stage of the manufacturing process can be outsourced. The independent semiconductor manufacturing services market currently consists of wafer fabrication and probing services and semiconductor testing and assembly services. Most of the world’s major IDMs now use some independent semiconductor manufacturing services to maintain a strategic mix of internal and external manufacturing capacity. We believe that many of these IDMs are significantly reducing their investments in new semiconductor testing and assembly facilities. The availability of technologically advanced independent semiconductor manufacturing services has also enabled the growth of “fabless” semiconductor companies that focus exclusively on semiconductor design and marketing and outsource their fabrication, testing and assembly requirements to independent companies.

We believe the outsourcing of semiconductor manufacturing services, and in particular of testing and assembly services, will increase for many reasons, including the following:

Significant Capital Expenditure Requirements. Driven by increasingly sophisticated technological requirements, wafer fabrication, testing and assembly processes have become highly complex, requiring substantial investment in specialized equipment and facilities and sophisticated engineering and manufacturing expertise. In addition, product life cycles have been shortening, magnifying the need to continually upgrade or replace manufacturing, testing and assembly equipment to accommodate new products. As a result, new investments in in-house fabrication, testing and assembly facilities are becoming less desirable for IDMs because of the high investment costs, as well as difficulties in achieving sufficient economies of scale and utilization rates to be competitive with the independent service providers. Independent foundry, testing and assembly companies, on the other hand, are able to realize the benefits of specialization and achieve economies of scale by providing services to a large base of customers across a wide range of products. This enables them to reduce costs and shorten production cycles through high capacity utilization and process expertise.

Increasing Focus on Core Competencies. As the costs of semiconductor manufacturing facilities increase, semiconductor companies are expected to further outsource their wafer fabrication, testing and assembly requirements to focus their resources on core competencies, such as semiconductor design and marketing.

Time-to-Market Pressure. Increasingly short product life cycles have amplified time-to-market pressure for semiconductor companies, leading them to rely increasingly on independent companies as a key source for effective wafer fabrication, testing and assembly services.

Semiconductor Testing and Assembly Services Industry

Growth in the semiconductor testing and assembly services industry is driven by increased outsourcing of the various stages of the semiconductor manufacturing process by IDMs and fabless semiconductor companies.

The Semiconductor Industry and Conditions of Outsourcing in Taiwan and Mainland China

Taiwan is one of the world’s leading locations for outsourced semiconductor manufacturing. The semiconductor industry in Taiwan has developed such that the various stages of the semiconductor manufacturing process have been disaggregated, thus allowing for specialization. The disaggregation of the semiconductor manufacturing process in Taiwan permits these semiconductor manufacturing service providers to focus on particular parts of the production process, develop economies of scale, maintain higher capacity utilization rates and remain flexible in responding to customer needs. There are several leading service providers in Taiwan, each of which offers substantial capacity, high-quality manufacturing, leading semiconductor wafer fabrication, test, assembly and process technologies, and a full range of services. These service providers have access to an educated labor pool and a large number of engineers suitable for sophisticated manufacturing industries. As a result, many of the world’s leading semiconductor companies outsource some or all of their semiconductor manufacturing needs to Taiwan’s semiconductor manufacturing service providers and take advantage of the close proximity among facilities. In addition, companies located in Taiwan are very active in the design and manufacture of electronic systems, which has created significant local demand for semiconductor devices.

Mainland China has emerged as a similarly attractive location for outsourced semiconductor manufacturing. Mainland China is an attractive manufacturing location for electronic products because companies can take advantage of a well-educated yet low-cost labor force, cost savings due to tax benefits and a large domestic market. These factors have driven a rapid relocation of much of the electronics industry manufacturing and supply chain to Mainland China. An increasing number of global electronic systems manufacturers and contract manufacturers are relocating production facilities to Mainland China. We believe that these electronic product manufacturers and contract manufacturers will source an increasing portion of their demand for semiconductors from semiconductor suppliers located in Mainland China in order to reduce production cycle times, decrease costs, simplify supply chain logistics and meet local content requirements. In line with this trend, we have in recent years expanded our operations in Mainland China.

Overview of the Company

We provide a broad range of back-end testing services, including engineering testing, wafer probing and final testing of memory and mixed-signal semiconductors. We also offer a broad selection of leadframe-based and organic substrate-based package assembly services for memory and mixed-signal semiconductors. Our advanced leadframe-based packages include thin small outline packages, or TSOPs, and our advanced organic substrate-based packages include fine-pitch ball grid array, or fine-pitch BGA, packages. In addition, we provide testing and assembly services for LCD and other flat-panel display driver semiconductors by employing tape carrier package, or TCP, chip-on-film, or COF, and chip-on-glass, or COG, technologies. We also provide semiconductor turnkey services by purchasing fabricated wafers and then selling tested and assembled semiconductors, primarily memory products.

Semiconductors tested and assembled by us are used in personal computers, graphics applications, such as game consoles and personal digital assistants, or PDAs, communications equipment, such as cellular handsets, and consumer electronic products and display applications, such as flat-panel displays. In 2004 and the nine months ended September 30, 2005, respectively, 40% and 42% of our net revenue was from testing services for memory and mixed-signal semiconductors, 39% and 40% from assembly services for memory and mixed-signal semiconductors, 18% and 18% from LCD and other flat-panel display driver semiconductor testing and assembly services and 3% and 0% was from semiconductor turnkey services.

Our Structure and History

We are a holding company, incorporated in August 2000 under the Companies Act 1981 of Bermuda. We provide most of our services in Taiwan through our majority-owned subsidiary, ChipMOS TECHNOLOGIES INC., or ChipMOS Taiwan, and its subsidiaries and investees. We also provide services in Mainland China through ChipMOS TECHNOLOGIES (Shanghai) LTD., or ChipMOS Shanghai, a wholly-owned subsidiary of Modern Mind Technology Limited, or Modern Mind, which is one of our controlled consolidated subsidiaries. As of September 30, 2005, Mosel Vitelic Inc., or Mosel, indirectly owned approximately 38.6% of our common shares.

The following chart illustrates our corporate structure and our equity interest in each of our principal subsidiaries and affiliates as of December 1, 2005.(1)

(1)	Under ROC Financial Accounting Standards and the regulations of the Taiwan Securities and Futures Commission, we are required to consolidate the financial results of any subsidiaries in which we hold a controlling interest or voting interest in excess of 50%. In 2002, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS TECHNOLOGIES (H.K.) Limited, Modern Mind and its wholly-owned subsidiary, ChipMOS Shanghai. In 2003, we also consolidated the financial results of ThaiLin. From January 12 and 28, 2004, onwards, we also consolidated the financial results of Advanced Micro Chip Technology Co., Ltd. (which was liquidated in October 2004), and ChipMOS Logic, respectively, and from April 1, 2004, onwards, we also consolidated the financial results of Chantek. Starting from April 30, 2004, our financial results also included the financial results of WWT, which was subsequently merged into ChipMOS Logic. Starting from November 1, 2004, our financial statements also included the results of First Semiconductor Technology, Inc. in which ChipMOS Taiwan acquired a 67.8% equity interest on November 1, 2004 and transferred back this interest to First Semiconductor Technology, Inc. on April 29, 2005.
(2)	As of December 1, 2005, 3,899,999 shares of ChipMOS Hong Kong (formerly ChipMOS Far East Limited) were issued to us and one share was issued to Shih-Jye Cheng, our chairman and chief executive officer, representing 100% of the then issued share capital of ChipMOS Hong Kong. Shih-Jye Cheng holds the one share issued to him as trustee for and on behalf of our company.
(3)	We control Modern Mind through our ownership of a convertible note issued by Modern Mind that may be converted into a controlling equity interest in Modern Mind. We do not currently own any equity interest in Modern Mind. ChipMOS Shanghai is a wholly-owned subsidiary of Modern Mind.

Below is a description of our principal consolidated subsidiaries:

ChipMOS TECHNOLOGIES INC. ChipMOS TECHNOLOGIES INC., or ChipMOS Taiwan, was incorporated in Taiwan in July 1997 as a joint venture company of Mosel and Siliconware Precision and with the participation of other investors. Its operations consist of the testing and assembly of semiconductors. ChipMOS Taiwan also provides testing and assembly services on a turnkey basis, which entails ChipMOS Taiwan purchasing fabricated wafers and then selling tested and assembled semiconductors. We acquired our interest in ChipMOS Taiwan by issuing our common shares to ChipMOS Taiwan’s shareholders in exchange for their 70.3% shareholding in ChipMOS Taiwan in January 2001. In October 2001, ChipMOS Taiwan issued 6,911,732 common shares as employee bonuses. In December 2002, we issued 531,175 common shares in exchange for 5,633,442 ChipMOS Taiwan common shares held by these employees. As of September 30, 2005, we held 70.3% of the outstanding common shares of ChipMOS Taiwan and Siliconware Precision held 28.7%.

On June 16, 2005, ChipMOS Taiwan and Chantek, a 68.0% subsidiary of ChipMOS Taiwan, agreed to merge in a stock-for-stock transaction. Under the merger agreement, as amended on September 2, 2005, shareholders of Chantek (other than ChipMOS Taiwan) were entitled to elect to receive cash or ChipMOS Taiwan shares in exchanges for their Chantek shares at the ratio of 3.6 to 1. As a result, ChipMOS Taiwan paid NT$81 million in cash and issued 6 million shares to Chantek shareholders pursuant to the merger agreement. The transaction closed on November 21, 2005, and ChipMOS Bermuda’s interest in ChipMOS Taiwan was 70.3% as of December 1, 2005.

ChipMOS TECHNOLOGIES (H.K.) Limited. ChipMOS TECHNOLOGIES (H.K.) Limited, or ChipMOS Hong Kong (formerly ChipMOS Far East Limited), was incorporated in Hong Kong in November 2002. It is engaged in financial management and marketing and sales. As of April 30, 2004, we held 100% of the outstanding common shares of ChipMOS Hong Kong. Effective May 31, 2005, the name of ChipMOS Far East Limited was changed to ChipMOS TECHNOLOGIES (H.K.) Limited.

Modern Mind Technology Limited and ChipMOS TECHNOLOGIES (Shanghai) LTD. Modern Mind was incorporated in the British Virgin Islands in January 2002. Modern Mind conducts its operations through ChipMOS Shanghai, a wholly-owned subsidiary incorporated in Mainland China in June 2002. ChipMOS Shanghai is engaged in wafer testing and semiconductor assembly and testing. We acquired a 100% equity interest in Modern Mind on December 12, 2002, and then transferred it to Jesper Limited on December 31, 2002. In 2003, we acquired from Jesper Limited a convertible note in the amount of US$37.5 million issued by Modern Mind that may be converted into a controlling equity interest in Modern Mind at a conversion rate of one ordinary share of Modern Mind for every US$1.00 if the repayment is not made when due. In 2004, we restructured our control of ChipMOS Shanghai and our Mainland China operations. On July 29, 2004, we replaced the US$37.5 million convertible note previously issued by Modern Mind in its entirety with a US$62.8 million demand note issued by Modern Mind, with the difference representing a US$25 million loan that we extended to Modern Mind from the net proceeds of our July 2004 offering of common shares. In addition, we extended a loan in the aggregate amount of US$50 million to Modern Mind from the net proceeds of our November 2004 convertible debt offering in exchange for demand notes issued by Modern Mind in the same aggregate amount. As of December 1, 2005, the aggregate amount of total loans we extended to Modern Mind was US$112.8 million. The demand notes are convertible at any time into common shares representing, immediately after the conversion, almost 100% of the then outstanding common shares of Modern Mind at a conversion rate of US$1.00 for each common share of Modern Mind. Payment under the demand notes are fully and unconditionally guaranteed by Jesper Limited and secured by a security interest in the entire equity interest in Modern Mind and ChipMOS Shanghai. We have obtained from Jesper Limited an irrevocable option to acquire at any time the common shares of Modern Mind then owned by Jesper Limited.

In addition, on April 22, 2004, ChipMOS Hong Kong and ChipMOS Shanghai entered into an exclusive services agreement, pursuant to which ChipMOS Shanghai will provide its services exclusively to ChipMOS Hong Kong or customers designated by ChipMOS Hong Kong. Under the exclusive services agreement, ChipMOS Hong Kong will purchase and consign to ChipMOS Shanghai all of the equipment required to render those services. The exclusive services agreement has a term of ten years which is automatically renewable for additional ten-year period unless either party provides written notice of intention to terminate at least 30 days prior to the expiration of such ten year term. In addition, ChipMOS Hong Kong may terminate the exclusive services agreement at any time by giving 30 days’ prior written notice.

See “Risk Factors — Risks Relating to Countries in Which We Conduct Operations — The investments in Mainland China by our controlled consolidated subsidiary, Modern Mind, through ChipMOS Shanghai, and the related contractual arrangements may result in Mosel violating ROC laws governing investments in Mainland China by ROC companies or persons. Any sanctions on Mosel as a result of any violation of ROC laws may cause Mosel to decrease its ownership in us significantly or cause Mosel to take other actions that may not be in the best interest of our other shareholders” and “Risk Factors — Risks Relating to Countries in Which We Conduct Operations — Our current ownership structure and contractual arrangements with Jesper Limited,

Modern Mind and ChipMOS Shanghai may not be effective in providing operational control of our Mainland China operations” for risks associated with our investment in Mainland China and these contractual arrangements.

ThaiLin Semiconductor Corp. ThaiLin was incorporated in Taiwan in May 1996, and is listed on the GreTai Securities Market in Taiwan. It is engaged in the provision of semiconductor testing services. ChipMOS Taiwan acquired a 41.8% interest in ThaiLin in December 2002. As of September 30, 2005, ChipMOS Taiwan held a 26.8% interest in ThaiLin. Under applicable accounting principles, ThaiLin was consolidated into our consolidated financial statements in 2003 because ChipMOS Taiwan was deemed to exert significant control over ThaiLin through common directors and management. Mr. S.J. Cheng, our chairman and chief executive officer and the director and chairman of ChipMOS Taiwan, is also a director and the chairman of ThaiLin. In addition, four of the seven directors of ThaiLin are appointed by ChipMOS Taiwan. In August 2004, ThaiLin completed a NT$1,000 million convertible bond offering, and ChipMOS Taiwan purchased bonds in an amount of NT$100 million in that offering to maintain its percentage ownership in ThaiLin. ChipMOS Taiwan converted these convertible bonds in March 2005.

On August 15, 2005, ThaiLin entered into a merger agreement with ChipMOS Logic, whereby ChipMOS Logic agreed to be merged into ThaiLin, with ThaiLin as surviving entity. Under the merger agreement, shareholders of ChipMOS Logic received one common share of ThaiLin in exchange for 2.8 common shares of ChipMOS Logic. After the merger, which was closed on December 1, 2005, ChipMOS Taiwan held a 34.1% interest in ThaiLin.

Advanced Micro Chip Technology Co., Ltd. AMCT was incorporated in Taiwan in March 2000. It provided gold bumping services, which are used in connection with the assembly of LCD and other flat-panel display driver semiconductors. In February 2003, ChipMOS Taiwan acquired a 23.1% interest in AMCT and increased its ownership during 2003 to 30.8% as of December 31, 2003. ChipMOS Taiwan purchased additional interests in AMCT in January, February and March 2004. As a result, ChipMOS Taiwan held a 99.7% equity interest in AMCT as of April 30, 2004. ChipMOS Taiwan completed the integration of all of AMCT’s business operations into ChipMOS Taiwan in April 2004 and completed the liquidation of AMCT in October 2004.

CHANTEK ELECTRONIC CO., LTD. Chantek was incorporated in Taiwan in May 1989 and is listed on the GreTai Securities Market in Taiwan. It provides semiconductor assembly services for low-density volatile and non-volatile memory semiconductors, consumer semiconductors and microcontroller semiconductors. ChipMOS Taiwan acquired its ownership interest in Chantek in September 2002.

PlusMOS Technologies Inc., or PlusMOS, was incorporated in Taiwan in March 2000 as a joint venture between ChipMOS Taiwan and Mosel for the manufacture, design and sale of DRAM modules. On April 1, 2004, PlusMOS was merged into Chantek in a stock-for-stock merger pursuant to which shareholders of PlusMOS received 1.1 common shares of Chantek in exchange for one common share of PlusMOS. The merger was approved by the shareholders of Chantek and PlusMOS in December 2003. Upon consummation of this merger, ChipMOS Taiwan directly held a 34.2% interest in Chantek, which is the surviving entity. As a result, ChipMOS Taiwan became the controlling shareholder of Chantek. Starting from April 1, 2004, we began consolidating Chantek into our consolidated financial results and increased our interest in Chantek to 68.0% on November 15, 2004.

On November 21, 2005 Chantek was merged into ChipMOS Taiwan, withChipMOS Taiwan as the surviving entity. For additional information regarding the merger agreement, see “— ChipMOS Technologies Inc.” above.

ChipMOS Logic TECHNOLOGIES INC. ChipMOS Logic was incorporated in Taiwan in January 2004, with ChipMOS Taiwan holding a 62.5% interest and ThaiLin holding a 37.5% interest. ChipMOS Logic is engaged in logic testing services. On April 30, 2004, WWT, a Taiwan-based company engaged in logic testing services, merged into ChipMOS Logic, with ChipMOS Logic as the surviving entity, in a stock-for-stock merger pursuant to which shareholders of WWT received one common share of ChipMOS Logic in exchange for 10 common shares of WWT. Upon consummation of the merger between WWT and ChipMOS Logic, ChipMOS Taiwan and ThaiLin owned approximately 52.9% and 24.6%, respectively, of ChipMOS Logic, with the original management team of WWT, two original shareholders of WWT, including one creditor bank, and the management team of ChipMOS Logic owning the remaining interest. As of September 30, 2005, ChipMOS Taiwan and ThaiLin owned approximately 56.1% and 24.6%, respectively, of ChipMOS Logic.

On December 1, 2005, ChipMOS Logic was merged into ThaiLin, with ThaiLin as the surviving entity. For additional information regarding the merger agreement, see “— ThaiLin Semiconductor Corp.” above.

First Semiconductor Technology, Inc. First Semiconductor Technology, Inc. was incorporated in the United States of America in June 1998 and engages in IC logic testing services. ChipMOS Taiwan acquired a 67.8% ownership interest in First Semiconductor Technology, Inc. on November 1, 2004 in connection with the purchase of certain assets and equipment from First International Computer Testing and Assembly, and transferred this interest to First Semiconductor Technology, Inc. on April 29, 2005 pursuant to a share repurchase agreement.

Our Strategy

Our goal is to reinforce our position as a leading independent provider of semiconductor testing and assembly services, concentrating principally on memory, mixed-signal and LCD and other flat-panel display driver semiconductors. The principal components of our business strategy are set forth below.

Focus on Providing Our Services to the High-Growth Segments of the Semiconductor Industry.

We intend to continue our focus on developing and providing advanced testing and assembly services for high-growth segments of the semiconductor industry, such as memory, mixed-signal and LCD and other flat-panel display driver semiconductors. In 2004 and the first nine months of 2005, our revenue from testing and assembly of semiconductors for these segments accounted for 97% and 100%, respectively, of our net revenue. We believe that our investments in equipment and research and development in some of these areas allow us to offer a differentiated service from our competition. In order to continue to benefit from the expected growth in these segments, we intend to continue to invest in capacity to meet the testing and assembly requirements of these key semiconductor market segments.

Continue to Invest in the Research and Development of Advanced Testing and Assembly Technologies.

We believe that our ability to provide progressively more advanced testing and assembly services to customers is critical to our business. In addition, advanced semiconductor testing and assembly services typically generate higher margins due to the greater expertise required and the more sophisticated technologies used. We will continue to invest in the research and development of advanced testing and assembly technologies. For example, we are expanding our capabilities in fine-pitch BGA and the testing and assembly of COFs. We have also introduced fine-pitch COF based on our proprietary technology and COG testing and assembly services for LCD and other flat-panel display driver semiconductors.

In addition, we will continue to pursue the development of new testing and assembly technologies jointly with domestic and foreign research institutions and universities. We expect to focus our research and development efforts in the following areas:

•	developing new software conversion programs to increase the capabilities of our testers;

•	developing technologies for wafer-level burn-in and testing before assembly;

•	developing advanced assembly technologies for high speed memory devices and CMOS image sensors;

•	developing fine-pitch bumping, chip probing and bonding technologies for LCD drivers;

•	improving manufacturing yields for new assembly technologies;

•	developing environmentally friendly assembly services that focus on eliminating the lead and halogen elements from the materials employed in the package and reducing the toxicity of gaseous chemical wastes; and

•	implementation of RFID on wafer probing process.

In 2004 and the nine months ended September 30, 2005, we spent approximately 2%, respectively, of our net revenue on research and development. We will continue to invest our resources to recruit and retain experienced research and development personnel. As of December 1, 2005, our research and development team comprised 224 persons.

Build on Our Strong Presence in Taiwan and Expand Our Operations in Mainland China.

We intend to build on our strong presence in key centers of semiconductor and electronics manufacturing to further grow our business. Currently, most of our operations are in Taiwan, one of the world’s leading locations for outsourced semiconductor manufacturing. This presence provides us with several advantages. First, our proximity to other semiconductor companies is attractive to customers who wish to outsource various stages of the semiconductor manufacturing process. Second, our proximity to many of our suppliers, customers and the end-users of our customers’ products enables us to be involved in the early stages of the semiconductor design process, enhances our ability to quickly respond to our customers’ changing requirements and shortens our customers’ time-to-market. Third, we have access to an educated labor pool and a large number of engineers who are able to work closely with our customers and other providers of semiconductor manufacturing services.

As with our operations in Taiwan, we intend to similarly benefit from our operations in Mainland China through ChipMOS Shanghai. We intend to invest in and expand our operations in Mainland China, increasing our testing and assembly services for memory semiconductors. We also plan to expand our testing and assembly services in our Shanghai facility to include LCD and other flat-panel display driver semiconductors.

Expand Our Offering of Vertically Integrated Services.

We believe that one of our competitive strengths is our ability to provide vertically integrated services to our customers. Vertically integrated services consist of the integrated testing, assembly and direct shipment of semiconductors to end-users designated by our customers. Providing vertically integrated services enables us to shorten lead times for our customers. As time-to-market and cost increasingly become sources of competitive advantage for our customers, they increasingly value our ability to provide them with comprehensive back-end services. Through ThaiLin and ChipMOS Shanghai, we are able to offer vertically integrated services for a broad range of products, including memory, mixed-signal and LCD and other flat-panel display driver semiconductors. We believe that these affiliations, which offer complementary technologies, products and services as well as additional capacity, will continue to enhance our own development and expansion efforts into new and high-growth markets. We intend to establish new alliances with leading companies and, if suitable opportunities arise, engage in merger and acquisition activities that will further expand the services we can provide.

Focus on Increasing Sales through Long-Term Agreements with New and Existing Customers.

From time to time, we strategically agree to commit a portion of our testing and assembly capacity to certain of our customers. We intend to enter into long-term capacity agreements with more of our existing customers, as well as diversify our customer base by entering into long-term agreements with new customers. The customers we currently have long-term agreements with include ProMOS, DenMOS, Himax, Novatek and Oki. See “— Customers” below for a more detailed discussion of these long-term agreements. In addition, we have entered into an assembly and testing services agreement with Spansion, pursuant to which we agreed to install equipment and reserve capacity for wafer sorting services for Spansion and Spansion undertakes to compensate us for failure to sufficiently utilize equipment installed and qualified in accordance with the agreement. The initial term of the first statement of work is three years from the date of installation of the relevant equipment. For more information on the agreement with Spansion, see “— Material Contracts” below. We believe that these long-term agreements help to insulate us from volatility in our capacity utilization rates and help us develop close relationships with our customers. As of September 30, 2005, 35% of our total current capacity was reserved under these long-term agreements.

Principal Products and Services

The following table presents, for the periods shown, revenue by service segment as a percentage of our net revenue.

	Year ended December 31,			Nine Months ended September 30, (unaudited)
	2002(1)	2003(2)	2004(3)	2004(4)	2005(5)
Testing
Memory testing revenue	34.5%	32.1%	36.5%	36.5%	38.9%
Mixed-signal testing revenue	1.2	2.9	3.5	3.7	3.0
Total testing revenue	35.7	35.0	40.0	40.2	41.9
Assembly
Memory assembly revenue	21.5	29.9	34.1	32.6	35.7
Mixed-signal assembly revenue	0.2	0.3	4.4	3.7	3.9
Total assembly revenue	21.7	30.2	38.5	36.3	39.6
LCD and other flat-panel display driver semiconductor testing and assembly revenue	15.2	18.7	18.3	19.4	18.5
Semiconductor turnkey revenue(6)	27.4	16.1	3.2	4.1	—

Total net revenue	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	In 2002, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind and its wholly-owned subsidiary, ChipMOS Shanghai.
(2)	In 2003, we also consolidated the financial results of ThaiLin.
(3)	From January 12 and 28, 2004, and April 1, 2004, onwards, we consolidated the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also included the financial results of WWT, which was subsequently merged into ChipMOS Logic. Starting from November 1, 2004, our financial statements also included the results of First Semiconductor Technology, Inc. in which ChipMOS Taiwan acquired a 67.8% equity interest on November 1, 2004 and transferred back this interest to First Semiconductor Technology, Inc. on April 29, 2005.
(4)	For the nine months ended September 30, 2004, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004 and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and Chantek, respectively. Starting from April 30, 2004, our financial results also include the financial results of WWT, which was subsequently merged into ChipMOS Logic.
(5)	For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, Chantek, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.
(6)	In 2003, includes trading revenue generated by ChipMOS Hong Kong.

Memory and Mixed-Signal Semiconductors

Testing

We provide testing services for memory and mixed-signal semiconductors:

Memory. We provide testing services for a variety of memory semiconductors, such as SRAM, DRAM and flash memory. To speed up the time-consuming process of memory product testing, we provide multi-site testing, which can test up to 128 devices simultaneously. The memory semiconductors we test are used primarily in personal notebook computers and handheld consumer electronic devices and wireless communication devices.

Mixed-Signal. We conduct tests on a wide variety of mixed-signal semiconductors, with lead counts ranging from the single digits to over 1024 and operating frequencies of up to 600 MHz. The semiconductors we test include those used for networking and wireless communications, data communications, graphics and disk controllers for home entertainment and personal computer applications. We also test a variety of application specific integrated circuits, or ASICs, for applications such as cellular handsets, digital still cameras and personal digital assistants.

The following is a description of our pre-assembly testing services:

Engineering Testing. We provide engineering testing services, including software program development, electrical design validation, reliability and failure analyses.

•	Software Program Development. Design and test engineers develop a customized software program and related hardware to test semiconductors on advanced testing equipment. A customized software program is required to test the conformity of each particular semiconductor to its particular function and specification.

•	Electrical Design Validation. A prototype of the designed semiconductor is submitted to electrical tests using advanced test equipment, customized software programs and related hardware. These tests assess whether the prototype semiconductor complies with a variety of different operating specifications, including functionality, frequency, voltage, current, timing and temperature range.

•	Reliability Analysis. Reliability analysis is designed to assess the long-term reliability of the semiconductor and its suitability of use for its intended applications. Reliability testing may include operating-life evaluation, during which the semiconductor is subjected to high temperature and voltage tests.

•	Failure Analysis. If the prototype semiconductor does not perform to specifications during either the electrical validation or reliability analysis process, failure analysis is performed to determine the reasons for the failure. As part of this analysis, the prototype semiconductor may be subjected to a variety of tests, including electron beam probing and electrical testing.

Wafer Probing. Wafer probing is the step immediately before the assembly of semiconductors and involves visual inspection and electrical testing of the processed wafer for defects to ensure that it meets our customer’s specifications. Wafer probing employs sophisticated design and manufacturing technologies to connect the terminals of each chip for testing. Defective chips are marked on the surface or memorized in an electronic file, known as a mapping file, to facilitate subsequent processing.

Laser Repairing. In laser repairing of memory products, specific poly or metal fuses are blown after wafer probing to enable a spare row or column of a memory cell to replace a defective memory cell.

After assembly, we perform the following testing services:

Burn-In Testing. This process screens out unreliable products using high temperature, high voltage and prolonged stress to ensure that finished products will survive a long period of end-user service. This process is used only for memory products.

Top Marking. By using either a laser marker or an ink marker, we mark products according to our customers’ specifications, including the logo, product type, date code and lot number.

Final Testing. Assembled semiconductors are tested to ensure that the devices meet performance specifications. Tests are conducted using specialized equipment with software customized for each application in different temperature conditions ranging from minus 45 degrees celsius to 85 degrees celsius. One of the tests includes speed testing to classify the parts into different speed grades.

Final Inspection and Packing. Final inspection involves visual or auto-inspection of the devices to check for any bent leads, inaccurate markings or other construction defects. Packing involves dry packing, packing-in-tube and tape and reel. Dry pack involves heating semiconductors in the tray at 125 to 150 degrees celsius for about two hours to remove the moisture before the semiconductors are vacuum-sealed in an aluminum bag. Packing-in-tube involves packing the semiconductors in anti-static tubes for shipment. Tape and reel pack involves transferring semiconductors from a tray or tube onto an anti-static embossed tape and rolling the tape onto a reel for shipment to customers.

Assembly

Our assembly services generally involve the following steps:

Wafer Lapping	The wafers are ground to their required thickness.

Die Saw	Wafers are cut into individual dies, or chips, in preparation for the die-attach process.

Die Attach	Each individual die is attached to the leadframe or substrate.

Wire Bonding	Using gold wires, the I/O pads on the die are connected to the package inner leads.

Molding	The die and wires are encapsulated to provide physical support and protection.

Marking	Each individual package is marked to provide product identification.

Dejunking and Trimming	Mold flash is removed from between the lead shoulders through dejunking, and the dambar is cut during the trimming process.

Electrical Plating	A solderable coating is added to the package leads to prevent oxidization and to keep solder wettability of the package leads.

Forming/Singulation	Forming involves the proper configuration of the device packages leads, and singulation separates the packages from each other.

We offer a broad range of package formats designed to provide our customers with a broad array of assembly services. The assembly services we offer customers are leadframe-based packages, which include thin small outline packages, and organic substrate-based packages, including fine-pitch BGA.

The differentiating characteristics of these packages include:

•	the size of the package;

•	the number of electrical connections which the package can support;

•	the electrical performance and requirements of the package; and

•	the heat dissipation requirements of the package.

As new applications for semiconductor devices require smaller components, the size of packages has also decreased. In leading-edge packages, the size of the package is reduced to just slightly larger than the size of the individual chip itself in a process known as chip scale packaging.

As semiconductor devices increase in complexity, the number of electrical connections required also increases. Leadframe-based products have electrical connections from the semiconductor device to the electronic product through leads on the perimeter of the package. Organic substrate-based products have solder balls on the bottom of the package, which create the electrical connections with the product and can support large numbers of electrical connections.

Leadframe-Based Packages. These are generally considered the most widely used package category. Each package consists of a semiconductor chip encapsulated in a plastic molding compound with metal leads on the perimeter. This design has evolved from a design plugging the leads into holes on the circuit board to a design soldering the leads to the surface of the circuit board.

The following diagram presents the basic components of a standard leadframe-based package for memory semiconductors:

To satisfy the demand for miniaturization of portable electronic products, we are currently developing and will continue to develop increasingly smaller versions of leadframe-based packages to keep pace with continually shrinking semiconductor device sizes. Our advanced leadframe-based packages generally are thinner and smaller, have more leads and have advanced thermal and electrical characteristics when compared to traditional packages. As a result of our continual product development, we offer leadframe-based packages with a wide range of lead counts and sizes to satisfy our customers’ requirements.

The following table presents our principal leadframe-based packages, including the number of leads in each package, commonly known as lead-count, a description of each package and the end-user applications of each package.

Package	Lead-count	Description	End-User Applications

Plastic Dual-in-line Package (PDIP)	16-56	Package with insertion leads on longer sides used in consumer electronics products	Electronic games, monitors, copiers, printers, audio and video products, personal computers

Thin Small Outline Package I (TSOP I)	28-48	Designed for high volume production of low lead-count memory devices, including flash memory, SRAM and MROM	Notebook computers, personal computers, still and video cameras and standard connections for peripherals for computers

Thin Small Outline Package II (TSOP II)	24-86	Designed for memory devices, including flash memory, SRAM, DRAM, SDRAM and DDR DRAM	Disk drives, recordable optical disk drives, audio and video products, consumer electronics, communication products

Low-Profile Quad Flat Package (LQFP)	48-128	Low-profile and light weight package designed for ASICs, digital signal processors, microprocessors/controllers, graphics processors, gate arrays, SSRAM, SDRAM, personal computer chipsets and mixed-signal devices	Wireless communication products, notebook computers, digital cameras, cordless/radio frequency devices

Thin Quad Flat Package (TQFP)	44-128	Designed for lightweight portable electronics requiring broad performance characteristics and mixed-signal devices	Notebook computers, personal computers, disk drives, office equipment, audio and video products and wireless communication products

Small Outline Package (SOP)	28-44	Designed for low lead-count memory and logic semiconductors, including SRAM and micro-controller units	Personal computers, consumer electronics, audio and video products, communication products

Multi-Chip Package (TSOP with organic substrate)	24-86	Our patented design for memory devices, including SRAM, DRAM and SDRAM	Notebook computers, personal computers, disk drives, audio and video products, consumer products, communication products

Organic Substrate-based Packages. As the number of leads surrounding a traditional leadframe-based package increases, the leads must be placed closer together to reduce the size of the package. The close proximity of one lead to another can create electrical shorting problems and requires the development of increasingly sophisticated and expensive techniques to accommodate the high number of leads on the circuit boards.

The BGA format solves this problem by effectively creating external terminals on the bottom of the package in the form of small bumps or balls. These balls are evenly distributed across the entire bottom surface of the package, allowing greater pitch between the individual terminals. The ball grid array configuration enables high-pin count devices to be manufactured less expensively with less delicate handling at installation.

Our organic substrate-based packages employ a fine-pitch BGA design, which uses a plastic or tape laminate rather than a leadframe and places the electrical connections, or leads, on the bottom of the package rather than around the perimeter. The fine-pitch BGA format was developed to address the need for the smaller footprints required by advanced memory devices. Benefits of ball grid array assembly over leadframe-based assembly include:

•	smaller size;

•	smaller footprint on a printed circuit board;

•	better electrical signal integrity; and

•	easier attachment to a printed circuit board.

The following diagram presents the basic component parts of a fine-pitch BGA package:

The following table presents the ball-count, description and end-user applications of organic substrate-based packages we currently assemble:

Package	Connections	Description	End-User Applications
Mini BGA	36-208	Low-cost and space-saving assembly designed for low input/output count, suitable for semiconductors that require a smaller package size than standard BGA	Memory, analog, flash memory, ASICs, radio frequency devices, personal digital assistants, cellular handsets, communication products, notebook computers, wireless systems

Fine-Pitch BGA (face down chip type)	54-84	Our patented design for DRAM products that require high performance and chip scale package	Notebook computers, cellular handsets, global positioning systems, personal digital assistants, wireless systems

Multi-Chip BGA	48-208	Our patented design for assembly of two or more memory chips (to increase memory density) or memory and logic chips in one BGA package	Notebook computers, digital cameras, personal digital assistants, global positioning systems, sub-notebooks, board processors, wireless systems

Stacked-Chip CSP	66-93	Designed for assembly of two or more memory chips or logic and memory chips in one chip scale package (CSP)	Cellular handsets, digital cameras, personal digital assistants, wireless systems, notebook computers, global positioning systems

The following table presents the organic substrate-based packages we currently plan to assemble in the future, including the number of connections, a description of the package and the end-user applications of each package:

Package	Connections	Description	End-User Applications
Micro BGA	46-72	Designed for high-speed, high-density, high-performance memory devices, such as Rambus DRAM, DDR DRAM and flash memory	High performance computers, game consoles, notebooks, visual cellular handsets, mixed-signal, wireless systems

LCD and Other Flat-Panel Display Driver Semiconductors

We also offer testing and assembly services for LCD and other flat-panel display driver semiconductors. We employ TCP, COF and COG technologies for testing and assembling LCD and other flat-panel display driver semiconductors. In addition, we offer gold bumping services to our customers.

Gold bumping technology, which can be used in TCP, COF and COG technologies, is a necessary interconnection technology for LCD and other flat-panel display driver semiconductors. Most gold bumping services are performed on six- or eight-inch wafers. Gold bumping technology provides the best solution for fine-pitch chips and is able to meet the high production requirement for LCD and other flat-panel display driver semiconductors or other chips that require thin packaging profiles.

The gold bumping fabrication process uses thin film metal deposition, photolithography and electrical plating technologies. A series of barrier and seed metal layers are deposited over the surface of the wafer. A layer of thick photoresist material is spin-coated over these barrier and seed layers. A photomask is used to pattern the locations over each of the bond pads that will be bumped. UV exposure and developing processes open the photoresist material, which defines the bump shape. The gold bump is then electroplated over the pad and the deposited barrier metal layers. Once the plating is complete, a series of etching steps are used to remove the photoresist material and the metal layers that are covering the rest of the wafer. The gold bump protects the underlying materials from being etched. The gold bumped wafers will go through an annealing furnace to soften the gold bumps to fit the hardness requirement of TCP, COF and COG assembly processes.

Tape Carrier Package Technology

TCPs offer a high number of inputs and outputs, a thin package profile and a smaller footprint on the circuit board, without compromising performance. Key package features include surface mount technology design, fine-pitch tape format and slide carrier handling. Because of their flexibility and high number of inputs and outputs, TCPs are primarily employed either for STN-LCD or TFT-LCD driver semiconductors.

Testing of tape carrier packages. We conduct full function testing of LCD and other flat-panel display driver semiconductors with a specially designed probe handler to ensure reliable contact to the test pads on the TCP tape. We can test STN-LCD or TFT-LCD driver semiconductors with frequencies of up to 750 MHz and at voltages up to 40V. The test is performed in a temperature-controlled environment with the device in tape form. The assembled and tested LCD and other flat-panel display driver semiconductors in tape form are packed between spacer tapes together with a desiccant in an aluminum bag to avoid contact during shipment.

Assembly of tape carrier packages. TCPs use a tape-automated bonding process to connect die and tape. The printed circuit tape is shipped with a reel. The reel is then placed onto an inner lead bonder, where the LCD or other flat-panel display driver semiconductor is configured onto the printed circuit tape. The resulting TCP component consists of the device interconnected to a three-layer tape, which includes a polyamide-down carrier film, an epoxy-based adhesive layer and a metal layer. The tape metallization area of the interconnections is tin plated over a metal layer. The silicon chip and inner lead area is encapsulated with a high temperature thermoset polymer after inner lead bonding. The back face of the chip is left un-sealed for thermal connection to the printed circuit board.

The following diagram presents the basic components of a tape carrier package:

Chip-on-Film Technology

In 2001, we commenced testing and assembly services using COF technology. We have developed this proprietary technology from our existing TCP technology, and it has been widely accepted by our customers. The primary use of the COF module is to replace the liquid crystal module, or LCM, in certain applications. LCM is mainly employed in handheld electronics, such as PDAs and cellular handsets.

COF technology provides several additional advantages. For example, COF is able to meet the size, weight and higher resolution requirements in electronic products, such as flat-panel displays. This is because of its structural design, including an adhesive-free two-layer tape that is highly flexible, bending strength and its capacity to receive finer patterning pitch.

The TCP and COF assembly process involves the following steps:

Wafer Lapping	Wafers are ground to their required thickness.

Die Saw	Wafers are cut into individual dies, or chips, in preparation for inner lead bonding.

Inner Lead Bonding	An inner lead bonder machine connects the chip to the printed circuit tape.

Potting	The package is sealed with an epoxy.

Potting Cure	The potting cure process matures the epoxy used during the potting stage with high temperatures.

Marking	A laser marker is used to provide product identification.

Marking Cure	The marking cure process matures the marking ink by subjecting the semiconductor to high temperatures.

Chip-on-Glass Technology

COG technology is an electronic assembly technology that is used increasingly in assembling LCD and other flat-panel display driver semiconductors for communications equipment. Compared to the traditional bonding process for TCP or COF, the new COG technology requires lower bonding temperature. In addition, the COG technology reduces assembly cost as it does not use tapes for interconnection between the LCD panel and the printed circuit board.

The COG assembly technology involves the following steps:

Wafer Lapping	Wafers are ground to their required thickness.

Die Saw	Wafers are cut into individual dies, or chips, in preparation for the pick and place process.

Pick and Place	Each individual die is picked and placed into a chip tray.

Inspection and Packing	Each individual die in a tray is visually or auto-inspected for defects. The dies are packed within a tray in an aluminum bag after completion of the inspection process.

Semiconductor Turnkey

Our semiconductor turnkey services consist of our purchase of fabricated wafers, primarily memory semiconductors, principally from Siltrontech Electronic Corp. and MediaTek Inc. We then test and assemble the dies cut from the fabricated wafers and resell the completed semiconductors to our customers. We typically engage in more semiconductor turnkey services when the market demand for our other testing and assembly services decreases. In 2004, the level of our semiconductor turnkey services declined due to the increase in customer orders for our testing and assembly services and in the nine months period ending September 30, 2005, we did not have any semiconductor turnkey revenue.

In 2003, our revenue from our semiconductor turnkey services also included trading revenue generated by ChipMOS Hong Kong from purchases and sales of certain components for DVD/CD-ROM/CD-RW drives provided to third parties. We did not generate any trading revenue since 2004 or during the nine months ended September 30, 2005.

Other Services

Drop Shipment

We offer drop shipment of semiconductors directly to end-users designated by our customers. We provide drop shipment services, including assembly in customer-approved and branded boxes, to a majority of our testing and assembly customers. Since drop shipment eliminates the additional step of inspection by the customer prior to shipment to end-users, quality of service is a key to successful drop shipment service. We believe that our ability to successfully execute our full range of services, including drop shipment services, is an important factor in maintaining existing customers as well as attracting new customers.

Software Development, Conversion and Optimization Program

We work closely with our customers to provide sophisticated software engineering services, including test program development, conversion and optimization, and related hardware design. Generally, testing requires customized testing software and related hardware to be developed for each particular product. Software is often initially provided by the customer and then converted by us at our facilities for use on one or more of our testing machines and contains varying functionality depending on the specified testing procedures. Once a conversion test program has been developed, we perform correlation and trial tests on the semiconductors. Customer feedback on the test results enables us to adjust the conversion test programs prior to actual testing. We also typically assist our customers in collecting and analyzing the test results and recommend engineering solutions to improve their design and production process.

Customers

We believe that the following factors have been, and will continue to be, important factors in attracting and retaining customers:

•	our advanced testing and assembly technologies;

•	our strong capabilities in testing and assembling LCD and other flat-panel display driver semiconductors;

•	our focus on high-density memory products and mixed-signal communications products; and

•	our reputation for high quality and reliable customer-focused services.

The number of our customers has grown from 46 in 1999 to more than 200 in the nine months ended September 30, 2005. Our top 15 customers in the nine months ended September 30, 2005 include (in alphabetical order):

Cypress Semiconductor Corp.

DenMOS Technology, Inc.

Elite Semiconductor Memory Technology Inc.

Himax Technologies, Inc.

Hynix Semiconductor Inc.

Integrated Silicon Solution, Inc.

Macronix International Co., Ltd.

Micron Semiconductor Asia Pte. Ltd.

Novatek Microelectronics Corp., Ltd.

Oki Electric Industry Co., Ltd.

Powerchip Semiconductor Corp.

ProMOS Technologies Inc.

Semiconductor Manufacturing International Corporation

SOLOMON Systech Limited

Spansion LLC

In 2002, our largest customer, Mosel, accounted for 35% of our net revenue, our second-largest customer, Ultima, accounted for approximately 19% of our net revenue and our third-largest customer, Macronix International Co. Ltd., accounted for approximately 5% of our net revenue. In 2003, our largest customer was ProMOS, which accounted for 19% of our net revenue, while our second-largest customer, Mosel, accounted for almost 19% of our net revenue, and our third-largest customer, Ultima, accounted for 12% of our net revenue. Mosel ceased to be a key customer of ours following the transfer of all of its DRAM business to ProMOS in the period from July to December 2003. In 2004, our largest customer was ProMOS, our second-largest was Powerchip Semiconductor Corp., and our third-largest customer was Himax Technologies, Inc., accounting for 28%, 11%, and 6% of our net revenue, respectively. In the nine months ended September 30, 2005, our largest customer was ProMOS, our second-largest customer was Powerchip Semiconductor Corp., and our third-largest customer was Himax Technologies, Inc., accounting for 30%, 16% and 7% of our net revenue, respectively.

We have been successful in attracting new customers, such as Renesas Technology Corporation, FASL (Kuala Lumpur) Sdn. Bhd. and Texas Instrument Japan Limited in 2003 and Hynix Semiconductor Inc. in 2004. In April 2005, we extended the duration of our agreement with ProMOS, under which we reserve assembly capacity and testing services for ProMOS and ProMOS is committed to place orders in the amount of the reserved capacity, until the end of 2009. In May 2005, we extended the duration of our contract with Himax Technologies, Inc. until the end of 2008. In May 2005, we also extended the duration of our contract with Novatek Microelectronics Corp., Ltd. until the end of 2008. In October 2005, we extended the duration of our contract with Hynix Semiconductor Inc. until the end of 2006.

The majority of our customers do not enter into long-term contracts with us, and instead purchase our services through purchase orders and provide us every month with three-month non-binding rolling forecasts. The price for our services is typically agreed upon at the time when a purchase order is placed. In 2002, 2003 and 2004, we entered into several long-term agreements with some of our key customers, including ProMOS, DenMOS, Himax, Novatek and Oki, under which we reserved capacity for such customers and under which such customers committed to place orders in the amount of the reserved capacity primarily through 2005 and 2006, some of which may be reduced by these customers under the agreements. These agreements generally provide that the price of our services will be agreed upon at the time our customers place the orders under such agreements. If we are unable to test and assemble the agreed number of semiconductors in any given month, such customers may generally use a third party to cover the shortfall. However, under these agreements, we are generally entitled to cure any shortfall in the following month. If we fail to do so, we may generally be liable for damages up to the amount equal to the number of shortfall units in the given month multiplied by the average sales price per unit in that month. If a customer fails to place orders according to the reserved capacity, we are generally entitled to damages based on our costs for the equipment, tooling costs, costs for personnel dedicated to the provisions of capacity to such customer, and the costs for raw materials. As of September 30, 2005, 35% of our total current capacity has been reserved for such customers.

In November 2005, we entered into an assembly and testing services agreement with Spansion, pursuant to which we agreed to install equipment and reserve capacity for wafer sorting services for Spansion and Spansion undertakes to compensate us for failure to sufficiently utilize equipment installed and qualified in accordance with the agreement. The initial term of the first statement of work is three years from the date of installation of the relevant equipment. For more information on the agreement with Spansion, see “— Material Contracts” below.

The following table sets forth, for the periods indicated, the percentage breakdown of our net revenue, categorized by geographic region based on the jurisdiction in which each customer is headquartered.

	Year ended December 31,			Nine Months ended September 30,
	2002	2003	2004	2005
Taiwan	88%	84%	81%	79%
Japan	3	5	4	3
United States	3	5	11	11
Hong Kong SAR	6	5	1	2
Others	— (1)	1	3	5

Total	100%	100%	100%	100%

(1)	Less than 1%.

Qualification and Correlation by Customers

Our customers generally require that our facilities undergo a stringent “qualification” process during which the customer evaluates our operations, production processes and product reliability, including engineering, delivery control and testing capabilities. The qualification process typically takes up to eight weeks, or longer, depending on the requirements of the customer. For test qualification, after we have been qualified by a customer and before the customer delivers semiconductors to us for testing in volume, a process known as “correlation” is undertaken. During the correlation process, the customer provides us with test criteria, information regarding process flow and sample semiconductors to be tested and either provides us with the test program or requests that we develop a new or conversion program. In some cases, the customer also provides us with a data log of results of any testing of the semiconductor that the customer may have conducted previously. The correlation process typically takes up to two weeks, but can take longer depending on the requirements of the customer.

Sales and Marketing

We maintain sales and marketing offices in Taiwan, Hong Kong, Japan and the United States. Our sales and marketing strategy is to focus on memory semiconductors in Taiwan, mixed-signal semiconductors in Taiwan, Japan and the United States, LCD and other flat-panel display driver semiconductors in Japan, Taiwan and Hong Kong, and module manufacturing in Taiwan and Mainland China. As of December 1, 2005, our sales and marketing efforts were primarily carried out by teams of sales professionals, application engineers and technicians, totaling 35 staff members. Each of these teams focuses on specific customers and/or geographic regions. As part of our emphasis on customer service, these teams:

•	actively participate in the design process at the customers’ facilities;

•	resolve customer testing and assembly issues; and

•	promote timely and individualized resolutions to customers’ issues.

We conduct marketing research through our in-house customer service personnel and through our relationships with our customers and suppliers to keep abreast of market trends and developments. Furthermore, we do product and system bench marking analyses to understand the application and assembly technology evolution, such as analysis on mobile handsets and CD-/DVD-ROM players. In addition, we regularly collect data from different segments of the semiconductor industry and, when possible, we work closely with our customers to design and develop testing and assembly services for their new products. These “co-development” or “sponsorship” projects can be critical when customers seek large-scale, early market entry with a significant new product.

We have appointed a non-exclusive sales agent for promoting our services for memory semiconductors in the United States, Japan and Korea. Our sales agent helps us promote and market our services, maintain relations with our existing and potential customers and communicate with our customers on quality, specific requirements and delivery issues. We generally pay our sales agent a commission of 0.25% to 5% of our revenue from services for memory semiconductors in the United States, Japan and Korea. For the years ended December 31, 2003 and 2004 and the nine months ended September 30, 2005, we paid NT$9 million, NT$22 million and NT$27 million (US$814 thousand), respectively, in commissions to our sales agent.

Research and Development

We believe that research and development is critical to our future success. In 2002, 2003, 2004 and the nine months ended September 30, 2005, we spent approximately NT$327 million, or 5%, NT$295 million, or 3%, NT$296 million, or 2% and NT$193 million (US$6 million), or 2%, respectively, of our net revenue on research and development. We intend to sustain these efforts.

Our research and development efforts have focused primarily on improving the efficiency, production yields and technology of our testing and assembly services. From time to time, we jointly develop new technology with universities and research institutions. For testing, our research and development efforts focus particularly on complex, high-speed, high-pin count and high-density semiconductors in fine-pitch and thin packages. Our projects include:

•	development of testing environments for simultaneous wafer probing and package testing;

•	development/conversion of test programs;

•	development of wafer-level burn-in;

•	development of wafer-level testing;

•	testing new products using existing machines; and

•	providing customers remote access to monitor test results.

We are also continuing development of interface designed to provide for high frequency testing by minimizing electrical noise.

For assembly, our research and development efforts focus on:

•	high performance;

•	fine pitch;

•	miniaturization;

•	multi-chip assembly;

•	multi-chip modules;

•	stacked-chip chip scale package;

•	thinner and more flexible assembly such as chip-on-film packaging;

•	three-dimensional assembly; and

•	developing environmentally friendly assembly services.

Our projects include developing multi-chip package, lead-free products, 12-inch wafer technologies, 100-micron wafer thickness technology, COF module, fine-pitch LCD driver testing and assembly technologies, compact camera modules, and advanced probe card technology. We work closely with our customers to design and modify testing software and with equipment vendors to increase the efficiency and reliability of testing and assembly equipment. Our research and development operations also include a mechanical engineering group, which currently designs handler kits for semiconductor testing and wafer probing, as well as software to optimize capacity utilization.

As of December 1, 2005, we employed 224 employees in our research and development activities. In addition, other management and operational personnel are also involved in research and development activities but are not separately identified as research and development professionals.

We maintain laboratory facilities to analyze the characteristics of semiconductor packages by computer simulation, and verify their performance by measurement devices. The use of computer simulation substantially reduces the time required to validate the suitability of a package for a given application, as compared with physical testing methods.

Quality Control

We believe that our reputation for high quality and reliable services has been an important factor in attracting and retaining leading international semiconductor companies as customers for our testing and assembly services. We are committed to delivering semiconductors that meet or exceed our customers’ specifications on time and at a competitive cost. We maintain quality control staff at each of our facilities. As of December 1, 2005, we employed 387 personnel for our quality control activities. Our quality control staff typically includes engineers, technicians and other employees who monitor testing and assembly processes in order to ensure high quality. We employ quality control procedures in the following critical areas:

•	sales quality assurance: following market trends to anticipate customers’ future needs;

•	design quality assurance: when developing new testing and assembly processes;

•	supplier quality assurance: consulting with our long-term suppliers;

•	manufacturing quality assurance: through a comprehensive monitoring program during mass production; and

•	service quality assurance: quickly and effectively responding to customers’ claims after completion of sale.

All of our facilities have been QS 9000 certified by the International Automotive Sector Group. Our facilities in Hsinchu and Tainan have also been ISO 9002 certified. ISO 9002 certification is required by many countries for sales of industrial products in those countries. The QS 9000 quality standards provide for continual improvement with an emphasis on the prevention of defects and reduction of variation and waste in the supply chain. Like ISO 9002 certification, QS 9000 certification is required by some semiconductor manufacturers as a threshold indicator of a company’s quality control standards. We also earned the 1998 QC Group Award from The Chinese Society of Quality, which is equivalent to the similar award from the American Society of Quality. In addition, our laboratories have been awarded Chinese National Laboratory accreditation under the categories of electricity, electrical test and temperature calibration.

Further demonstrating our commitment to, and achievements in, quality management, ChipMOS Taiwan and ThaiLin obtained the ISO/TS 16949:2002 quality system certification on November 26, 2003 and September 16, 2005, respectively. The ISO/TS 16949:2002 certification system was jointly developed by members of the International Automative Task Force (IATF) and approved by the International Organization for Standardization. This technical specification is a common automative quality system requirements catalog based on ISO 9001:2000, AVSQ (Italian), EAQF (French), Q.S.-9000 (US) and VDA6.1 (German) automative catalogs. The ISO/TS (Technical Specification) 16949:2002 certification system seeks to actively incorporate quality management policies and objectives into the operation flows of the company. This certification stresses the supervision and measurement of both process and performance. The certification system became effective in March 2002.

On June 26, 2003, ChipMOS Shanghai obtained the ISO 9001:2000 quality system certification with respect to manufacturing and supply of semiconductor assembly, test and module manufacturing.

Our testing and assembly operations are carried out in clean rooms where air purity, temperature and humidity are controlled. To ensure the stability and integrity of our operations, we maintain clean rooms at our facilities that meet US federal 209E class 100, 1,000, 10,000 and 100,000 standards. A class 1,000 clean room means a room containing less than 1,000 particles of contaminants per cubic foot.

We have established manufacturing quality control systems that are designed to ensure high-quality services to our customers and maintain reliability and high production yields at our facilities. We employ specialized equipment for manufacturing quality and reliability control, including:

•	temperature cycling testers, thermal shock testers and pressure cook testers for reliability analyses;

•	a scanning acoustic tomograph and scanning electronic microscope for physical failure analysis, semi-auto probe and curve tracer and direct current tester station for electrical failure analysis; and

•	three-dimensional measurement for full-dimension measurement.

In addition, to enhance our performance and our research and development capabilities, we also installed a series of high-cost equipment, such as temperature humidity bias testers, low temperature storage-life testers and highly accelerated stress testers. We believe that many of our competitors do not own these equipment.

As a result of our ongoing focus on quality, we achieved monthly assembly yields of an average of 99.99% for our TSOP packages, 99.85% for our TCP packages, 99.78% for our COF packages and 99.50% for our COG packages in 2004. The assembly yield, which is the industry standard for measuring production yield, is equal to the number of integrated circuit packages that are shipped back to customers divided by the number of individual integrated circuits that are attached to leadframes or organic substrate.

Facilities

We provide testing services through our three facilities in Taiwan and one facility in Shanghai, with one facility at each of the following locations: the Hsinchu Industrial Park, the Hsinchu Science Park, the Southern Taiwan Science Park and the Shanghai Qingpu Industrial Zone. We provide assembly services through our facility at the Southern Taiwan Science Park and our facility at the Shanghai Qingpu Industrial Zone. We own the land for our Hsinchu Industrial Park testing facility, and we lease the land for our Hsinchu Science Park testing facility and Tainan assembly facility from the Science Park Administration under three 20-year leases. Two leases for our Hsinchu Science Park facility will expire in 2008 and 2017, respectively, and the lease for our Southern Taiwan Science Park facility will expire in 2016.

In March 2002, Modern Mind entered into a cooperation agreement with the Shanghai Qingpu Industrial Zone Development Group Company under which Modern Mind has agreed to construct a permanent wholly-owned facility in the Shanghai Qingpu Industrial Zone to provide testing and assembly services. Modern Mind commenced construction of the facility in Shanghai in June 2002 and moved into the new facility in August 2005, with the grand opening of the new facility in November 2005. Modern Mind currently offers TSOP packages and testing and assembly of memory semiconductors, and intends to expand into the various testing and assembly services offered by us, such as TCP/COF, COG assembly and testing services, and gold bumping services. In connection with the Shanghai operations, Modern Mind has invested, through ChipMOS Shanghai, US$112.5 million in the new facility and related equipment and Modern Mind has committed to invest an additional US$137.5 million by December 6, 2007 in the facility and related equipment.

On August 24, 2004, we, through ThaiLin and ChipMOS Taiwan, entered into an agreement for the acquisition of certain testing and assembly assets of FICTA, including 52 testers, 133 wire bonders, machinery, equipment, raw materials, spare parts, and related patents. The value of the transaction was approximately NT$1,050 million (US$32 million) and the transaction closed on November 1, 2004.

In December 2004, we sold our Kaohsiung testing facility to Radiant Opto-Electronics Corporation.

The following table shows the location, primary use and size of each of our facilities, and the principal equipment installed at each facility, as of December 1, 2005.

Location of Facility	Primary Use	Size of Land	Testers/Bonders
Chupei, Hsinchu	Wafer Testing/Gold Bumping/Module	21,620 square meters	3 steppers 5 sputters
Chupei, Hsinchu — ThaiLin	Testing	12,873 square meters	64 testers
Hsinchu Industrial Park, Taiwan — ThaiLin	Testing	25,779 square meters	82 testers
Hsinchu Science Park, Taiwan	Testing	28,632 square meters	182 testers
Southern Taiwan Science Park, Taiwan	Assembly/Testing	56,680 square meters	245 wire bonders 108 inner lead bonders 133 testers
Shanghai Qingpu Industrial Zone, Mainland China	Assembly/Testing/Modules and Subsystem Manufacturing	291,959 square meters	8 testers 61 wire bonders 3 inner lead bonders

Raw Materials

Semiconductor testing requires minimal raw materials. Fabricated wafers are the main raw materials for our semiconductor turnkey services. Substantially all of the raw materials used in our memory and mixed-signal semiconductor assembly processes are interconnect materials such as leadframes, organic substrates, gold wire and molding compound. Raw materials used in the LCD and other flat-panel display driver semiconductor testing and assembly process include carrier tape, resin, spacer tape, plastic reel, aluminum bags, and inner and outer boxes. Cost of raw materials represented 35%, 23%, 21% and 16% of our net revenue in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively.

We do not maintain large inventories of leadframes, organic substrates, gold wire or molding compound, but generally maintain sufficient stock of each principal raw material for approximately one month’s production based on blanket orders and rolling forecasts of near-term requirements received from customers. In addition, several of our principal suppliers dedicate portions of their inventories, typically in amounts equal to the average monthly amounts supplied to us, as reserves to meet our production requirements. However, shortages in the supply of materials experienced by the semiconductor industry have in the past resulted in occasional price adjustments and delivery delays. See “Risk Factors — Risks Relating to Our Business — If we are unable to obtain raw materials and other necessary inputs from our suppliers in a timely and cost-effective manner, our production schedules would be delayed and we may lose customers and growth opportunities and become less profitable” for a discussion of the risks associated with our raw materials purchasing methods. For example, with the exception of aluminum bags and inner and outer boxes, which we acquire from local sources, the raw materials used in our TCP/COF process and for modules are obtained from a limited number of Japanese suppliers.

Equipment

Testing of Memory and Mixed-Signal Semiconductors

Testing equipment is the most capital-intensive component of the testing business. Upon the acquisition of new testing equipment, we install, configure, calibrate and perform burn-in diagnostic tests on the equipment. We also establish parameters for the testing equipment based on anticipated requirements of existing and potential customers and considerations relating to market trends. As of December 1, 2005, we operated 335 testers. We generally seek to purchase testers with similar functionality that are able to test a variety of different semiconductors. We purchase testers from major international manufacturers, including Advantest Corporation, Agilent Technologies and Credence Systems Corporation.

In general, particular semiconductors can be tested using a limited number of specially designed testers. As part of the qualification process, customers will specify the machines on which their semiconductors may be tested. We often develop test program conversion tools that enable us to test semiconductors on multiple equipment platforms. This portability among testers enables us to allocate semiconductor testing across our available testing capacity and thereby improve capacity utilization rates. If a customer requires the testing of a semiconductor that is not yet fully developed, the customer consigns its testing software programs to us to test specific functions. If a customer specifies testing equipment that is not widely applicable to other semiconductors we test, we require the customer to furnish the equipment on a consignment basis. Currently, we have one tester consigned by ProMOS and two testers consigned by Texas Instruments Inc.

We will continue to acquire additional testing equipment in the future to the extent market conditions, cash generated from operations, the availability of financing and other factors make it desirable to do so. Some of the equipment and related spare parts that we require have been in short supply in recent years. Moreover, the equipment is only available from a limited number of vendors or is manufactured in relatively limited quantities and may have lead times from order to delivery in excess of six months.

Assembly of Memory and Mixed-Signal Semiconductors

The number of wire bonders at a given facility is commonly used as a measure of the assembly capacity of the facility. Typically, wire bonders may be used, with minor modifications, for the assembly of different products. We purchase wire bonders principally from Shinkawa Co., Ltd. As of December 1, 2005, we operated 306 wire bonders. In addition to wire bonders, we maintain a variety of other types of assembly equipment, such as wafer grinders, wafer mounters, wafer saws, die bonders, automated molding machines, laser markers, solder platers, pad printers, dejunkers, trimmers, formers, substrate saws and lead scanners.

Gold Bumping, Testing and Assembly of LCD and Other Flat-Panel Display Driver Semiconductors

We acquired TCP-related equipment from Sharp to begin our TCP-related services. We subsequently purchased additional TCP-related testers from Yokogawa Electric Corp. and Advantest Corporation and assembly equipment from Shibaura Mechatronics Corp., Athlete FA Corp. and Sharp Takaya Electronics Corp. As of December 1, 2005, we operated three steppers and five sputters for gold bumping and 111 inner lead bonders for assembly and 134 testers for LCD and other flat-panel display driver semiconductors. We are currently in the process of purchasing additional testing equipment. The testing equipment can be used for the TCP, COF and COG processes, while the inner lead bonders are only used in the TCP and COF processes. The same types of wafer grinding, auto wafer mount and die saw equipment is used for the TCP, COF and COG processes. In addition, auto inspection machines and manual work are used in the COG process, which is more labor-intensive than the TCP and COF processes.

Competition

The independent testing and assembly markets are very competitive. Our competitors include large IDMs with in-house testing and assembly capabilities and other independent semiconductor testing and assembly companies, especially those offering vertically integrated testing and assembly services, such as Advanced Semiconductor Engineering Inc., Amkor Technology, Inc., ASAT Limited, ASE Test Limited, King Yuan Electronics Co., Ltd., Siliconware Precision, and STATS ChipPAC Ltd. We believe that the principal measures of competitiveness in the independent semiconductor testing industry are:

•	engineering capability of software development;

•	quality of service;

•	flexibility;

•	capacity;

•	production cycle time; and

•	price.

In assembly services, we compete primarily on the basis of:

•	production yield;

•	production cycle time;

•	process technology, including our COF technology for LCD and other flat-panel display driver semiconductor assembly services;

•	quality of service;

•	capacity;

•	location; and

•	price.

IDMs that use our services continually evaluate our performance against their own in-house testing and assembly capabilities. These IDMs may have access to more advanced technologies and greater financial and other resources than we do. We believe, however, that we can offer greater efficiency and lower costs while maintaining an equivalent or higher level of quality for three reasons:

•	first, we offer a broader and more complex range of services as compared to the IDMs, which tend to focus their resources on improving their front-end operations;

•	second, we generally have lower unit costs because of our higher utilization rates; and

•	finally, we offer a wider range of services in terms of complexity and technology.

Intellectual Property

As of September 30, 2005, we held 465 patents in Taiwan, one patent in the United Kingdom, 17 patents in the United States and eight patents in the People’s Republic of China, relating to various semiconductor testing and assembly technologies. These patents will expire at various dates through December 29, 2024. As of September 30, 2005, we also had a total of 16 pending patent applications in the United States, 90 in Taiwan, one in Japan, one in France, one in Germany and 26 in the People’s Republic of China. In addition, we have registered “ChipMOS” and its logo and “InPack” as trademarks in Taiwan, and “ChipMOS” and its logo as trademarks in the United States, the People’s Republic of China, Japan and in the European Community.

We expect to continue to file patent applications where appropriate to protect our proprietary technologies. We may need to enforce our patents or other intellectual property rights or to defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial costs and a diversion of our resources. See “Risk Factors — Risks Relating to Our Business — Disputes over intellectual property rights could be costly, deprive us of technologies necessary for us to stay competitive, render us unable to provide some of our services and reduce our opportunities to generate revenue.”

We acquired our testing and assembly technology for TCPs under a licensing agreement with Sharp Corporation. The term of the agreement with Sharp is for five years beginning February 10, 2000. Pursuant to this agreement, Sharp licensed to us TCP-related technology and intellectual property rights. We in turn pay a royalty fee to Sharp ranging from 3% to 5% of the service fee paid to us by our customers minus the material cost incurred from providing TCP-related services over the term of the licensing agreement, except for the TCP- related services provided to Sharp. Sharp has granted us a grace period for the payment of the royalty fees, which expired in September 2004, during which we may defer the payment of a portion of the royalty fee due to Sharp until the expiry of the grace period or until the amount of deferred royalty fee exceeds approximately ¥151 million. In 2002, 2003 and 2004, we incurred royalty obligations of ¥32 million, ¥22 million and ¥16 million, respectively, to Sharp, the total amount of which was paid in October 2004.

On April 7, 2004, ChipMOS Bermuda entered into an assignment agreement with ChipMOS Taiwan, as amended on May 14 and October 11, 2004, pursuant to which ChipMOS Taiwan transferred all of the technologies it owned to ChipMOS Bermuda for a purchase price of US$19.7 million, which was paid in November 2004.

On April 7, 2004, ChipMOS Bermuda entered into a patent license agreement with ChipMOS Taiwan, which was amended on July 8, 2004, October 11, 2004 and December 30, 2004, pursuant to which ChipMOS Bermuda grants to ChipMOS Taiwan a non-exclusive royalty-bearing license with respect to certain patents and patent applications until the expiration of the term of the last of these patents. Under the patent license agreement, ChipMOS Taiwan will pay ChipMOS Bermuda a royalty in the aggregate of US$20 million, payable in 80 quarterly installments of US$250 thousand each. The first installment was paid in April 2005 and the second installment was paid in June 2005. ChipMOS Bermuda and ChipMOS Taiwan agreed to suspend the quarterly installments after June 2005, pending ChipMOS Taiwan’s filing to the ROC tax authority to waive the withholding taxes on the royalty payments to ChipMOS Bermuda.

Environmental Matters

Semiconductor testing does not generate significant pollutants. The semiconductor assembly process generates gaseous chemical wastes, principally at the molding stage. Liquid waste is produced when silicon wafers are ground thinner and diced into chips with the aid of diamond saws and cooled with running water. In addition, excess material on leads and moldings are removed from assembled semiconductors in the trimming and dejunking processes, respectively. We have installed various types of liquid and gaseous chemical waste-treatment equipment at our semiconductor assembly and gold bumping facilities. We believe that we have adopted adequate and effective environmental protection measures that are consistent with semiconductor industry practices in Taiwan and Mainland China. In addition, we believe we are in compliance in all material respects with current environmental laws and regulations applicable to our operations and facilities.

All of our facilities in Taiwan have been certified as meeting the ISO 14001 environmental standards by the International Organization for Standardization. Our testing facility at the Hsinchu Science Park won both the “Plant Greenery and Beautification Award” in 1999, 2000 and 2002 and the “Safety & Health Excellent Personnel Award” in 2001 from the Science Park Administration, the “Green Office Award” from the Environment Protection Administration of the ROC in 2000 and the “Outstanding Voluntary Protection Program Award” by the Labor Affairs Commission of the ROC in 1999. Our assembly facility at the Southern Taiwan Science Park won the “Green Office Award” from the Environment Protection Administration of the ROC in 2001. In 2003, we won several environmental awards, including the “Environmental Protection Excellent Unit Award,” the “Plant Greenery and Beautification Award,” the “Environment Maintain Award” and the “Safety & Health Excellent Personnel Award,” each awarded by the Science Park Administration. We will continue to implement programs, measures and related training to reduce industrial waste, save energy, and control pollution. In 2001, ChipMOS Taiwan completed a lead-free process control program, which offers a lead-free method in a semiconductor package, a lead-free plating, a lead-free solder ball and a lead-free reliability method and specification.

Legal Proceedings

We are not involved in any material legal proceedings whose outcome we believe could have a material adverse effect on our business, other than a tax dispute in the amount of NT$33 million relating to our income tax for the fiscal years of 1999 and 2000. We submitted our objections to this assessment to the relevant tax authority in December 2003 and March 2004 and are awaiting the resolution of this issue.

See, “Risk Factors — Risks Relating to Our Relationship with Mosel — The ongoing criminal investigations and trial involving Mr. Hung-Chiu Hu, Mr. Robert Ma Kam Fook and Mr. Jwo-Yi Miao, our former directors, could have a material adverse effect on our business and cause our stock price to decline” for certain information regarding potential legal proceedings relating to certain of our former directors.

Insurance

We maintain insurance policies on our buildings, equipment and inventories. These insurance policies cover property damages due to all risks, including but not limited to, fire and lightning and earthquakes. The maximum coverage of property insurance for ChipMOS Taiwan and ThaiLin is approximately NT$26,258 million and NT$4,760 million, respectively. ChipMOS Shanghai also maintains property insurance policies for a maximum coverage of approximately RMB235 million.

Insurance coverage on facilities under construction is maintained by us and our contractors, who are obligated to procure necessary insurance policies and bear the relevant expenses of which we are the beneficiary.

We also maintain insurance on the wafers delivered to us while these wafers are in our possession and during transportation from suppliers to us and from us to our customers.

Employees

The following table sets forth, as of the dates indicated, the number of our full-time employees serving in the functions indicated:

	As of December 31,			As of December 1, 2005
Function	2002	2003	2004
General operations	1,168	1,658	2,569	2,633
Quality control	130	244	405	387
Engineering	411	578	1,130	1,125
Research and development	146	157	188	224
Sales, administration and finance	100	137	222	188
Others	288	365	411	335

Total	2,243	3,139	4,925	4,892

The following table sets forth, as of the dates indicated, a breakdown of the number of our full-time employees by geographic location:

	As of December 31,			As of December 1, 2005
Location	2002	2003	2004
ThaiLin (Hsinchu Industrial Park)	—	346	467	516
ThaiLin (Chupei City)	—	—	951	236
Hsinchu Production Group	937	995	1,134	1,484
Southern Taiwan Production Group	1,103	1,526	1,838	2,103
Shanghai Production Group	203	268	527	545
Japan and the United States	—	4	8	8

Total	2,243	3,139	4,925	4,892

Our employees are not covered by any collective bargaining agreements. We have not experienced any strikes or work stoppages by our employees and believe that our relationship with our employees is good.

Share Option Plan

We adopted a broad-based share option plan in 2001, which was amended at a special general meeting on March 19, 2004 to increase the number of shares available for issuance under the share option plan from 5,800,000 to 9,000,000. The share option plan provides that our directors, officers, employees, consultants and those of our affiliates may, at the discretion of our Board of Directors or a committee, be granted options to purchase our shares at an exercise price of no less than the par value of our common shares. The board or the committee will have complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each grant, the exercise price of all options granted, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding, up to a maximum term of ten years.

In 2002, we granted a total of 3,405,775 share options to our employees and during 2002, 273,500 share options were cancelled and 531,175 share options were exercised. In 2003, we granted a total of 3,464,600 share options to our employees, and during 2003, 334,600 share options were cancelled and 427,000 share options were exercised. In 2004, we granted a total of 2,809,800 share options to our employees, 309,983 share options were cancelled and 1,020,504 share options were exercised. In the nine months ended September 30, 2005, 234,650 share options were cancelled and 370,875 share options were exercised. The table below sets forth information about the share options we granted as of September 30, 2005.

Date of grant	Exercise Price	Number outstanding as of September 30, 2005	Number of Options	Exercisable on or after
April 3, 2002	4.0375	1,354,812	261,480	April 3, 2004
			548,303	April 3, 2005
			545,029	April 3, 2006

June 13, 2003	0.7650	1,622,950	429,824	December 13, 2004
			596,563	December 13, 2005
			596,563	December 13, 2006

October 1, 2003	1.7425	724,751	133,751	October 1, 2004
			197,000	October 1, 2005
			197,000	October 1, 2006
			197,000	October 1, 2007

November 3, 2003	1.7425	38,600	8,900	November 3, 2004
			9,900	November 3, 2005
			9,900	November 3, 2006
			9,900	November 3, 2007

April 30, 2004	6.63	1,251,100	323,650	April 30, 2005
			309,150	April 30, 2006
			309,150	April 30, 2007
			309,150	April 30, 2008

August 13, 2004	3.6	1,185,675	281,550	August 13, 2005
			301,375	August 13, 2006

			301,375	August 13, 2007
			301,375	August 13, 2008

Total		6,177,888

Material Contracts

We have entered into the following contracts within the two years preceding the date of this prospectus that are or may be material:

•

Deed of assignment, dated December 17, 2003, between ChipMOS Taiwan and ChipMOS Bermuda, as amended on May 14, 2004 and October 11, 2004, pursuant to which ChipMOS Taiwan assigned to ChipMOS Bermuda, ChipMOS Taiwan’s right under the convertible note issued by Modern Mind with respect to US$16,500,745 and accrued interest thereon for a purchase price of US$16,594,249.93,

US$7,894,249.93 of which was paid in July 2004 and US$8,700,000 of which was paid to ChipMOS Taiwan in November 2004. As a result of this assignment and an assignment by Jesper Limited dated December 27, 2002 to ChipMOS Bermuda of Jesper Limited’s rights under the convertible note issued by Modern Mind with respect to US$20,999,255 and accrued interest thereon, ChipMOS Bermuda obtained the entire rights under the US$37.5 million convertible note issued by Modern Mind.

•	Assignment agreement, dated April 7, 2004, between ChipMOS Bermuda and ChipMOS Taiwan, as amended on May 14, 2004 and October 11, 2004, pursuant to which ChipMOS Taiwan transferred all of the technologies it owned to ChipMOS Bermuda for a purchase price of US$19.7 million, which was paid in November 2004.

•	Patent license agreement, dated April 7, 2004, between ChipMOS Bermuda and ChipMOS Taiwan, as amended in July 8, 2004, October 11, 2004 and December 30, 2004, pursuant to which ChipMOS Bermuda granted to ChipMOS Taiwan a non-exclusive royalty-bearing license with respect to certain patents and patent applications until the expiration of the term of the last of these patents. Under the patent license agreement, ChipMOS Taiwan will pay ChipMOS Bermuda a royalty in the aggregate of US$20 million, payable in 80 quarterly installments of US$250 thousand each. The first installment was paid in April 2005.

•	Master loan agreement, dated July 12, 2004, among ChipMOS Bermuda, as lender, Modern Mind Technology Limited, as borrower, and Jesper Limited, as guarantor, pursuant to which ChipMOS Bermuda provided on July 29, 2004 a loan in an amount of US$62.8 million in the form of a demand note issued by Modern Mind and pursuant to which ChipMOS Bermuda may be willing to provide Modern Mind from time to time additional funds in the form of demand notes. The demand notes are convertible at any time into common shares representing, immediately after the conversion, almost 100% of the then outstanding common shares of Modern Mind at a conversion rate of US$1.00 for each common share of Modern Mind. Payment under the demand notes is fully and unconditionally guaranteed by Jesper Limited and secured by a security interest in the entire equity interest in Modern Mind and ChipMOS Shanghai. Moreover, under the master loan agreement, Jesper Limited granted ChipMOS Bermuda an irrevocable option to acquire the common shares of Modern Mind then owned by Jesper Limited.

•	A merger agreement, dated June 16, 2005, between ChipMOS Taiwan and Chantek, as amended on September 2, 2005, whereby Chantek agreed to be merged into ChipMOS Taiwan, with ChipMOS Taiwan as the surviving entity. Under the merger agreement, as amended on September 2, 2005, shareholders of Chantek (other than ChipMOS Taiwan) were entitled to elect to receive cash or ChipMOS Taiwan shares in exchanges for their Chantek shares at the ratio of 3.6 to 1. As a result, ChipMOS Taiwan paid NT$81 million in cash and issued 6 million shares to Chantek shareholders pursuant to the merger agreement. The transaction closed on November 21, 2005.

•	A merger agreement, dated August 15, 2005, between ThaiLin and ChipMOS Logic, whereby ChipMOS Logic agreed to be merged into ThaiLin, with ThaiLin as the surviving entity. Under the merger agreement, shareholders of ChipMOS Logic received one common share of ThaiLin in exchange for 2.8 common shares of ChipMOS Logic. The transaction closed on December 1, 2005.

•	Assembly and testing services agreement, dated November 27, 2005, between ChipMOS Taiwan and Spansion, pursuant to which the parties will enter into one or more statements of work, under which ChipMOS Taiwan will reserve capacity for Spansion for the assembly and testing services and Spansion will place purchase orders in accordance with the terms of the agreement. Pursuant to the first statement of work, effective from September 15, 2005, ChipMOS Taiwan is obligated to purchase and to install wafer sorting tester and probers in the agreed upon quantity and to provide the wafer sorting services to Spansion, and Spansion undertakes to compensate us for failure to sufficiently utilize equipment installed and qualified in accordance with the agreement.

The initial term of the first statement of work is three years from the date of installation of the relevant equipment. In the event of termination, Spansion will be obligated to pay all outstanding amounts under the agreement and the applicable statements of work and the sum of compensation for failure to sufficiently utilize equipment installed and qualified. Please refer to the complete text of the agreement attached as Exhibit 10.1 to the registration statement of which this prospectus forms a part for details on the various terms.

Please see also “Related Party Transactions” for summaries of contracts with certain of our related parties.

MANAGEMENT

Directors and Executive Officers

Our Board of Directors currently comprises nine directors, five of whom were elected by our shareholders and four of whom were appointed by directors to fill vacancies on our board. The number of directors, which must not be less than three nor greater than nine according to our bye-laws, is set by our directors but so long as a quorum of directors remains in office, casual vacancies on the board may be filled by the board. The quorum for a meeting of the directors is set by the board and otherwise is two in number. The chairman of the board is appointed from among the members of the board.

There is no requirement under Bermuda law that a director be a shareholder.

The following table sets out the names of our directors and executive officers, their position with our company and their age as of December 1, 2005. The business address for our directors and executive officers is 11F, No. 3, Lane 91, Dongmei Road, Taiwan, Republic of China.

Name	Age	Position	Term Expires
Shih-Jye Cheng	47	Chairman and Director/Chief Executive Officer	2008
Antonio R. Alvarez	49	Director	2008
Rong Hsu	55	Director	2008
Hsing-Ti Tuan	61	Director	2006
Yeong-Her Wang	49	Director	2006	(1)
Shou-Kang Chen	44	Chief Financial Officer and Director	2006	(2)
Pierre Laflamme	59	Deputy Chairman and Director	2007
Chao-Jung Tsai	51	Director	2007	(3)
Tadao Higashi	74	Director	2007	(4)
Peter Ku	57	President of ChipMOS Shanghai	—
Lafair Cho	43	President of ThaiLin	—
Robert Shen	55	President of ChipMOS USA	—
K.H. Chu	52	Vice President, Assembly Production Group	—
Jessie Lin	40	Vice President, Quality, Reliability & Assurance Center	—
Joyce Chang	44	Vice President, LCDD Production Group	—
Ricky Liu	43	Vice President, Wafer Bump and Wafer Fab Task Business Unit	—
Michael Lee	40	Vice President, Wafer Sort Business Unit	—
Ivan Hsu	39	Vice President, Memory Production Group	—
Robert Tsai	46	Vice President, Information Technology Management	—
F.J. Tsai	47	Vice President, Business Operation Management Center	—

(1)	Mr. Yeong-Her Wang was appointed on July 19, 2004 to fill the vacancy resulting from the resignation of Mr. John Yee Woon Seto on May 19, 2004.
(2)	Mr. Shou-Kang Chen was appointed on June 23, 2005 to fill the vacancy resulting from the resignation of Mr. Hung-Chiu Hu on June 2, 2005.
(3)	Mr. Chao-Jung Tsai was appointed on November 15, 2004 to fill the vacancy resulting from the resignation of Mr. Min-Liang Chen on the same date.
(4)	Mr. Tadao Higashi was appointed on April 1, 2005 to fill the vacancy resulting from the resignation of Mr. Robert Ma Kam Fook, who resigned on December 18, 2004.

Shih-Jye Cheng has served as one of our directors and chief executive officer since our inception. He was our deputy chairman from our inception to May 2004 and became our chairman in May 2004. He has also served as a director and president of ChipMOS Taiwan since 1997, the chairman of ChipMOS Taiwan since June 2003 and the chairman of ThaiLin Semiconductor Corp. since 2002. He was the chairman of ChipMOS Shanghai from 2002 to June 2005, the chairman of CHANTEK ELECTRONIC CO., LTD. from 2002 to November 2005, the chairman of ChipMOS Logic TECHNOLOGIES INC. from January 2004 to November 2005, the chairman of Advanced Micro Chip Technology Co., Ltd. from 2003 to April 2004 and a director of Ultima Electronics Corp. from 2000 to June 2003. He was a division head of the back-end operation of Mosel Vitelic Inc. from 1992 to 1997. Mr. Cheng has a master’s degree in business administration from Saginaw Valley State University.

Antonio R. Alvarez has served as a director of our company since July 2005. Mr. Alvarez was senior vice-president and general manager of the memory products division of Cypress Semiconductor Corporation from 1998 to July 2005, and senior vice-president of research and development from 1991 to 2001. He holds master’s and bachelor’s degrees in electrical engineering from Georgia Institute of Technology, where he is a member of the advisory board of the Electrical Engineering Department. He is a member of the Institute for Electrical and Electronic Engineers.

Rong Hsu has served as a director of our company since July 2005. He is a founder of eLCOS Microdisplay Technology Group where he has been president since April 2001. He was senior director of operations at Aurora Systems Co. from 1999 to March 2001, director of manufacturing for micro-display systems and testing at S-Vision Co. from 1996 to 1999, manager of manufacturing at nCHIP Co. from 1991 to 1996, research engineer at Lawrence Livermore National Laboratory from 1988 to 1991 and senior engineer at Intel Corporation from 1982 to 1988. He has a doctorate degree in engineering material from the University of Maryland, a master’s degree in material science from Brown University and a bachelor’s degree in mechanical engineering from National Taiwan University. He is a founding member and senior advisor of the Chinese American Semiconductor Professional Association.

Hsing-Ti Tuan has served as a director of our company since August 2000 and as the deputy chairman of ProMOS Technologies Inc. since June 2003. Mr. Tuan has served as a director of ProMOS Technologies Inc. since 1997. He has served as the acting president of Mosel Vitelic Inc. since November 2004 and previously served as the executive vice president of their research and development division. He has been the president of Mosel Vitelic Corp., USA. since 1994. He was also the vice president of Mosel Vitelic Inc. from 1992 to 1996. Mr. Tuan also serves as a director of Mosel Vitelic Inc. and SyncMOS Technology International. Mr. Tuan holds a master’s degree in electrical engineering from Utah State University and a bachelor’s degree in electrical engineering from National Cheng Kung University in Taiwan.

Yeong-Her Wang was appointed on July 19, 2004 by our Board of Directors to fill the vacancy resulting from John Yee Woon Seto’s resignation on May 19, 2004. He has been a professor in the Department of Electrical Engineering of National Cheng Kung University since 1992. There he was also an associate dean of the College of Engineering between 1999 and 2003, chairman of the Department of Electrical Engineering between 1996 and 1999, associate director of the Department of Electrical Engineering between 1993 and 1996 and director of the Electrical Factory, College of Engineering between 1995 and 1996. Mr. Wang holds Ph.D., master’s and bachelor’s degrees from National Cheng Kung University in Taiwan.

Shou-Kang Chen was appointed on June 23, 2005 by our Board of Directors to fill the vacancy resulting from Hung-Chiu Hu’s resignation on June 2, 2005. He has served as our chief financial officer, investor relations officer and head of the finance division of ChipMOS TECHNOLOGIES INC. since 2002. He was the head of our strategy development department from 2000 to 2001. He was the department head of the quality lab of ChipMOS TECHNOLOGIES INC. from 1998 to 2000. Mr. Chen holds a bachelor’s degree in mining and petroleum engineering and a master of science degree and a Ph.D. degree from the graduate school of mining, metallurgy and material science of National Cheng Kung University in Taiwan.

Pierre Laflamme has served as a director of our company since February 2001, and as our deputy chairman since June 2005. He was the president and chief operating officer of SGF Tech Inc. from January 2000 to July 2003. Before that, he was the vice president of high technology investments of Société Générale de Financement du Québec from 1997 to 2000. He was the senior vice president of Solidarity Fund from 1996 to 1997 and a deputy minister of the Quebec Prime Minister’s Department from 1994 to 1996. Mr. Laflamme holds a bachelor’s degree in Architecture from Université de Montréal.

Chao-Jung Tsai has served as one of our directors since November 2004. Mr. Tsai has served as a director of ChipMOS Technologies INC. from January 2001, as a representative of Siliconware Precision Industries Co. Ltd., where he has been a supervisor since June 2002. He was previously president of Grand Cathay Securities Co., Ltd. and assistant vice president of China Trust Commercial Bank Co., Ltd. Mr. Tsai received his bachelor’s degree in statistics from National Cheng Kung University and master’s degree in management of technology from National Chiao Tung University in Taiwan. He holds Taiwan CPA and CFA licenses.

Tadao Higashi was appointed on April 1, 2005 by our Board of Directors to fill the vacancy resulting from Robert Ma Kam Fook’s resignation on December 18, 2004. He was executive vice president of OKI Electric Industry Co., president of OKI Semiconductor Company between 1991 and 1995, and director of the OKI Semiconductor Business Group. Mr. Higashi holds a degree in electrical engineering from Osaka University in Japan.

Peter Ku has served as a president of ChipMOS TECHNOLOGIES (Shanghai) LTD. since 2002. He was vice president of ChipMOS Taiwan from 2001 to 2002, president of Walton Advanced Electronics Ltd. from 1998 to 2001 and a director of Microchip Technology Taiwan from 1995 to 1998. Mr. Ku received a master’s degree in solid state electronics from National Cheng Kung University in Taiwan.

Lafair Cho has served as ThaiLin Semiconductor Corp.’s president since December 1, 2003 and a director since December 30, 2002. He was vice president of ThaiLin Semiconductor Corp. from February 1, 2003 to November 30, 2003. He has also served as vice president of the memory production group of ChipMOS TECHNOLOGIES INC. from July 2003 to August 2004 and as a director of ChipMOS TECHNOLOGIES INC. since October 2003. He served as a deputy assistant vice president of the IC testing division of ChipMOS TECHNOLOGIES INC. from April 2000 to December 2001 and as an assistant vice president of the IC testing division of ChipMOS TECHNOLOGIES INC. from January 2002 to January 2003. He served as manager of production material control of Mosel Vitelic Inc. from 1993 to 1997. He holds a master’s degree in industrial management from National Cheng Kung University in Taiwan.

Robert Shen has served as the president of ChipMOS U.S.A., Inc. since June 2005. He served as vice president of worldwide operations for Integrated Silicon Solution, Inc. from 1992 to 2005 and vice president for Atari (USA) Corp. from 1986 to 1992. He received a bachelor’s degree in industrial engineering from Tunghai University in Taiwan and an MBA from Northwestern Polytechnic University in the USA.

K.H. Chu has served as ChipMOS TECHNOLOGIES INC.’s vice president of assembly production group since June 2004. He was assistant vice president of ChipMOS TECHNOLOGIES INC. from 2002 to 2004 and vice president of E&R Engineering Corp. from 1999 to 2002. Mr. Chu received a bachelor’s degree in engineering from National Cheng Kung University in Taiwan.

Jessie Lin has served as ChipMOS TECHNOLOGIES INC.’s vice president of quality, reliability and assurance center since June 2004. She was assistant vice president of ChipMOS TECHNOLOGIES INC. from 2003 to 2004 and deputy assistant vice president of ChipMOS TECHNOLOGIES INC. from 2000 to 2003. Ms. Lin received a bachelor’s degree in industrial engineering from Chung Yuan Christian University in Taiwan.

Joyce Chang has served as ChipMOS TECHNOLOGIES INC.’s vice president of LCD Driver production group since June 2004. She was assistant vice president of ChipMOS TECHNOLOGIES INC. from 2002 to 2004 and manager of ChipMOS TECHNOLOGIES INC. from 2000 to 2002. Ms. Chang received a bachelor’s degree from Chung Yuan Christian University in Taiwan.

Ricky Liu has served as ChipMOS TECHNOLOGIES INC.’s vice president of wafer bump and wafer fab task business unit since June 2004. He was executive vice president of Advanced Micro Chip Technology Co.,

Ltd. from 2003 to 2004 and director of the foundry division of Nanya Technology Corp from 2001 to 2003. Mr. Liu received a bachelor’s degree from National Cheng Kung University in Taiwan.

Michael Lee has served as ChipMOS TECHNOLOGIES INC.’s vice president of wafer sort business unit since June 2004. He was assistant vice president of ChipMOS TECHNOLOGIES INC. from 2003 to 2004 and assistant vice president of King Yuan ELECTRONIC CO., LTD. from 2002 to 2003. Mr. Lee received a master’s degree from National Chiao Tung University in Taiwan.

Ivan Hsu has served as ChipMOS TECHNOLOGIES INC.’s vice president of memory production group since December 2004. He was ChipMOS TECHNOLOGIES INC.’s assistant vice president from 2003 to 2004 and deputy assistant vice-president from 2002 to 2003. Mr. Hsu received a bachelor’s degree from Feng Chia University in Taiwan.

Robert Tsai has served as ChipMOS Taiwan’s vice president of information technology management center since October 2005. He was ChipMOS Taiwan’s assistant vice president from 2003 to September 2005 and deputy assistant vice president from 2002 to 2003. Mr. Tsai received a bachelor’s degree from Soochow University in Taiwan.

F.J. Tsai has served as ChipMOS TECHNOLOGIES INC.’s vice president of business operation management center since November 2005. He was the president of CHANTEK ELECTRONIC CO., LTD. from 2003 to 2005. He also served as an assistant vice president of the strategy development center of ChipMOS TECHNOLOGIES INC. from 1998 to 2003. He received a master’s degree in business administration from National Sun Yat-Sen University in Taiwan.

Board Practice and Terms of Directorship

Our Board of Directors consists of three classes of directors. The first class of directors, consisting of Shih-Jye Cheng, Antonio R. Alvarez and Rong Hsu, is up for re-election at the annual general meeting in 2008 and then every third annual general meeting thereafter. The second class, consisting of Hsing-Ti Tuan, Yeong-Her Wang and Shou-Kang Chen, is up for re-election at the annual general meeting in 2006 and then every third annual general meeting thereafter. The third class, consisting of Tadao Higashi, Pierre Laflamme and Chao-Jung Tsai, is up for re-election at the annual general meeting in 2007 and then every third annual general meeting thereafter.

Any director vacates his or her office if he or she:

•	is prohibited by law from being a director or ceases to be a director by virtue of the Companies Act 1981 of Bermuda;

•	resigns from his or her office;

•	becomes bankrupt under the laws of any country or compounds with his or her creditors;

•	becomes of unsound mind or a patient for the purpose of any statute or applicable law relating to mental health and the board resolves that his or her office is vacated; or

•	is removed by a resolution passed by our shareholders at a special general meeting called for that purpose.

Share Ownership

As of September 30, 2005, none of our directors or executive officers held, for his or her own account, 1% or more of our outstanding common shares.

Compensation and Compensation Committee

The aggregate compensation paid in 2004 to our directors and our executive officers, including cash and share bonuses, was approximately NT$41 million (US$1 million). In 2004, we granted options to purchase 228,000 of our common shares to our executive directors and executive officers as set forth in the table below. These options will vest over a period of four years, with an equal proportion vesting on each of August 13, 2005, 2006, 2007 and 2008.

Number of shares issuable upon exercise of options	Expiration date	Exercise price	Consideration paid for options granted
228,000	August 13, 2010	US$3.60	None

We did not set aside any money for pension, retirement or similar benefits for our directors in 2004 or during the nine months ended September 30, 2005.

We do not provide our directors with any benefits upon termination of employment.

Our compensation committee currently consists of Pierre Laflamme and Yeong-Her Wang. This committee reviews and recommends to our Board of Directors the compensation of all our directors and officers on at least an annual basis.

Audit Committee

Under our audit committee charter adopted on February 28, 2001 and amended on May 14, 2004 and December 21, 2004, our audit committee will:

•	be directly responsible for the appointment, compensation, retention and oversight of the work of our external auditors or any other public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services;

•	oversee our accounting principles and policies, financial reporting and internal control over financial reporting, internal audit controls and procedures, financial statements and independent audits;

•	meet with management, our external auditors and, if appropriate, the head of the auditing department to discuss audited financial statements, audit reports or other communications, including, without limitation, any audit problems or difficulties relating to our financial statements, any major issues regarding accounting principles and the adequacy of our internal control over financial reporting;

•	pre-approve, or adopt appropriate procedures to pre-approve all audit and non-audit services, if any, provided to us by our external auditors;

•	establish our internal complaints procedure for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission thereof by our employees;

•	evaluate the independence of and discuss with management the timing and process for implementing the rotation of the audit partners of the outside auditors; and

•	review and approve all our related party transactions.

The audit committee currently consists of Pierre Laflamme, Yeong-Her Wang and Tadao Higashi, all of whom are independent directors according to Nasdaq requirements. As of September 30, 2005, there was not an audit committee financial expert serving on our audit committee.

Nominations Committee

Under our nominations committee charter adopted on August 26, 2005, our nominations committee will:

•	identify individuals qualified to become members of the Board of Directors, select or recommend nominees to the Board of Directors and, in the case of a vacancy of a director, recommend to the Board of Directors an individual to fill such vacancy;

•	develop and recommend to the Board of Directors standards to be applied in making determinations as to the absence of material relationships between us and a director;

•	identify members of the Board of Directors qualified to fill vacancies on any committee thereof and recommend the appointment of the identified member(s) to the respective committee;

•	assist our management in the preparation of the disclosure in our annual proxy statement regarding the operations of the nominations committee; and

•	perform any other duties or responsibilities expressly delegated to the nominations committee by the Board of Directors from time to time relating to the nomination of members of the Board of Directors and any committee thereof.

Pierre Laflamme and Yeong-Her Wang are currently the members of our nominations committee. Our nominations committee was established on May 14, 2004.

Special Investigation Committee

On December 21, 2004, in connection with alleged embezzlement at Pacific Electric by our former directors, Mr. Hung-Chiu Hu and Mr. Jwo-Yi Miao, and money laundering by our former director, Mr. Robert Ma Kam Fook, our board established a special investigation committee to identify and investigate any past and present dealings between ChipMOS Bermuda, including any of its subsidiaries and affiliates, and Messrs. Hu, Miao and Ma, and any companies or entities affiliated with them. For additional information on the allegations, see “Risk Factors — Risks Relating to Our Relationship with Mosel — The ongoing criminal investigations and trial involving Mr. Hung-Chiu Hu, Mr. Robert Ma Kam Fook and Mr. Jwo-Yi Miao, our former directors, could have a material adverse effect on our business and cause our stock price to decline.”

The special investigation committee was solely comprised of Messrs. Pierre Laflamme and Yeong-Her Wang, two of the Company’s independent directors. Concurrent with the establishment of the special investigation committee, our board requested the resignations of Mr. Hu and Mr. Miao, who subsequently resigned from our board on June 2, 2005 and June 8, 2005, respectively. On December 21, 2004, our board also accepted the resignation of Mr. Ma. The special investigation committee engaged Ernst & Young as its forensic accounting advisor and Baker & McKenzie as its legal advisor to review transactions that were similar in nature to the transactions that allegedly implicated Messrs. Hu, Miao and Ma at Pacific Electric as well as significant related party transactions between ChipMOS Bermuda, including its subsidiaries and affiliates, and Messrs. Hu, Miao and Ma and any companies or entities affiliated with any of them. The special investigation committee also engaged Hong Kong counsel.

On June 23, 2005, the special investigation committee presented its final report to our Board of Directors. The special investigation committee concluded that the review conducted by Ernst & Young and Baker & McKenzie did not reveal previously unknown information regarding losses suffered by ChipMOS Bermuda, other than a potential liability relating to a credit facility entered into with Trident (Asia) Investments Limited (“Trident”) and HSH Nordbank AG, Hong Kong Branch (“Nordbank”). The special investigation committee noted that total losses from transactions reviewed by it in the amount of NT$454 million (US$14 million), relating to impairment losses and realized losses of certain investments, were reflected in our 2002, 2003 and 2004 financial statements, and a potential decline in the value of our investment in respect of Ultima Technology Corp. (BVI). During the nine months ended September 30, 2005, we recognized an impairment loss of US$148 million (US$4 million) as a result of the decline in the value of our investment to Ultima Technology Corp. (BVI). See, Notes 4, 9 and 20 to our audited consolidated financial statements and Notes 4, 6 and 11 to our unaudited consolidated financial statements contained in this annual report and “Related Party Transactions — Other Related Party Transactions.” For information regarding the credit facility, see “Risk Factors — Risks Relating to Our Relationship with Mosel — ChipMOS Bermuda and ChipMOS Hong Kong may be held liable for outstanding loan balances drawn down by Trident as joint borrowers under a credit facility entered into with Nordbank.” The special investigation committee did not make any factual findings as to the business purpose of the transactions reviewed or as to persons at the Company responsible for such transactions. On August 26, 2005, our board dissolved the special investigation committee.

The Special Investigation Committee provided the following recommendations to our Board of Directors:

•	reinforce the internal controls related to the Company’s investment decisions, including the design and adoption of comprehensive internal control procedures for investments in connection with the Company’s implementation of the internal control procedures required to comply with Section 404 of the Sarbanes Oxley Act of 2002 (“Section 404”);

•	strengthen the role of the Board of Directors in overseeing the Company’s investment activities;

•	develop an internal control mechanism applicable to the Company’s selection of banks that the Company will use for deposits so as to address both commercial risks and reputational risks; and

•	develop more prudent and conservative procedures regarding the entry by the Company into banking or other credit relationships.

As of September 30, 2005, we have taken the following measures to implement the recommendations of the Special Investigation Committee:

•	engage Ernst & Young to advise on the internal control over financial reporting requirements under Section 404, including testing and monitoring the effectiveness of our internal controls over financial reporting;

•	enhance the Board of Directors’ ability to oversee our financial activities by adopting new internal control procedures, pursuant to which decisions relating to derivatives, loans to others, endorsement and guarantee for third parties, and equity investments, exceeding certain limits, are subject to the Board of Directors’ approval; and

•	reduce the risks inherent in banking or other credit activities by adopting new internal control procedures, under which the application for any credit line or the opening of any account at any overseas banks is required to be approved by the Board of Directors.

In connection with the indictment of Mr. Shih-Jye Cheng by the Taipei District Prosecutor’s Office, our board of directors formed a special committee to evaluate the circumstances surrounding the indictment. The Special Committee is comprised of three independent directors, Messrs Yeong-Her Wang, Rong Hsu and Pierre Laflamme. It has engaged Preston Gates & Ellis LLP as its independent international legal counsel and Baker & McKenzie as its independent ROC legal counsel, and Diwan, Ernst & Young as its accounting advisor to assist in its evaluation and provide recommendations. The legal counsels and accounting advisor to the special committee are currently undertaking the investigation, and as a result, the Company is not in a position to estimate when and how the investigation will conclude. See “Risk Factors — The ongoing criminal investigation involving Mr. Shih-Jye Cheng, our Chairman and Chief Executive Officer, and Mr. Hung-Chiu Hu, our former director, could have a material adverse effect on our business and cause our stock price to decline”.

PRINCIPAL SHAREHOLDERS

The following table sets out certain information as of September 30, 2005 regarding the ownership of our common shares by (1) each person known to us to be the owner of more than five percent of our common shares and (2) the total amount owned by our directors and executive officers as a group.

Identity of person or group	Number of shares owned	Percent Owned
Mosel Vitelic Inc.(1)(2)	26,159,531	38.6%
PacMOS Technologies Holdings Limited(3)	3,887,284	5.7%
Springhouse Capital LLC(4)	3,431,128	5.1%
Directors and executive officers, as a group(5)	847,465	1.3%

(1)	Mosel owns 25,927,840 shares indirectly through its 100% owned subsidiary, Giant Haven Investments Ltd., and 231,691 indirectly through Mou-Fu Investment Ltd., which is a 99.9% owned subsidiary of Mosel’s 99.9% owned subsidiary Dai-Gin Investment Ltd. Mosel is a public company listed on the Taiwan Stock Exchange whose largest known shareholder owned less than 1.8% of Mosel’s outstanding shares as of December 31, 2004.
(2)	Excludes shares owned by PacMOS Technologies Holdings Limited, or PacMOS, that may be beneficially owned by Mosel.
(3)	PacMOS is a public company listed on the Stock Exchange of Hong Kong Limited and 43% owned by Texan Management Limited and 32% owned by Vision2000 Venture Ltd. Vision2000 Venture Ltd. is 100% owned by Mosel. As a result, each of Texan Management Limited, Vision2000 Venture Ltd. and Mosel may be considered to be the beneficial owner of our common shares owned by PacMOS. There are no voting or other arrangements among Texan Management Limited, Vision2000 Venture Ltd. and Mosel with respect to control of PacMOS.
(4)	Springhouse Capital LLC owned 3,431,128 shares as of September 2, 2005, according to the Schedule 13G filed by Springhouse Capital, LP, Springhouse Capital LLC and Brian Gaines on September 2, 2005.
(5)	Excludes Mosel’s beneficial ownership of our common shares which may be considered to be beneficially held by some of our directors or officers. Includes shares held by certain family members of certain directors.

As of September 30, 2005, approximately 52.9% of our common shares were held of record by shareholders located in the United States. All holders of our common shares have the same voting rights with respect to their shares.

As of January 12, 2001, Mosel held 65.1% of our common shares through its 100% owned subsidiary, Giant Haven Investment Ltd., and through Mou-Fu Investment Ltd., which is a 99.9% owned subsidiary of Mosel’s 99.9% owned subsidiary Dai-Gin Investment Ltd. On May 29, 2003, Mosel reduced its ownership in us from 64.5% to 44.4% through a sale of an aggregate of 11.8 million of our common shares to third-party purchasers. In July 2004, Mosel’s ownership in us was reduced to 39.1% through the completion of our sale of 7,000,000 common shares pursuant to a registration statement filed on May 21, 2004. As of September 30, 2005, Mosel indirectly owned approximately 38.6% of our common shares.

CHANGES IN ISSUED SHARE CAPITAL

The following table sets forth changes in our issued share capital from the date of our incorporation through September 30, 2005.

Issue Date	Type of Issue	Number of Common Shares	Number of Common Shares Outstanding After the Issue
August 2, 2000	Issuance upon incorporation	1,200,000	1,200,000
January 12, 2001	Issuance in connection with the share swap between ChipMOS Bermuda and ChipMOS Taiwan	57,141,863	58,341,863
December 2002	Exercise of share options	531,175	58,873,038
November 2003	Exercise of share options	183,575	59,056,613
December 2003	Exercise of share options	243,425	59,300,038
January 2004	Exercise of share options	465,100	59,765,138
February 2004	Exercise of share options	57,675	59,822,813
March 2004	Exercise of share options	5,725	59,828,538
April 2004	Exercise of share options	31,697	59,860,235
May 2004	Exercise of share options	11,649	59,871,884
June 2004	Exercise of share options	7,781	59,879,665
July 2004	Issuance of common shares	7,000,000	66,879,665
July 2004	Exercise of share options	2,250	66,881,915
August 2004	Exercise of share options	9,450	66,891,365
September 2004	Exercise of share options	23,075	66,914,440
October 2004	Exercise of share options	204,879	67,119,319
November 2004	Exercise of share options	7,625	67,126,944
December 2004	Exercise of share options	193,598	67,320,542
January 2005	Exercise of share options	39,650	67,360,192
February 2005	Exercise of share options	2,625	67,362,817
March 2005	Exercise of share options	17,650	67,380,467
April 2005	Exercise of share options	53,325	67,433,792
May 2005	Exercise of share options	36,025	67,469,817
June 2005	Exercise of share options	56,050	67,525,867
July 2005	Exercise of share options	114,575	67,640,442
August 2005	Exercise of share options	12,550	67,652,992
September 2005	Exercise of share options	38,425	67,691,417

RELATED PARTY TRANSACTIONS

Certain Transactions in 2002

ROC law limits the ability of a company incorporated in Taiwan to purchase any equity interest in companies, directly or indirectly, holding more than 50% of its issued and outstanding voting securities or registered capital or to provide loans or other financing to any company. These limitations apply to transactions between ChipMOS Taiwan and Mosel, or companies having a relationship with Mosel as discussed below, subject to the exceptions that exist under law. In 2002 and 2003 Mosel experienced liquidity and other financial difficulties.

During 2002, ChipMOS Taiwan engaged in certain transactions with Mosel and companies having a relationship with Mosel in respect of which our previous auditors raised questions on December 6, 2002, as to the business purpose of these transactions, whether they constituted impermissible financings of Mosel and whether these transactions had been conducted in accordance with applicable ROC law and requested us to provide further information. During December 2002 and January 2003, we reviewed these transactions, as well as the large cash deposits by ChipMOS Taiwan at NM Bank, an offshore bank located in Vanuatu, that were routed through the same bank account at an intermediary bank that had also been used as an intermediary account for the routing to Mosel of certain proceeds from third parties in connection with Mosel’s issuance of new equity securities during that period and submitted our report to the audit committee. On January 9, 2003, our audit committee met and reviewed the facts and circumstances of these transactions, and after consulting with Lee and Li, our ROC special counsel, concluded that these transactions were not inappropriate or impermissible under applicable laws and that all approvals of the Board of Directors required by applicable laws had been obtained. In January 2003, the previous auditors asked for additional information relating to these transactions, which we believe we provided to the best of our ability. If it were to be determined that any of these transactions constituted an impermissible financing or purchase of assets of Mosel by ChipMOS Taiwan or an impermissible purchase of Mosel’s equity by ChipMOS Taiwan, then ChipMOS Taiwan’s then chairman and any responsible officers would be jointly and severally liable to ChipMOS Taiwan for any losses suffered by ChipMOS Taiwan and may also be severally liable criminally for any breach of fiduciary duties that resulted in losses and damages suffered by ChipMOS Taiwan. Moreover, certain of these transactions may not have been in full compliance with ChipMOS Taiwan’s then applicable internal procedures. The failure to comply fully with ChipMOS Taiwan’s then applicable internal procedures could constitute evidence of a failure by the then chairman of ChipMOS Taiwan and responsible officers to comply fully with their fiduciary duties, which could result in them being held criminally liable for any breach of fiduciary duties that resulted in losses and damages to ChipMOS Taiwan. However, since we believe that these transactions have not resulted in any losses and damages to ChipMOS Taiwan or ChipMOS Bermuda, we believe that the risk of liability for ChipMOS Taiwan’s then chairman and officers is remote.

On February 27, 2003, Tiaoho & Co., an independent member firm of Moore Stephens International Limited, was appointed as independent auditor of ChipMOS Taiwan and on March 7, 2003, based on the recommendation of our audit committee, we appointed Moore Stephens Hong Kong as our independent auditor. We understand that Moore Stephens Hong Kong obtained the usual professional clearance from the previous auditor. Moore Stephens Hong Kong was made aware of the above-mentioned transactions, the discussions between us and our previous auditor and the conclusions of our audit committee and Lee and Li, our ROC special counsel, upon their appointment, and we confirmed to Moore Stephens Hong Kong that we had determined that these transactions were not inappropriate or impermissible under applicable laws and that all approvals of the Board of Directors required by applicable laws had been obtained. Moore Stephens Hong Kong carried out audit procedures upon these transactions, reviewed the related correspondence, and made appropriate inquiries with the previous auditor, whom we authorized to respond fully to any such inquiries. Moore Stephens Hong Kong issued an unqualified audit opinion on our 2002 financial statements.

Please see “— Other Related Party Transactions” below for further information on transactions with Mosel and its affiliates. See also, “Management — Special Investigation Committee.”

Other Related Party Transactions

Mosel Vitelic Inc.

As of September 30, 2005, Mosel indirectly owned 38.6% of our outstanding shares. Mosel designs and manufactures semiconductor products, including SRAM, flash memory, LCD and other flat-panel display driver semiconductors and power-related semiconductors. In the period from July to December 2003, Mosel transferred all of its DRAM business to its affiliate ProMOS. Mosel is also engaged in the semiconductor testing and assembly business through its shareholding in our company. Although Mosel was our second-largest customer in 2003, accounting for 19% of our net revenue in 2003, it ceased to be a key customer of ours following the transfer of its DRAM business to ProMOS, with sales to Mosel accounting for 0.1% of our net revenue in 2004. Sales to Mosel accounted for 35% of our net revenue in 2002. Mosel and its affiliates currently have, and are expected to continue to have from time to time in the future, contractual and other business relationships with us. Our relationships include the following:

•	In April 2003, ChipMOS Taiwan purchased from third-party bondholders NT$570 million worth of index bonds, and Mosel pledged approximately 52 million ProMOS common shares as collateral for repayment of NT$290 million worth of these index bonds. On May 6, 2003, ChipMOS Taiwan sold NT$110 million and NT$90 million of the index bonds to AMCT and Chantek International Investment Ltd., a wholly-owned subsidiary of Chantek, respectively. On May 12, 2003, ChipMOS Taiwan sold NT$80 million of the index bonds to PlusMOS. The interest revenue derived from these transactions amounted to NT$6 million in 2003. On May 28, 2003, Mosel reached settlements with the holders of the index bonds, pursuant to which Mosel agreed to pay by June 2003 35% of the outstanding principal amount plus accrued interest, and the remaining 65% in 10 monthly installments. In June 2003, ChipMOS Taiwan sold all of the 52 million common shares of ProMOS for approximately NT$426 million by exercising its rights to sell such shares pledged as collateral for the repayment of NT$290 million worth of index bonds. On June 16, 2003, ChipMOS Taiwan retained approximately NT$300 million in satisfaction of the index bonds we held, and returned the remaining amount to Mosel as excess collateral realization.

•	On August 26 and September 2 and 6, 2002, ChipMOS Taiwan entered into three inventory purchase agreements with Mosel under which Mosel was obligated to sell to ChipMOS Taiwan, and ChipMOS Taiwan was obligated to purchase, wafers from Mosel. Under these inventory purchase agreements, ChipMOS Taiwan paid Mosel a total amount of NT$2,100 million in exchange for the wafers. The purchases of wafers from Mosel by ChipMOS Taiwan were subsequently cancelled and a total amount of NT$2,100 million was refunded to ChipMOS Taiwan by Mosel and the inventory purchase agreements were terminated on September 26 and 30, 2002.

•	Rental revenue from Mosel was NT$9 million, NT$5 million, NT$5 million and NT$4 million in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. The rental fees paid by us to Mosel amounted to NT$3 million, NT$3 million, NT$2 million and NT$565 thousand in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively.

•	In 2004 and the nine months ended September 30, 2005, we purchased integrated circuits for our module business and for resale to other customers from Mosel in an aggregate amount of NT$637 million and NT$12 million (US$362 thousand), respectively.

•	In 2003, we purchased material from Mosel in an aggregate amount of NT$12 thousand.

•	In 2002, 2003, 2004 and the nine months ended September 30, 2005, we paid NT$5 million, NT$4 million, NT$2 million and nil respectively, annual administrative fees to Mosel for the provision of certain administrative services.

Siliconware Precision Industries Co., Ltd.

As of September 30, 2005, Siliconware Precision owned 28.7% of the outstanding shares of ChipMOS Taiwan. Siliconware Precision is an independent provider of semiconductor testing and packaging services. Siliconware Precision currently has, and is expected to continue to have from time to time in the future, contractual and other business relationships with us. From time to time, Siliconware Precision provides assembly services to us. Often, Siliconware Precision renders these assembly services directly to our customers through customer referrals from us. On January 1, 2001, ChipMOS Taiwan entered into a subcontracting agreement for a term of two years with Siliconware Precision, pursuant to which Siliconware Precision is obligated to provide assembly services to us. This agreement was extended for another two years from January 2004 to December 2005. Every month, ChipMOS Taiwan is required to provide Siliconware Precision with a rolling forecast of requested services for the following three months. The prices of these services are to be agreed upon from time to time taking into account the cost of the packaging raw materials. In 2002, we did not outsource any assembly services to Siliconware Precision. In 2003, we outsourced to Siliconware Precision total sales of NT$114 million, representing 1% of our net revenue. We did not outsource any sales to Siliconware Precision in 2004 or in the nine months ended September 30, 2005.

Joint Venture Agreement between Mosel and Siliconware Precision

Under the terms of the joint venture agreement between Mosel and Siliconware Precision regarding the operation of ChipMOS Taiwan, Mosel has agreed, among other things, to cooperate with Siliconware Precision to ensure that ChipMOS Taiwan shares are listed on the Taiwan Stock Exchange or other stock exchange or the Republic of China Over-the-Counter Securities Exchange, and to maintain an equity interest in ChipMOS Taiwan of at least 29% for five years after such listing. We currently have no plans to seek such a listing by ChipMOS Taiwan, and Mosel currently has no direct equity interest in ChipMOS Taiwan. Under the joint venture agreement, remedies for breaches by Mosel of or non-compliance by Mosel with these terms may include damage payments by Mosel to Siliconware Precision and the right for Siliconware Precision to purchase Mosel’s shares of ChipMOS Taiwan or to force Mosel to purchase Siliconware Precision’s shares in ChipMOS Taiwan. Mosel has provided an undertaking to us to resolve any disputes with Siliconware Precision in connection with the joint venture agreement in a manner that does not adversely affect the business, operations or financial condition of ChipMOS Taiwan or our company. See “Risk Factors — Risks Relating to Our Relationship with Mosel — Potential defaults by Mosel under the terms of the joint venture agreement between Mosel and Siliconware Precision regarding the operation of ChipMOS Taiwan could harm our relationship with Mosel or require us to dilute our shareholding in ChipMOS Taiwan.”

Ultima Electronics Corp.

As of April 30, 2005, ChipMOS Taiwan was no longer a shareholder of Ultima, having disposed all of its interest in Ultima in December 2004. We provide mostly vertically integrated services and some independent testing and assembly services to Ultima. Sales to Ultima accounted for 19% of our net revenue in 2002, 12% in 2003, 3% in 2004 and 0% in the nine months ended September 30, 2005. In 2002 and 2003, ChipMOS Taiwan acted as a guarantor and provided collateral for a loan in the amount of NT$600 million extended to Ultima by two Taiwan financial institutions, but as of September 30, 2005, ChipMOS Taiwan no longer acted as a guarantor for Ultima.

On December 22, 2003, ChipMOS Taiwan entered into a share purchase agreement with Caspian Worldwide Holdings Limited (BVI), or Caspian, a wholly-owned subsidiary of Ultima, for the acquisition of 30.0% of the shares of Ultima Technology Corp. (BVI), a wholly-owned subsidiary of Caspian, for a purchase price of approximately US$11 million. ChipMOS Taiwan provided Caspian with a performance bond in the amount of NT$290 million, which was returned to ChipMOS Taiwan on May 6, 2004. The investment was approved by the Investment Commission on April 19, 2004 and was made by ChipMOS Taiwan in May 2004. During the nine months ended September 30, 2005, we recognized an impairment loss of NT$148 million (US$4 million) as a result of the decline in the value of our investment in Ultima Technology Corp. (BVI).

For additional information on the special investigation committee, see “Management — Special Investigation Committee.”

DenMOS Technology Inc.

We do not own any equity interest in DenMOS. As of September 30, 2005, Mosel directly owned 44.2% of common shares of DenMOS. Sales to DenMOS were NT$153 million, NT$496 million, NT$567 million and NT$217 million in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively. We provided storage services to DenMOS in 2002, 2003, 2004 and the nine months ended September 30, 2005. Rental revenue from DenMOS for these storage services was NT$693 thousand, NT$922 thousand, NT$455 thousand and NT$30 thousand in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively.

On October 15, 2003, we entered into a long-term agreement with DenMOS, under which we reserve a specified amount of capacity for LCD and other flat-panel display driver semiconductor testing and assembly services to DenMOS and under which DenMOS guarantees to place orders in the amount of the reserved capacity for a period of 48 months. This agreement supersedes a similar agreement that we entered into on May 25, 2002. The price for our services under this agreement will be agreed upon, based on our general price list, at the time DenMOS places orders under this agreement. If we are unable to test and assemble the agreed number of LCD and other flat-panel display driver semiconductors, DenMOS may use a third party to cover the shortfall. However, we are entitled to cure any shortfall in the following month. If we fail to do so, we may be liable for damages up to the amount equal to the number of shortfall units in the given month multiplied by the average sales price per unit in that month. If DenMOS fails to place orders according to the reserved capacity, we are entitled to damages based on our costs for the equipment, tooling costs, costs for personnel dedicated to the provisions of capacity to such customer, and the costs for raw materials.

SyncMOS Technologies Inc.

We do not own any equity interest in SyncMOS. As of September 30, 2005, Mosel indirectly owned 41.5% of SyncMOS Technologies Inc. We provided storage services to SyncMOS Technologies Inc. in 2001. Rental revenue from SyncMOS Technologies Inc. was NT$768 thousand, NT$768 thousand, NT$1,126 thousand and NT$1,037 thousand in 2002, 2003, 2004 and the nine months ended September 30, 2005, respectively.

Best Home Corp. Ltd.

In 2002, ChipMOS Taiwan acquired a 16.7% ownership interest of Sun-Fund Securities Ltd. from Best Home. As of September 30, 2005, ChipMOS Taiwan had a 19% ownership interest in Best Home. Best Home is engaged in the business of selling office supplies and providing cafeteria services. On October 11, 2002, ChipMOS Taiwan entered into a cafeteria construction and cooperation agreement with Best Home, under which Best Home is obligated to construct a cafeteria and provide cafeteria services for ChipMOS Taiwan and ChipMOS Taiwan is obligated to prepay Best Home an aggregate of NT$216 million. On December 17, 2003, ChipMOS Taiwan entered into a credit assignment agreement with Prudent Holdings Group Ltd., or Prudent, a 4% shareholder of ours, under which ChipMOS Taiwan assigned its right to the repayment of NT$216 million from Best Home under the cafeteria construction and cooperation agreement for Prudent and Prudent agreed to pay NT$216 million back to ChipMOS Taiwan by June 30, 2004. On June 25, 2004, a supplementary agreement was signed with Prudent whereby the payment date was extended to September 30, 2004 and on September 24, 2004, another supplementary agreement was signed with Prudent for the extension of the payment date to December 30, 2004. Prudent also entered into a pledge agreement on September 30, 2004 whereby the advance of NT$216 million was secured by Prudent’s shareholding in ChipMOS Bermuda to the extent of 2,360,000 common shares in favor of ChipMOS Taiwan. ChipMOS Taiwan received payment in full from Prudent on November 19, 2004.

ChipMOS TECHNOLOGIES (Shanghai) LTD.

ChipMOS Shanghai is a wholly-owned subsidiary of Modern Mind, which is one of our controlled consolidated subsidiaries. Under a technology transfer agreement dated August 1, 2002, we licensed certain technologies and systems, and agreed to provide certain technical support and consulting services to ChipMOS Shanghai relating to those technologies and systems, and ChipMOS Shanghai paid an aggregate of US$25 million to us in 2002 for the technology and services we provide under this agreement.

On April 22, 2004, ChipMOS Hong Kong and ChipMOS Shanghai entered into an exclusive services agreement, pursuant to which ChipMOS Shanghai will provide its services exclusively to ChipMOS Hong Kong or customers designated by ChipMOS Hong Kong. Under the exclusive services agreement, ChipMOS Hong Kong will purchase and consign to ChipMOS Shanghai all of the equipment required to render those services. The exclusive services agreement has a term of ten years and will automatically be renewed for periods of ten years, unless terminated by either party at least 30 days prior to the expiration of such ten year term. In addition, ChipMOS Hong Kong may terminate the exclusive services agreement at any time by giving 30 days’ prior notice.

CHANTEK ELECTRONIC CO., LTD.

In 2003, ChipMOS Taiwan purchased equipment from Chantek at a cost of NT$10 million and sold equipment to Chantek for NT$17 million. In addition, ChipMOS Taiwan recognized gains on the disposal of certain properties to Chantek in the amount of NT$9 million. Chantek leased equipment and provided raw material and semiconductor processing services to ChipMOS Taiwan pursuant to certain agreements between Chantek and ChipMOS Taiwan. Under these agreements, we paid an aggregate of approximately NT$3 million and NT$0.2 million to Chantek in 2002 and 2003, respectively. In addition, we paid an aggregate of NT$8 million in rental fees to Chantek in 2003. We did not pay any fees under these arrangements or any rental fees to Chantek during the period from January to April 2004. From January to April 2004, we had revenues from Chantek of NT$15 million. ChipMOS Taiwan acquired 3,846,154 shares of common stock of AMCT from Chantek at an aggregate price of NT$38 million on March 19, 2004.

Chantek has been our consolidated subsidiary since April 2004. On November 21, 2005, Chantek merged into ChipMOS Taiwan, with ChipMOS Taiwan as the surviving entity. For additional information regarding the merger, see “Business — Our Structure and History — ChipMOS TECHNOLOGIES INC.”

CHANTEK INTERNATIONAL INVESTMENT LTD.

In July 2004, ChipMOS Taiwan acquired from Chantek International Investment Ltd. 224,833 shares of common stock of ChipMOS Logic at an aggregate price of NT$2.5 million.

ThaiLin Semiconductor Corp.

ChipMOS Taiwan leased equipment and transferred certain technology to ThaiLin pursuant to certain agreements between ThaiLin and ChipMOS Taiwan. The rents paid by ThaiLin to us amounted to an aggregate of approximately NT$2 million and NT$8 million in 2002 and 2003, respectively. We did not have rental revenue from ThaiLin in 2003. In 2003, ThaiLin purchased certain equipment from ChipMOS Taiwan for approximately NT$245 million, and sold certain equipment to ChipMOS Taiwan for approximately NT$105 million.

ThaiLin has been our consolidated subsidiary since December 2003. On December 1, 2005, ChipMOS Logic merged into ThaiLin, with ThaiLin as the surviving entity. See, “Business — Our Structure and History — ThaiLin Semiconductor Corporation.”

ProMOS Technologies Inc.

As of September 30, 2005, ChipMOS Taiwan owned 701,231 shares, or 0.01% of ProMOS. As of September 30, 2005, Mosel directly and indirectly owned 17.5% of ProMOS. Following the transfer of Mosel’s DRAM business to ProMOS in 2003, sales to ProMOS accounted for 19% of our net revenue in 2003, 28% of our net revenue in 2004 and 30% of our net revenue in the nine months ended September 30, 2005.

On July 1, 2003, ChipMOS Taiwan entered into a long-term agreement with ProMOS, under which ChipMOS Taiwan reserves a specified amount of capacity for DRAM testing and assembly services to ProMOS and under which ProMOS guarantees to place orders in the amount of the reserved capacity through the end of 2006. The price for the services of ChipMOS Taiwan under this agreement will be agreed upon quarterly, based on the then fair market price. If ChipMOS Taiwan is unable to test and assemble the agreed number of DRAM, ProMOS may use a third party to cover the shortfall and ChipMOS Taiwan may be liable for any operation loss of ProMOS caused by such delay or any additional costs in using a third party to cover the shortfall. If ProMOS fails to place orders in the amount of the reserved capacity, ChipMOS Taiwan is entitled to damages calculated based on the difference between the value of the reserved capacity and the value of the actual used capacity, provided that the value of the capacity by ChipMOS Taiwan that has been used for other customers shall be deducted.

In 2004 and the nine months ended September 30, 2005, ChipMOS Taiwan purchased certain equipment from ProMOS for approximately NT$46 million and NT$0 million (US$0 million), respectively. Rental revenue from ProMOS in 2004 and the nine months ended September 30, 2005 was NT$14 million and NT$7 million (US$211 thousand), respectively.

Advanced Micro Chip Technology Co., Ltd.

In 2003, we purchased from AMCT certain materials in an amount of NT$5 million. AMCT became our consolidated subsidiary in January 2004.

Sun-Fund Securities Ltd.

As of September 30, 2005, ChipMOS Taiwan held a 16.7% equity interest in Sun-Fund. In 2003, we paid Sun-Fund NT$3 million for shareholders’ and related service fees. On August 30, 2004, the board of Sun-Fund resolved to liquidate Sun-Fund; however, this proposal was rejected by shareholders of Sun-Fund at shareholders meetings on September 30, 2004 and December 31, 2004.

Mou-Fu Investment Ltd.

As of September 30, 2005, Mosel held directly and indirectly a 99.9% equity interest in Mou-Fu. In 2004 and the nine months ended September 30, 2005, we paid Mou-Fu NT$4 million and NT$2 million (US$60 thousand), respectively, for the provision of shareholders’ services. In 2004 and the nine months ended September 30, 2005, we paid Mou-Fu NT$2 million and NT$3 million (US$90 thousand) for management expenses, respectively.

DESCRIPTION OF SHARE CAPITAL

Description of Share Capital

Our authorized share capital consists of 250 million common shares, par value US$0.01 per share, and 75 million preferred shares, par value US$0.01 per share.

Common Shares

Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our bye-laws, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities.

Preferred Shares

Currently there are no specific rights attached to the preferred shares. The specific rights of the preferred shares could include rights, preferences or privileges in priority to our common shares and the establishment of such rights or the delegation to the Board of Directors to establish such rights will need to be approved by our shareholders. As of the date of this prospectus, no preferred shares have been issued by the Company.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda. The rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders.

Dividends

Under Bermuda law, a company may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would be, after the payment, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities, issued share capital and share premium accounts. The holders of common shares are entitled to receive dividends out of assets legally available for such purposes at times and in amounts as our Board of Directors may from time to time determine. Any dividend unclaimed for a period of six years from its date of declaration will be forfeited and will revert to the Company.

Voting Rights

Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, and except for extraordinary resolutions, any question properly proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast, either on a show of hands or on a poll, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote on a show of hands, or on a poll, one vote for each fully paid-up common share held by the shareholder. In the case of an equality of votes cast, the chairman of the meeting shall have a second or casting vote. Any resolution for any of the following extraordinary transactions will require the approval of shareholders holding at least 70.0% of the total voting rights of all the shareholders having the right to vote at such meeting:

•	a resolution for the merger, amalgamation or other consolidation of us into any other company;

•	a resolution for the sale, lease, exchange, transfer or other disposition of all or substantially all of our consolidated assets; or

•	a resolution for the adoption of any plan or proposal for the liquidation of the Company.

Rights in Liquidation

Under Bermuda law, in the event of liquidation or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of the liquidation or winding-up are distributed pro rata in specie or in kind among the holders of our common shares.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general shareholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, we must give each shareholder written notice at least five days prior to the annual general meeting, unless otherwise agreed by all shareholders having the right to vote at that annual general meeting, and written notice at least five days prior to any special general meeting, unless otherwise agreed by a majority of shareholders having a right to vote at that special general meeting, and together holding at least 95% of the paid-up capital of the company carrying the right to vote at that meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of the company. Our bye-laws provide that at least two shareholders present in person or by proxy and holding shares representing at least 50% of the total voting rights of all shareholders having the right to vote at the meeting constitute a quorum. Our bye-laws further provide that, in respect of a general meeting adjourned for lack of quorum, at least two shareholders present in person or by proxy holding shares representing 33 1/3% of the total voting rights of all shareholders having the right to vote at the meeting constitute a quorum.

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s certificate of incorporation, its memorandum of association (including its objects and powers) and any alteration to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which, unless agreed by all shareholders and directors, must be laid before the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda and a branch register in New Jersey, USA. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or Removal of Directors

Under Bermuda law and our bye-laws, directors are elected or appointed at an annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed for cause or resign or otherwise cease to be directors under Bermuda law or our bye-laws.

A director may be removed for cause at a special general meeting of shareholders specifically called for that purpose, provided that the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election by the shareholders, by the board of directors.

Board Actions

Our bye-laws provide that the quorum necessary for the transaction of business is two directors of the Board, and that questions arising at a properly convened meeting of the Board of Directors must be approved by a majority of the votes present and entitled to be cast. In the case of an equality of votes, the chairman of the meeting is entitled to a second or casting vote.

The Board of Directors may appoint any of our directors to act as our managing director or other senior executive, on such terms and conditions as it may determine, including with respect to remuneration.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws, other than the bye-laws separating our Board of Directors into three classes, may be amended by the Board of Directors if the amendment is approved by a majority of votes cast by our directors and by our shareholders by a resolution passed by a majority of votes cast at a general meeting. Any amendment to our bye-laws separating a board of directors into three classes must be approved by our Board of Directors and by shareholders of shares representing at least 60% of our outstanding shares.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the person entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by persons voting in favor of the amendment.

Appraisal Rights and Shareholder Suits

Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his or her shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and, except where the amalgamation is between a holding company and one or more of its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares. Under Bermuda law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold his consent at his discretion.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Certain Foreign Issuer Considerations

The following discussion is based on the advice of Appleby Spurling Hunter, our Bermuda counsel.

The Bermuda Monetary Authority, or BMA, has designated us as non-resident for exchange control purposes. The BMA has also granted its consent under the Exchange Control Act 1972 and regulations promulgated thereunder for the issue or transfer to non-residents of Bermuda for exchange control purposes of our common shares, subject to the common shares remaining quoted on the Nasdaq National Market.

Share Issuance and Transfers by Non-Bermuda and Bermuda Residents

Under Bermuda law, there are no limitations on the rights of non-Bermuda residents to hold or vote their shares of Bermuda companies. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares other than in respect of local Bermuda currency.

Under Bermuda law, we are an exempted company. An exempted company is exempt from the provisions of Bermuda law, which stipulate that at least 60% of the equity must be beneficially owned by Bermuda persons. Persons regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act 1972 to acquire securities issued by us. The Exchange Control Act 1972 permits companies to adopt bye-law provisions relating to the transfer of securities. None of Bermuda law, our memorandum of association or our bye-laws impose limitations on the right of foreign nationals or non-residents of Bermuda to hold our shares or vote such shares.

As an exempted company, we may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of US$50 thousand without the consent of the Bermuda Minister of Finance; or (3) the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance. In addition, present BMA policy permits no more than 20% of the share capital of an exempted company to be held by Bermuda persons.

The Bermuda government actively encourages foreign investment in exempted entities like us that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, we are subject neither to taxes on our income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by us without limitation.

Director’s Interests

Under the Bermuda Companies Act 1981, a director of a company may, notwithstanding his office, be a party to or otherwise interested in any transaction or arrangement with the company or in which the company is otherwise interested. He or she may also be a director or officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any corporate body promoted by the same company or an interested company. Therefore, where it is necessary, so long as a director of a Bermuda company declares the nature of his or her interest at the first opportunity at a meeting of the board or by writing to the directors as required by the Bermuda Companies Act 1981, that director shall not by reason of his or her office be accountable to a company for any benefit he or she derives from any office or employment to which the bye-laws of the company allow him or her to be appointed or from any transaction or arrangement in which the bye-laws of such company allow him or her to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit. A general notice to the directors by a director or officer declaring that he or she is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

Share Issuance and Transfer

We have been designated as a non-resident for exchange control purposes by the BMA, whose permission for the issuance and transfer of common shares has been obtained subject to the common shares being quoted on the Nasdaq National Market.

The transfer of common shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issuance of shares after the completion of the currently contemplated offering of our common shares to those persons may be effected without specific consent under the Exchange Control Act 1972 of Bermuda and regulations thereunder subject to the common shares remaining quoted on the Nasdaq National Market. Issuance and transfer of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

There are no limitations on the rights of persons regarded as non-residents of Bermuda for foreign exchange control purposes who own common shares to hold or vote their common shares. Since we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents or other non-residents of Bermuda who are holders of common shares, other than in respect of local Bermuda currency. Furthermore, it is not our intent to maintain Bermuda dollar deposits and, accordingly, will not pay dividends on the common shares in Bermuda currency.

Bermuda law requires that share certificates be issued only in the names of corporations or individuals. Where an applicant for common shares acts in a special capacity, such as an executor or trustee, certificates may, at the request of that applicant, record the capacity in which the applicant is acting. Our recording of any special capacity, however, shall not be construed as obliging us either to investigate, or to incur any responsibility or liability in respect of, the proper administration of any trust or estate. Regardless of whether or not we have had notice of a trust, no notice shall be taken of any trust, equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or any other right in respect of any common shares.

Transfer Agent and Registrar

Reid Management Limited serves as our principal registrar and transfer agent in Bermuda for the common shares. Mellon Investor Services, L.L.C. serves as our United States transfer agent and registrar for the common shares.

DIVIDENDS AND DIVIDEND POLICY

To date, we have not distributed any dividends. We currently intend to retain future earnings, if any, to finance the expansion of our business and thus do not expect to pay any cash dividends for the foreseeable future. In addition, we have no current plans to pay stock dividends. ChipMOS Taiwan, our 70.3% subsidiary as of September 30, 2005, and its subsidiaries and affiliates may continue to issue stock dividends in accordance with local practice in Taiwan.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the Debt Securities that we may issue from time to time in one or more series. We may issue as many distinct series of Debt Securities under the Indenture as we wish. Each time that we issue Debt Securities, we will file a prospectus supplement with the Securities and Exchange Commission, which will be attached to this prospectus. You should read that prospectus supplement carefully. The prospectus supplement may contain additional terms of those Debt Securities. If there is any inconsistency between the terms presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will apply and will replace those presented here.

Because the following is only a summary of the Indenture and the Debt Securities, it does not contain all information that you may find useful. You should also read the Indenture under which we will issue the Debt Securities. We have filed the form of the Indenture with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939.

As used in this section of the prospectus, the terms “we,” “us” and “our” refer to ChipMOS TECHNOLOGIES (Bermuda) LTD. only, and not subsidiaries of ChipMOS TECHNOLOGIES (Bermuda) LTD.

We are a holding company and conduct all of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay interest on the Debt Securities, to repay the principal amount of the Debt Securities at maturity or upon redemption or to buy back the Debt Securities will depend upon our subsidiaries’ earnings and their distributing those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Debt Securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The Indenture will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The relevant prospectus supplement for any particular series of Debt Securities will describe, among other things, the following terms of the Debt Securities offered:

•	the specific designation or title of the Debt Securities and the aggregate principal amount being offered;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which the Debt Securities will be issued;

•	the denominations in which the Debt Securities will be issued;

•	any limit on the aggregate principal amount of the series of Debt Securities;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates, the right, if any, to extend the interest payment periods and the duration of that extension, and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•	the places at which any interest and principal payments are payable;

•	any date of maturity and the right, if any, to extend such date;

•	the terms of any mandatory or optional redemption or repurchase of the Debt Securities, including the amount of any premium;

•	the terms of any defeasance of any Debt Securities;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the form of the Debt Securities;

•	any provisions relating to conversion or exchange for other securities issued by us or by others, for a basket or index of securities, for cash value or any combination of these;

•	the currency or currencies in which the Debt Securities are denominated and in which we will make any payments, and if payments of principal of, premium or interest on the Debt Securities will be made in one or more currencies or currency units other than that or those in which the Debt Securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	any index used to determine the amount of any payments on the Debt Securities;

•	any restrictions that apply to the offer, sale and delivery of the Debt Securities;

•	whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the Debt Securities following certain developments related to withholding tax and whether, and on what terms, if other than those described in this prospectus, we may redeem the Debt Securities following those developments;

•	any listing of the Debt Securities on a securities exchange;

•	if the series of Debt Securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership — Global Securities,” the depository or its nominee with respect to the series of Debt Securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	whether we may from time to time without the consent of the holders of a series of Debt Securities create and issue further Debt Securities having the same terms and conditions as the Debt Securities so that such further issue is consolidated and forms a single series with the series of outstanding Debt Securities;

•	any addition to or change in the events of default that applies to the series of Debt Securities and any change in the rights of the Trustee or Holders of Debt Securities to declare the principal amount due and payable following an event of default;

•	any addition to or change in the covenants contained in the Indenture; and

•	any other terms of the series of Debt Securities, including any terms that may be required by or advisable under applicable laws or regulations.

If applicable, the prospectus supplement will also describe any special U.S. federal income tax or other considerations relating to the Debt Securities, such as when Debt Securities are sold at original issue discount or denominated in a foreign currency.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the Debt Securities are governed by a document referred to in this prospectus as an “Indenture.” The Indenture is a contract between us and The Bank of New York, which acts as Trustee.

The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf, described later under “Remedies If an Event of Default Occurs.”

Second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your Debt Securities to a new buyer if you sell and sending you notices.

This section is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain Sections of the Indenture. Whenever we refer to particular Sections or defined terms of the Indenture in this prospectus or in the prospectus supplement, those Sections or defined terms are incorporated by reference here or in that prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

Legal Ownership

“Street Name” and Other Indirect Holders

Investors who hold Debt Securities in accounts at banks or brokers will generally not be recognized by us as legal Holders of Debt Securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its Debt Securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments, on the Debt Securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold Debt Securities in “Street Name,” you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you Debt Securities registered in your own name so you can be a direct Holder as described below; and

•	how it would pursue rights under the Debt Securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as Holders of Debt Securities. As noted above, we do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold Debt Securities in that manner or because the Debt Securities are issued in the form of Global Securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

What is a Global Security? A Global Security is a special type of indirectly held Debt Security, as described above under “‘Street Name’ and Other Indirect Holders”. If we choose to issue Debt Securities in the form of Global Securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Security be registered in the name of a financial institution we select and by requiring that the Debt Securities included in the Global Security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the Global Security is called the “Depositary.” Any person wishing to own a Debt Security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. The prospectus supplement indicates whether your series of Debt Securities will be issued only in the form of Global Securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of Debt Securities and instead deal only with the Depositary that holds the Global Security.

An investor should be aware that if Debt Securities are issued only in the form of Global Securities:

•	the investor cannot get Debt Securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities;

•	the investor will be a “Street Name” Holder and must look to his or her own bank or broker for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities. See “‘Street Name’ and Other Indirect Holders”;

•	the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and

•	payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds. This difference could have some effect on how Global Security interests trade, but we do not know what that effect will be.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, the choice of whether to hold Debt Securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in Debt Securities transferred to their own name, so that they will be direct Holders. The rights of “Street Name” investors and direct Holders in the Debt Securities have been previously described in the subsections entitled “‘Street Name’ and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a Global Security are:

•	when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary; and

•	when an Event of Default on the Debt Securities has occurred and has not been cured. Defaults are discussed later under “Events of Default.”

The prospectus supplement may also list additional situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the prospectus supplement. When a Global Security terminates, the Depositary (and not we or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct Holders. (Sections 301 and 305)

In the remainder of this description “you” means direct Holders and not “Street Name” or other indirect holders of Debt Securities. Indirect holders should read the previous subsection entitled “‘Street Name’ and Other Indirect Holders”.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	additional mechanics relevant to the Debt Securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or, if we want to change a term of the Debt Securities;

•	promises we make to you about how we will run our business, or business actions we promise not to take (known as “restrictive covenants”); and

•	your rights if we default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

The Debt Securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise described in the prospectus supplement, in denominations that are even multiples of $1,000. (Section 302)

You may have your Debt Securities broken into more Debt Securities of smaller denominations or combined into fewer Debt Securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.”

You may exchange or transfer Debt Securities at the office of the Trustee. The Trustee acts as our agent for registering Debt Securities in the names of Holders and transferring Debt Securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. (Section 305)

You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the Debt Securities are redeemable and we redeem less than all of the Debt Securities of a particular series, we may block the transfer or exchange of Debt Securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers or exchanges of Debt Securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct Holder listed in the Trustee’s records at the close of business on a particular day fixed by us in advance of each due date for interest, even if you no longer own the Debt Security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered Holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the Debt Securities at the corporate trust office of the Trustee in New York City. That office is currently located at 101 Barclay Street, Floor 21 West, New York, NY 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee’s corporate trust office. These offices are called “Paying Agents.” We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for any particular series of Debt Securities. (Section 1002)

Notices

We and the Trustee will send notices regarding the Debt Securities only to direct Holders, using their addresses as listed in the Trustee’s records. (Sections 101 and 106)

Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct Holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

•	that person assumes all of our obligations under the indenture and the Securities, and provides for the right to convert the Securities into the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction; and

•	we or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity.

This covenant will not apply to:

(1)	a merger of the company with an affiliate solely for the purpose of reincorporating the company in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the company and its subsidiaries.

Modification and Waiver

There are three types of changes we can make to the Indenture and the Debt Securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your Debt Securities without your specific approval. Following is a list of those types of changes:

•	change the Stated Maturity of the principal or interest on a Debt Security;

•	reduce any amounts due on a Debt Security;

•	reduce the amount of principal payable upon acceleration of the Maturity of a Debt Security following a default;

•	change the place or currency of payment on a Debt Security;

•	impair your right to sue for payment;

•	reduce the percentage of Holders of Debt Securities whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of Holders of Debt Securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the Indenture and the Debt Securities is the kind that requires a vote in favor by Holders of Debt Securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect Holders of the Debt Securities. The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Debt Securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by Holders of Debt Securities. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the Debt Securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a Debt Security:

•	for Original Issue Discount Debt Securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the Debt Securities were accelerated to that date because of a default;

•	for Debt Securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that Debt Security described in the prospectus supplement; and

•	for Debt Securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt Securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt Securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.” (Section 1302)

We generally will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If we or the Trustee set a record date for a vote or other action to be taken by Holders of a particular series, that vote or action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date and must be taken within 180 days following the record date or shorter period that we may specify (or as the Trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1302)

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Debt Securities or request a waiver.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of Debt Securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 1301)

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the Debt Securities (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other direct Holders of the Debt Securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Debt Securities on their various due dates;

•	there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and just repaid the Debt Securities ourselves. Under current federal tax law, the deposit and our legal release from the Debt Securities would be treated as though we took back your Debt Securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the Debt Securities you give back to us; and

•	we must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304).

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the Debt Securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Debt Securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the Debt Securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for your benefit and the benefit of all other direct Holders of the Debt Securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Debt Securities on their various due dates; and

•	we must deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and just repaid the Debt Securities ourselves.

If we accomplish covenant defeasance, the following provisions of the Indenture and the Debt Securities would no longer apply:

•	our promises regarding any covenants applicable to the series of Debt Securities and described in the prospectus supplement.

•	the Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later under “What Is an Event of Default?”.

If we accomplish covenant defeasance, you can still look to us for repayment of the Debt Securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Debt Securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Default and Related Matters

Ranking

The Debt Securities are not secured by any of our property or assets. Accordingly, your ownership of Debt Securities means you are one of our unsecured creditors. The Debt Securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	we do not pay any amount on a debt security, including any principal, premium or interest, within 30 days of the due date for the payment of that amount;

•	we do not deposit any applicable sinking fund payment, when due, in respect of any debt securities;

•	we remain in breach of any of our covenant or warranty in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere under the Indenture specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of debt securities other than the particular series held by you), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee or to the Trustee and us by the Holders of at least 25% in principal amount of the Outstanding Securities of the particular series held by you a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

•	we do not pay when due (subject to any applicable grace period) the principal of, or acceleration of, any debt for money borrowed by us, the aggregate outstanding principal amount of which is up to a certain amount, if such debt has not been discharged or, in the case of acceleration, the acceleration has not been rescinded or annulled, in each case, within 10 days after we have received a written notice from the Trustee, or the Holders of at least 25% in principal amount of the outstanding securities of the particular series held by you;

•	certain events in bankruptcy, insolvency or reorganization; and certain events in bankruptcy, insolvency or reorganization; and

•	the occurrence of any other Event of Default provided for in a particular series of debt securities, which will be described in the applicable prospectus supplement. (Section 501)

Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the Holders of 25% in principal amount of the Debt Securities of the affected series may declare the entire principal amount of all the Debt Securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of that series will be automatically accelerated, without any action by the Trustee or any Holder. A declaration of acceleration of maturity may be cancelled by the Holders of at least a majority in principal amount of the Debt Securities of the affected series. (Section 502)

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 507) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding Debt Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority Holders may also direct the Trustee in performing any other action under the Indenture. (Section 507)

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Debt Securities, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	the Holders of 25% in principal amount of all Outstanding Debt Securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Debt Security on or after its due date. (Section 508)

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Debt Securities, or else specifying any default. (Section 1004)

Governing Law

The Indenture and all of the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York has been appointed as the Trustee under the Indenture. The Bank of New York also serves as the Trustee for our Convertible Senior Notes due 2009 under an indenture dated November 3, 2004.

EXCHANGE RATES

References to “US$” and “US dollars” are to United States dollars and references to “NT$” and “NT dollars” are to New Taiwan dollars. This prospectus contains translations of certain NT dollar amounts into US dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from NT dollars to US dollars and from US dollars to NT dollars were made at the noon buying rate in The City of New York for cable transfers in NT dollars per US dollar as certified for customs purposes by the Federal Reserve Bank of New York as of September 30, 2005, which was NT$33.18 to US$1.00. We make no representation that the NT dollar or US dollar amounts referred to in this prospectus could have been or could be converted into US dollars or NT dollars, as the case may be, at any particular rate or at all. On March 1, 2006, the noon buying rate was NT$32.28 to US$1.00.

The following table sets out, for the years and the months indicated, information concerning the number of NT dollars for which one US dollar could be exchanged based on the noon buying rate for cable transfers in NT dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	NT dollars per US dollar noon buying rate
	Average	High	Low	At Period-End
2000	31.60	33.25	30.50	33.17
2001	33.82	35.13	32.23	35.08
2002	34.53	35.16	32.85	34.70
2003	34.41	34.98	33.72	33.99
2004	33.37	34.16	37.74	31.74
2005	32.13	33.77	31.61	32.80
July 2005	31.89	32.07	31.61	31.64
August 2005	32.08	32.72	31.77	31.90
September 2005	32.92	33.27	32.52	32.71
October 2005	33.47	33.77	33.19	33.19
November 2005	33.58	33.71	33.39	33.51
December 2005	33.29	33.56	32.80	32.80
2006	32.15	32.65	31.83	32.51
January 2006	32.04	32.59	31.83	31.97
February 2006	32.32	32.65	31.97	32.40

Sources: Federal Reserve Statistical Release 2000 - 2006, Board of Governors of the Federal Reserve System.

MARKET PRICE INFORMATION FOR OUR COMMON SHARES

Nasdaq National Market is the principal trading market for our common shares, which are not listed or quoted on any other markets in or outside the United States. We have been quoted on the Nasdaq National Market under the symbol “IMOS” since June 19, 2001. The CUSIP number for our common shares is “G2110R106.” As of November 30, 2005, there were 67,715,261 common shares issued and outstanding. The table below sets forth, for the periods indicated, the high, low and average closing prices on the Nasdaq National Market for our common shares.

	Nasdaq(1) Price per share (US$)
	Average	High	Low
2001 (from June 19 through December 31)	2.31	5.06	1.40
2002	3.23	5.25	1.48
2003	3.19	9.39	0.85
First Quarter	1.80	2.36	1.31
Second Quarter	1.19	1.55	0.85
Third Quarter	2.15	3.00	1.28
Fourth Quarter	5.86	9.39	2.05
2004	8.24	3.60	15.00
First Quarter	11.77	15.00	8.98
Second Quarter	8.83	12.11	6.82
Third Quarter	5.30	7.15	3.60
Fourth Quarter	7.18	9.56	5.54
2005	6.21	7.55	4.80
First Quarter	5.59	6.49	4.80
Second Quarter	6.52	7.25	5.82
July	7.12	7.55	6.62
August	6.50	7.08	6.18
September	6.77	7.33	6.33
Third Quarter	6.78	7.55	6.18
October	6.23	6.75	5.99
November	5.76	6.15	5.42
December	5.76	5.99	5.52
Fourth Quarter	5.92	6.75	5.42
2006	6.70	7.15	5.87
January	6.60	6.93	5.87
February	6.86	7.15	6.50

(1)	Trading in our common shares commenced on June 19, 2001 on the Nasdaq National Market.

CERTAIN FOREIGN ISSUER CONSIDERATIONS

Certain Foreign Issuer Considerations

The following discussion is based on the advice of Appleby Spurling Hunter, our Bermuda counsel.

The Bermuda Monetary Authority, or BMA, has designated us as non-resident for exchange control purposes. The BMA has also granted its consent under the Exchange Control Act 1972 and regulations promulgated thereunder for the issue or transfer to non-residents of Bermuda for exchange control purposes of our common shares, subject to the common shares remaining quoted on the Nasdaq National Market. A copy of this prospectus has been, or will, as soon as reasonably practicable, be filed with the Registrar of Companies in Bermuda. In granting such consent and accepting this prospectus for filing, the Bermuda Monetary Authority and the Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein or any other documents referred to in this prospectus.

Share Issuance and Transfers by Non-Bermuda and Bermuda Residents

Under Bermuda law, there are no limitations on the rights of non-Bermuda residents to hold or vote their shares of Bermuda companies. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares other than in respect of local Bermuda currency.

Under Bermuda law, we are an exempted company. An exempted company is exempt from the provisions of Bermuda law, which stipulate that at least 60% of the equity must be beneficially owned by Bermuda persons. Persons regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act 1972 to acquire securities issued by us. The Exchange Control Act 1972 permits companies to adopt bye-law provisions relating to the transfer of securities. None of Bermuda law, our memorandum of association or our bye-laws impose limitations on the right of foreign nationals or non-residents of Bermuda to hold our shares or vote such shares.

As an exempted company, we may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of US$50 thousand without the consent of the Bermuda Minister of Finance; or (3) the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance. In addition, present BMA policy permits no more than 20% of the share capital of an exempted company to be held by Bermuda persons.

The Bermuda government actively encourages foreign investment in exempted entities like us that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, we are subject neither to taxes on our income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by us without limitation.

Director’s Interests

Under the Bermuda Companies Act 1981, a director of a company may, notwithstanding his office, be a party to or otherwise interested in any transaction or arrangement with the company or in which the company is otherwise interested. He or she may also be a director or officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any corporate body promoted by the same company or an interested company. Therefore, where it is necessary, so long as a director of a Bermuda company declares the nature of his or her interest at the first opportunity at a meeting of the board or by writing to the directors as required by the Bermuda Companies Act 1981, that director shall not by reason of his or her office be accountable to a company for any benefit he or she derives from any office or employment to which the bye-laws of the company allow him or her to be appointed or from any transaction or arrangement in which the bye-laws of such company allow him or her to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit. A general notice to the directors by a director or officer declaring that he or she is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

TAXATION

Bermuda Taxation

This summary is based on laws, regulations, treaty provisions and interpretations now in effect and available as of the date of this prospectus. The laws, regulations, treaty provisions and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of our common shares. These laws, regulations and treaty provisions are also subject to various interpretations, and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below.

At the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders other than shareholders ordinarily resident in Bermuda. We are not subject to stamp or other similar duty on the issuance, transfer or redemption of our common shares.

We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertaking Tax Protection Act 1966 that, in the event there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to us or to our operations, or to the common shares, debentures or our other obligations until March 28, 2016, except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such common shares, debentures or our other obligations or any real property or leasehold interests in Bermuda owned by us. No reciprocal income tax treaty affecting us exists between Bermuda and the United States.

As an exempted company, we are liable to pay in Bermuda an annual registration fee calculated on a sliding scale basis by reference to our assessable capital, which is the aggregate of our authorized common share capital and the premium on our issued common shares currently at a rate not exceeding US$27,825 per annum.

United States Federal Income Taxation

In General

This section describes the material United States federal income tax consequences of owning the common stock and the debt securities we are offering and the common stock into which the debt securities may be converted if so provided in any prospectus supplement. It applies to you only if you hold your debt securities or common stock as capital assets for tax purposes and if you purchased your debt securities at the offering price. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities or common stock in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

For the purposes of this section, you are a United States holder if you are a beneficial owner of a debt security or common stock and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Common Stock

Taxation of Dividends. Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the common stock generally will be qualified dividend income provided that, in the year that you receive the dividend, the common stock is readily tradable on an established securities market in the United States.

The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the common stock and thereafter as capital gain.

Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, and dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Taxation of Capital Gains. Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your common stock, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your common stock. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules. We believe that common stock should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the common stock, gain realized on the sale or other disposition of your common stock would in general not be treated as capital gain. Instead, if you are a U.S. Holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the common stock and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your common stock will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your common stock. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Debt Securities

If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

Payments of Interest. You will be taxed on interest on your debt securities as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by us on the debt securities is income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your debt security. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Conversion of the Debt Securities. You generally will not recognize any income, gain or loss upon conversion of a debt security into common stock. If you receive cash in lieu of a fractional share of stock, however, you will be treated as if you received the fractional share and then had the fractional share redeemed for cash. You would recognize capital gain or loss equal to the difference between the cash received and the portion of your tax basis in the stock attributable to the fractional share. Your basis in the common stock received on conversion of a debt security will be the same as your adjusted tax basis in the debt security at the time of conversion (reduced by any tax basis allocable to a fractional share interest and increased by any interest received by you that is surrendered as additional consideration for the common stock at the time of conversion). The holding period for such common stock generally will include the holding period of the debt security converted, except to the extent attributable to any such additional consideration surrendered in exchange for the common stock.

Original Issue Discount Notes, Foreign Currency Denominated Notes, Dual Currency Notes, and Indexed Notes

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to any notes issued with original issue discount, any foreign currency denominated notes, any dual currency notes, and with respect to any notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes.

Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of the debt securities we are offering and the common stock into which it may be converted and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you and you should refer to “United States Holders” above.

Common Stock

Taxation of Dividends. If you are a non-U.S. holder, dividends paid to you in respect of common stock will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains. If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Debt Securities

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a non-U.S. holder of a debt security interest on a debt security paid to you is exempt from

United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities. If you are a non-U.S. holder of debt securities, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of debt securities unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on debt securities or dividends on common stock within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of debt securities or common stock effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest or dividend payments made to you outside the United States by us or another non-United States payor and

•	other payments of principal and interest or other dividend payments and the payment of the proceeds from the sale of debt securities or common stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of debt securities or common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of debt securities or common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of debt securities or common stock effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

SELLING SHAREHOLDER

The shareholder named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 8 million of our common shares. The following table sets forth, for the selling shareholder to the extent known by us, the amount of our common shares owned, the number of our common shares offered hereby and the number of common shares and percentage of outstanding common shares to be owned after the completion of the sale of the maximum number of common shares to be sold. All information contained in the table below is based upon the information provided to us by the selling shareholder, and we have not independently verified this information.

Because the selling shareholder may sell all or a portion of our common shares offered pursuant to this prospectus, we are not able to estimate the amount of common shares that will be held by the selling shareholder after the completion of the offering in connection with the applicable prospectus supplement.

Name of selling shareholder	Number of common shares owned as of September 30, 2005		Maximum amount of common shares to be offered	Number of common shares to be owned after the sale of maximum number of common shares	Percentage of common shares to be owned after the sale of maximum number of common shares(1)
Mosel Vitelic Inc.(2)	26,159,531	(3)(4)	8,000,000	18,159,531	26.8%

(1)	Determined based on the total number of commons shares outstanding as of September 30, 2005.
(2)	See “Related Party Transactions — Other Related Party Transactions — Mosel Vitelic Inc.” for information about material relationship which Mosel has had with us within the past three years.
(3)	Mosel owns 25,927,840 shares indirectly through its 100% owned subsidiary, Giant Haven Investments Ltd., and 231,691 indirectly through Mou-Fu Investment Ltd., which is a 99.9% owned subsidiary of Mosel’s 99.9% owned subsidiary Dai-Gin Investment Ltd.
(4)	Excludes share owned by PacMOS Technologies Holdings Limited, or PacMOS, that may be beneficially owned by Mosel.

The common shares to be sold by Mosel pursuant to this prospectus and the applicable prospectus supplement were issued to Mosel in connection with a corporate restructuring of ChipMOS Bermuda completed in January 2001, where Mosel and other holders of the common shares of ChipMOS Taiwan transferred their shares of ChipMOS Taiwan to ChipMOS Bermuda in exchange for, and in full payment for, the newly-issued common shares of ChipMOS Bermuda.

PLAN OF DISTRIBUTION

We and/or the selling shareholder may from time to time offer and sell, separately or together, some or all of the securities described under this prospectus to or through underwriters or dealers, and also may sell the securities described under this prospectus directly to other purchasers or through agents. Such underwriters may also act as agents. In addition, third parties may sell the securities described under this prospectus under the registration statement for their own account.

The selling shareholder may, from time to time, sell any or all of its common shares described under this prospectus at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•	transaction on the Nasdaq National Market (including through at the market offerings) or any other organized market where the securities may be traded;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-deal for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	an underwritten public offering;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act of 1933.

To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholder and any underwriter, broker-dealer or agent regarding the sale of securities covered by this prospectus by the selling shareholder.

At any time a particular offer of securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

•	the name or names of any underwriters, broker-dealers or agents;

•	the purchase price of securities and the proceeds to be received by us and/or the selling shareholder from the sale;

•	the type of securities to be offered;

•	any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•	the offering price of the securities; and

•	any securities exchange on which the securities may be listed.

Any such required prospectus supplement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of securities covered by this prospectus.

Underwriters

If we and/or the selling shareholder use underwriters for the sale of the securities described under this prospectus, they will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we and/or the selling shareholder otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligations to purchase the securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we and/or the selling shareholder use dealers in the sale of the securities described under this prospectus, unless we and/or the selling shareholder otherwise indicate in the applicable prospectus supplement, we and/or the selling shareholder will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents

We and/or the selling shareholder may designate agents who agree to use their reasonable efforts to solicit offers to purchase the securities described in this prospectus during the term of their appointment to sell the securities on a continuing basis.

Direct Sales

We and/or the selling shareholder may also sell the securities described under this prospectus directly without using underwriters, dealers or agents.

U.S. Securities Act of 1933; Indemnification

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the U.S. Securities Act of 1933, and any discounts and commissions they receive from us and/or the selling shareholder and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the U.S. Securities Act of 1933. Agreements that we and/or the selling shareholder will enter into with underwriters, dealers or agents may entitle them to indemnification by us and/or the selling shareholder against various civil liabilities. These include liabilities under the U.S. Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and/or the selling shareholder in the ordinary course of business.

Stabilization and Market Making

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In the event that we do not list the securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in such securities, but will have no obligation to do so. Any market making may be discontinued at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in the securities of any series or that the liquidity of the trading market for the securities will be limited.

LEGAL MATTERS

The validity of our common shares offered by this prospectus will be passed upon for us by Appleby Spurling Hunter, Bermuda. The validity of our debt securities offered by this prospectus that are governed by the laws of The State of New York will be passed upon for us by Sullivan & Cromwell LLP. Lee and Li, Taipei, Taiwan will be advising us as to matters of Taiwan law. Sullivan & Cromwell LLP will be advising us as to matters of New York State and United States federal law. Appleby Spurling Hunter will be advising us as to matters of Bermuda law. If this prospectus is delivered in connection with an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel for the underwriters to be named in the prospectus supplement.

EXPERTS

Our consolidated balance sheets as of December 31, 2003 and 2004 and our consolidated statements of income, shareholders’ equity and cash flows, for the years ended December 31, 2002, 2003 and 2004 included in this prospectus have been audited by Moore Stephens as indicated in their report included therein. Moore Stephens are an independent registered public accounting firm. We have included our financial statements in this prospectus in reliance on the report of Moore Stephens given on their authority as experts in auditing and accounting.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with the issuance and distribution of the securities registered under this registration statement.

Securities and Exchange Commission registration fee	US$	26,750
Printing and engraving expenses	US$	20,000
Legal fees and expenses	US$	310,000
Accounting fees and expenses	US$	50,000
Trustee’s fees and expenses	US$	7,500

Total	US$	414,250

Except the Securities and Exchange Commission registration fee, all amounts are estimated and do not include expenses related to offerings of particular securities. Each prospectus supplement will reflect the estimated expenses related to the offering of securities covered by such prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Bermuda. All of our directors and executive officers (and certain experts named in this prospectus) reside outside the United States and a substantial portion of the assets of our company and these persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon these persons within the United States or to enforce against us or these persons in US courts judgments obtained in US courts, including judgments based on the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities based on the US federal securities laws. We have been advised by our Bermuda legal adviser, Appleby Spurling Hunter, that there is uncertainty as to whether the courts of Bermuda would enforce judgments of United States courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws or in original actions brought in Bermuda, liabilities against us or these persons predicated upon the United States federal and state securities laws. We have appointed CT Corporation System, located at 11 Eighth Avenue, New York, New York 10011, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States, or under the indenture referred to under “Description of Debt Securities,” or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

A final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes or other similar charges, fines, other penalties or multiple damages, may be subject to enforcement proceedings as a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Among other things, in order for this type of judgment to be enforced in Bermuda, it is necessary to demonstrate that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and that the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and was not based on error in Bermuda law.

We have been advised by Lee and Li, our ROC special counsel, that any final judgment obtained against ChipMOS Taiwan or these persons in any court other than the courts of Taiwan in respect of any legal suit or proceeding arising out of or relating to our common shares will be enforced by the courts of Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied that:

•	the court rendering the judgment has jurisdiction over the subject matter according to ROC law;

•	the judgment and the court procedure resulting in the judgment are not contrary to the public order or good morals of Taiwan;

•	if the judgment was rendered by default by the court rendering the judgment, (i) ChipMOS Taiwan or these persons were duly served in the jurisdiction of that court within a reasonable period of time in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on ChipMOS Taiwan or these persons with judicial assistance of Taiwan; and

•	judgments of the courts of Taiwan are recognized by the competent court on a reciprocal basis.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-3 with the SEC under the US Securities Act covering the securities offered by this prospectus. You should refer to our registration statement and its exhibits if you would like to find out more about us and about the securities. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review a full text of these documents. We have included copies of these documents as exhibits to our registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. In accordance with these requirements, we file reports and other information with the Securities and Exchange Commission. These materials may be inspected and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following document:

•	our annual report on Form 20-F for the year ended December 31, 2004, filed on June 29, 2005, to the extent the information in that report has not been updated or superseded by this prospectus.

We will also incorporate by reference any future filings made with the SEC under the U.S. Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference some future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at 11F, No., 3, Lane 91, Dongmei Road, Taiwan, Republic of China, Attention: Investor Relations Department, telephone number: (886-3) 571-6088.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

R eport of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

ChipMOS TECHNOLOGIES (Bermuda) LTD.

We have audited the accompanying consolidated balance sheets of ChipMOS TECHNOLOGIES (Bermuda) LTD. and subsidiaries (collectively the “Company”) (see Note 1) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004, all expressed in New Taiwan dollars. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of China and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the Republic of China.

Accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income (loss) for each of the three years in the period ended December 31, 2004, and the determination of shareholders’ equity and financial position at December 31, 2004 and 2003, to the extent summarized in Note 27.

/s/ Moore Stephens

Moore Stephens

Certified Public Accountants

Hong Kong

April 1, 2005

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2004 (Notes 1 and 18)

(In Thousands of New Taiwan and U.S. Dollars, Except Par Value)

	December 31,
	2003	2004
	NT$	NT$	US$
			(Note 3)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	1,730,964	4,849,146	152,777
Restricted cash and cash equivalents (Note 21)	282,378	87,041	2,742
Short-term investments — net (Notes 2 and 4)	664,251	2,832,556	89,242
Notes receivable — third parties	11,729	62,206	1,960
Accounts receivable — net of allowance for doubtful receivables and sales return allowances of NT$56,003 in 2003 and NT$275,752 in 2004 (Notes 2 and 5)
Related parties (Note 20)	1,342,366	1,411,038	44,456
Third parties	1,290,660	1,926,109	60,684
Other receivables — net of allowance for doubtful receivables and sales return allowances of NT$41,285 in 2003 and NT$16,299 in 2004 (Notes 2 and 5)
Related parties (Note 20)	266,175	6,649	210
Third parties (Note 6)	866,582	164,608	5,186
Inventories — net (Notes 2 and 7)	335,496	660,951	20,824
Deferred income tax — net (Notes 2 and 19)	266,949	590,476	18,603
Prepaid expenses and other current assets (Note 8)	422,167	116,931	3,684

Total Current Assets	7,479,717	12,707,711	400,368

LONG-TERM INVESTMENTS (Notes 2 and 9)	640,512	642,351	20,238

PROPERTY, PLANT AND EQUIPMENT — NET (Notes 2, 10, 15 and 16)
Cost
Land	—	530,862	16,725
Buildings and auxiliary equipment	3,546,126	4,542,282	143,109
Machinery and equipment	17,417,843	22,501,165	708,921
Furniture and fixtures	280,371	535,902	16,884
Transportation equipment	20,285	26,972	850
Tools	1,058,897	1,386,075	43,670
Leasehold improvements	6,865	55,826	1,759

Total cost	22,330,387	29,579,084	931,918
Accumulated depreciation	(12,254,664)	(14,572,453)	(459,119)
Construction in progress and advance payments	1,011,107	2,419,987	76,244

Net Property, Plant and Equipment	11,086,830	17,426,618	549,043

INTANGIBLE ASSETS — NET (Notes 2 and 11)	225,203	319,049	10,052

OTHER ASSETS
Restricted cash and cash equivalents (Note 21)	—	59,705	1,881
Employee dormitory buildings — net of accumulated depreciation of NT$41,491 in 2003 and NT$59,320 in 2004 (Note 2)	192,105	287,656	9,063
Refundable deposits	13,724	16,273	513
Goodwill (Note 2)	728	2,643	83
Others	26,868	83,061	2,617

Total Other Assets	233,425	449,338	14,157

TOTAL ASSETS (Forward)	19,665,687	31,545,067	993,858

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2004 (Notes 1 and 18)

(In Thousands of New Taiwan and U.S. Dollars, Except Par Value)

	December 31,
	2003	2004
	NT$	NT$	US$
			(Note 3)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank loans (Note 12)	1,566,773	800,593	25,224
Current portion of long-term loans (Note 16)	692,840	1,821,778	57,397
Current portion of long-term bonds payable (Note 15)	—	1,200,000	37,807
Convertible bonds (Note 13)	267,611	—	—
Deferred income	3,565	27,962	881
Notes payable — third parties	27,328	49,072	1,546
Accounts payable
Related parties (Note 20)	5,570	—	—
Third parties	339,801	607,806	19,150
Other payables
Related parties (Note 20)	1,019	2,833	89
Third parties	263,823	324,654	10,228
Income tax payable (Note 2)	193	26,889	847
Payables to contractors and equipment suppliers	344,561	440,024	13,863
Current portion of capital lease payable	—	5,195	164
Accrued expenses and other current liabilities (Note 14)	437,979	608,550	19,173

Total Current Liabilities	3,951,063	5,915,356	186,369

LONG-TERM LIABILITIES
Long-term bonds payable (Note 15)	1,200,000	—	—
Convertible bonds (Note 13)	—	3,006,380	94,719
Long-term loans (Note 16)	2,238,872	4,594,541	144,756
Capital lease payable	—	7,205	227

Total Long-Term Liabilities	3,438,872	7,608,126	239,702

OTHER LIABILITIES
Deferred income tax — net (Notes 2 and 19)	367,941	508,017	16,005
Deferred income	174,308	156,653	4,936
Accrued pension cost (Notes 2 and 17)	56,361	102,674	3,235
Guarantee deposits	933	1,124	35

Total Other Liabilities	599,543	768,468	24,211

Total Liabilities	7,989,478	14,291,950	450,282

MINORITY INTERESTS	4,427,971	7,092,498	223,456

COMMITMENTS AND CONTINGENCIES (Note 23)

SHAREHOLDERS’ EQUITY (Notes 2 and 18)
Capital stock NT$0.3281 (US$0.01) par value
Authorized 150,000 thousand shares (2003: 150,000 thousand shares)
Issued 67,321 thousand shares (2003: 59,300 thousand shares)	19,379	22,089	696
Capital surplus	7,711,229	9,113,331	287,124
Option warrants	86,674	115,394	3,636
Deferred compensation	(42,615)	(51,662)	(1,628)
Retained earnings (accumulated deficits)	(494,949)	1,180,933	37,207
Treasury stock	420	(25,515)	(804)
Cumulative translation adjustments	(31,900)	(193,384)	(6,093)
Unrealized loss on long-term investments	—	(567)	(18)

Total Shareholders’ Equity	7,248,238	10,160,619	320,120

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	19,665,687	31,545,067	993,858

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2003 and 2004 (Notes 1 and 18)

(In Thousands of New Taiwan and U.S. Dollars, Except Earnings (Loss) Per Share)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
				(Note 3)
NET REVENUE (Notes 2 and 20)
Related parties	3,665,384	5,072,942	4,844,424	152,628
Third parties	2,860,481	3,953,589	10,191,387	321,090

Total Net Revenues	6,525,865	9,026,531	15,035,811	473,718

COST OF REVENUE (Note 20)
Related parties	3,004,306	3,767,370	3,240,772	102,103
Third parties	3,707,400	3,692,205	7,616,737	239,973

Total Cost of Revenue	6,711,706	7,459,575	10,857,509	342,076

GROSS PROFIT (LOSS)	(185,841)	1,566,956	4,178,302	131,642

OPERATING EXPENSES (Note 20)
Research and development (Note 2)	326,753	295,033	296,411	9,339
General and administrative	310,200	439,875	673,365	21,215
Sales and marketing (Note 2)	37,354	65,367	308,471	9,719

Total Operating Expenses	674,307	800,275	1,278,247	40,273

INCOME (LOSS) FROM OPERATIONS	(860,148)	766,681	2,900,055	91,369

NON-OPERATING INCOME
Gain on sales of investments (Note 2)	50,370	92,666	—	—
Rental (Note 20)	35,473	24,960	28,467	897
Interest	38,231	47,703	36,591	1,153
Subsidy income	8,982	12,057	6,100	192
Gain on disposal of property, plant and equipment (Note 2)	37,698	98,509	63,327	1,995
Recovery of allowance for loss on inventories	—	—	67,002	2,111
Recovery of bad debts	—	—	29,703	936
Gain on disposal of long-term investments	—	—	38,592	1,216
Other	10,262	53,307	91,444	2,881

Total Non-Operating Income	181,016	329,202	361,226	11,381

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2003 and 2004 (Notes 1 and 18)

(In Thousands of New Taiwan and U.S. Dollars, Except Earnings (Loss) Per Share)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
				(Note 3)
NON-OPERATING EXPENSES
Interest	242,130	247,967	276,260	8,704
Investment loss recognized by equity method (Notes 2 and 9)	95,001	8,984	—	—
Financing cost	17,113	14,623	19,208	605
Allowance for loss on short-term investments (Note 4)	168,604	29,030	52,274	1,647
Loss on disposal of property, plant and equipment (Note 2)	640	17,497	21,504	677
Foreign exchange loss — net (Note 2)	42,296	78,793	33,747	1,063
Loss on sales of investments	—	—	40,156	1,265
Impairment loss for long-term investments	—	—	214,403	6,755
Capital reduction loss for long-term investment	—	—	49,833	1,570
Other	12,828	9,437	49,554	1,562

Total Non-Operating Expenses	578,612	406,331	756,939	23,848

INCOME (LOSS) BEFORE INCOME TAX AND MINORITY INTERESTS	(1,257,744)	689,552	2,504,342	78,902
INCOME TAX EXPENSE (BENEFIT) (Notes 2 and 19)	97,916	(29,006)	(141,804)	(4,467)

INCOME (LOSS) BEFORE MINORITY INTERESTS	(1,355,660)	718,558	2,646,146	83,369
MINORITY INTERESTS	385,375	(256,896)	(997,918)	(31,440)
PRE-ACQUISITION EARNINGS	—	20,723	27,654	871

NET INCOME (LOSS)	(970,285)	482,385	1,675,882	52,800

EARNINGS (LOSS) PER SHARE — BASIC	(16.49)	8.19	26.54	0.84

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	58,835	58,908	63,141	63,141

EARNINGS (LOSS) PER SHARE — DILUTED	(16.49)	8.12	26.38	0.83

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED	58,835	59,429	63,517	63,517

The accompanying notes are an integral part of the consolidated financial statements.

C hipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2002, 2003 and 2004 (Notes 1 and 18)

(In Thousands of New Taiwan Dollars, Except Number of Shares)

	CAPITAL STOCK ISSUED		CAPITAL SURPLUS	OPTION WARRANTS	DEFERRED COMPENSATION	RETAINED EARNINGS (ACCUMULATED DEFICITS)	UNREALIZED LOSS ON LONG-TERM INVESTMENTS (NOTE 2)	CUMULATIVE TRANSLATION ADJUSTMENTS (NOTE 2)	TREASURY STOCK	TOTAL SHAREHOLDERS’ EQUITY
	Shares (Thousands)	Amount
		NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
BALANCE, JANUARY 1, 2002	58,342	19,048	7,582,172	—	—	(1,561)	— `	(478)	—	7,599,181
Issuance of stock	531	185	63,052	—	—	—	—	—	—	63,237
Issuance of option warrants	—	—	—	64,401	(39,245)	—	—	—	—	25,156
Net loss for 2002	—	—	—	—	—	(970,285)	—	—	—	(970,285)
Adjustment of equity method for long-term investment	—	—	744	—	—	(5,071)	—	—	420	(3,907)
Translation adjustments	—	—	—	—	—	—	—	(34)	—	(34)

BALANCE, DECEMBER 31, 2002	58,873	19,233	7,645,968	64,401	(39,245)	(976,917)	—	(512)	420	6,713,348

Exercise of stock options	427	146	56,815	—	—	—	—	—	—	56,961
Issuance of option warrants	—	—	—	22,273	(3,370)	—	—	—	—	18,903
Net profit for 2003	—	—	—	—	—	482,385	—	—	—	482,385
Adjustment of equity method for long-term investment	—	—	8,446	—	—	(417)	—	—	—	8,029
Translation adjustments	—	—	—	—	—	—	—	(31,388)	—	(31,388)

BALANCE, DECEMBER 31, 2003	59,300	19,379	7,711,229	86,674	(42,615)	(494,949)	—	(31,900)	420	7,248,238
Issuance of stock	7,000	2,363	1,152,081	—	—	—	—	—	—	1,154,444
Exercise of stock options	1,021	347	90,067	—	—	—	—	—	—	90,414
Issuance of option warrants	—	—	—	28,720	(9,047)	—	—	—	—	19,673
Net profit for 2004	—	—	—	—	—	1,675,882	—	—	—	1,675,882
Adjustment of equity method for long-term investment	—	—	159,954	—	—	—	(567)	—	(25,935)	133,452
Translation adjustments	—	—	—	—	—	—	—	(161,484)	—	(161,484)

BALANCE, DECEMBER 31, 2004	67,321	22,089	9,113,331	115,394	(51,662)	1,180,933	(567)	(193,384)	(25,515)	10,160,619

The accompanying notes are an integral part of the consolidated financial statements.

C hipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2003 and 2004 (Notes 1 and 18)

(In Thousands of New Taiwan and U.S. Dollars)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
				(Note 3)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(970,285)	482,385	1,675,882	52,800
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	2,690,657	2,658,307	3,438,816	108,343
Amortization	129,962	56,652	98,021	3,088
Deferred compensation	25,154	18,903	19,673	620
Gain on disposal of property, plant and equipment – net	(36,391)	(81,012)	(41,823)	(1,318)
Investment loss (gain) recognized by equity method	95,001	(11,739)	—	—
Gain on disposal of long-term investments	—	—	(38,592)	(1,216)
Impairment loss for long-term investments	—	—	214,403	6,755
Capital reduction loss for long-term investments	—	—	49,833	1,570
Accrued pension cost	6,988	30,167	20,604	649
Deferred income tax – net	78,682	(77,217)	(183,451)	(5,780)
Minority interests	(449,612)	609,444	1,845,210	58,135
Changes in operating assets and liabilities
Notes receivable	226	24,829	(12,113)	(382)
Accounts receivable	(216,123)	(727,143)	(384,473)	(12,113)
Other receivables	(81,643)	(1,027,726)	976,737	30,773
Inventories	5,761	(169,003)	(80,341)	(2,531)
Prepaid expenses and other current assets	(205,562)	(168,994)	370,044	11,659
Other assets	—	(26,868)	59,849	1,886
Notes payable	—	(3,243)	19,265	607
Accounts payable	25,267	200,019	(29,213)	(920)
Other payables	(105,217)	70,751	(587,355)	(18,505)
Income tax payable	(35,731)	193	26,693	841
Accrued expenses and other liabilities	432,193	18,842	158,593	4,997
Deferred income	74,406	(389)	6,742	212

Net Cash Provided by Operating Activities	1,463,733	1,877,158	7,623,004	240,170

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted cash and cash equivalents	157,013	396,234	136,632	4,305
(Increase) decrease in short-term investments	95,004	701,628	(1,868,866)	(58,880)
Proceeds from capital reduction for long-term investments	—	—	9,000	284
Proceeds from sales of property, plant and equipment	218,757	535,490	462,756	14,580
Proceeds from sales of long-term investments	—	—	38,592	1,216
Proceeds from sales of intangible assets	—	—	600	19
Cash inflow from acquisition of subsidiary (Note 22b)	—	103,454	61,809	1,947
Acquisitions of:
Long-term investments	(1,271,038)	(14,493)	(466,346)	(14,693)
Property, plant and equipment	(2,308,021)	(2,401,825)	(8,187,146)	(257,944)
Intangible assets	(26,469)	(51,535)	(147,749)	(4,655)
Employee dormitory building	(310)	(71,251)	(113,719)	(3,583)
Goodwill	(918)	—	(15,418)	(486)
Decrease in refundable deposits	90	41,493	51,909	1,635

Net Cash Used in Investing Activities	(3,135,892)	(760,805)	(10,037,946)	(316,255)

C hipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2003 and 2004 (Notes 1 and 18)

(In Thousands of New Taiwan and U.S. Dollars)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
				(Note 3)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on:
Bank loans	—	(718,586)	(985,932)	(31,063)
Commercial paper payable	—	(159,427)	—	—
Long-term loans	—	(352,133)	—	—
Capital lease payable	—	—	(1,533)	(48)
Bonds payable	—	(283,894)	—	—
Treasury stock	—	—	(25,935)	(817)
Proceeds from:
Bank loans	965,869	222,728	—	—
Commercial paper payable	159,427	—	—	—
Convertible bonds	—	—	2,738,769	86,288
Long-term loans	1,214,184	—	2,725,305	85,863
Issuance of capital stock	63,237	65,407	1,244,858	39,220
Increase (decrease) in guarantee deposits	19	(39,778)	(924)	(29)
Promissory loan note	575,850	(575,850)	—	—

Net Cash Provided by (Used in) Financing Activities	2,978,586	(1,841,533)	5,694,608	179,414

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(31,388)	(161,484)	(5,088)

Net Increase (Decrease) in Cash and cash equivalents	1,306,427	(756,568)	3,118,182	98,241

Cash and cash equivalents, beginning of the year	1,181,105	2,487,532	1,730,964	54,536

Cash and cash equivalents, end of the year	2,487,532	1,730,964	4,849,146	152,777

SUPPLEMENTAL INFORMATION
Income tax paid	56,766	469	2,877	91

Interest paid	243,652	242,987	262,648	8,275

NON CASH FINANCING ACTIVITIES
Current portion of long-term loans	352,160	692,840	1,821,778	57,397

PARTIAL CASH PAID FOR INVESTING ACTIVITIES
Cash paid for acquisition of property, plant and equipment
Total acquisitions	2,091,342	2,508,188	8,282,609	260,952
Decrease (increase) in payables to contractors and equipment suppliers	216,679	(106,363)	(95,463)	(3,008)

	2,308,021	2,401,825	8,187,146	257,944

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS

ChipMOS TECHNOLOGIES (Bermuda) LTD. (ChipMOS Bermuda) was incorporated under the laws of Bermuda on August 1, 2000, and its common shares have been traded on the Nasdaq National Market since June 2001. As of December 31, 2004, ChipMOS Bermuda was 38.86% owned by Mosel Vitelic Inc. (MVI) through its wholly-owned subsidiary, Giant Haven Investment Ltd. and its indirectly-owned subsidiary, Mou-Fu Investment Ltd. As of December 31, 2004, ChipMOS Bermuda owned 70.34% of the outstanding common shares of ChipMOS TECHNOLOGIES INC. (ChipMOS Taiwan) and Siliconware Precision Industries Co. Ltd. (SPIL) owned 28.73%.

ChipMOS Taiwan was incorporated in Taiwan on July 28, 1997 as a joint venture company between MVI and SPIL. Its operations consist of testing and assembly of semiconductors. ChipMOS Taiwan also provides semiconductor testing and assembly services on a turnkey basis, which entails ChipMOS Taiwan purchasing fabricated wafers and selling tested and assembled semiconductors. In connection with a corporate restructuring on January 12, 2001, the holders of an aggregate of 583,419 thousand common shares of ChipMOS Taiwan executed a Purchase and Subscription Agreement whereby they transferred their shares of ChipMOS Taiwan to ChipMOS Bermuda in exchange for 58,342 thousand common shares in ChipMOS Bermuda. The selling shareholders, who previously held in an aggregate of 70.25% of the entire outstanding common shares of ChipMOS Taiwan, thus, became the holders of the entire outstanding common shares of ChipMOS Bermuda. Because 100% of the outstanding common shares of ChipMOS Bermuda were owned by former shareholders of ChipMOS Taiwan, the exchange of shares has been accounted for as a merger as if ChipMOS Bermuda was the acquirer. Equity and operations attributable to ChipMOS Taiwan shareholders not participating in the exchange offer were reflected as minority interest in the historical financial statements. MVI participated in the restructuring and share exchange described above and SPIL did not.

ChipMOS Bermuda also controls both Modern Mind Technology Limited (Modern Mind) and its 100% subsidiary ChipMOS TECHNOLOGIES (Shanghai) Limited (ChipMOS Shanghai) and enjoys the primary beneficial interest in Modern Mind and ChipMOS Shanghai. For this reason Modern Mind and ChipMOS Shanghai have been consolidated into these financial statements in spite of the fact that ChipMOS Bermuda does not hold an equity interest in Modern Mind.

As of December 31, 2004, ChipMOS Taiwan owned 100% of the outstanding shares of both ChipMOS Japan Inc. (ChipMOS Japan) and ChipMOS USA Inc. (ChipMOS USA), 68.04% of CHANTEK ELECTRONIC CO., LTD. (CHANTEK), 30.08% of ThaiLin Semiconductor Corp. (ThaiLin), 56.10% of ChipMOS Logic TECHNOLOGIES INC. (ChipMOS Logic) and 67.83% of FIRST SEMICONDUCTOR TECHNOLOGY, INC. (FST).

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ThaiLin was incorporated on May 15, 1996 and is listed on the GreTai Securities Market in Taiwan. ThaiLin is engaged in wafer and semiconductor testing services. On December 31, 2002, ChipMOS Taiwan acquired an equity interest of 41.8% in ThaiLin. As of December 31, 2004, ChipMOS held a 30.08% equity interest in ThaiLin. On December 1, 2003, ChipMOS Taiwan obtained controlling influence over ThaiLin’s decisions on its operations, personnel and financial policies. Therefore, ThaiLin has been consolidated into these financial statements from December 1, 2003 in spite of the fact that ChipMOS Taiwan holds an equity interest of less than 50% in ThaiLin.

ChipMOS Japan was incorporated in Japan in June 1999, and ChipMOS USA was incorporated in the United States of America in October 1999. These two companies engage in sales and customer services and all the expenses incurred from these activities are charged to current income. ChipMOS Japan began generating revenue in 2000, while ChipMOS USA began generating revenue in 2001.

CHANTEK was incorporated in Taiwan in May 1989, and is listed on the GreTai Securities Market in Taiwan. CHANTEK provides semiconductor assembly services for low-density volatile and non-volatile memory semiconductors, consumer semiconductors and microcontroller semiconductors. ChipMOS Taiwan acquired its 34% ownership interest in CHANTEK on September 16, 2002. On April 1, 2004, PlusMOS Technologies Inc. (PlusMOS) was merged into CHANTEK in a stock-for-stock merger pursuant to which shareholders of PlusMOS received 1.1 common shares of CHANTEK in exchange for one common share of PlusMOS. The merger was approved by the shareholders of CHANTEK and PlusMOS in December 2003. Upon consummation of this merger, ChipMOS Taiwan became the controlling shareholder of CHANTEK. Under applicable accounting principles, ChipMOS Taiwan is required to consolidate CHANTEK subsequent to its merger with PlusMOS. ChipMOS Taiwan increased its ownership in CHANTEK during 2004 and held a 68.04% interest as of December 31, 2004.

ChipMOS Logic was incorporated in Taiwan on January 28, 2004, with ChipMOS Taiwan holding a 62.5% interest and ThaiLin holding a 37.5% interest. On March 29, 2004, ChipMOS Logic issued additional shares to institutional investors. As a result, ChipMOS Taiwan’s interest in ChipMOS Logic was diluted to 44.44% and ThaiLin’s interest was diluted to 26.67%. ChipMOS Logic is engaged in logic testing services. On April 30, 2004, WORLD WIDE TEST Technologies Inc. (WWT) merged into ChipMOS Logic, with ChipMOS Logic as the surviving entity, in a stock-for-stock merger pursuant to which shareholders of WWT received one common share of ChipMOS Logic in exchange for 10 common shares of WWT. As of December 31, 2004, ChipMOS Taiwan and ThaiLin owned approximately 56.10% and 24.62%, respectively, of ChipMOS Logic.

FST was incorporated in the United States of America in June 1998 and engaged in IC logic testing services. ChipMOS Taiwan acquired its 67.83% ownership interest in FST on November 1, 2004 and held 67.83% as of December 31, 2004.

Modern Mind was incorporated in the British Virgin Islands on January 29, 2002. Modern Mind conducts its operations through ChipMOS Shanghai. ChipMOS Bermuda acquired a 100% equity interest in Modern Mind on December 12, 2002, and then transferred it to Jesper Limited (Jesper) on December 31, 2002. In December 2002 and 2003, ChipMOS Bermuda acquired from Jesper and ChipMOS Taiwan, respectively, convertible notes issued by Modern Mind that are convertible into a controlling equity interest in Modern Mind if the repayment is not made when due. Accordingly, ChipMOS Bermuda is deemed to have a controlling interest in Modern Mind.

ChipMOS Shanghai, a wholly-owned subsidiary of Modern Mind, was incorporated in Mainland China on June 7, 2002. ChipMOS Shanghai is engaged in wafer testing, semiconductor assembly and testing, and module and subsystem manufacturing. ChipMOS Shanghai commenced commercial production in 2003.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ChipMOS Far East Limited (ChipMOS Far East) was incorporated in Hong Kong on November 18, 2002. It is engaged in financial management and marketing and sales. ChipMOS Far East is a wholly-owned subsidiary of ChipMOS Bermuda.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of ChipMOS Bermuda and all subsidiaries in which ChipMOS Bermuda (hereinafter, referred to individually or collectively as the “Company”) holds a controlling interest or voting interests in excess of 50% in accordance with the requirements of ROC Financial Accounting Standards (“FAS No. 7”) and the regulations of the Taiwan Securities and Futures Commission (“SFC”). All significant intercompany accounts and transactions have been eliminated.

The Company’s consolidated financial statements include for 2002 the financial results of ChipMOS Taiwan and its wholly-owned subsidiaries, ChipMOS Japan and ChipMOS USA, ChipMOS Far East, Modern Mind and its wholly-owned subsidiary, ChipMOS Shanghai. For 2003, the Company’s consolidated financial statements also include the financial results of ThaiLin. For 2004, the Company’s consolidated financial statements also include the financial results of CHANTEK, ChipMOS Logic and FST (see Note 1).

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

A substantial portion of revenue is made from a small number of customers on credit and generally without requirement of any collateral.

The Company had two customers that had balances greater than ten percent of total notes and accounts receivable as of December 31, 2004 and 2003, respectively:

	December 31,
	2003	2004
Related parties (Note 20)
ProMOS Technologies Inc. (ProMOS)	36%	35%
Third parties
Powerchip Semiconductor Corp.	10%	16%

Credit evaluation of each customer is performed and reserves for potential credit losses are maintained. Losses from bad debts, in the aggregate, have historically not exceeded management’s expectations.

Use of estimates

The preparation of consolidated financial statements requires management to make estimates and judgments that affect the recorded amounts of assets, liabilities, revenue and expenses of the Company. The Company continually evaluates these estimates, including those related to allowances for doubtful amounts, inventories, useful lives of properties, income tax valuation allowances, pension plans and the fair value of financial instruments. The Company bases its estimates on historical experience and other assumptions, which it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash equivalents

Repurchase notes with original maturity dates of less than three months are classified as cash equivalents.

Short-term investments

Short-term investments are stated at the lower of cost or market value. An allowance for losses is provided when the carrying value of the investments exceeds the total market value with the related provision for losses charged to income for the current year. Any recovery of the market value to the extent of the original carrying value is recognized as income.

Costs of investments sold are determined using the weighted-average method.

Allowance for doubtful receivables

The allowance for doubtful receivables reflects estimates of the expected amount of the receivables that the Company will not be able to collect. The Company first examines the available information regarding any customer that the Company has reason to believe may have an inability to meet its financial obligations. For these customers, the Company uses its judgment, based on the available facts and circumstances, and records a specific allowance for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific allowances are reevaluated and adjusted as additional information is received. Secondly, for all other customers, the Company maintains an allowance based on a range of percentages applied to aging categories. These percentages are based on our historical collection and write-off experience. Additional allowances may be required in the future if the financial condition of our customers or general economic conditions deteriorate, and this additional allowance would reduce the Company’s net income.

Allowances for sales returns and discounts

Allowances for sales returns and discounts are provided based on the sales returns from past experience; such provisions are deducted from sales and the related costs of products are deducted from cost of products sold.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual weighted average cost) or market value. Unbilled processing charges incurred are included in finished goods and work in progress and are stated at actual cost. Market value represents replacement cost for raw materials and net realizable value for finished goods and work in progress.

Long-term investments

Investments in shares of stock of companies wherein the Company exercises significant influence on operational or financial decisions are accounted for using the equity method. Under the equity method, the investments are initially carried at cost and subsequently adjusted for the proportionate equity of the Company in the net income or net loss of the investees.

The Company will discontinue its recognition of its equity in the net loss of the investees when the carrying value of the investment (including advances) is reduced to zero. However, in cases where the Company guarantees the obligations or is committed to provide further financial support to an investee, or if the investee’s losses are temporary and evidence sufficiently shows imminent return to profitability in the foreseeable future, then, the Company continues to recognize its share in the net loss of the investees. (The resulting credit balances of the long-term investments are presented as part of other receivables from related parties.)

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Translation adjustments resulting from the process of translating the investees’ financial statements into the functional currency of the Company are recorded as cumulative translation adjustments in the statement of changes in shareholders’ equity.

Gains or losses on transactions with investees wherein the Company owns at least 20% of the outstanding common stock but less than a controlling interest are deferred in proportion to the ownership percentage until realized through a subsequent transaction with a third party. The entire amount of gains or losses on sales to majority-owned subsidiaries is deferred until such gains or losses are realized through the subsequent sale of the related products to third parties.

Other stock investments (listed stocks or stocks traded over the counter) are accounted for using the cost method. These investments are stated at cost less temporary declines in market value, and a credit is made to an allowance for declines in market value with a corresponding debit to shareholders’ equity. The allowance is then reduced for any subsequent recovery of the market value to the extent of the balance of the allowance. However, if the decline in market value is considered irrecoverable, the decline in market value is recorded as a charge to income.

Cash dividends are recognized as income in the year received but are accounted for as a reduction in the carrying value of the long-term investments if the dividends are received in the same year that the related investments are acquired. Stock dividends are recognized only as an increase in the number of shares held on the ex-dividend date.

The costs of investments sold are determined using the weighted average method.

Property, plant and equipment and employee dormitory buildings

Property, plant and equipment and employee dormitory buildings (presented as part of Other Assets) are stated at cost less accumulated depreciation. Major additions, renewals and improvements are capitalized while maintenance and repairs are expensed currently.

The initial estimate of the service lives of property, plant and equipment is as follows: machinery and equipment, 1 to 5 years; buildings and auxiliary equipment, 1 to 54 years; furniture and fixtures, 1 to 5 years; tooling, 1 to 2 years; transportation equipment, 5 years; and leasehold improvements, 1 to 2 years. Salvage value is considered when determining the basis of depreciated assets. If items of property, plant and equipment and employee dormitory buildings are still in good condition and useful at the end of their original service lives, the salvage value is depreciated over any extended useful life.

Upon sale or disposal of items of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to current income.

Intangible assets

Intangible assets are amortized using the straight-line method over the following periods: goodwill, 5 years; technology know-how, 5 years; technology license fees, 5 years; software, 2 to 4 years; bond issuance costs, using the average method; and land use rights, over the period of the right.

Goodwill

Goodwill arising on consolidation represents the excess of the cost of acquisition over the group’s interest in the fair value of the identifiable assets and liabilities of a subsidiary, associate or jointly controlled entity at the date of acquisition. Goodwill is recognized as an asset and amortized on a straight-line basis over its useful economic life.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill arising on the acquisition of an associate or a jointly controlled entity is included within the carrying amount of the associate or jointly controlled entity. Goodwill arising on the acquisition of subsidiaries is presented separately in the balance sheet.

Revenue recognition

Revenue from testing and assembly services is generally recognized upon shipment of tested and assembled semiconductors to locations designated by customers, including the Company’s internal warehouse for customers using the Company’s warehousing services. Revenue from product sales is recognized when title of products and risks of ownership are transferred to customers, generally upon shipment of the products.

The Company does not provide warranties to customers except in cases of defects in the assembly services provided and deficiencies in testing services provided. An appropriate sales allowance is recognized in the period during which the sale is recognized, and is estimated based on historical experience.

The Company does not take ownership of: (1) bare semiconductor wafers received from customers that it assembles into finished semiconductors, and (2) assembled semiconductors received from the customers that it tests. The title and risk of loss remains with the customer for those bare semiconductors and/or assembled semiconductors. Accordingly, the customer-supplied semiconductor materials are not included in the consolidated financial statements.

These policies are consistent with provisions in the Staff Accounting Bulletin No. 101, as revised by No. 104, issued by the United States Securities and Exchange Commission, or SEC.

Government grant

A government grant is recognized at its fair value and credited to the income statement. Where the grant relates to an asset, the fair value is credited to a deferred income account and is recognized as income over the periods necessary to match with the related amortization of the asset, on a systematic basis.

Research and development costs

Research and development costs consist of expenditures incurred during the course of planned research and investigation aimed at discovery of new knowledge which will be useful for developing new products or production processes, or significantly enhancing existing products or production processes, and the implementation of such through design and testing of product alternatives or construction of prototypes. All expenses incurred in connection with the Company’s research and development activities are charged to current income.

Pension and retirement costs

Pension costs are recorded based on actuarial calculations. Provisions for pension costs are accrued based on actuarially determined amounts which include service cost, interest, amortization of unrecognized net transition obligation and expected return on pension assets. Unrecognized net transition obligation is amortized over 15 years.

Retirement benefit contributions are made to pension scheme and/or retirement funds, the assets of which are managed by independent investment firms and/or government agencies. Contributions are made based on a percentage of the employees’ salaries and bonus, if applicable, and are charged to the income statement as incurred.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income tax

The Company has adopted the inter-period income tax allocation method. Deferred income tax assets are recognized for the tax effects of deductible temporary differences, unused tax credits, and operating loss carryforwards and those of taxable temporary differences are recognized as deferred income tax liabilities. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability is classified as current or non-current based on the classification of the related asset or liability. However, if a deferred asset or liability cannot be related to an asset or liability in the financial statements, then it is classified as current or noncurrent based on the expected reversal dates of the temporary difference.

Any tax credit arising from the purchase of machinery, equipment and technology, research and development expenditures, personnel training, or investments in important technology-based enterprise is recognized by the flow-through method.

Adjustments of prior years’ tax liabilities are added to or deducted from the current year’s tax provision.

Income taxes (10%) on unappropriated earnings generated by ChipMOS Taiwan, ThaiLin, CHANTEK and ChipMOS Logic are recorded as an expense in the year when the stockholders have effectively resolved that earnings shall be retained.

Advertising costs

Advertising costs included in sales and marketing expenses are expensed when incurred.

Derivative financial instruments

Foreign currency forward exchange contracts (forward contracts), entered into for purposes other than trading, are recorded as follows: the differences in the New Taiwan dollar amounts translated using the spot rates as of the contract date and the amounts translated using the contracted forward rates are amortized over the terms of the forward contract using the straight-line method. At the balance sheet dates, the receivables or payables arising from forward contracts are restated using the prevailing spot rates and the resulting differences are recognized in income. Also, the receivables and payables related to the forward contract are netted and the resulting net amount is presented as either an asset or liability.

The aggregate amount of the foreign currency to be acquired or sold under European option contracts, entered into as hedge of anticipated transactions, is not recorded as an asset or a liability. The amounts received on options written and the amounts paid on options purchased are amortized using the straight-line method over the term of the contract. The gains arising from the exercise of the options or the losses arising from options not exercised are recognized as adjustments to the carrying values when the hedged transaction occurs.

Foreign-currency transactions

Foreign-currency transactions, except for derivative financial instruments, are recorded in New Taiwan dollars at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except those foreign currency denominated investments in shares of stock where such differences are accounted for as translation adjustments under stockholders’ equity. ROC Financial Accounting Standards (FAS) No. 14,

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Accounting for Foreign-Currency Transactions,” applies to foreign operations, with the local currency of each foreign subsidiary as its functional currency. The financial statements of foreign subsidiaries are translated into New Taiwan dollars at the following exchange rates: assets and liabilities - current rate; shareholders’ equity - historical rates; income and expenses - weighted-average rate during the year. The resulting translation adjustment is recorded as a separate component of shareholders’ equity.

Treasury stock

Treasury stock represents the stocks of ThaiLin, ChipMOS Logic and CHANTEK purchased by their subsidiaries or repurchased by themselves pending issuance of stock options to employees. Treasury stock is carried at cost. The repurchased stocks have no voting rights and receive no cash dividends.

Earnings per share

Earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding in each period, adjusted retroactively for stock dividends and stock bonuses issued subsequently.

The following table reconciles the denominator to calculate basic and diluted earnings per share:-

	December 31
	2002	2003	2004
Basic number of shares	58,835	58,908	63,141
Add: stock options	—	521	376

Diluted number of shares	58,835	59,429	63,517

Stock based compensation

Employee stock-based compensation has been accounted for under the intrinsic value based method.

3.	TRANSLATION INTO U.S. DOLLAR AMOUNTS

The Company maintains its accounts and expresses its consolidated financial statements in New Taiwan dollars. For convenience purposes, U.S. dollar amounts presented in the accompanying consolidated financial statements have been translated from New Taiwan dollars to U.S. dollars at the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2004, which was NT$31.74 to US$1.00. These convenience translations should not be construed as representations that the New Taiwan dollar amounts have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

4.	SHORT-TERM INVESTMENTS

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Stock	493,994	494,594	15,583
Open-ended funds	333,921	2,587,870	81,533
Corporate bonds	33,970	—	—
Allowance for loss on short-term investments	(197,634)	(249,908)	(7,874)

	664,251	2,832,556	89,242

Market value	664,251	2,832,556	89,242

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The market value of open-ended funds is based on the market price at year-end.

During 2004, ChipMOS Taiwan sold its investment in common stock of ProMOS at a gain of NT$10,316 thousand and later acquired 7,559 thousand shares of ProMOS at NT$104,173 thousand.

As of December 31, 2004, ChipMOS Taiwan held 7,780 thousand (2003: 13,396 thousand) shares of common stock of MVI, 7,559 thousand shares of common stock of ProMOS and ChipMOS Logic held 1,357 thousand shares of common stock of SPIL. (See also Note 20 Related Party Transactions)

5.	ALLOWANCE FOR DOUBTFUL RECEIVABLES AND SALES RETURN ALLOWANCES

The changes in the allowances are summarized as follows:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Balance, beginning of year	30,000	44,856	97,288	3,065
Additions	25,821	52,432	194,763	6,136
Write offs	(10,965)	—	—	—

Balance, end of year	44,856	97,288	292,051	9,201

6.	OTHER RECEIVABLES – THIRD PARTIES

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Sales proceeds receivable from sales of short term investments	777,896	—	—
Others	88,686	164,608	5,186

	866,582	164,608	5,186

7.	INVENTORIES - NET

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Finished goods	5,829	25,876	815
Work in process	148,636	165,466	5,213
Raw materials	222,577	580,683	18,295

	377,042	772,025	24,323
Less - allowance for losses	(41,546)	(111,074)	(3,499)

	335,496	660,951	20,824

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the inventory valuation allowances are summarized as follows:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Balance, beginning of year	100,933	86,608	41,546	1,309
Additions	—	—	150,231	4,733
Reversals	(14,325)	(45,062)	(67,002)	(2,111)
Write offs	—	—	(13,701)	(432)

Balance, end of year	86,608	41,546	111,074	3,499

8.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Refundable deposits	340,100	—	—
Others	82,067	116,931	3,684

	422,167	116,931	3,684

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	LONG-TERM INVESTMENTS

	December 31,
	2003		2004
	Carrying Value	% of Ownership	Carrying value		% of Ownership
	NT$		NT$	US$
	(in thousands, except percentage interests)
Equity method:
PlusMOS	83,358	25	—	—	—
CHANTEK	80,696	34	—	—	—
ThaiLin	—	—	—	—	—
Advanced Micro Chip Technology Co., Ltd. (AMCT)	28,272	31	—	—	—
Ultima Technology Corp. (Ultima Technology)	—	—	374,625	11,803	30
Cost method:
Best Home Corp. Ltd. (Best Home)	89,850	19	—	—	19
Sun Fund Securities Ltd. (Sun Fund)	299,000	17	165,950	5,228	17
Vigour Technology Corp. (Vigour)	41,336	4	—	—	4
CDIB High Tech Investment Inc. (CDIB)	18,000	2	9,000	284	2
G-LINK Technology Corp., Taiwan	—	—	9,709	306	2
DigiMedia Technology Co., Ltd.	—	—	81,480	2,567	19
Integrated Silicon Solution Inc. listed stock with market value of NT$1,587 thousand in 2004	—	—	1,587	50	—

	640,512		642,351	20,238

The equity in net income or loss of investee companies for the year ended December 31, 2002, 2003 and 2004 were as follows:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
PlusMOS	(1,712)	32,386	—	—
CHANTEK	(90,921)	(36,618)	—	—
ThaiLin	(2,368)	—	—	—
AMCT	—	(4,752)	—	—

	(95,001)	(8,984)	—	—

The foregoing equity in net income or loss is based on audited financial statements.

In accordance with ROC SFAS 5, ChipMOS Taiwan deferred its recognition of the proportionate share of income (loss) of Ultima Technology for one year to 2005. Therefore, the share of its net income (loss) was not included above.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The summarized financial information for PlusMOS, CHANTEK, ThaiLin, AMCT and Ultima Technology is as follows:

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
PlusMOS
Current assets	496,625	—	—

Non-current assets	125,405	—	—

Current liabilities	282,689	—	—

Non-current liabilities	5,911	—	—

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
CHANTEK
Current assets	486,134	—	—

Non-current assets	1,020,037	—	—

Current liabilities	865,308	—	—

Non-current liabilities	287,963	—	—

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
AMCT
Current assets	42,165	—	—

Non-current assets	91,007	—	—

Current liabilities	49,928	—	—

Non-current liabilities	2,016	—	—

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Ultima Technology
Current assets	—	1,397	44

Non-current assets	—	295,563	9,312

Current liabilities	—	127	4

Non-current liabilities	—	—	—

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
PlusMOS
Net revenue	1,900,315	2,089,052	—	—

Cost of revenue	1,801,160	1,799,229	—	—

Gross profit	99,155	289,823	—	—

Net profit/(loss)	(6,852)	129,546	—	—

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
CHANTEK
Net revenue	594,338	882,468	—	—

Cost of revenue	765,679	956,362	—	—

Gross loss	(171,341)	(73,894)	—	—

Net loss	(1,159,989)	(132,963)	—	—

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
ThaiLin
Net revenue	721,205	—	—	—

Cost of revenue	891,069	—	—	—

Gross loss	(169,864)	—	—	—

Net loss	(499,368)	—	—	—

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
AMCT
Net revenue	—	104,409	—	—

Cost of revenue	—	115,835	—	—

Gross loss	—	(11,426)	—	—

Net loss	—	(16,466)	—	—

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Ultima Technology
Net revenue	—	—	—	—

Cost of revenue	—	—	—	—

Gross loss	—	—	—	—

Net loss	—	—	(16,505)	(520)

In January, February and March 2004, ChipMOS Taiwan purchased additional interest in AMCT, increasing its holding from 30.77% at December 31, 2003 to 99.74%. From January 12, 2004, AMCT has been consolidated as a subsidiary of ChipMOS Taiwan. In October 2004, AMCT was liquidated.

During 2004, Sun Fund and CDIB reduced their issued capital by 17% and 50%, respectively. A loss of NT$49,833 thousand was recognized in respect of the reduction in capital in Sun Fund. The investment of NT$9,000 thousand was returned to ThaiLin in respect of the reduction in capital in CDIB.

On May 5, 2004, ChipMOS Taiwan acquired a 30% interest in Ultima Technology for US$11,250 thousand (NT$374,625 thousand).

Effective April 1, 2004, PlusMOS merged into CHANTEK and ChipMOS Taiwan obtained controlling influence over CHANTEK’s decisions on its operations, personnel and financial policies.

Therefore, CHANTEK has been consolidated in these financial statements from April 1, 2004. As of December 31, 2004, ChipMOS Taiwan held a 68.04% equity interest in CHANTEK.

Impairment losses of NT$89,850 thousand, NT$83,217 thousand and NT$41,336 thousand have been recognized in respect of investments in Best Home, Sun Fund and Vigour.

10.	PROPERTY, PLANT AND EQUIPMENT — NET

Accumulated depreciation consists of the following:

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Land	—	—	—
Buildings and auxiliary equipment	988,556	1,317,644	41,514
Machinery and equipment	10,254,015	11,922,524	375,631
Furniture and fixtures	194,573	365,479	11,515
Transportation equipment	14,384	15,784	497
Tools	799,975	858,485	27,047
Leasehold improvements	3,161	92,537	2,915

	12,254,664	14,572,453	459,119

As of December 31, 2004, certain of the above buildings and machinery were mortgaged as collateral for bonds and long-term loans (Notes 15 and 16).

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	INTANGIBLE ASSETS — NET

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Cost
Technology know-how	750,000	750,000	23,629
Technology license fees	41,890	59,912	1,888
Software	110,658	2,016	64
Bond issuance costs and others	57,205	306,305	9,650
Trademarks	1,430	1,430	45
Land use rights	181,348	169,537	5,341

	1,142,531	1,289,200	40,617

Accumulated amortization
Technology know-how	(750,000)	(750,000)	(23,629)
Technology license fees	(19,952)	(43,046)	(1,356)
Software	(94,508)	(514)	(16)
Bond issuance costs and others	(48,885)	(170,341)	(5,367)
Trademarks	—	—	—
Land use rights	(3,983)	(6,250)	(197)

	(917,328)	(970,151)	(30,565)

Carrying value
Technology know-how	—	—	—
Technology license fees	21,938	16,866	532
Software	16,150	1,502	48
Bond issuance costs and others	8,320	135,964	4,283
Trademarks	1,430	1,430	45
Land use rights	177,365	163,287	5,144

	225,203	319,049	10,052

The amortization charge for 2004 amounted to NT$53,902 thousand (2003: NT$56,469 thousand, 2002: NT$129,962 thousand). The weighted average amortization period is 10 years (2003: 9 years). The estimated aggregate amortization charge for the five years ending December 31, 2005, 2006, 2007, 2008 and 2009 amounts to approximately NT$69,000 thousand, NT$24,000 thousand, NT$24,000 thousand, NT$24,000 thousand and NT$21,000 thousand, respectively.

Pursuant to a Joint Venture Agreement entered into between MVI and SPIL on July 28, 1997, MVI and SPIL contributed, as payment for their subscription to shares of stock of ChipMOS Taiwan, technologies related to testing and assembly of semiconductors at an agreed valuation of NT$750,000 thousand.

A government grant of NT$178,262 thousand received in 2003 is included in the total cost of land use rights.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	BANK LOANS

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Unsecured loans:
Working capital loans:

NT$755,000 thousand, repayable by March 2004, annual interest at 1.65% - 3%	755,000	—	—

NT$130,000 thousand, repayable by February 2004, annual interest at 1.4% - 1.5%	130,000	—	—

US$1,200 thousand, repayable by January 2004, annual interest at bank’s cost of funds plus 1.5%	40,764	—	—

RMB20,000 thousand, repayable by June 2004, annual interest at 4.536%	81,964	—	—

NT$50,000 thousand, repayable by January 2005, annual interest at 1.65 - 1.9%	—	50,000	1,575

NT$52,000 thousand, repayable by April 2005, annual interest at 4.595%	—	52,000	1,638

NT$60,000 thousand, repayable by March 2005, annual interest at 4.5%	—	60,000	1,890

NT$65,000 thousand, repayable by January 2005, annual interest at 1.5%	—	65,000	2,048

Loans for import of machinery:

EUR72 thousand and JPY1,749,463 thousand repayable by September 2004, annual interest at 0.57% - 2.87%	559,045	—	—

JPY1,826,874 thousand, repayable by June 2005, annual interest at 0.5986% - 1.1628%	—	565,052	17,803

EUR82 thousand repayable by April 2005, annual interest at 2.71% - 2.8052%	—	3,541	112

Secured loans:
Working capital loans:

NT$5,000 thousand, repayable by January 2005, annual interest at 1.5%, collateralized by land and buildings (Note 16)	—	5,000	158

	1,566,773	800,593	25,224

Unused credit lines of short-term bank loans, as of December 31, 2004, totaled approximately NT$2,169,593 thousand, which will expire from January 2005 to December 2005.

The weighted average interest rate for bank loans was 1.9% per annum in 2004 (2003: 1.64% per annum).

13.	CONVERTIBLE BONDS

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Convertible bonds	267,611	3,006,380	94,719
Less: current portion	(267,611)	—	—

	—	3,006,380	94,719

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ThaiLin issued convertible bonds on July 5, 2001 with a face value of NT$800,000 thousand. These bonds were due on July 4, 2006. During 2004 all convertible bonds were exercised. The interest rates applicable were as follows:-

•	Redemption within two to three years: 4.75% per annum

•	Redemption within three to four years: 5.25% per annum

•	Redemption after four years until 40 days before the due date: nil

On August 3, 2004, ThaiLin issued secured convertible bonds with a face value of NT$1,000,000 thousand due on August 3, 2009 with a zero percent interest rate. Those bonds have been convertible since September 3, 2004 at conversion price NT$17.1 for each share. As of December 31, 2004, NT$574,900 thousand of the bonds had been converted. The compensation interest rates applicable are as follows:-

•	Redemption within one month to three years: 1.50% per annum;

•	Redemption after three years until 40 days before the due date: nil

On November 3, 2004, ChipMOS Bermuda issued US$85,000 thousand (NT$2,695,350 thousand) convertible bonds due 2009. The convertible bonds bear interest at 1.75% per annum. ChipMOS Bermuda repurchased US$699 thousand (NT$22,165 thousand) convertible bonds on December 20, 2004. As of December 31, 2004, no conversion had taken place.

14.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Accrued bonus	233,637	382,284	12,044
Others	204,342	226,266	7,129

	437,979	608,550	19,173

15.	LONG-TERM BONDS PAYABLE

On January 26, 2000, ChipMOS Taiwan issued secured bonds with a face value of NT$1,200,000 thousand. Those bonds bear interest at 5.95% per annum payable annually. The bonds, were fully repaid by ChipMOS Taiwan by cash on January 26, 2005.

Under the guaranteed facility agreement for the long-term bonds, ChipMOS Taiwan is required to maintain certain financial ratios.

On June 8, 2004, a supplemental agreement was signed between ChipMOS Taiwan and Taishin International Commercial Bank to remove the restrictive covenant pursuant to which ChipMOS Taiwan was required to ensure that MVI and SPIL maintain a percentage of direct or indirect ownership in ChipMOS Taiwan of at least 28.8% and 18%, respectively, and pursuant to which ChipMOS Taiwan was required to notify the banks in writing and get approval in advance in cases where additional shares were issued in connection with an initial public offering of its shares, if either MVI’s or SPIL’s ownership would have dropped below the respective percentage level as a result of the initial public offering.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ChipMOS Taiwan was in compliance with the financial ratio requirements as of December 31, 2004.

As of December 31, 2004, certain buildings with an aggregate net book value of NT$438,761 thousand were mortgaged as collateral for the long-term bonds.

16.	LONG-TERM LOANS

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Bank loans collateralized by equipment and buildings, repayable semi-annually from November 2000 to December 2004, interest at floating rate (5.375% as of December 31, 2003)	276,500	—	—

Bank loans collateralized by equipment, repayable quarterly from January 2000 to January 2004, interest at floating rate (5.655% as of December 31, 2003)	8,750	—	—

Bank loans collateralized by equipment, repayable quarterly from April 2001 to January 2006, interest at floating rate (5.655% and 5.755% as of December 31, 2003 and 2004, respectively)	31,500	17,500	551

Syndicated bank loans collateralized by equipment, repayable quarterly from December 2004 to September 2008, interest at floating rate (3.875% and 3.088% as of December 31, 2003 and 2004, respectively)	80,000	320,417	10,095

Syndicated bank loans collateralized by equipment, repayable semi-annually from September 2004 to September 2007, interest at floating rate (4.275% and 4.375% as of December 31, 2003 and 2004, respectively)	2,000,000	1,714,280	54,011

Syndicated bank loans, repayable semi-annually from September 2004 to September 2007, interest at floating rate (4.40% and 4.50% as of December 31, 2003 and 2004, respectively)	500,000	428,570	13,503

Bank loans, repayable quarterly from November 2004 to February 2007, interest at fixed rate (3.4% as of December 31, 2004)	—	270,000	8,507

Syndicated bank loans collateralized by equipment, repayable quarterly from June 2004 to March 2008, interest at floating rate (3.7% as of December 31, 2004)	—	1,845,000	58,129

Bank loans collateralized by equipment, repayable quarterly from December 2004 to September 2007, interest at floating rate (3.65% as of December 31, 2004)	—	180,000	5,671

Bank loans, repayable semi-annually from March 2005 to September 2006, interest at floating rate (3.3% as of December 31, 2004)	—	200,000	6,301

Bank loans collateralized by equipment, repayable quarterly from February 2005 to November 2008, interest at floating rate (2.8% as of December 31, 2004)	—	350,000	11,027

Syndicated bank loans collateralized by equipment, repayable quarterly from April 2005 to January 2011, interest at floating rate (3.088% as of December 31, 2004)	—	620,000	19,534

Bank loans collateralized by equipment and land and buildings, repayable quarterly from August 2005 to August 2009, interest at floating rate (3.7% as of December 31, 2004)	—	35,695	1,125

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Bank loans collateralized by equipment and land and building, repayable quarterly from August 2005 to August 2009, interest at floating rate (3.7% as of December 31, 2004)	—	58,715	1,850

Bank loans collateralized by equipment and land and building, repayable quarterly from August 2005 to August 2009, interest at floating rate (3.7% as of December 31, 2004)	—	285,000	8,979

Bank loans repayable quarterly from July 2005 to July 2009, interest at floating rate (3.7% as of December 31, 2004)	—	43,500	1,370

Research and development subsidy loan, collateralized by time deposits in amounts of NT$42,450 thousand, repayable quarterly from July 2003 to July 2006, with zero interest rate	34,962	18,522	583

Industrial research and development advancement loan, repayable quarterly from January 2006 to April 2010, interest at fixed rate (1% as of December 31, 2004)	—	29,120	917

	2,931,712	6,416,319	202,153

Less - current portion	(692,840)	(1,821,778)	(57,397)

	2,238,872	4,594,541	144,756

As of December 31, 2004, there was no unused credit line for the research and development subsidy loan. The line expires upon completion of the research project. Also, pursuant to the agreement signed by ChipMOS Taiwan with the Industrial Development Bureau (IDB) in respect to the research and development subsidy loan, ChipMOS Taiwan is obligated to pay a maximum of NT$4,919 thousand or a certain percentage (2%) of sales of products developed for 3 years after completing the project. In 2004, ChipMOS Taiwan paid NT$4,919 thousand to IDB.

Unused credit lines of long-term bank loans as of December 31, 2004 totaled approximately NT$1,130,000 thousand.

Under the syndicated bank loan facility agreement, ChipMOS Taiwan is required to:

(1)	Ensure that ChipMOS Bermuda and SPIL maintain a percentage of direct ownership in ChipMOS Taiwan of at least 50% of outstanding shares and have control over its operation.

(2)	Maintain certain financial ratios.

As of December 31, 2004, ChipMOS Bermuda and SPIL have 99.07% of direct ownership in ChipMOS Taiwan and have control over its operations.

ChipMOS Taiwan was in compliance with the financial ratio requirements as of December 31, 2004.

As of December 31, 2004, certain land and buildings and machinery with an aggregate net book value of NT$1,771,015 thousand and NT$6,193,893 thousand, respectively, and time deposits in an aggregate amount of NT$71,570 thousand were mortgaged as collateral for the long-term and short-term loans.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum principal payments under the long-term loans as of December 31, 2004 are as follows:

	Amount
	NT$	US$
	(in thousands)
2005	1,821,778	57,397
2006	2,005,199	63,176
2007	1,746,467	55,024
2008	516,087	16,260
2009	194,386	6,124
Thereafter	132,402	4,172

	6,416,319	202,153

17.	PENSION PLAN

ChipMOS Taiwan, ThaiLin, ChipMOS Logic and CHANTEK have established defined benefit pension plans for all of their regular employees, which provide benefits based on the length of service and the average monthly salary for the six-month period immediately before retirement.

ChipMOS Taiwan, ThaiLin, ChipMOS Logic and CHANTEK make monthly contributions, equal to 2% of salaries and wages, to a pension fund that is administered by a pension fund monitoring committee and deposited in the Central Trust of China in the Republic of China.

The employees of ChipMOS Shanghai are required to participate in a central pension scheme operated by the local municipal government. Contributions are made based on a percentage of the employees’ salaries and bonus, if applicable, and are charged to the income statement as incurred.

Certain pension information is as follows:

a.	Net pension cost

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Service cost	21,323	36,130	56,065	1,766
Interest cost	3,529	5,039	8,038	253
Projected return on plan assets	(2,802)	(2,990)	(5,304)	(167)
Amortization	27	53	(143)	(5)
Curtailment gain	—	662	655	21

	22,077	38,894	59,311	1,868

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b.	Reconciliation of the fund status of the plan and accrued pension cost

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Actuarial present value of benefit Obligations
Vested benefit obligation	—	(290)	(374)	(12)
Nonvested benefit obligation	(55,647)	(92,726)	(169,835)	(5,351)

Accumulated benefit obligation	(55,647)	(93,016)	(170,209)	(5,363)
Additional benefits based on future salaries	(66,501)	(94,641)	(143,915)	(4,534)

Projected benefit obligation	(122,148)	(187,657)	(314,124)	(9,897)
Plan assets at fair value	66,005	98,063	174,349	5,493

Projected benefit obligation in excess of plan assets	(56,143)	(89,594)	(139,775)	(4,404)
Unrecognized net transition obligation	511	769	3,043	96
Unrecognized net gain	29,438	32,464	34,058	1,073

Accrued pension cost	(26,194)	(56,361)	(102,674)	(3,235)

c.	Actuarial assumptions

	Year Ended December 31,
	2002	2003	2004
Discount rate used in determining present values	3.50%	3.25%	3.25%	3.25%
Future salary increase rate	3.50%	3.25%	3.25%	3.25%
Expected rate of return on plan assets	3.50%	3.25%	3.25%	3.25%

d.	Changes in pension fund

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Company contributions	15,332	20,655	32,160	1,013

Payment of benefits	—	—	—	—

18.	SHAREHOLDERS’ EQUITY

Under ROC Company Law, capital surplus can only be used to offset deficits, except that capital surplus generated from (1) donations (donated capital) or (2) the excess of the issue price over the par value of capital stock (including stocks issued for new capital and mergers, and the purchase of treasury stock) can be transferred to capital as stock dividends when no deficit remains and shareholders approve such distribution.

ChipMOS Taiwan’s Articles of Incorporation provide that the following may be appropriated from the accumulated net income, after deducting any previously accumulated deficit and 10% legal reserve, subject to shareholders’ approval: (a) 10% as bonus to employees, (b) not more than 2% as remuneration to directors and supervisors, (c) a special reserve, if deemed necessary, and (d) dividends to shareholders.

These appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect in the financial statements of that year.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aforementioned appropriation for legal reserve shall be made until the reserve equals the aggregate par value of ChipMOS Taiwan’s outstanding capital stock. The reserve can only be used to offset a deficit, or when its balance has reached 50% of the aggregate par value of the outstanding capital stock of ChipMOS Taiwan, and up to 50% thereof can be distributed as stock dividends.

In December 2002, ChipMOS Bermuda purchased employees’ shares in ChipMOS Taiwan which were in turn, exchanged for shares in ChipMOS Bermuda.

Stock Options

The Share Option plan provides that the directors, officers, employees and consultants of ChipMOS Bermuda and its affiliates may be granted options to purchase common shares of ChipMOS Bermuda at specified exercise prices.

The following table summarizes information about stock options outstanding at December 31, 2004.

Name	Date of grant	Exercise Price	Number outstanding	Market Price at grant	Market Price at Year End	Number Exercisable on or after	Number Exercisable on or after	Number Exercisable on or after	Number Exercisable on or after
		US$		US$	US$
020403ESOP	April 3, 2002	4.0375	1,532,537	4.75	6.37	— April 3, 2003	414,980 April 3, 2004	558,778 April 3, 2005	558,779 April 3, 2006

030613ESOP	June 13, 2003	0.7650	1,808,525	1.09	6.37	— December 13, 2003	587,549 December 13, 2004	610,488 December 13, 2005	610,488 December 13, 2006

031001ESOP	October 1, 2003	1.7425	749,751	2.05	6.37	158,751 October 1, 2004	197,000 October 1, 2005	197,000 October 1, 2006	197,000 October 1, 2007

031103ESOP	November 3, 2003	1.7425	38,600	3.70	6.37	8,900 November 3, 2004	9,900 November 3, 2005	9,900 November 3, 2006	9,900 November 3, 2007

040430ESOPA	April 30, 2004	6.63	1,399,000	7.8	6.37	349,750 April 30, 2005	349,750 April 30, 2006	349,750 April 30, 2007	349,750 April 30, 2008

040430ESOPB	April 30, 2004	5.64	10,000	7.8	6.37	2,500 April 30, 2005	2,500 April 30, 2006	2,500 April 30, 2007	2,500 April 30, 2008

040813ESOP	August 13, 2004	3.6	1,245,000	3.6	6.37	311,250 August 13, 2005	311,250 August 13, 2006	311,250 August 13, 2007	311,250 August 13, 2008

			6,783,413

The Company has applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options issued to employees in accounting for its stock option plans. The stock options issued during 2004 had a market price of US$7.8, US$7.8 and US$3.6, respectively, at the date of grant. Therefore, NT$89,525 thousand (US$2,821 thousand) of compensation expense has been recognized with NT$36,383 thousand (US$1,146 thousand) (2003: NT$27,985 thousand) being accounted for through the statement of operations in fiscal year 2004. The Company issued 3,464,600 stock options in 2003 and 2,809,800

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock options in 2004 to its employees. In 2003, 334,600 and in 2004, 309,983 were forfeited and in 2003, 427,000 and in 2004, 1,020,504 were exercised, leaving 6,783,413 (2003: 5,304,100) stock options outstanding at December 31, 2004.

19.	INCOME TAX EXPENSE (BENEFIT)

a.	A reconciliation of income tax expense — current before tax credits and income tax expense on income before income tax at statutory rate is shown below:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Tax on pretax income at 0%	—	—	—	—
Tax on pre tax income at applicable statutory rates	(293,729)	169,056	677,744	21,353
Tax paid by subsidiary	54	—	—	—
Tax effect:
Loss carrying forward	—	—	(274,373)	(8,644)
Tax exempt income	—	24,958	(174,756)	(5,506)
Permanent differences	58,879	(17,062)	(10,400)	(328)
Temporary differences	(72,383)	(9,407)	112,515	3,545

Income tax expense (benefit) — current before tax credits	(307,179)	167,545	330,730	10,420

The ROC statutory tax rates for 2002, 2003 and 2004 were 25%.

b.	Income tax expense (benefit) consists of:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Income tax expense (benefit) — current before tax credits	(307,179)	167,545	402,554	12,683
Additional 10% on the unappropriated earnings	—	—	—	—
Income tax credits	—	(187,700)	(355,923)	(11,214)
Separate and foreign income tax	4,217	1,309	86	3

Income tax for the current year	(302,962)	(18,846)	46,717	1,472
Net change in deferred income tax assets (liabilities) for the year
Tax credits	119,312	44,082	(82,277)	(2,592)
Temporary differences	78,155	8,126	(165,509)	(5,214)
Valuation allowances	181,393	(65,772)	(461,529)	(14,541)
Loss carry forwards	7,055	40	523,549	16,495
Adjustment of prior years’ taxes	14,963	3,364	(2,755)	(87)

Income tax expense (benefit)	97,916	(29,006)	(141,804)	(4,467)

Since the Company is an exempted company incorporated in Bermuda, a tax-free country, tax on pretax income is calculated at Bermuda statutory rate of 0% for each year.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ChipMOS Taiwan, under Science Park Regulations, is entitled to an exemption from ROC income taxes for a period of four years on income attributable to the expansion of its production capacity as a result of purchases of new equipment funded by capital increases. Such tax exemption will expire on December 31, 2005.

In accordance with the relevant tax rules and regulations in the PRC, ChipMOS Shanghai enjoys income tax exemptions for the first two profitable years and 50% reductions for the following three years. Tax losses can only be carried forward for five years. The PRC statutory rates for 2003 and 2004 were 33%.

c.	Deferred income tax assets and liabilities are summarized as follows:

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Net current deferred income tax assets:
Unrealized foreign exchange losses	8,599	16,600	523
Unearned interest income	16,666	—	—
Pre-operating expenses	12,911	602	19
Excess of tax depreciation over book depreciation	—	571	18
Losses carried forward	68,800	506,267	15,950
Tax credits	143,905	241,141	7,597
Loss of market price decline and obsolete and slow-moving inventories	6,385	27,768	875
Unrealized loss on sale allowances	10,387	9,455	298
Others	18,408	74,416	2,345

	286,061	876,820	27,625
Less: Valuation allowances	(19,112)	(286,344)	(9,022)

	266,949	590,476	18,603

Net non-current deferred income tax assets (liabilities):
Losses carried forward	864,317	756,420	23,832
Tax credits	767,527	763,336	24,050
Depreciation differences	(590,007)	(567,980)	(17,895)
Unrealized impairment loss on idle fixed assets	12,586	91,275	2,876
Others	3,202	100,095	3,154

	1,057,625	1,143,146	36,017
Less: Valuation allowances	(1,425,566)	(1,651,163)	(52,022)

	(367,941)	(508,017)	(16,005)

The deferred income tax components are measured at respective applicable statutory rates as of December 31, 2002, 2003 and 2004.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d.	The balance and year of expiry of unused investment tax credits and loss carry forwards as of December 31, 2004 are as follows:

Year of Expiry	R & D Expenditures	Machinery & Equipment	Loss Carry Forwards
	NT$	NT$	NT$	US$
	(in thousands)
2005	87,959	30,912	160,086	5,044
2006	72,947	173,613	526,362	16,584
2007 2008	60,073 1,596	337,568 239,809	412,593 79,014	12,999 2,489
2009	—	—	84,632	2,666

	222,575	781,902	1,262,687	39,782

The deferred tax assets relate to investment tax credits on research and development expenditure and purchases of machinery and equipment which will expire from 2005 to 2008. Under ROC tax regulations, tax credits can be utilized to reduce current income tax obligations only to the extent of 50% of such income tax obligations except in the year when such tax credit will expire, in which case, the entire amount of expiring tax credit may be utilized to reduce the current income tax obligation. However, tax credits generated in the current year have to be utilized before prior year tax credits can be utilized to reduce current year income tax obligations. The foregoing limitation on the utilization of tax credits, the expiry dates of the tax credits, the level of tax credits expected to be generated from future operations and the level of non-taxable income attributable to the four-year income tax holiday on capacity expansion led management to conclude that it is unlikely that these investment tax credits will be fully realized. Loss carry forwards can be used to deduct current income tax obligations up to the extent of taxable income and will expire after five years if not fully utilized by the Company. Accordingly, a valuation allowance on deferred tax assets is recognized as of December 31, 2003 and 2004.

e.	According to ROC tax law, ChipMOS Taiwan’s, ThaiLin’s, ChipMOS Logic’s and CHANTEK’s unappropriated earnings generated in 1998 and thereafter are subject to a tax of 10% in the year when the shareholders resolve that such earnings shall be retained. The retained earnings (accumulated deficit) as of December 31, 2003 and 2004 consist of:

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Before FY1998	—	—	—
FY1998 and thereafter	(736,631)	1,469,817	46,308

	(736,631)	1,469,817	46,308

The income tax returns of ThaiLin through 2001 have been assessed by the tax authorities. The income tax return of ChipMOS Taiwan through 2000 have been assessed by the tax authorities. The income tax return of CHANTEK through 2002 have been assessed by the tax authorities. (Note 23f)

20.	RELATED PARTY TRANSACTIONS

The Company engages in business transactions with the following related parties:

a.	MVI : A major shareholder.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b.	DenMOS Technology Inc. (DenMOS) : An investee of MVI.

c.	ProMOS : An investee of MVI.

d.	SPIL : A major shareholder of ChipMOS Taiwan.

e.	ThaiLin : A 30.08% owned investee of ChipMOS Taiwan. It became a subsidiary of ChipMOS Taiwan in December 2003.

f.	CHANTEK : A 68.04% owned investee of ChipMOS Taiwan. It became a subsidiary of ChipMOS Taiwan in April 2004.

g.	AMCT : A 99.74% owned investee of ChipMOS Taiwan. It became a subsidiary of ChipMOS Taiwan in January 2004 and was liquidated in October 2004.

h.	PlusMOS : A former 25% owned investee of ChipMOS Taiwan. It merged with CHANTEK in April 2004.

i.	Best Home : A 19% owned investee of ChipMOS Taiwan; ChipMOS Taiwan is a major shareholder.

j.	Sun Fund : A 17% owned investee of ChipMOS Taiwan; ChipMOS Taiwan is a major shareholder.

k.	Ultima Electronics Corp. (Ultima) : The chairman and president of ChipMOS Taiwan was a member of the board of directors of Ultima (resigned in June 2003).

l.	Jesper : The legal owner of the stock in Modern Mind.

m.	Prudent Holdings Group Ltd (Prudent) : A 3.5% shareholder.

n.	Mou-Fu : An investee of MVI.

The significant transactions with the aforementioned parties, other than those disclosed in other notes, are summarized as follows:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
During the year

Revenue
ProMOS	—	1,748,326	4,231,658	133,322
MVI	2,285,348	1,680,986	14,273	450
Ultima	1,218,265	1,126,689	—	—
DenMOS	152,761	496,480	567,043	17,865
PlusMOS	9,010	19,642	16,751	528
CHANTEK	—	469	14,699	463
SPIL	—	345	—	—
AMCT	—	5	—	—

	3,665,384	5,072,942	4,844,424	152,628

Rental revenue
MVI	8,800	4,800	4,800	151
DenMOS	693	922	455	14
ThaiLin	2,212	—	—	—
ProMOS	—	—	14,057	443

	11,705	5,722	19,312	608

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Purchases of materials
AMCT	—	4,758	—	—
PlusMOS	—	522	—	—
MVI	—	12	637,089	20,072

	—	5,292	637,089	20,072

Manufacturing expenses:
Subcontracting expenses
SPIL	—	101,847	—	—
CHANTEK	2,719	230	—	—

	2,719	102,077	—	—

Operating expenses:
Management expenses
MVI	4,550	4,387	1,950	61
Mou-Fu	—	—	2,275	72

	4,550	4,387	4,225	133

Rental expenses
CHANTEK	—	7,699	—	—
MVI	2,811	2,586	2,218	70

	2,811	10,285	2,218	70

Other expenses
Jesper	—	4,260	4,136	130
ProMOS	—	—	1,027	32
MVI	—	—	148	5
PlusMOS	—	—	88	3

	—	4,260	5,399	170

Other revenue
DenMOS	—	2,647	—	—
CHANTEK	—	900	—	—
PlusMOS	—	27	41	1
ProMOS	—	—	507	16

	—	3,574	548	17

Fee for shareholders’ services
Sun Fund	—	2,700	—	—
Mou-Fu	—	—	4,051	128

	—	2,700	4,051	128

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
At the end of year

Short-term investments
Stock
MVI	242,416	242,416	7,638
ProMOS	105,015	104,173	3,282
Ultima	131,379	—	—
SPIL	—	32,925	1,037
Less: Allowance for loss on short-term investments	(193,511)	(226,793)	(7,145)

	285,299	152,721	4,812

Accounts receivable
ProMOS	959,561	1,303,250	41,060
Ultima	251,069	—	—
DenMOS	123,932	120,043	3,782
MVI	13,952	1,098	35
PlusMOS	5,530	—	—
CHANTEK	830	—	—
SPIL	315	—	—
Less: Allowances for doubtful receivables	(12,823)	(13,353)	(421)

	1,342,366	1,411,038	44,456

Other receivables
AMCT	28,279	—	—
ProMOS	11,271	5,344	169
CHANTEK	19,693	—	—
MVI	424	420	13
DenMOS	375	885	28
Prudent	216,000	—	—
Ultima	104	—	—
Less: Allowances for doubtful receivables	(9,971)	—	—

	266,175	6,649	210

Accounts payable
SPIL	4,634	—	—
MVI	694	—	—
CHANTEK	242	—	—

	5,570	—	—

Other payables
MVI	730	1,004	32
PlusMOS	142	—	—
CHANTEK	102	—	—
Sun Fund	45	—	—
Mou-Fu	—	1,829	57

	1,019	2,833	89

Payable to contractors and equipment suppliers
CHANTEK	714	—	—

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2003, ChipMOS Taiwan purchased from third-party bondholders NT$570 million worth of index bonds. MVI pledged approximately 52 million common shares of ProMOS as collateral for repayment of NT$290 million worth of these index bonds. In May 2004, ChipMOS Taiwan sold NT$110 million, NT$90 million and NT$80 million of the bonds to AMCT, Chantek International and PlusMOS, respectively. The interest revenue derived from these transactions amounted to NT$6,188 thousand. In June 2003, ChipMOS Taiwan sold all the 52 million common shares of ProMOS for approximately NT$426 million by exercising its right to sell such shares pledged as collateral for the repayment of NT$290 million worth of index bonds. On June 16, 2003, ChipMOS Taiwan retained approximately NT$300 million (principal amount of NT$290 million plus interest of NT$10 million) in satisfaction of the index bonds held, and returned the remaining amount to MVI as excess collateral realization.

In August and September, 2002, ChipMOS Taiwan entered into three inventory purchase agreements with MVI under which MVI was obligated to sell to ChipMOS Taiwan, and ChipMOS Taiwan was obligated to purchase wafers from MVI. Under these inventory purchase agreements, ChipMOS Taiwan paid MVI a total amount of NT$2,100 million in exchange for wafers. The purchases of wafers from MVI by ChipMOS Taiwan were subsequently cancelled and a total amount of NT$2,100 million was refunded to ChipMOS Taiwan by MVI and the inventory purchase agreements were terminated on September 26 and 30, 2002, respectively.

On August 10, 2000, ChipMOS Taiwan entered into a service agreement with MVI pursuant to which ChipMOS Taiwan is obligated to provide testing and assembly services to MVI (or its customers) whenever requested. This service agreement was amended on September 1, 2002 to change the terms of the storage services ChipMOS Taiwan provides to MVI.

In 2002, 2003 and 2004, 35%, 19% and 0.1%, respectively, of the Company’s sales were made to MVI. In the period from July to December 2003, MVI transferred its DRAM business to ProMOS. As a result, 19% and 28% of the Company’s 2003 and 2004 sales were made to ProMOS. Selling prices were determined based on hourly rates and machine hours incurred during the process of testing and assembling the semiconductors. The hourly rates were determined based on negotiations, which considered anticipated capacity requirements and commitments. Payments are made by remittance. The collection term for MVI and Ultima is 90 days after month end, ProMOS is 75 days after month end, while other related parties have normal collection terms of 60 days after month end. The selling price is the same as for other customers.

The payment terms for purchases from related parties are the same as those from other suppliers.

On October 11, 2002, ChipMOS Taiwan signed an agreement with Best Home for the construction of a central kitchen in Taiwan and paid NT$216,000 thousand as an advance to Best Home for the purpose of acquiring a suitable site. Best Home did not proceed in a timely manner and on December 17, 2003, the advance was assigned to Prudent, who agreed to pay NT$216,000 thousand back to ChipMOS Taiwan by June 30, 2004. On June 25, 2004, a supplementary agreement was signed with Prudent whereby the payment date was extended to September 30, 2004 and on September 24, 2004, another supplementary agreement was signed with Prudent for the extension of the payment date to December 30, 2004. Prudent also entered into a pledge agreement on the same day whereby the advance of NT$216,000 thousand has been secured by Prudent’s shareholding in ChipMOS Bermuda to the extent of 2,360,000 common shares in favour of ChipMOS Taiwan. ChipMOS Taiwan received full refund of the prepayment from Prudent on November 19, 2004.

In 2004, ChipMOS Taiwan purchased machinery from ProMOS at a cost of NT$46,284 thousand.

From time to time, SPIL provides assembly services to ChipMOS Taiwan. Often, SPIL renders these assembly services directly to customers through customer referrals from ChipMOS Taiwan. On January 1, 2001,

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ChipMOS Taiwan entered into a subcontracting agreement for a term of two years with SPIL, pursuant to which SPIL is obligated to provide assembly services to ChipMOS Taiwan. ChipMOS Taiwan is required to provide SPIL on a monthly basis with a rolling forecast for requested services for the following three months. The prices of these services are to be agreed upon from time to time taking into account the cost of the packaging of raw materials.

The Company consults its ROC counsel on certain related party transactions and obtains legal opinions, as appropriate, to ensure that such transactions do not violate relevant ROC legal provisions.

21.	RESTRICTED CASH AND CASH EQUIVALENTS

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Current:
Time deposits (maturing from January to February 2007)	282,378	87,041	2,742
Non-current:
Time deposits (matured from January to October 2005)	—	59,705	1,881

	282,378	146,746	4,623

Time deposits are pledged as collateral for the Company’s customs duties payable, letters of credit and research and development subsidy loans.

22.	NOTES TO THE CASH FLOW STATEMENT

(a) Major non-cash transaction

In 2003, the Company received a land use right from the government in the People’s Republic of China which had a value of NT$178,262 thousand.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) Acquisition of subsidiaries

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Net assets acquired:
Cash and bank balances	103,454	129,342	4,075
Restricted cash and cash equivalent	—	1,000	31
Short term investments	272,849	299,439	9,434
Notes receivable	6,084	38,364	1,209
Accounts receivable	238,928	319,648	10,071
Other receivables	1,207	15,237	480
Deferred income tax	15,103	—	—
Inventories	—	245,114	7,723
Prepayment and other assets	29,964	64,808	2,042
Longterm investment	59,336	46,231	1,457
Property, plant and equipment	1,718,442	1,999,717	63,003
Intangible assets	—	600	19
Refundable deposits	14	54,458	1,716
Other assets	—	1,294	41
Bank loans	(30,000)	(219,752)	(6,924)
Long-term loans	(120,250)	(759,302)	(23,923)
Capital lease payable	—	(13,933)	(439)
Convertible bonds	(551,505)	—	—
Notes payable	(30,571)	(2,479)	(78)
Accounts payable	—	(291,648)	(9,189)
Payable to contractor	(79,448)	(1,650)	(52)
Other payables	—	(650,000)	(20,479)
Income tax payable	—	(3)	—
Accrued and other liabilities	(60,376)	(105,791)	(3,333)
Accrued pension	—	(25,709)	(810)
Other non-current liabilities	—	(1,115)	(35)
Minority interest	(915,935)	(833,878)	(26,272)

	657,296	309,992	9,767

Goodwill on acquisition	—	5,450	172

	657,296	315,442	9,939

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Satisfied by:
Cash	—	67,533	2,128
Reclassification to interest in subsidiary	657,296	247,909	7,811

	657,296	315,442	9,939

An analysis of the net inflow of cash and cash equivalents in respect of the acquisition of subsidiary is as follows:

Cash and bank balances acquired	103,454	129,342	4,075
Less: cash consideration	—	(67,533)	(2,128)

	103,454	61,809	1,947

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.	SIGNIFICANT COMMITMENTS AND CONTINGENCIES

a.	As of December 31, 2004, ChipMOS Taiwan leased parcels of land from the Hsinchu and Tainan Science Park under several agreements expiring on various dates from 2008 to 2017, with renewal options.

The future minimum lease payments under the above-mentioned leases as of December 31, 2004 are as follows:

Year	Amount
	NT$	US$
	(in thousands)
2005	16,226	511
2006	16,226	511
2007	16,226	511
2008	16,226	511
2009	16,226	511
Thereafter	129,806	4,090

Total minimum lease payments	210,936	6,645

b.	As of December 31, 2004, ChipMOS Shanghai leased land and buildings under several agreements expiring from September 2005 to August 2052.

The future minimum lease payments under the above-mentioned leases as of December 31, 2004 are as follows:

Year	Amount
	NT$	US$
	(in thousands)
2005	6,876	217
2006	1,119	35
2007	1,119	35
2008	1,119	35
2009	1,119	35
Thereafter	47,726	1,504

Total minimum lease payments	59,078	1,861

c.	On April 20, 1999, ChipMOS Taiwan entered into a semiconductor packaging technology license agreement with TESSERA INC. Under this agreement, ChipMOS Taiwan agreed to pay a license fee of US$500 thousand and a royalty fee at a certain percentage of the net sales of certain products. ChipMOS Taiwan paid the total license fee of US$500 thousand (NT$15,888 thousand) in 1999 and amortized the amount over 5 years using the straight-line method. ChipMOS Taiwan also paid US$500 thousand (NT$16,708 thousand) in 2004 as the cumulative production and sales quantity of products bearing Tessera Compliant Chip packages did not meet the commitment schedule as set in the agreement.

d.

ChipMOS Taiwan acquired testing and assembly technology for tape carrier packages under a licensing agreement with Sharp Corporation. The term of the agreement is for five years beginning February 10, 2000. Sharp licensed to the company tape carrier package-related technology and intellectual property rights. The company in turn pays a royalty fee to Sharp ranging from 3% to 5% of the service fee paid

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the company by its customers minus the material cost incurred from providing tape carrier package-related services over the licensing agreement. Sharp has granted the company a grace period, which expired in September 2004. ChipMOS Taiwan has incurred royalty payment obligations of JPY22 million and JPY16 million for the years ended December 31, 2003 and 2004 to Sharp, which were paid in October 2004.

e.	The Company has unused letters of credit aggregating approximately US$3,270 thousand, Euro 28 thousand, JPY3,169,899 thousand and GBP9 thousand, as of December 31, 2004.

f.	In 2004, tax authorities have assessed and adjusted by way of increase the income taxes of ChipMOS Taiwan for 2000 by NT$30,526 thousand. The Company filed an appeal against the assessment.

g.	As of December 31, 2004, Modern Mind had a capital commitment in relation to capital contribution to ChipMOS Shanghai of US$167,500 thousand (NT$5,316,450 thousand), which is due on June 6, 2005. In October 2004, Modern Mind obtained approval from the Shanghai Foreign Investment Committee to extend the capital contribution due date for six months to December 6, 2005.

h.	As of December 31, 2004, ChipMOS Shanghai had capital commitment in relation to construction of factories, dormitories and purchase of plant and machinery in the amount of NT$74,327 thousand (US$2,342 thousand).

24.	POST BALANCE SHEET EVENTS

a.	On March 16, 2005, Modern Mind contributed US$10,000 thousand (NT$317,400 thousand) to ChipMOS Shanghai, reducing its capital commitment to US$157,500 thousand (NT$4,999,050 thousand).

b.	On March 21, 2005, Modern Mind obtained approval from the Shanghai Foreign Investment Committee to extend the capital contribution due date to December 2007.

c.	On April 1, 2005, ProMOS extended the duration of the long-term agreement with ChipMOS Taiwan from 2006 to 2009. Under the agreement, ChipMOS Taiwan reserves capacity for IC assembly and testing services for ProMOS and under which ProMOS commits to place orders in the amount of the reserved capacity until the end of 2009.

25.	DERIVATIVE FINANCIAL INSTRUMENTS

ChipMOS Taiwan has entered into forward exchange contracts and foreign currency options for the years ended December 31, 2002, 2003 and 2004 to hedge its exchange rate risk on foreign-currency assets or liabilities and anticipated transactions. Information on the derivative transactions is as follows:

a.	Forward exchange contracts

As of December 31, 2003 and 2004, there were no outstanding forward contracts.

Net exchange gains on forward exchange contracts were NT$0, NT$0 and NT$4,710 thousand for the years ended December 31, 2002, 2003 and 2004, respectively.

b.	European Option

ChipMOS Taiwan expects to receive U.S. dollars from its export sales and to pay Japanese yen for its importation of materials, machinery and equipment. It has entered into European-style foreign currency option contracts with banks to hedge exchange rate risks. As of December 31, 2004, ChipMOS Taiwan had no

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outstanding foreign currency option contracts. For the years ended December 31, 2002, 2003 and 2004, ChipMOS Taiwan realized premium income of NT$90 thousand, NT$0 thousand and NT$0 thousand, respectively.

c.	Interest Rate Risks

ChipMOS Taiwan has entered into interest rate swap agreements to manage interest rate risk by exchanging a fixed quanto stepping interest rate for a floating rate and keeps records when transactions are settled. The difference in interest rates is calculated quarterly and is credited or charged to the income in the current period. The benefit of interest rate swaps recognized as non-operating income in 2004 was NT$151 thousand.

As of December 31, 2004, ChipMOS Taiwan has the following interest rate swap agreements:

Derivatives	Notional Amount		Effective Date	Termination Date
IRS	NT$	500,000 thousand	July 28, 2004	July 30, 2007
IRS	NT$	300,000 thousand	October 13, 2004	October 15, 2007

d.	Transaction risks

1)	Credit risk. The banks with which the Company has entered into the above contracts are reputable and, therefore, the Company is not expected to be exposed to significant credit risks.

2)	Market risk and hedge strategy. The Company is exposed to market risks arising from changes in currency exchange rates due to U.S. dollar denominated accounts receivable, Yen denominated accounts payable and U.S. dollar denominated debt. In order to manage these exposures, the Company sometimes enters into forward contracts and option contracts.

3)	Liquidity and cash requirements. The cash flow requirements with respect to the Company’s forward contracts are limited to the periodic premium payments and the net differences of the contracted settlement rates. On the other hand, call/put options may not have to be exercised at all in cases where the strike price is higher/lower than the related market price at exercise dates.

d.	The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2003		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
	NT$	NT$	NT$	NT$	US$
	(in thousands)
Non-derivative financial instruments

Assets
Cash and cash equivalents	1,730,964	1,730,964	4,849,146	4,849,146	152,777
Restricted cash and cash equivalents	282,378	282,378	87,041	87,041	2,742
Short term investments	664,251	664,251	2,832,556	2,832,556	89,242
Notes receivable — Third parties	11,729	11,729	62,206	62,206	1,960
Accounts receivable:
Related parties	1,342,366	1,342,366	1,411,038	1,411,038	44,456
Third parties	1,290,660	1,290,660	1,926,109	1,926,109	60,684
Other receivables:
Related parties	266,175	266,175	6,649	6,649	210
Third parties	866,582	866,582	164,608	164,608	5,186
Long-term investments	640,512	852,674	642,351	642,351	20,238
Restricted cash and cash equivalents	—	—	59,705	59,705	1,881
Refundable deposits	13,724	13,724	16,273	16,273	513

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2003		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
	NT$	NT$	NT$	NT$	US$
	(in thousands)
Liabilities
Bank loans	1,566,773	1,566,773	800,593	800,593	25,224
Accounts payable:
Related parties	5,570	5,570	—	—	—
Third parties	339,801	339,801	607,806	607,806	19,150
Other payables:
Related parties	1,019	1,019	2,833	2,833	89
Third parties	263,823	263,823	324,654	324,654	10,228
Payables to contractors and equipment suppliers	344,561	344,561	440,024	440,024	13,863
Long-term bonds payable	1,200,000	1,008,970	4,206,380	3,984,169	125,525
Long-term loans (including current portion)	2,931,712	2,931,712	6,416,319	6,416,319	202,153
Capital lease payable (including current portion)	—	—	12,400	12,400	391
Guarantee deposits	933	933	1,124	1,124	35

Fair values of financial instruments were determined as follows:

1)	Short-term financial instruments — market values.

2)	Short-term investments — market values.

3)	Long-term investments — market value for listed companies and net equity value for the others.

4)	Refundable deposits and guarantee deposits — future values.

5)	Long-term liabilities — based on forecasted cash flows discounted at current interest rates of similar long-term liabilities. Bonds payable are discounted at present value, using an annual interest rate of 1.75%. Other long-term liabilities are their carrying values as they use floating interest rates.

The fair value of non-financial instruments was not included in the fair values disclosed above. Accordingly, the sum of the fair values of the financial instruments listed above does not equal the fair value of the Company.

26.	SEGMENT AND GEOGRAPHIC INFORMATION

The Company engages mainly in the research and development, manufacturing, assembly, testing and turnkey of semiconductors. In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosure About Segments of an Enterprise and Related Information”, the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews these segment results by Testing, Assembly, Testing and Assembly for LCD and other Flat-Panel Display Driver Semiconductors and Turnkey when making decisions about allocating resources and assessing performance of the Company. Due to the increasing importance of our LCD and other flat-panel display driver semiconductor services and the fact that those services include a combination of testing and assembly, commencing from 2003, we view LCD and other flat-panel display driver semiconductor services as a separate, distinct segment of our business. Financial segment information required by SFAS No. 131 is as follows:

a.	The Company provides semiconductor testing, assembly, turnkey services and LCD and other flat-panel display driver semiconductors services.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002
	Testing	Assembly	Turnkey	LCD	Segment Totals	Corporate & Other Assets	Consolidated Totals
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
	(in thousands)
Revenue from customers	2,331,057	1,415,196	1,787,838	991,774	6,525,865	—	6,525,865
Cost of revenues	2,684,654	1,394,291	1,766,985	865,776	6,711,706	—	6,711,706

Segment gross profit (loss)	(353,597)	20,905	20,853	125,998	(185,841)	—	(185,841)

Depreciation and amortization	2,055,221	443,718	—	310,239	2,809,178	11,335	2,820,513

Segment assets	5,724,785	2,035,886	—	2,209,521	9,970,192	7,983,519	17,953,711

Expenditure for segment assets	531,434	68,421	—	1,164,630	1,764,485	—	1,764,485

	2003
	Testing	Assembly	Turnkey	LCD	Segment Totals	Corporate & Other Assets	Consolidated Totals
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
	(in thousands)
Revenue from customers	3,155,845	2,728,932	1,458,264	1,683,490	9,026,531	—	9,026,531
Cost of revenues	2,709,473	2,184,549	1,410,231	1,155,322	7,459,575	—	7,459,575

Segment gross profit (loss)	446,372	544,383	48,033	528,168	1,566,956	—	1,566,956

Depreciation and amortization	1,895,775	333,068	—	451,710	2,680,553	34,406	2,714,959

Segment assets	7,501,242	2,427,030	—	2,150,940	12,079,212	7,394,149	19,473,361

Expenditure for segment assets	1,439,226	554,972	—	387,929	2,382,127	19,698	2,401,825

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004
	Testing	Assembly	Turnkey	LCD	Segment Totals	Corporate & Other Assets	Consolidated Totals
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in thousands)
Revenue from customers	6,021,603	5,790,844	473,588	2,749,776	15,035,811	—	15,035,811	473,718
Cost of revenues	3,793,499	4,817,792	466,676	1,779,542	10,857,509	—	10,857,509	342,076

Segment gross profit (loss)	2,228,104	973,052	6,912	970,234	4,178,302	—	4,178,302	131,642

Depreciation and amortization	2,463,661	432,076	—	602,900	3,498,637	38,200	3,536,837	111,431

Segment assets	12,553,449	4,905,247	—	3,493,695	20,952,391	10,218,051	31,170,442	982,056

Expenditure for segment assets	5,058,814	1,214,331	—	1,907,084	8,180,229	6,917	8,187,146	257,944

In providing turnkey services, the Company purchases fabricated wafers and sells tested and assembled semiconductors. The process of conducting testing and assembly of fabricated wafers is at a very limited level, which only uses a very small portion of the Company’s facility capacity. Therefore, the Company has allocated no specific assets to the turnkey segment and accordingly, no related depreciation and amortization have been allocated.

The corporate and other assets consist of the total current assets, long-term investments, property and equipment located in the U.S. and Japan, long-term restricted cash equivalents, intangible assets of bond issuance costs, employee dormitory building and refundable deposits.

b.	Net revenue:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Area
ROC	5,755,406	7,538,381	12,153,303	382,902
U.S.	204,067	495,803	1,686,641	53,139
Japan	169,299	414,422	541,747	17,068
Others	397,093	577,925	654,120	20,609

	6,525,865	9,026,531	15,035,811	473,718

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c.	Net sales to customers representing at least 10% of net total sales:

	Year Ended December 31,
	2002		2003		2004
	Amount	%	Amount	%	Amount	%	Amount
	NT$		NT$		NT$		US$
	(in thousands)
Customer

ProMOS	—	—	1,748,326	19	4,231,658	28	133,322
MVI	2,285,348	35	1,680,986	19	14,273	0.1	450
Ultima	1,218,265	19	1,126,689	12	453,698	3	14,294
Powerchip	2,474	—	358,350	4	1,721,993	11	54,253

27.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the Republic of China (“ROC GAAP”), which differ in the following respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”):

a.	Bonuses to employees, directors and supervisors

According to ROC regulations and the Articles of Incorporation of ChipMOS Taiwan, a portion of distributable earnings should be appropriated as bonuses to employees and remuneration to directors and supervisors of ChipMOS Taiwan. The remuneration to directors and supervisors is paid in cash, while bonuses to employees may be granted in cash or stock or both. ChipMOS Bermuda’s portion of these appropriations is charged to earnings of ChipMOS Bermuda under ROC GAAP based on the amount to be paid as provided by ChipMOS Taiwan’s Articles of Incorporation and is presented as a separate line item below minority interest in the accompanying consolidated statements of operations. No bonuses were paid to employees, directors and supervisors for the three years in the period ended December 31, 2004.

Under U.S. GAAP, such bonuses and remuneration are also charged to income currently and included in operating expenses as compensation expenses. Since the amount and form of such bonuses and remuneration are not finally determinable until approved by the shareholders, the total amount of such bonuses and remuneration are initially accrued based on the amount to be paid as provided by ChipMOS Taiwan’s Articles of Incorporation. The percentage to be paid in stock is determined at the next shareholders’ meeting in the following year. The number of shares to be issued is determined by dividing the amount to be paid in stock by the par value of the shares. Any differences between the initially accrued amount (the cash portion plus the par value of the shares) and the fair market value of the bonuses settled (the cash portion plus the fair value of the shares) is recognized in the year of approval by the shareholders.

b.	Marketable securities

Under ROC GAAP, marketable equity securities are carried at the lower of aggregate cost or market value, and debt securities at cost, with only unrealized losses recognized when losses are irrecoverable. Under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, debt and equity securities that have readily determinable fair values are to be classified as either trading, available-for-sale or held-to-maturity securities. Debt securities that the Company has the positive intent and ability to hold-to-maturity are classified

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and traded for short-term profit are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity; however, unrealized losses relating to declines in fair value deemed to be other than temporary are recorded in earnings. The adjustment below relates to the Company’s equity securities that are classified as trading and available-for-sale securities under U.S. GAAP.

c.	Long-term investments

Under both ROC and U.S. GAAP, investments in shares of companies wherein the Company owns over 20% but not more than 50% of the outstanding common stock and exercises significant influence over operating and financial policies of the investee companies are generally accounted for under the equity method. However, there are differences in applying equity accounting under ROC GAAP and U.S. GAAP. The Company’s proportionate share of the income (loss) from an equity investee may differ if the equity investee’s net income (loss) under ROC GAAP differs from that under U.S. GAAP. The differences between ROC GAAP and U.S. GAAP for the equity investees are nominal and thus do not appear in the reconciliations below.

Under the equity method, the Company’s proportionate share of the income (loss) of the investee is generally recognized in the year the income (loss) is earned. However, under ROC GAAP, if audited financial statements of an investee are not available for the Company to apply the equity method due to time constraints and such equity interests are below a certain materiality threshold, the Company is permitted to delay the recognition of income (loss) until the subsequent year. Under U.S. GAAP, there are no provisions that allow the investor company to delay recognition of its equity in the investee’s income or loss. The US GAAP adjustment represents the current period’s proportionate share of loss of long-term investment.

d.	Technologies transferred in payment of capital stock

As discussed in Note 11, MVI and SPIL contributed, as payment for their subscription in the shares of stock of ChipMOS Taiwan, technologies relating to the testing and assembly of semiconductors at an agreed value of NT$750,000 thousand. Under ROC GAAP, such technology transfers in payment of capital stock are recorded as an intangible asset, and amortized by systematic charges to income over the periods estimated to be benefited. As permitted under ROC GAAP, the Company uses a 5-year amortization period. Under U.S. GAAP, the technology contribution cannot be recognized due to the unavailability of a fair value for the technologies. Therefore, the carrying value of the technologies has been adjusted to zero under U.S. GAAP.

e.	Start-up costs

ROC GAAP requires start-up costs to be deferred and amortized in a systematic manner over its estimated useful beneficial life. Start-up costs include all costs incurred prior to production readiness. On the other hand, U.S. GAAP primarily requires that start-up costs be expensed as incurred.

f.	Depreciation of fixed assets and employee dormitory building

Under ROC GAAP, the estimated life of a building can be as long as 55 years based on the ROC Internal Revenue Code. For U.S. GAAP purposes, building lives are estimated to be 25 years.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

g.	Transfer of building and facilities from MVI

The Company purchased building and facilities from MVI in 1997. The costs of assets purchased from MVI were based on MVI’s book value of such building and facilities on a specified cut-off date plus an additional payment of NT$173,174 thousand representing compensation to MVI. This additional payment of NT$173,174 thousand was capitalized by the Company as allowed under ROC GAAP. Under U.S. GAAP, assets acquired are recorded at amounts that do not exceed their fair values. Also, generally under U.S. GAAP, the transferee should evaluate the assets transferred from related parties with significant influence at the predecessor’s basis. Therefore, the transfer of assets from MVI was recorded at MVI’s predecessor cost basis and NT$173,174 thousand was deducted from the capital surplus and building and facilities for the purposes of U.S. GAAP.

h.	Inventory

As discussed in paragraphs e. f. and g., the amortization of start-up costs, the depreciation of fixed assets and employee dormitory building, and depreciation on the assets transferred from MVI were reconciled for U.S. GAAP purposes. Some of such expenses were recorded in the manufacturing expenses and therefore affect ending inventory balances under U.S. GAAP.

i.	Capital surplus

Under ROC GAAP, the following items are treated as capital surplus: (a) premium on issuance of common stock and (b) gain, net of applicable income tax, on disposal of properties. Under U.S. GAAP, item (a) is the same as in ROC GAAP; and item (b) is recorded as part of net income, which is then included as a component of retained earnings. However, starting in 2001, the treatment of item (b) under ROC GAAP has become the same as that under U.S. GAAP.

j.	Impairment of long-lived assets

Under U.S. GAAP, impairment losses for assets to be held and used are recorded in current period earnings and create a new cost basis for related assets going forward, and cannot be reversed subsequently. Under U.S. GAAP, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed by comparing undiscounted net cash flows of the assets to the net book value of the assets. If the recoverability test indicates that impairment has occurred, the impairment loss is the amount of the asset’s net book value in excess of the related fair value. Under ROC GAAP, there is no requirement to provide for impairment of long-lived assets. Based on an assessment by the Company, impairment losses have been recognized for 2004.

k.	Derivative financial instruments

Under ROC GAAP, there are no specific rules related to accounting for derivative financial instruments, nor any criteria for hedge accounting. Therefore, companies have the flexibility in choosing when to recognize derivative financial instruments and when to follow hedge accounting versus fair value accounting for such instruments. U.S. GAAP has restrictive rules on hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities”. SFAS No. 133 and SFAS No. 138 are effective for fiscal years beginning after June 15, 2000, and establish accounting and reporting standards for all derivative financial instruments. The Company adopted those statements on January 1, 2001. The adoption of SFAS No. 133 and SFAS No. 138 had

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

no material impact on the Company’s financial statements. Under U.S. GAAP, the Company did not apply hedge accounting and derivatives have historically been, and continue to be, recorded on the balance sheets at fair value, with the changes in fair values recorded through current period earnings. In addition, the Company has no embedded derivatives from January 1 to December 31, 2004. The reconciling adjustments for all periods presented reflect those reconciliations from hedge accounting under ROC GAAP to non-hedge accounting under U.S. GAAP.

l.	Employee share purchase

The Company has elected to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) when new shares are issued to employees, which measures compensation expenses based on the difference, if any, between the quoted market price of the common stock and the exercise price on the date of issuance. In 2000, the total compensation expense of NT$25,900 thousand was recognized in full immediately, representing the excess of the quoted market price over the amounts paid by employees on the date the shares were purchased.

m.	Earnings per share (EPS)

In calculating the weighted average number of shares outstanding for EPS purposes under ROC GAAP, employee bonus shares have been treated as outstanding for all periods in a manner similar to a stock split or stock dividend. Under U.S. GAAP, employee bonus shares have been considered separately from the stock dividend or split and have been treated as outstanding from the date of shareholder approval.

n.	Interest capitalization

Under ROC GAAP, interest on borrowings during construction conceptually should be capitalized in the assets that are constructed or produced for a company’s own use. However, if equity capital is raised during a year, no capitalization interest is recorded for the amount of property acquired up to the equity capital raised in that year. Under U.S. GAAP, SFAS No. 34 “Capitalization of Interest Cost” interest is generally capitalized on assets until they are available and ready for use.

o.	Goodwill

Under ROC GAAP, goodwill arises as the difference between acquisition cost and the equity of the subsidiary and is amortized over a five-year period, whereas under US GAAP such goodwill is not amortized, but is subject to impairment tests.

p.	Pension expenses

SFAS No. 87, “Accounting for Pensions”, and SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, were effective no later than the beginning of the first period for which a U.S. GAAP reconciliation is required for foreign issuers. A portion of the unrecognized net transition obligation on the adoption date is to be allocated directly to equity. The Company adopted SFAS No. 87 and SFAS No. 88 in 1997 and 2002, respectively. ROC SFAS No. 18, which is similar in many respects to SFAS No. 87 and SFAS No. 88, became effective in 1996. However, the treatment of certain expenses that comply with ROC SFAS No. 18 is different from SFAS No. 87 and SFAS No. 88.

q.	Allowance for loss on inventories

ROC GAAP does not specify the classification of allowance for loss on inventories, therefore the recovery of allowance for loss on inventories of NT$67,002 thousand (US$2,111 thousand) has been classified under non-

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating income. Under U.S. GAAP, the allowance for loss on inventories should be classified in the income statement as a component of cost of revenue.

The following reconciles net income (loss) and shareholders’ equity under ROC GAAP as reported in the accompanying consolidated financial statements to net income(loss) and shareholders’ equity amounts determined under U.S. GAAP, giving effect to adjustments for the differences listed above.

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Net income (loss)

Net income (loss) based on ROC GAAP	(970,285)	482,385	1,675,882	52,800
Adjustments:
Amortization of technology transfers in payment of capital stock	95,833	18,334	—	—
Amortization of start-up costs	14,699	14,796	9,916	312
Depreciation of property, plant and equipment and employee dormitory building	(14,270)	(26,605)	(14,444)	(455)
Transfer of building and facilities from MVI	15,634	2,104	1,299	41
Marketable securities - trading	(31,139)	1,916	10,567	333
Interest capitalization	43,329	3,411	(3,130)	(99)
Depreciation of interest capitalization	(4,254)	(6,009)	(5,728)	(180)
Effect of U.S. GAAP adjustments on income taxes	(38,217)	(3,825)	—	—
Minority interests	(24,709)	(1,223)	(6,508)	(205)
Equity accounting for long-term investment	—	—	(2,362)	(74)

Net increase (decrease) in net income (loss)	56,906	2,899	(10,390)	(327)

Net income (loss) based on U.S. GAAP	(913,379)	485,284	1,665,492	52,473

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands, except earnings (loss) per share)
Earnings (loss) per share – basic	(15.52)	8.24	26.38	0.83

Earnings (loss) per share – diluted	(15.52)	8.17	26.22	0.83

Number of weighted average shares outstanding - basic	58,835	58,908	63,141	63,141

Number of weighted average shares outstanding - diluted	58,835	59,429	63,517	63,517

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Shareholders’ equity

Shareholders’ equity based on ROC GAAP Adjustments:	6,713,348	7,248,238	10,160,619	320,120

Technology transfer in payment of capital stock
Original cost	(750,000)	(750,000)	(750,000)	(23,629)
Accumulated amortization of technology transfer in payment of capital stocks	731,666	750,000	750,000	23,629
Start-up costs
Original cost	(86,523)	(73,329)	(61,124)	(1,926)
Accumulated amortization of start-up costs	51,998	53,554	51,193	1,613
Net effect on inventories	(252)	(206)	(134)	(4)
Depreciation of fixed assets and employee dormitory building
Depreciation of fixed assets and employee dormitory building	(57,032)	(96,263)	(85,648)	(2,698)
Net effect on inventories	251	252	217	7
Transfer of building and facilities from MVI
Original cost	(173,174)	(173,174)	(173,174)	(5,456)
Depreciation and gain on disposal of building and facilities from MVI	164,952	166,789	168,076	5,295
Net effect on inventories	(301)	(34)	(22)	(1)
Unrealized holding gain on available-for-sale securities	79,277	—	—	—

Pension expenses	(1,898)	(1,898)	(1,898)	(60)
Marketable securities - trading	(5,492)	(3,576)	6,991	220
Long-term investments	—	(12,507)	(5,562)	(175)
Interest capitalization	118,757	122,168	118,757	3,742
Depreciation of interest capitalization	(6,455)	(12,464)	(42,935)	(1,353)
Effect of U.S. GAAP adjustments on income taxes	1,528	(2,297)	(2,297)	(72)

Minority interests	(20,465)	6,073	(435)	(14)

Net increase (decrease) in shareholders’ equity	46,837	(26,912)	(27,995)	(882)

Shareholders’ equity based on U.S. GAAP	6,760,185	7,221,326	10,132,624	319,238

Changes in shareholders’ equity based on U.S. GAAP

Balance, beginning of the year	7,641,024	6,760,185	7,221,326	227,515
Issuance of capital	63,237	—	1,154,444	36,372
Issuance of option warrants	25,156	18,903	19,673	620
Exercise of option warrants	—	56,815	90,414	2,849
Reversal of unrealized loss (gain) on available-for-sale securities	(107,073)	(76,502)	12,507	394
Unrealized gain (loss) on available-for-sale Securities	55,763	—	—	—
Cumulative translation adjustments	(34)	(31,388)	(164,684)	(5,189)
Net income/(loss) for the year	(913,379)	485,284	1,665,492	52,473
Adjustment of equity method for long-term Investment	(3,907)	8,029	133,452	4,204
Adjustment arising from changes in ownership percentage in subsidiaries	(602)	—	—	—

Balance, end of the year	6,760,185	7,221,326	10,132,624	319,238

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the significant balance sheet accounts to the approximate amounts determined under U.S. GAAP is as follows:

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Current assets

As reported	7,479,717	12,707,711	400,368
U.S. GAAP adjustments
Marketable securities - trading	(3,576)	6,991	220
Effect of inventory adjustments:
Start-up costs	(206)	(134)	(4)
Depreciation of fixed assets and employee dormitory building	252	217	7
Transfer of building and facilities from MVI	(34)	(22)	(1)

As adjusted	7,476,153	12,714,763	400,590

Long-term investments

As reported	640,512	642,351	20,238
U.S. GAAP adjustments
Long-term investments	(15,412)	(5,562)	(175)

As adjusted	625,100	636,789	20,063

Property, plant and equipment - net

As reported	11,086,830	17,426,618	549,043
U.S. GAAP adjustments
Start-up costs	(19,775)	(9,931)	(313)
Depreciation of fixed assets	(87,993)	(75,747)	(2,386)
Transfer of building and facilities from MVI	(6,385)	(5,098)	(161)
Interest capitalization	109,704	75,822	2,389

As adjusted	11,082,381	17,411,664	548,572

Other assets

As reported	233,425	449,338	14,157
U.S. GAAP adjustments
Depreciation of employee dormitory building	(8,773)	(9,901)	(312)

As adjusted	224,652	439,437	13,845

Other liabilities

As reported	599,543	768,468	24,211
U.S. GAAP adjustments
Pension expense	1,898	1,898	60
Effect of U.S. GAAP adjustments on income taxes	2,297	2,297	72

As adjusted	603,738	772,663	24,343

Minority interests

As reported	4,427,971	7,092,498	223,456
U.S. GAAP adjustments
Shareholders’ equity	(9,481)	435	14

As adjusted	4,418,490	7,092,933	223,470

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the adjustments presented above, the approximate amounts of total assets under U.S. GAAP were NT$19,633,489 thousand and NT$31,521,702 thousand as of December 31, 2003, and 2004, respectively.

The following U.S. GAAP condensed statements of operation for the years ended December 31, 2002, 2003 and 2004 have been derived from the audited financial statements and reflect the adjustments presented above. Certain accounts have been reclassified to conform to U.S. GAAP. Reversal of allowance for doubtful receivables, gain (loss) on disposal of property, plant and equipment and loss on lease rescission are included as operating expenses.

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Net revenue	6,525,865	9,026,531	15,035,811	473,718
Cost of revenue	6,700,265	7,472,279	10,792,445	340,027

Gross profit (loss)	(174,400)	1,554,252	4,243,366	133,691
Operating expenses	497,960	787,664	1,283,895	40,450

Income (loss) from operations	(672,360)	766,588	2,959,471	93,241
Non-operating income (expenses) — net	(467,114)	(69,089)	(459,011)	(14,462)

Income (loss) before income tax	(1,139,474)	697,499	2,500,460	78,779

Net income (loss)	(913,379)	485,284	1,665,492	52,473

28.	ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

a.	Recent accounting pronouncements

The Company is required by SEC Staff Accounting Bulletin No. 74 to make certain disclosures about the effect that recently issued accounting standards will have on the financial statements adopted for future periods.

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. The statement requires, among other provisions, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element is required to be expensed using a systematic and rational method over its useful life. SFAS No. 143 has been adopted by the Company on January 1, 2003 and has not had a material impact on the accompanying consolidated financial statements.

In July 2002 the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring).” SFAS No. 146 is applied prospectively to exit or disposal activities after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003 which has not had a material impact on the accompanying consolidated financial statements.

In January 2003, FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 clarifies when a company should consolidate in its financial

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements the assets, liabilities and activities of a variable interest entity. FIN 46 provides general guidance as to the definition of a variable interest entity and requires a variable interest entity to be consolidated if a company absorbs the majority of the variable interest entity’s expected losses, or is entitled to receive a majority of the variable interest entity’s residual returns, or both. In December 2003, FASB issued a revised Interpretation of FIN 46 (FIN 46-R), which supersedes FIN 46 and clarifies and expands current accounting guidance for variable interest entities. FIN 46 and FIN 46-R are effective immediately for all variable interest entities created after January 31, 2003, and for variable interest entities created prior to February 1, 2003, no later than the end of the first reporting period after March 15, 2004. The adoption of FIN 46-R did not have a material impact on the accompanying consolidated financial statements.

In April 2003, FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company’s financial reporting and disclosures.

In May 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We have evaluated SFAS No. 150 and determined that it does not have an impact on our financial reporting and disclosures.

In December 2003, FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. This Statement revises employers’ disclosures about pension plans and other postretirement benefits plans. This Statement requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. This Statement also requires new disclosures for interim periods beginning after December 15, 2003. The Statement was effective for fiscal years ending after December 15, 2003. The Company adopted this Statement for the year ended December 31, 2003. (Refer to Note d, pension plans).

In December 2003, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition”, which supersedes SAB 101, “Revenue Recognition in Financial Statements”. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements and revises the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” that have been codified in Topic 13. SAB 104 was effective immediately and did not have a material impact on the Company’s financial reporting and disclosures.

In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This Statement eliminates SFAS No. 4 and, thus, the exception to applying

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting Principles Board (APB) Opinion No. 30 to all gains and losses related to extinguishments of debt. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items. The adoption of SFAS 145 did not have a material impact on the accompanying consolidated financial statements.

This FASB has issued SFAS No. 147, “Acquisitions of Certain Financial Institutions”, which is effective for certain transactions arising on or after October 1, 2002. SFAS No. 147 will have no impact on the Company.

The FASB has issued SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosures”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure requirements of SFAS No. 148. The Company currently accounts for stock-based employee compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, the alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation mandated by SFAS No. 148 are not applicable to the Company.

FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”, was issued in November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has made the disclosures required by FIN 45.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (SFAS 123R). Under previous practice, the reporting entity could account for share-based payment under the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and disclose share-based compensation as if accounted for under the provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123). Under the provisions of SFAS No. 123R, a public entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award. The Company expects to adopt SFAS No. 123R, effective with year ending December 31, 2005. Adoption of the standard is currently expected to reduce future earnings by an amount consistent with the reductions shown in the disclosures in Note 28 h. below provided under the provisions of SFAS No. 123. Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking over the expected term of the award. As a result, the actual impact of adoption on future earnings could differ materially from our current estimates.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b.	Marketable securities

On December 31, 2003 and 2004, certain investments carried at cost under ROC GAAP were revalued for purposes of U.S. GAAP presentation:

	(ROC GAAP) Carrying Value		(U.S. GAAP) Fair Value
	2003	2004	2003	2004
	NT$	NT$	NT$	NT$	US$
	(in thousands)
Investment in trading securities (Note 4)	664,251	2,832,556	660,675	2,839,547	89,463

Long-term investments — available-for-sale securities (Note 9)	—	1,587	—	1,593	50

The Company uses the weighted-average cost method for trading securities and available-for-sale securities when determining the cost basis.

The following table shows the gross unrealized losses and fair value of short-term investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

	December 31, 2004
	Less than 12 months				12 months or greater
	Fair value		Unrealized losses/(gains)		Fair value		Unrealized losses/(gains)
	NT$	US$	NT$	US$	NT$	US$	NT$	US$
	(in thousands)
Stock	228,013	7,184	24,165	761	19,449	613	222,967	7,025
Open-ended funds	2,592,085	81,666	(4,215)	(132)	—	—	—	—

	2,820,098	88,850	19,950	629	19,449	613	222,967	7,025

c.	Income tax expense (benefit)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Income tax current payable	4,271	1,309	86	3
Deferred income tax	116,899	(29,854)	(139,135)	(4,383)
Adjustment of prior years’ income taxes	14,963	3,364	(2,755)	(87)

Income tax expense (benefit)	136,133	(25,181)	(141,804)	(4,467)

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation between the income tax calculated on pre-tax financial statement income based on the statutory tax rate and the income tax expense (benefit) which conforms to U.S. GAAP as follows:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Tax on pretax income at 0%	—	—	—	—

Tax on pretax income at applicable statutory rates	(263,771)	196,833	677,744	21,353
Other tax & assessed additional income tax	4,217	1,309	86	3
Tax paid by subsidiaries	54	90	—	—
Tax effects of:
Tax-exempt income	(3,149)	(1,469)	(174,756)	(5,506)
Permanent differences
Non-taxable gain on sales of investment	2,820	(22,571)	14,057	443
Non-deductible investment losses	65,902	6,613	(24,501)	(772)
Others	7,337	—	(52,950)	(1,668)
Tax credits — utilized	—	(187,700)	(355,923)	(11,214)
— deferred	119,312	44,082	(82,277)	(2,592)
Valuation allowance	181,393	(65,772)	(461,529)	(14,541)
Effect of increase in tax rate on deferred taxes	—	—	—	—
Loss carry forward	7,055	40	321,000	10,114
Adjustment of prior year’s income tax	14,963	3,364	(2,755)	(87)

Income tax expense (benefit)	136,133	(25,181)	(141,804)	(4,467)

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of net deferred income tax assets (liabilities) were as follows:

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Deferred income tax assets
Current
Unrealized foreign exchange loss	8,599	16,600	523
Unearned interest income	16,666	—	—
Pre-operating expenses	12,911	602	19
Excess of tax depreciation over book depreciation	—	571	18
Loss carry forward	68,800	506,267	15,950
Tax credits	143,905	241,141	7,597
Loss of market price decline and obsolescence and slow-moving inventories	6,385	27,768	875
Unrealized loss on sale allowances	10,387	9,455	298
Others	18,408	74,416	2,345

	286,061	876,820	27,625
Valuation allowance	(19,112)	(286,344)	(9,022)

	266,949	590,476	18,603

Non-current
Tax credits	647,607	763,336	24,050
Loss carry forward	864,317	756,420	23,832
Building	1,605	1,605	51
Start-up costs	4,995	4,995	157
Others	3,108	191,370	6,030

	1,521,632	1,717,726	54,120
Valuation allowances	(1,425,566)	(1,651,163)	(52,022)

	96,066	66,563	2,098

Deferred income tax liabilities
Non-current
Depreciation differences	(572,260)	(550,233)	(17,336)
Interest capitalization	(26,644)	(26,644)	(839)

	(598,904)	(576,877)	(18,175)

	(235,889)	80,162	2,526

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d.	Pension plans

In accordance with SFAS No. 132 - Revised, “Employers’ Disclosures about Pensions and Other Post-retirement Benefits”, pension information is disclosed below:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Components of net periodic benefit cost
Service cost	21,323	36,130	56,065	1,766
Interest cost	3,529	5,039	8,038	253
Project return on plan assets	(2,802)	(2,990)	(5,304)	(167)
Net amortization and deferral:
Unrecognized net transition obligation	28	53	(143)	(5)
Curtailment gain	—	662	655	21

Net periodic benefit cost	22,078	38,894	59,311	1,868

Changes in benefit obligation
Benefit obligation at beginning of year	70,572	122,148	187,657	5,912
Acquisition of subsidiary	—	—	46,147	1,454
Service cost	21,323	36,130	51,970	1,637
Interest cost	3,529	5,039	7,599	239
Actuarial loss	26,724	24,340	20,751	655

Benefit obligation at end of year	122,148	187,657	314,124	9,897

Changes in plan assets
Fair value of plan assets at beginning of year	49,610	66,005	98,063	3,089
Acquisition of subsidiary	—	10,235	42,330	1,334
Actual return on plan assets	1,306	1,168	1,796	57
Employer contribution	15,089	20,655	32,160	1,013

	66,005	98,063	174,349	5,493

Funds status	(56,143)	(89,594)	(139,775)	(4,404)
Unrecognized actuarial loss	28,043	31,335	35,203	1,109

Net amount recognized (recognized as accrued pension cost)	(28,100)	(58,259)	(104,572)	(3,295)

Actuarial assumptions

Discount rate	3.50%	3.25%	3.25%	3.25%
Rate of compensation increase	3.50%	3.25%	3.25%	3.25%
Expected return on plan assets	3.50%	3.25%	3.25%	3.25%

The accumulated benefit obligation for all defined benefit pension plans was NT$93,016 thousand and NT$170,209 thousand at December 31, 2003 and 2004, respectively.

There were no pension plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2003 and 2004.

The plan assets are all invested in the Central Trust of China.

ChipMOS Taiwan, ThaiLin, CHANTEK and ChipMOS Logic anticipate contributing NT$33,164 thousand to its pension plans during 2005.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has no other post-retirement or post-employment benefit plans.

e.	Statements of cash flows

ROC SFAS No. 17, “Statement of Cash Flows” has been applied. Its objectives and principles are similar to those set out in SFAS No. 95, “Statement of Cash Flows”. The principal differences between the standards relate to classification. Cash flows from changes in short-term investments, refundable deposits, other assets and guarantee deposits and bonus to directors and supervisors are included as operating activities under SFAS No. 95. Summarized cash flow data by operating, investing and financing activities in accordance with SFAS No. 95 are as follows:

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Net cash inflow (outflow) from:
Operating activities	1,558,536	1,917,388	7,636,771	240,604
Investing activities	(3,387,689)	(1,399,536)	(10,048,513)	(316,588)
Financing activities	3,135,700	(1,844,776)	5,694,608	179,414

	1,306,547	(1,326,924)	3,282,866	103,430
Effect of changes in foreign exchange Rate	—	(31,388)	(164,684)	(5,189)
Cash and cash equivalents at the beginning of year	1,782,729	3,089,276	1,730,964	54,536

Cash and cash equivalents at the end of year	3,089,276	1,730,964	4,849,146	152,777

f.	Statements of comprehensive income (loss)

	Year Ended December 31,
	2002	2003	2004
	NT$	NT$	NT$	US$
	(in thousands)
Net income (loss) based on U.S. GAAP	(913,379)	485,284	1,665,492	52,473
Other comprehensive income (loss):
Reversal of unrealized (gain) loss on available-for-sale security	(107,073)	—	—	—
Unrealized gain (loss) on available-for-sale security	55,763	—	—	—
Realized gain due to change to short term investment	—	(55,763)	—	—
Translation adjustment	(34)	(31,388)	(164,684)	(5,189)

Comprehensive income (loss)	(964,723)	398,133	1,500,808	47,284

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components in other comprehensive income (loss) refer to investments in Ultima. Under ROC laws, those losses and gains are not subject to income tax. Therefore, no tax expense or benefit are allocated to such investments.

g.	Statements of accumulated comprehensive income (loss)

	Unrealized Gain (Loss) on Long-Term Investments	Translation Adjustment	Accumulated Other Comprehensive Income (loss)
	NT$	NT$	NT$
	(in thousands)
Balance, as of December 31, 2002	55,763	(512)	55,251
Addition in 2003	(55,763)	(31,388)	(87,151)

Balance, as of December 31, 2003	—	(31,900)	(31,900)
Addition in 2004	—	(164,684)	(164,684)

Balance, as of December 31, 2004	—	(196,584)	(196,584)

h.	Shareholders’ equity

Employee stock-based compensation has been accounted for under the intrinsic value based method as prescribed by Accounting Principles Board APB Opinion No. 25. The disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” has been applied to employee stock-based compensation.

The Company has in place a Share Option Plan (2002 Plan). Under the terms of the plan, the exercise price set on the grant of share options may not be less than the par value of a Company Share on the date of grant of such option. As at December 31, 2004, the number of shares that may be issued under the plan is 9,000,000 shares and may consist in whole or part of authorized but unissued shares of the Company which are not reserved for any other purpose. No consideration is payable for the grant of an option.

Under the plan, options may be granted to all directors, officers, employees and consultants of the Company and its affiliates. Options are exercisable for a maximum of ten years from the date on which such option is granted and five years from the date on which such option is granted if the holder of the option owns more than 10% of the combined voting power of the Company at the time the option is granted.

The following summarizes the share option transactions relating to the share option plan:

	Shares (in thousand)	Weighted average exercise price US$
Options outstanding at December 31, 2002	2,601	4.0375
Granted	3,465	1.0098
Exercised	(427)	3.2910
Forfeited	(335)	3.4070
Options outstanding at December 31, 2003	5,304	2.1597
Granted	2,810	5.2667
Exercised	(1,021)	4.2551
Forfeited	(310)	2.1321
Options outstanding at December 31, 2004	6,783	3.3550

Options exercisable at December 31, 2003	793	1.8148
Options exercisable at December 31, 2004	1,170	2.0656

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted average fair value of options granted under the plan in the years ended December 31, 2004 and 2003 was US$2.981 and US$1.754, respectively.

The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions.

	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
020403ESOP	4.75%	5 years	114.91%	0%
030613ESOP	4.75%	3 years	148.73%	0%
031001ESOP	4.75%	3 years	118.07%	0%
031103ESOP	4.75%	3 years	120.72%	0%
040430ESOPA	1.75%	3 years	123.07%	0%
040430ESOPB	1.75%	3 years	123.07%	0%
040813ESOP	1.75%	3 years	112.40%	0%

In 2003 and 2004 the Company has recorded compensation expense of NT$27,985 thousand and NT$36,383 thousand, respectively, in connection with share options issued in 2004 and 2003. Had the fair value method recommended in SFAS 123, the Company’s net income and earning per share would have been reduced to the following proforma amounts in 2003 and 2004:

	December 31,
	2003	2004
	NT$	NT$	US$
	(in thousands)
Net income based on US GAAP	485,284	1,665,492	52,473

Add: Compensation expenses as reported	27,985	36,383	1,146
Less: Compensation expenses determined under fair value based method	(137,388)	(373,456)	(11,766)

Adjusted net income, fair value based method	375,881	1,328,419	41,853

Basic earnings per share
As reported	8.24	26.38	0.83

SFAS 123 adjusted	6.38	21.04	0.66

Diluted earnings per share
As reported	8.17	26.22	0.83

SFAS 123 adjusted	6.32	20.91	0.66

[THIS PAGE INTENTIONALLY LEFT BLANK]

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

December 31, 2004 and September 30, 2005 (Notes 1 and 10)

(In Thousands of New Taiwan and U.S. Dollars, Except Par Value)

	(Audited) December 31,	September 30,
	2004	2005
	NT$	NT$	US$
			(Note 3)
ASSETS
CURRENT ASSETS
Cash	4,849,146	5,320,243	160,345
Restricted cash and cash equivalents	87,041	176,726	5,326
Short-term investments — net (Note 4)	2,832,556	452,349	13,633
Notes receivable — third parties	62,206	48,587	1,464
Accounts receivable — net of allowance for doubtful receivables and sales return allowances
Related parties (Note 11)	1,411,038	1,414,435	42,629
Third parties	1,926,109	2,432,858	73,323
Other receivables — net of allowance for doubtful receivables and sales return allowances
Related parties (Note 11)	6,649	6,800	205
Third parties	164,608	107,413	3,237
Inventories — net (Note 5)	660,951	524,621	15,812
Deferred income tax — net	590,476	255,132	7,689
Prepaid expenses and other current assets	116,931	111,126	3,349

Total Current Assets	12,707,711	10,850,290	327,012

LONG-TERM INVESTMENTS (Note 6)	642,351	467,244	14,082

PROPERTY, PLANT AND EQUIPMENT — NET
Cost
Land	530,862	530,862	15,999
Buildings and auxiliary equipment	4,542,282	4,955,365	149,348
Machinery and equipment	22,501,165	25,191,277	759,231
Furniture and fixtures	535,902	648,508	19,545
Transportation equipment	26,972	27,609	832
Tools	1,386,075	1,458,435	43,955
Leasehold improvements	55,826	96,780	2,917

Total cost	29,579,084	32,908,836	991,827
Accumulated depreciation	(14,572,453)	(16,741,233)	(504,558)
Accumulated impairment loss	—	(110,000)	(3,315)
Construction in progress and advance payments	2,419,987	2,356,794	71,031

Net Property, Plant and Equipment	17,426,618	18,414,397	554,985

INTANGIBLE ASSETS — NET	319,049	327,659	9,875

OTHER ASSETS
Restricted cash and cash equivalents	59,705	34,772	1,048
Employee dormitory buildings — net of accumulated depreciation	287,656	350,385	10,560
Refundable deposits	16,273	13,166	397
Goodwill	2,643	417	13
Others	83,061	81,576	2,459

Total Other Assets	449,338	480,316	14,477

TOTAL ASSETS	31,545,067	30,539,906	920,431

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

December 31, 2004 and September 30, 2005 (Notes 1 and 10)

(In Thousands of New Taiwan and U.S. Dollars, Except Par Value)

	(Audited) December 31,	September 30,
	2004	2005
	NT$	NT$	US$
			(Note 3)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank loans	800,593	836,173	25,201
Current portion of long-term loans	1,821,778	1,953,387	58,872
Current portion of long-term bonds payable (Note 7)	1,200,000	—	—
Deferred income	27,962	3,564	107
Notes payable	49,072	6,038	182
Accounts payable	607,806	523,371	15,774
Other payables
Related parties (Note 11)	2,833	1,185	36
Third parties	324,654	363,112	10,944
Income tax payable	26,889	70,034	2,111
Current portion of capital lease payable	440,024	—	—
Payables to contractors and equipment suppliers	5,195	421,515	12,704
Accrued expenses and other current liabilities	608,550	488,257	14,715

Total Current Liabilities	5,915,356	4,666,636	140,646

LONG-TERM LIABILITIES
Convertible bonds (Note 8)	3,006,380	2,797,107	84,301
Long-term loans	4,594,541	4,495,425	135,486
Capital lease payable	7,205	—	—

Total Long-Term Liabilities	7,608,126	7,292,532	219,787

OTHER LIABILITIES
Deferred income tax — net	508,017	135,506	4,084
Deferred income	156,653	167,492	5,048
Accrued pension cost	102,674	121,630	3,666
Guarantee deposits	1,124	1,594	48

Total Other Liabilities	768,468	426,222	12,846

TOTAL LIABILITIES	14,291,950	12,385,390	373,279

MINORITY INTERESTS	7,092,498	7,365,686	221,992

COMMITMENTS AND CONTINGENCIES (Note 12)
SHAREHOLDERS’ EQUITY (Note 10)
Capital stock NT$0.3280 (US$0.01) par value
Authorized 250,000 thousand common shares and 75,000 thousand preferred shares (2004: 150,000 thousand common shares and nil preferred shares)
Issued 67,691 thousand common shares and nil preferred shares (2004: 67,321 thousand common shares)	22,089	22,202	669
Capital surplus	9,113,331	9,056,980	272,965
Option warrants	115,394	108,000	3,255
Deferred compensation	(51,662)	(24,642)	(743)
Retained earnings	1,180,933	1,724,944	51,987
Treasury stock	(25,515)	(108,689)	(3,276)
Cumulative translation adjustments	(193,384)	11,301	341
Unrealized loss on long-term investments	(567)	(1,266)	(38)

Total Shareholders’ Equity	10,160,619	10,788,830	325,160

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	31,545,067	30,539,906	920,431

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2004 and 2005 (Notes 1 and 10)

(In Thousands of New Taiwan and U.S. Dollars, Except Earnings Per Share)

	Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
			(Note 3)
NET REVENUE
Related parties (Note 11)	3,582,894	3,486,978	105,093
Third parties	7,774,181	7,444,091	224,354

Total Net Revenues	11,357,075	10,931,069	329,447

COST OF REVENUE
Related parties (Note 11)	2,389,850	2,463,105	74,235
Third parties	5,634,652	5,865,085	176,765

Total Cost of Revenue	8,024,502	8,328,190	251,000

GROSS PROFIT	3,332,573	2,602,879	78,447

OPERATING EXPENSES
Research and development	214,693	193,356	5,827
General and administrative	472,463	557,032	16,788
Sales and marketing	87,423	81,908	2,469

Total Operating Expenses	774,579	832,296	25,084

INCOME FROM OPERATIONS	2,557,994	1,770,583	53,363

NON-OPERATING INCOME
Gain on sales of short-term investments	23,870	—	—
Rental	24,150	21,042	634
Interest	25,227	48,519	1,462
Cash dividend from short-term investment	—	16,897	509
Foreign exchange gain – net	87,461	—	—
Subsidy income	5,000	6,869	207
Gain on disposal of property, plant and equipment	18,694	32,594	982
Reversal on allowance for loss on short term investment	—	79,765	2,404
Recovery of allowance for loss on inventories	54,000	20,396	615
Other	83,446	90,532	2,729

Total Non-Operating Income	321,848	316,614	9,542

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2004 and 2005 (Notes 1 and 10)

(In Thousands of New Taiwan and U.S. Dollars, Except Earnings Per Share)

	Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
			(Note 3)
NON-OPERATING EXPENSES
Interest	210,218	204,845	6,174
Investment loss recognized by equity method (Note 6)	17,812	117,804	3,550
Financing cost	11,867	22,542	679
Allowance for loss on short-term investments	92,573	—	—
Loss on disposal of property, plant and equipment	5,057	7,904	238
Foreign exchange loss — net	—	48,627	1,466
Loss on sales of long-term investments	—	3,856	116
Loss on sales of short-term investments	—	38,361	1,156
Impairment loss for long-term investments	24,439	164,865	4,969
Impairment loss on property, plant and equipment and other assets	—	126,252	3,805
Loss on scrap of inventories	—	27,828	839
Capital reduction loss for long-term investments	49,833	4,854	146
Other	20,897	11,802	356

Total Non-Operating Expenses	432,696	779,540	23,494

INCOME BEFORE INCOME TAX, MINORITY INTERESTS AND INTEREST IN BONUSES PAID BY SUBSIDIARIES	2,447,146	1,307,657	39,411
INCOME TAX (BENEFIT) / EXPENSE	(8,588)	118,170	3,561

INCOME BEFORE MINORITY INTERESTS AND INTEREST IN BONUSES PAID BY SUBSIDIARIES	2,455,734	1,189,487	35,850
MINORITY INTERESTS	(913,917)	(610,017)	(18,385)
INTEREST IN BONUSES PAID BY SUBSIDIARIES	—	(127,076)	(3,830)
PRE-ACQUISITION EARNINGS	27,654	—	—

NET INCOME	1,569,471	452,394	13,635

EARNINGS PER SHARE — BASIC	25.39	6.70	0.20

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	61,804	67,489	67,489

EARNINGS PER SHARE — DILUTED	25.17	6.56	0.20

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED	62,363	68,916	68,916

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2005 (Notes 1 and 10)

(In Thousands of New Taiwan Dollars, Except Number of Shares)

	CAPITAL STOCK ISSUED		CAPITAL SURPLUS	OPTION WARRANTS	DEFERRED COMPENSATION	RETAINED EARNINGS	UNREALIZED LOSS ON LONG-TERM INVESTMENTS	CUMULATIVE TRANSLATION ADJUSTMENTS	TREASURY STOCK	TOTAL SHAREHOLDERS’ EQUITY
	Shares (Thousands)	Amount
		NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
BALANCE, DECEMBER 31, 2004	67,321	22,089	9,113,331	115,394	(51,662)	1,180,933	(567)	(193,384)	(25,515)	10,160,619
Exercise of stock options	370	113	35,121	—	—	—	—	—	—	35,234
Forfeiture of option warrants	—	—	—	(7,394)	27,020	—	—	—	—	19,626
Net profit for the period	—	—	—	—	—	452,394	—	—	—	452,394
Adjustment of equity
Method for long-term investment	—	—	(90,729)	—	—	—	(699)	—	(85,304)	(176,732)
Translation adjustments	—	—	(743)	—	—	91,617	—	204,685	2,130	297,689

BALANCE, SEPTEMBER 30, 2005	67,691	22,202	9,056,980	108,000	(24,642)	1,724,944	(1,266)	11,301	(108,689)	10,788,830

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months ended September 30, 2004 and 2005 (Notes 1 and 9)

(In Thousands of New Taiwan and U.S. Dollars)

	Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
			(Note 3)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	1,569,471	452,394	13,635
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,521,682	3,089,571	93,115
Amortization	45,681	111,343	3,356
Deferred compensation	21,620	19,627	592
Gain on disposal of property, plant and equipment – net	(13,637)	(24,690)	(744)
Loss on disposal of long-term investment	—	3,856	116
Investment loss recognized by equity method	17,812	117,804	3,550
Capital reduction loss for long-term investments	49,833	4,855	146
Impairment loss for long-term investments	24,439	164,865	4,969
Impairment loss for property, plant and equipment	—	126,252	3,805
Accrued pension cost	18,744	18,956	571
Deferred income tax – net	(23,547)	(34,535)	(1,041)
Minority interests	1,592,188	304,286	9,171
Changes in operating assets and liabilities
Notes receivable	(37,074)	13,619	410
Accounts receivable	(661,042)	(506,508)	(15,265)
Other receivables	900,782	57,934	1,746
Inventories	(74,513)	139,900	4,216
Prepaid expenses and other current assets	218,717	48,515	1,462
Other assets	(205,124)	(150,268)	(4,529)
Notes payable	(8,116)	(43,034)	(1,297)
Accounts payable	(24,129)	(86,524)	(2,608)
Other payables	(569,985)	10,236	309
Income tax payable	(193)	43,148	1,300
Accrued expenses and other liabilities	(40,653)	(98,253)	(2,961)
Deferred income	(3,177)	(24,629)	(742)

Net Cash Provided by Operating Activities	5,319,779	3,758,720	113,282

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in restricted cash and cash equivalents	73,378	(61,603)	(1,857)
(Increase) decrease in short-term investments	(2,198,739)	2,357,340	71,047
Proceeds from capital reduction for long-term investments	9,000	—	—
Proceeds from sales of long term investments	—	17,081	515
Proceeds from sales of property, plant and equipment	207,733	224,108	6,754
Proceeds from sales of intangible assets	600	—	—
Cash inflow from acquisition of subsidiaries	85,191	—	—
Acquisitions of:
Long-term investments	(374,661)	(116,400)	(3,508)
Property, plant and equipment	(5,785,679)	(4,322,501)	(130,274)
Intangible assets	(67,162)	(819)	(25)
Employee dormitory buildings	(122,148)	(74,201)	(2,236)
Decrease in refundable deposits	47,748	3,108	94

Net Cash Used in Investing Activities	(8,124,739)	(1,973,887)	(59,490)

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months ended September 30, 2004 and 2005 (Notes 1 and 9)

(In Thousands of New Taiwan and U.S. Dollars)

	Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
			(Note 3)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on:
Bank loans	(744,351)	—	—
Long-term bonds payable	—	(1,200,000)	(36,166)
Convertible bonds	—	(209,273)	(6,307)
Long-term loans	—	(1,908,492)	(57,519)
Treasury stock	(4,190)	(83,174)	(2,507)
Capital lease payable	—	(12,400)	(374)
Proceeds from:
Bank loans	—	1,988,966	59,945
Convertible bonds	484,692	—	—
Long-term loans	1,579,165	—	—
Issuance of capital stock	1,313,490	35,234	1,062
Increase (decrease) in guarantee deposits	(1,025)	470	14

Net Cash Provided by (Used in) Financing Activities	2,627,781	(1,388,669)	(41,852)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	641	74,933	2,258

Net (decrease) increase in Cash	(176,538)	471,097	14,198

Cash, beginning of the period	1,730,964	4,849,146	146,147

Cash, end of the period	1,554,426	5,320,243	160,345

SUPPLEMENTAL INFORMATION
Interest paid	228,333	252,832	7,620

Taxes paid	802	146,934	4,428

The accompanying notes are an integral part of the unaudited consolidated financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS

ChipMOS TECHNOLOGIES (Bermuda) LTD. (ChipMOS Bermuda) was incorporated under the laws of Bermuda on August 1, 2000, and its common shares have been traded on the NASDAQ National Market since June 2001. As of September 30, 2005, ChipMOS Bermuda was 38.65% owned by Mosel Vitelic Inc. (MVI) through its wholly-owned subsidiary, Giant Haven Investment Ltd. and its indirectly-owned subsidiary, Mou-Fu Investment Ltd. As of September 30, 2005, ChipMOS Bermuda owned 70.34% of the outstanding common shares of ChipMOS TECHNOLOGIES INC. (ChipMOS Taiwan) and Siliconware Precision Industries Co. Ltd. (SPIL) owned 28.73%.

ChipMOS Taiwan was incorporated in Taiwan on July 28, 1997 as a joint venture company between MVI and SPIL. Its operations consist of testing and assembly of semiconductors. ChipMOS Taiwan also provides semiconductor testing and assembly services on a turnkey basis, which entails ChipMOS Taiwan purchasing fabricated wafers and selling tested and assembled semiconductors. In connection with a corporate restructuring on January 12, 2001, the holders of an aggregate of 583,419 thousand common shares of ChipMOS Taiwan executed a Purchase and Subscription Agreement whereby they transferred their shares of ChipMOS Taiwan to ChipMOS Bermuda in exchange for 58,342 thousand common shares in ChipMOS Bermuda. The selling shareholders, who previously held an aggregate of 70.25% of the entire outstanding common shares of ChipMOS Taiwan, thus, became the holders of the entire outstanding common shares of ChipMOS Bermuda. Because 100% of the outstanding common shares of ChipMOS Bermuda were owned by former shareholders of ChipMOS Taiwan, the exchange of shares has been accounted for as a merger as if ChipMOS Bermuda was the acquirer. Equity and operations attributable to ChipMOS Taiwan shareholders not participating in the exchange offer were reflected as minority interest in the historical financial statements. MVI participated in the restructuring and share exchange described above and SPIL did not.

ChipMOS Bermuda also controls both Modern Mind Technology Limited (Modern Mind) and its 100% subsidiary ChipMOS TECHNOLOGIES (Shanghai) Limited (ChipMOS Shanghai) and enjoys the primary beneficial interest in Modern Mind and ChipMOS Shanghai. For this reason Modern Mind and ChipMOS Shanghai have been consolidated into these financial statements in spite of the fact that ChipMOS Bermuda does not hold an equity interest in Modern Mind.

As of September 30, 2005, ChipMOS Taiwan owned 100% of the outstanding shares of both ChipMOS Japan Inc. (ChipMOS Japan) and ChipMOS USA Inc. (ChipMOS USA), 84.43% of CHANTEK ELECTRONIC CO., LTD. (CHANTEK), 26.81% of ThaiLin Semiconductor Corp. (ThaiLin) and 56.10 % of ChipMOS Logic TECHNOLOGIES INC. (ChipMOS Logic).

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ThaiLin was incorporated on May 15, 1996 and is listed on the GreTai Securities Market in Taiwan. ThaiLin is engaged in wafer and semiconductor testing services. On December 31, 2002, ChipMOS Taiwan acquired an equity interest of 41.8% in ThaiLin. As of September 30, 2005, ChipMOS Taiwan held a 26.81% equity interest in ThaiLin. On December 1, 2003, ChipMOS Taiwan obtained controlling influence over ThaiLin’s decisions on its operations, personnel and financial policies. Therefore, ThaiLin has been consolidated into these financial statements from December 1, 2003 in spite of the fact that ChipMOS Taiwan holds an equity interest of less than 50% in ThaiLin.

ChipMOS Japan was incorporated in Japan in June 1999, and ChipMOS USA was incorporated in the United States of America in October 1999. These two companies engage in sales and customer services and all the expenses incurred from these activities are charged to current income. ChipMOS Japan began generating revenue in 2000, while ChipMOS USA began generating revenue in 2001.

CHANTEK was incorporated in Taiwan in May 1989, and is listed on the GreTai Securities Market in Taiwan. CHANTEK provides semiconductor assembly services for low-density volatile and non-volatile memory semiconductors, consumer semiconductors and microcontroller semiconductors. ChipMOS Taiwan acquired its 34% ownership interest in CHANTEK on September 16, 2002. On April 1, 2004, PlusMOS Technologies Inc. (PlusMOS) was merged into CHANTEK in a stock-for-stock merger pursuant to which shareholders of PlusMOS received 1.1 common shares of CHANTEK in exchange for one common share of PlusMOS. The merger was approved by the shareholders of CHANTEK and PlusMOS in December 2003. Upon consummation of this merger, ChipMOS Taiwan became the controlling shareholder of CHANTEK. Under applicable accounting principles, ChipMOS Taiwan is required to consolidate CHANTEK subsequent to its merger with PlusMOS. ChipMOS Taiwan increased its ownership in CHANTEK during 2004 and the nine months ended 30 September, 2005 and held an 84.43% interest as of September 30, 2005.

ChipMOS Logic was incorporated in Taiwan on January 28, 2004, with ChipMOS Taiwan holding a 62.5% interest and ThaiLin holding a 37.5% interest. On March 29, 2004, ChipMOS Logic issued additional shares to institutional investors. As a result, ChipMOS Taiwan’s interest in ChipMOS Logic was diluted to 44.44% and ThaiLin’s interest was diluted to 26.67%. ChipMOS Logic is engaged in logic testing services. On April 30, 2004, WORLD WIDE TEST Technologies Inc. (WWT) merged into ChipMOS Logic, with ChipMOS Logic as the surviving entity, in a stock-for-stock merger pursuant to which shareholders of WWT received one common share of ChipMOS Logic in exchange for 10 common shares of WWT. As of September 30, 2005, ChipMOS Taiwan and ThaiLin owned approximately 56.10% and 24.62%, respectively, of ChipMOS Logic.

FIRST SEMICONDUCTOR TECHNOLOGY, INC. (FST) was incorporated in the United States of America in June 1998 and engaged in IC logic testing services. ChipMOS Taiwan acquired a 67.83% ownership interest in FST on November 1, 2004, and transferred this interest to FST on April 29, 2005 pursuant to a share repurchase agreement. Accordingly, since January 1, 2005, the results of operations of FST have no longer been consolidated.

Modern Mind was incorporated in the British Virgin Islands on January 29, 2002. Modern Mind conducts its operations through ChipMOS Shanghai. ChipMOS Bermuda acquired a 100% equity interest in Modern Mind on December 12, 2002, and then transferred it to Jesper Limited (Jesper) on December 31, 2002. In December 2002 and 2003, ChipMOS Bermuda acquired from Jesper and ChipMOS Taiwan, respectively, convertible notes issued by Modern Mind that are convertible into a controlling equity interest in Modern Mind if the repayment is not made when due. Accordingly, ChipMOS Bermuda is deemed to have a controlling interest in Modern Mind, and accordingly, since December 2002, has consolidated the financial results of Modern Mind.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ChipMOS Shanghai, a wholly-owned subsidiary of Modern Mind, was incorporated in Mainland China on June 7, 2002. ChipMOS Shanghai is engaged in wafer testing, semiconductor assembly and testing, and module and subsystem manufacturing. ChipMOS Shanghai commenced commercial production in 2003.

ChipMOS Technologies (H.K.) Limited (ChipMOS Hong Kong) (formerly ChipMOS Far East Limited) was incorporated in Hong Kong on November 18, 2002. It is engaged in financial management and marketing and sales. ChipMOS Hong Kong is a wholly-owned subsidiary of ChipMOS Bermuda.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The unaudited interim consolidated financial statements as of September 30, 2005 and for the nine months then ended (interim financial statements) include the financial statements of ChipMOS Bermuda and all subsidiaries in which ChipMOS Bermuda (hereinafter, referred to individually or collectively as the “Company”) holds a controlling interest or voting interests in excess of 50% in accordance with the requirements of ROC Statement of Financial Accounting Standards (“SFAS No. 7”) and the regulations of the Taiwan Securities and Futures Commission (“SFC”). All significant intercompany accounts and transactions have been eliminated.

For 2004, the Company’s consolidated financial statements include the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin, and from January 12 and 28, 2004, and April 1, 2004, onwards, the financial results of AMCT (which was liquidated in October 2004), ChipMOS Logic and CHANTEK, respectively. Starting from April 30, 2004, the Company’s consolidated financial statements include the financial results of WWT, which was merged into ChipMOS Logic. Starting from November 1, 2004, the Company’s consolidated financial statements also include the results of FST (see Note 1).

For the nine months ended September 30, 2005, we consolidated the financial results of ChipMOS Taiwan, ChipMOS Japan, ChipMOS USA, ChipMOS Hong Kong, ChipMOS Logic, CHANTEK, Modern Mind, and its wholly-owned subsidiary, ChipMOS Shanghai, and ThaiLin.

The results of operations for the interim periods are not necessarily indicative of the results to be expected on a full-year basis. These interim financial statements do not include all information and footnotes necessary for a complete presentation of the financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the ROC and should be read in conjunction with the audited consolidated financial statements of the Company as of December 31, 2004 and for the year then ended, including the notes thereto. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to fairly present the interim financial information have been included.

Adoption of new ROC SFAS No. 35 “Accounting for Asset Impairment”

The Company began applying ROC SFAS No. 35, “Accounting for Asset Impairment” from January 1, 2005, which requires that certain assets, including properties, assets leased to others and deferred charges, are subject to an impairment review. An impairment loss should be recognized whenever the recoverable amount of the asset or the cash-generating unit is below the carrying amount of an asset.

The Company reviews the above assets to look for any indication that an asset may be impaired as of the balance sheet date. If there is an indicator that an asset may be impaired, then the Company must calculate the recoverable amount of the asset or the cash-generating unit. Recoverability is determined by comparing the

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

carrying value of the asset (or asset group) on the date it is tested for recoverability to the sum of the undiscounted cash flows expected to result from its use and eventual disposition.

After the recognition of an impairment loss, the depreciation (amortization) charged on the assets has to be adjusted in the future periods by the revised carrying values of the assets (net of accumulated impairment), less their salvage value, on a systematic basis over their remaining useful lives.

If asset impairment loss (excluding goodwill) is reversed, the increase in the carrying value resulting from the reversal is credited to current income or debited to accumulated impairment to increase the carrying value of the asset to its recoverable amount. However, any loss reversal should not exceed the carrying value (net of depreciation or amortization) had the impairment not been recognized.

Goodwill resulting from mergers and acquisitions should be amortized in the cash generating units from the date of acquisition. Goodwill is tested for impairment on an annual basis regardless of whether there is any indication of impairment. Recognized impairment losses of goodwill cannot be reversed.

3.	TRANSLATION INTO U.S. DOLLAR AMOUNTS

The Company maintains its accounts and expresses its consolidated financial statements in New Taiwan dollars. For convenience purposes, U.S. dollar amounts presented in the accompanying interim consolidated financial statements have been translated from New Taiwan dollars at the noon buying rate in the City of New York cable transfers in New Taiwan dollars as certified for customers purposes by the Federal Reserve Bank of New York as of September 30, 2005, which was NT$33.18 to US$1.00. These convenience translations should not be construed as representations that the New Taiwan dollar amounts have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

4.	SHORT-TERM INVESTMENTS

	(Audited) December 31,	(Unaudited) September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Common stocks	494,594	317,085	9,556
Open-ended funds	2,587,870	305,407	9,205
Allowance for loss on short-term investments	(249,908)	(170,143)	(5,128)

	2,832,556	452,349	13,633

Market value	2,832,556	452,349	13,633

The market value of open-ended funds is based on the market price at year/period end.

During the period, ChipMOS Taiwan sold part of its investments in common stock of MVI and ProMOS at a loss of NT$68,402 thousand and a gain of NT$907 thousand, respectively, and ChipMOS Logic sold its investment in common stock of SPIL at a gain of NT$4,148 thousand.

As of September 30, 2005, ChipMOS Taiwan held 2,069 thousand (2004: 7,780 thousand) shares of common stock of MVI, and 701 thousand (2004: 7,559 thousand) shares of common stock of ProMOS . (See also Note 11 Related Party Transactions)

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	INVENTORIES — NET

	(Audited) December 31,	(Unaudited) September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Finished goods	25,876	52,291	1,576
Work in process	165,466	143,287	4,319
Raw materials	580,683	446,969	13,471

	772,025	642,547	19,366
Less - allowance for losses	(111,074)	(117,926)	(3,554)

	660,951	524,621	15,812

6.	LONG-TERM INVESTMENTS

	(Audited) December 31,		(Unaudited) September 30,
	2004		2005
	Carrying Value	% of Owner- ship	Carrying value		% of Owner- ship
	NT$		NT$	US$
	(in thousands)
Equity method:
Ultima Technology Corp. (Ultima Technology)	374,625	30	106,114	3,198	30

Cost method:
Best Home Corp. Ltd. (Best Home)	—	19	—	—	19
Sun Fund Securities Ltd. (Sun Fund)	165,950	17	154,250	4,649	17
Vigour Technology Corp. (Vigour)	—	4	—	—	4
CDIB High Tech Investment Inc.(CDIB)	9,000	2	9,000	271	2
G-LINK Technology Corp., Taiwan (G-Link)	9,709	2	—	—	2
DigiMedia Technology Co., Ltd. (DigiMedia)	81,480	19	197,880	5,964	19
Integrated Silicon Solution Inc. (ISSI)	1,587	—	—	—	—

	642,351		467,244	14,082

The equity in net loss of investee companies for the nine-month period ended September 30, 2004 and 2005 were as follows:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Ultima Technology	(17,812)	(117,804)	(3,550)

The foregoing equity in net loss is based on unaudited financial statements.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2005, G-Link reduced its issued capital by 50%, and as a result, a loss of NT$4,854 thousand was recognized in respect of the reduction in capital in G-Link.

In April 2005, ChipMOS Taiwan acquired additional interest in DigiMedia for NT$116,400 thousand.

In the nine months ended September 30, 2005, impairment losses of NT$148,310 thousand, NT$4,855 thousand and NT$11,700 thousand have been recognized in respect of investments in Ultima Technology, G-Link and Sun Fund, respectively.

In the nine months ended September 30, 2004, an impairment loss of NT24,439 thousand has been recognized in respect of investment in Best Home.

The investments in Best Home and Vigour were fully impaired as of December 31, 2004.

7.	LONG-TERM BONDS PAYABLE

On January 26, 2000, ChipMOS Taiwan issued secured bonds with a face value of NT$1,200,000 thousand. Those bonds bear interest at 5.95% per annum, which is payable annually. The bonds were fully repaid in cash by ChipMOS Taiwan on January 26, 2005.

8.	CONVERTIBLE BONDS

On August 3, 2004, ThaiLin issued secured convertible bonds with a face value of NT$1,000,000 thousand due on August 3, 2009 with a zero percent interest rate. Those bonds are convertible since September 3, 2004 at a conversion price of NT$17.1 per share. As of September 30, 2005, all of the bonds had been converted into common shares of ThaiLin. The compensation interest rates applicable are as follows:-

•	Redemption within one month to three years: 1.50% per annum;

•	Redemption after three years until 40 days before the due date: nil

On November 3, 2004, ChipMOS Bermuda issued US$85,000 thousand (NT$2,820,300 thousand) convertible bonds due 2009. The convertible bonds bear interest at 1.75% per annum. The bondholders may convert any outstanding bonds into common shares of ChipMOS Bermuda, initially at the conversion price of US$7.85 at any time during the period from the 41st day after the latest original issuance date of the notes to the close of business on the fifth business day before the stated maturity date, subject to prior repurchase or redemption. The conversion price will be subject to certain adjustments. There is no fixed discount to the common shares’ market price in relation to conversion. On December 20, 2004, ChipMOS Bermuda repurchased US$699 thousand (NT$23,193 thousand) convertible bonds. No conversion had taken place in the nine months ended September 30, 2005.

As of November 3, 2005, the conversion price of ChipMOS Bermuda’s convertible bonds has been adjusted to US$6.28 from the initial conversion price of US$7.85, pursuant to the terms of the convertible bonds. The market price on November 3, 2005 was US$6.00.

9.	PENSION PLAN

ChipMOS Taiwan, ThaiLin, ChipMOS Logic and CHANTEK have established defined benefit pension plans for all of their regular employees, which provide benefits based on the length of service and the average monthly salary for the six-month period immediately before retirement.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ChipMOS Taiwan, ThaiLin, ChipMOS Logic and CHANTEK make monthly contributions, equal to 2% of salaries and wages, to a pension fund that is administered by a pension fund monitoring committee and deposited in the Central Trust of China in the Republic of China.

The employees of ChipMOS Shanghai are required to participate in a central pension scheme operated by the local municipal government. Contributions are made based on a percentage of the employees’ salaries and bonus, if applicable, and are charged to the income statement as incurred.

Details of net pension costs are as follows:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Service cost	37,261	54,069	1,630
Interest cost	5,574	7,663	231
Projected return on plan assets	(3,466)	(4,658)	(140)
Amortization	40	307	9
Curtailment gain	524	379	11

	39,933	57,760	1,741

10.	SHAREHOLDERS’ EQUITY

Stock Options

The Share Option plan provides that the directors, officers, employees and consultants of ChipMOS Bermuda and its affiliates may be granted options to purchase common shares of ChipMOS Bermuda at specified exercise prices.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about stock options outstanding as of September 30, 2005.

Name	Date of grant	Exercise Price	Number outstanding	Market Price at grant	Market Price at Period End	Number Exercisable on or after	Number Exercisable on or after	Number Exercisable on or after	Number Exercisable on or after
		US$		US$	US$
020403ESOP	April 3, 2002	4.0375	1,354,812	4.75	6.92	— April 3, 2003	261,480 April 3, 2004	548,303 April 3, 2005	545,029 April 3, 2006
030613ESOP	June 13, 2003	0.7650	1,622,950	1.09	6.92	— December 13, 2003	429,824 December 13, 2004	596,563 December 13, 2005	596,563 December 13, 2006
031001ESOP	October 1, 2003	1.7425	724,751	2.05	6.92	133,751 October 1, 2004	197,000 October 1, 2005	197,000 October 1, 2006	197,000 October 1, 2007
031103ESOP	November 3, 2003	1.7425	38,600	3.70	6.92	8,900 November 3, 2004	9,900 November 3, 2005	9,900 November 3, 2006	9,900 November 3, 2007
040430ESOPA	April 30, 2004	6.63	1,251,100	7.80	6.92	323,650 April 30, 2005	309,150 April 30, 2006	309,150 April 30, 2007	309,150 April 30, 2008
040430ESOPB	April 30, 2004	5.64	—	7.80	6.92	— April 30, 2005	— April 30, 2006	— April 30, 2007	— April 30, 2008
040813ESOP	August 13, 2004	3.6	1,185,675	3.60	6.92	281,550 August 13, 2005	301,375 August 13, 2006	301,375 August 13, 2007	301,375 August 13, 2008

			6,177,888

The Company has applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options issued to employees in accounting for its stock option plans. Therefore, NT$114,892 thousand (US$3,463 thousand) of compensation expense has been recognized with NT$25,367 thousand (US$765 thousand) (2004: NT$36,383 thousand) being accounted for through the statement of operations during the nine months ended September 30, 2005. The Company did not grant any new stock options during the nine months ended September 30, 2005 to its employees. During the nine months ended September 30, 2005, 234,650 were forfeited and 370,875 were exercised; leaving 6,177,888 (2004: 6,783,413) stock options outstanding as of September 30, 2005.

11.	RELATED PARTY TRANSACTIONS

The Company engages in business transactions with the following related parties:

a.	MVI : A major shareholder.

b.	DenMOS Technology Inc. (DenMOS) : An investee of MVI.

c.	ProMOS : An investee of MVI.

d.	SPIL: A major shareholder of ChipMOS Taiwan.

e.	CHANTEK: A 84.43% owned investee of ChipMOS Taiwan. It became a subsidiary of ChipMOS Taiwan in April 2004.

f.	PlusMOS : A former 25% owned investee of ChipMOS Taiwan. It merged with CHANTEK in April 2004.

g.	Best Home : A 19% owned investee of ChipMOS Taiwan; ChipMOS Taiwan is a major shareholder.

h.	Mou-Fu: An investee of MVI.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The significant transactions with the aforementioned parties, other than those disclosed in other notes, are summarized as follows:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
During the period
Revenue
ProMOS	3,091,286	3,270,078	98,556
MVI	12,880	—	—
DenMOS	447,278	216,900	6,537
PlusMOS	16,751	—	—
CHANTEK	14,699	—	—

	3,582,894	3,486,978	105,093

Rental revenue
MVI	3,600	3,600	108
DenMOS	365	30	1
ProMOS	11,714	7,029	212

	15,679	10,659	321

Purchases of materials
PlusMOS	88	—	—
MVI	165,482	11,964	361

	165,570	11,964	361

Other revenue
ProMOS	27	1,752	53
PlusMOS	41	—	—

	68	1,752	53

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
During the period
Operating expenses:
Management expenses
MVI	1,950	—	—
Mou-Fu	1,300	2,925	88

	3,250	2,925	88

Rental expenses
ProMOS	—	1,034	31
MVI	1,637	565	17

	1,637	1,599	48

Fee for shareholders’ services
Mou-Fu	2,707	2,381	72

Research and development expenses
ProMOS	1,027	15	—

	(Audited) December 31,	(Unaudited) September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
At the end of period
Short-term investments
MVI	242,416	158,248	4,769
ProMOS	104,173	8,843	267
SPIL	32,925	—	—
Less: Allowance for loss on short-term investments	(226,793)	(142,148)	(4,284)

	152,721	24,943	752

Accounts receivable
ProMOS	1,303,250	1,372,444	41,364
DenMOS	120,043	53,589	1,615
MVI	1,098	—	—
Less: Allowances for doubtful receivables	(13,353)	(11,598)	(350)

	1,411,038	1,414,435	42,629

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	(Audited) December 31,	(Unaudited) September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Other receivables
ProMOS	5,344	5,840	176
MVI	420	958	29
DenMOS	885	2	—

	6,649	6,800	205

Other payables
MVI	1,004	25	1
Mou-Fu	1,829	325	10
ProMOS	—	835	25

	2,833	1,185	36

In the nine months ended September 30, 2004 and 2005, 0.1% and nil respectively, of the Company’s sales were made to MVI. In the period from July to December 2003, MVI transferred its DRAM business to ProMOS. As a result, 27% and 30% of the Company’s sales were made to ProMOS in the nine months ended September 30, 2004 and 2005, respectively. The price was agreed upon quarterly, based on the then fair market price. Payments are made by remittance. The collection term for ProMOS is 75 days after month end, while other related parties have normal collection terms of 60 days after month end. The selling price is the same as for other customers.

On October 11, 2002, ChipMOS Taiwan signed an agreement with Best Home for the construction of a central kitchen in Taiwan and paid NT$216,000 thousand as an advance to Best Home for the purpose of acquiring a suitable site. Best Home did not proceed in a timely manner and on December 17, 2003, the advance was assigned to Prudent, who agreed to pay NT$216,000 thousand back to ChipMOS Taiwan by June 30, 2004. On June 25, 2004, a supplementary agreement was signed with Prudent whereby the payment date was extended to September 30, 2004 and on September 24, 2004, another supplementary agreement was signed with Prudent for the extension of the payment date to December 30, 2004. Prudent also entered into a pledge agreement on the same day whereby the advance of NT$216,000 thousand has been secured by Prudent’s shareholding in ChipMOS Bermuda to the extent of 2,360,000 common shares in favour of ChipMOS Taiwan. ChipMOS Taiwan received full refund of the prepayment from Prudent on November 19, 2004.

During the nine months ended September 30, 2004, ChipMOS Taiwan purchased machinery from ProMOS at a cost of NT$46,284 thousand.

The payment terms for purchases from related parties are the same as those from other suppliers.

The Company consults its ROC counsel on certain related party transactions and obtains legal opinions, as appropriate, to ensure that such transactions do not violate relevant ROC legal provisions.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	SIGNIFICANT COMMITMENTS AND CONTINGENCIES

a.	As of September 30, 2005, ChipMOS Taiwan leased parcels of land from the Hsinchu Science Park and Tainan Science Park under several agreements expiring on various dates from 2008 to 2017, with renewal options.

The future minimum lease payments under the above-mentioned leases as of September 30, 2005 are as follows:

Year	Amount
	NT$	US$
	(in thousands)
2006	19,282	581
2007	19,282	581
2008	19,282	581
2009	19,282	581
2010	19,282	581
Thereafter	120,018	3,617

Total minimum lease payments	216,428	6,522

b.	As of September 30, 2005, ChipMOS Shanghai leased land and buildings under several agreements expiring from September 2005 to August 2052.

The future minimum lease payments under the above-mentioned leases as of September 30, 2005 are as follows:

Year	Amount
	NT$	US$
	(in thousands)
2006	1,196	36
2007	1,196	36
2008	1,196	36
2009	1,196	36
2010	1,196	36
Thereafter	50,132	1,511

Total minimum lease payments	56,112	1,691

c.	As of September 30, 2005, ChipMOS Hong Kong leased land and buildings under several agreements expiring from June 15, 2005 to June 14, 2010.

The future minimum lease payments under the above-mentioned leases as of September 30, 2005 are as follows:

Year	Amount
	NT$	US$
	(in thousands)
2006	518	17
2007	1,775	53
2008	1,775	53
2009	1,775	53
2010	1,257	38

Total minimum lease payments	7,100	214

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d.	The Company has unused letters of credit aggregating approximately US$27,386 thousand, Euro 273 thousand and JPY4,921,192 thousand as of September 30, 2005.

e.	In 2004, tax authorities have assessed and adjusted by way of increasing the income taxes of ChipMOS Taiwan for 2000 by NT$30,526 thousand. The Company filed an appeal against the assessment.

f.	As of September 30, 2005, Modern Mind had a capital commitment in relation to capital contribution to ChipMOS Shanghai of US$137,500 thousand (NT$4,562,250 thousand), which was due on June 6, 2005. In October 2004, Modern Mind obtained approval from the Shanghai Foreign Investment Committee to extend the capital contribution due date to December 6, 2007.

g.	As of September 30, 2005, ChipMOS Shanghai had capital commitment in relation to construction of factories, dormitories and purchase of plant and machinery in the amount of NT$52,486 thousand (US$1,582 thousand).

13.	POST BALANCE SHEET EVENTS

a.	On November 21, 2005, CHANTEK merged into ChipMOS Taiwan. As a result, ChipMOS Taiwan paid approximately NT$80,585 thousand in cash (NT$6.16 per CHANTEK share) and issued approximately 6 million shares to CHANTEK shareholders. CHANTEK shares were exchanged for ChipMOS Taiwan shares at the ratio of 3.6 to 1. The merger did not have any significant impact on the Company’s financial statements.

b.	On December 1, 2005, ChipMOS Logic merged into ThaiLin. ChipMOS Logic stock was exchanged for ThaiLin stock at the ratio of 2.8 to 1. After the merger, ChipMOS Taiwan held a 34.13% interest in ThaiLin. The merger did not have any significant impact on the Company’s financial statements.

c.	On November 27, 2005, ChipMOS Taiwan and Spansion LLC (Spansion) entered into an assembly and testing services agreement, pursuant to which the parties will enter into one or more statements of work, under which ChipMOS Taiwan will reserve capacity for Spansion for the assembly and testing services and Spansion will place purchase orders in accordance with the terms of the agreement. Pursuant to the first statement of work, effective from September 15, 2005, ChipMOS Taiwan is obligated to purchase and to install wafer sorting testers and probers in the agreed upon quantity and to provide the wafer sorting services to Spansion. Based on forecasts provided by Spansion, ChipMOS Taiwan is required to purchase wafer sorting testers and probers in an aggregate of approximately US$12,000 thousand (NT$398,160 thousand) in the fourth quarter of 2005 and US$110,000 thousand (NT$3,649,800 thousand) in 2006.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	SEGMENT AND GEOGRAPHIC INFORMATION

The Company engages mainly in the research and development, manufacturing, assembly, testing and turnkey of semiconductors. In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosure About Segments of an Enterprise and Related Information”, the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews these segment results by Testing, Assembly, Testing and Assembly for LCD and other Flat-Panel Display Driver Semiconductors and Turnkey when making decisions about allocating resources and assessing performance of the Company. Due to the increasing importance of the LCD and other flat-panel display driver semiconductor services and the fact that those services include a combination of testing and assembly, commencing from 2003, the Company views LCD and other flat-panel display driver semiconductor services as a separate, distinct segment of its business. Financial segment information required by SFAS No. 131 is as follows:

a.	The Company provides semiconductor testing, assembly, turnkey services and LCD and other flat-panel display driver semiconductors services.

	(Unaudited) Nine Months ended September 30, 2004
	Testing	Assembly	Turnkey	LCD	Segment Totals	Corporate & Other assets	Consolidated Totals
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
	(in thousands)
Revenue from customers	4,559,590	4,130,207	461,379	2,205,899	11,357,075	—	11,357,075
Cost of revenues	2,792,679	3,446,748	454,782	1,330,293	8,024,502	—	8,024,502

Segment gross profit	1,766,911	683,459	6,597	875,606	3,332,573	—	3,332,573

Depreciation and amortization	1,685,223	415,895	—	436,055	2,537,173	30,190	2,567,363

Segment assets	11,752,333	4,481,583	—	3,528,008	19,761,924	7,756,048	27,517,972

Expenditure for segment assets	3,354,602	810,946	—	1,648,448	5,813,996	7,347	5,821,343

	(Unaudited) Nine Months ended September 30, 2005
	Testing	Assembly	Turnkey	LCD	Segment Totals	Corporate & Other assets	Consolidated Totals
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$
	(in thousands)
Revenue from customers	4,581,772	4,325,117	—	2,024,180	10,931,069	—	10,931,069	329,447
Cost of revenues	3,228,001	3,533,004	—	1,567,185	8,328,190	—	8,328,190	251,000

Segment gross profit	1,353,771	792,113	—	456,995	2,602,879	—	2,602,879	78,447

Depreciation and amortization	1,985,538	540,900	—	660,585	3,187,023	13,891	3,200,914	96,471

Segment assets	13,025,170	5,022,636	—	4,264,121	22,311,927	8,121,865	30,433,792	917,233

Expenditure for segment assets	2,022,047	762,827	—	1,516,173	4,301,047	2,945	4,303,992	129,716

The corporate and other assets consist of the total current assets, long-term investments, property and equipment located in the U.S. and Japan, long-term restricted cash equivalents, intangible assets of bond issuance costs, employee dormitory building and refundable deposits.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

b.	Net revenue:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Area
ROC	9,621,142	8,667,019	261,212
U.S.	1,023,680	1,151,367	34,701
Japan	422,302	365,882	11,027
Others	289,951	746,801	22,507

	11,357,075	10,931,069	329,447

c.	Net sales to customers representing at least 10% of net total sales:

	(Unaudited) Nine Months Ended September 30,
	2004		2005
	Amount	%	Amount	%	Amount
	NT$		NT$		US$
	(in thousands)
Customer
ProMOS	3,091,286	27	3,270,078	30	98,556
Powerchip Semiconductor Corp.	1,147,470	10	1,705,736	16	51,409

15.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the Republic of China (“ROC GAAP”), which differ in the following respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Please refer to note 27 to the audited consolidated financial statements of the Company as of December 31, 2004 and for the year then ended for the summary of significant differences.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following reconciles net income and shareholders’ equity under ROC GAAP as reported in the accompanying unaudited consolidated financial statements to net income and shareholders’ equity amounts determined under U.S. GAAP.

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Net income
Net income based on ROC GAAP	1,569,471	452,394	13,635

Adjustments:
Amortization of start-up costs	7,679	1,767	53
Depreciation of property, plant and equipment and employee dormitory building	(10,387)	(10,822)	(326)
Transfer of building and facilities from MVI	942	847	25
Marketable securities – trading	(12,136)	(10,126)	(305)
Interest capitalization	(4,562)	(28,910)	(871)
Bonuses to employees, directors and supervisors *	—	(15,784)	(476)
Equity accounting for long-term investment	—	9,175	276
Effect of U.S. GAAP adjustments on income taxes	—	52,954	1,596
Minority interests	(1,946)	(4,710)	(142)

Net increase (decrease) in net income	(20,410)	(5,609)	(170)

Net income based on U.S. GAAP	1,549,061	446,785	13,465

Earnings per share — basic	25.06	6.62	0.20

Earnings per share — diluted	24.84	6.48	0.20

Number of weighted average shares outstanding – basic	61,804	67,489	67,489

Number of weighted average shares outstanding – diluted	62,363	68,916	68,916

*	Please refer to Note 27a to the audited consolidated financial statements of the Company as of December 31, 2004 for a description of the significant differences between ROC GAAP and U.S. GAAP

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	(Audited) December 31, 2004	(Unaudited) September 30, 2005
	NT$	NT$	US$
	(in thousands)
Shareholders’ equity
Shareholders’ equity based on ROC GAAP	10,160,619	10,788,830	325,160

Adjustments:
Technology transfer in payment of capital stocks
Original cost	(750,000)	(750,000)	(22,604)
Accumulated amortization of technology transfer in payment of capital stocks	750,000	750,000	22,604
Start-up costs
Original cost	(61,124)	(61,107)	(1,842)
Accumulated amortization of start- up costs	51,193	52,844	1,593
Net effect on inventories	(134)	(35)	(1)
Depreciation of fixed assets and employee dormitory building
Depreciation of fixed assets and employee dormitory building	(85,648)	(96,454)	(2,907)
Net effect on inventories	217	201	6
Transfer of building and facilities from MVI
Original cost	(173,174)	(173,174)	(5,219)
Depreciation and gain on disposal of building and facilities from MVI	168,076	168,919	5,091
Net effect on inventories	(22)	(18)	(1)
Unrealized holding gain on available-for-sale securities	—	2,940	89
Pension expenses	(1,898)	(1,898)	(57)
Marketable securities — trading	6,991	(3,135)	(94)
Adjustment of equity for long-term investment	(5,562)	6,813	205
Unrealized holding loss on long-term investment	—	(8,494)	(256)
Interest capitalization	118,757	118,757	3,579
Depreciation of interest capitalization	(42,935)	(71,845)	(2,166)
Effect of U.S. GAAP adjustments on income taxes	(2,297)	50,657	1,527
Minority interests	(435)	(9,336)	(281)

Net decrease in shareholders’ equity	(27,995)	(24,365)	(734)

Shareholders’ equity based on U.S. GAAP	10,132,624	10,764,465	324,426

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	(Audited) Year Ended December 31, 2004	(Unaudited) Nine Months ended September 30, 2005
	NT$	NT$	US$
	(in thousands)
Changes in shareholders’ equity based on U.S. GAAP
Balance, beginning of the year/period	7,221,326	10,132,624	305,383
Issuance of capital	1,154,444	—	—
Issuance of option warrants	19,673	—	—
Exercise of option warrants	90,414	35,234	1,062
Forfeiture of option warrants	—	19,626	592
Reversal of unrealized loss on available-for-sale securities	12,507	—	—
Unrealized gain on available-for-sales Securities	—	2,940	89
Unrealized holding loss on long-term investment	—	(8,494)	(256)
Cumulative translation adjustments	(164,684)	297,689	8,972
Net income for the year/period	1,665,492	446,785	13,465
Adjustment of equity method for long-term investment	133,452	(173,532)	(5,230)
Adjustment for common shares issued as bonuses to employees paid by a subsidiary	—	11,593	349

Balance, end of the year/period	10,132,624	10,764,465	324,426

As a result of the adjustments presented above, the approximate amounts of total assets under U.S. GAAP were NT$31,521,702 thousand and NT$30,476,118 thousand as of December 31, 2004, and September 30, 2005, respectively.

The following U.S. GAAP condensed statements of operation for the nine months ended September 30, 2004 and 2005 have been derived from the unaudited interim financial statements and reflect the adjustments presented above.

	(Unaudited)
	Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Net revenue	11,357,075	10,931,069	329,447
Cost of revenue	8,025,256	8,342,621	251,435

Gross profit	3,331,819	2,588,448	78,012
Operating expenses	(775,936)	(1,126,122)	(33,940)

Income from operations	2,555,883	1,462,326	44,072
Non-operating expenses — net	(127,201)	(457,668)	(13,793)

Income before income tax, minority interests and interest in bonuses paid by subsidiaries	2,428,682	1,004,658	30,279

Net income	1,549,061	446,785	13,465

16.	ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

a.	Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123R “Share-Based Payment” (SFAS 123R). Under previous practice, the reporting entity could

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

account for share-based payment under the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and disclose share-based compensation as if accounted for under the provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123). Under the provisions of SFAS No. 123R, a public entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award. The Company expects to adopt SFAS No. 123R, effective with the year ending December 31, 2006 (extended effective date). Adoption of the standard is currently expected to reduce future earnings by an amount consistent with the reductions shown in the disclosures in Note 16 g. below provided under the provisions of SFAS No. 123. Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking over the expected term of the award. As a result, the actual impact of adoption on future earnings could differ materially from our current estimates.

b.	Marketable securities

Details of certain investments carried at cost under ROC GAAP which are required to be re-valued for purposes of U.S. GAAP are as follows:

	(ROC GAAP) Carrying Value		(U.S. GAAP) Fair Value
	(Audited) December 31, 2004	(Unaudited) September 30, 2005	(Audited) December 31, 2004	(Unaudited) September 30, 2005
	NT$	NT$	NT$	NT$	US$
	(in thousands)
Investment in trading securities (Note 4)	2,832,556	452,349	2,839,547	452,154	13,627

Long-term investments —available-for-sale securities (Note 6)	1,587	—	1,593	—	—

The Company uses the weighted-average cost method for trading securities and available-for-sale securities when determining the cost basis.

c.	Pension plans

In accordance with SFAS No. 132 — Revised, “Employers’ Disclosures about Pensions and Other Post-retirement Benefits”, pension information is disclosed below:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Service cost	37,261	54,069	1,630
Interest cost	5,574	7,663	231
Projected return on plan assets	(3,426)	(4,658)	(140)
Amortization	21	(358)	(11)
Curtailment gain	391	905	27

	39,821	57,621	1,737

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company previously disclosed in the financial statements for the year ended December 31, 2004 that it was expected to contribute approximately NT$33,164 thousand to its pension plans in 2005. As of September 30, 2005, NT$25,253 thousand of contribution has been made. The Company anticipates contributing an additional NT$7,911 thousand to fund the pension plans in 2005.

d.	Income tax expense (benefit)

Income (loss) before income tax, minority interests and interest in bonuses paid by subsidiaries consists of the following:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Bermuda	(59,544)	(105,733)	(3,187)
ROC	2,713,417	1,356,316	40,878
Others	(225,191)	(245,925)	(7,412)

	2,428,682	1,004,658	30,279

Income tax expense (benefit) consists of:-

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
CURRENT:
Bermuda	—	78,570	2,368
ROC	(8,396)	(54,437)	(1,641)
Others	47	1,064	32

	(8,349)	25,197	759

DEFERRED:
Bermuda	—	—	—
ROC	(239)	40,019	1,207
Others	—	—	—

	(239)	40,019	1,207

Income tax expense (benefit)	(8,588)	65,216	1,966

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation between the income tax calculated on pre-tax financial statement income based on the statutory tax rate and the income tax expense (benefit) which conforms to U.S. GAAP is as follows:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Tax on pretax income at 0%	—	—	—
Tax on pretax income at applicable statutory rates	677,183	460,010	13,864
Other tax and assessed additional income tax	—	242,408	7,306
Tax effects of:
Tax-exempt income	(149,235)	(127,820)	(3,852)
Permanent differences
Non-taxable gain on sales of investment	(21,388)	(6,987)	(210)
Non-deductible investment losses	(17,266)	50,743	1,529
Others	(21,749)	(17,552)	(529)
Tax credits — utilized	(440,898)	(201,388)	(6,069)
— deferred	(90,786)	92,142	2,777
Valuation allowance	(75,996)	(427,102)	(12,872)
Loss carry forward	108,202	81	2
Adjustment of prior year’s income tax	23,345	681	20

Income tax expense (benefit)	(8,588)	65,216	1,966

Since the Company is an exempted company incorporated in Bermuda, a tax-free country, tax on pretax income is calculated at Bermuda statutory rate of 0% for each period.

e.	Statements of cash flows

ROC SFAS No. 17, “Statement of Cash Flows” has been applied. Its objectives and principles are similar to those set out in U.S. SFAS No. 95, “Statement of Cash Flows”. The principal differences between the standards relate to classification. Cash flows from changes in short-term investments, refundable deposits, other assets and guarantee deposits and bonus to directors and supervisors are included as operating activities under SFAS No. 95. Summarized cash flow data by operating, investing and financing activities in accordance with SFAS No. 95 are as follows:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Net cash inflow (outflow) from:
Operating activities	5,307,643	3,745,394	112,881
Investing activities	(8,112,603)	(1,963,761)	(59,185)
Financing activities	2,627,781	(1,388,669)	(41,853)

	(177,179)	392,964	11,843
Effect of changes in foreign exchange rate	641	78,133	2,355
Cash and cash equivalents at the beginning of period	1,730,964	4,849,146	146,147

Cash and cash equivalents at the end of period	1,554,426	5,320,243	160,345

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

f.	Statements of comprehensive income

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Net income based on U.S. GAAP	1,549,061	446,785	13,465
Other comprehensive income:
Unrealized holding loss on long-term investments	—	(8,494)	(256)
Unrealized holding gain on available-for-sale securities	—	2,940	89
Translation adjustment	(273)	204,685	6,169

Comprehensive income	1,548,788	645,916	19,467

Components in other comprehensive income refer to unrealized gain (loss) on long-term investments and available-for-sale securities. Under ROC laws, those losses and gains are not subject to income tax. Therefore, no tax expense or benefit is allocated to such investments.

g.	Stock options

Employee stock-based compensation has been accounted for under the intrinsic value based method as prescribed by Accounting Principles Board APB Opinion No. 25. The disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” have been applied to employee stock-based compensation.

The Company has in place a Share Option Plan (2002 Plan). Under the terms of the plan, the exercise price set on the grant of share options may not be less than the par value of the shares on the date of grant of such option. As of September 30, 2005, the number of shares that may be issued under the plan is 9,000,000 shares and may consist in whole or part of authorized but unissued shares of the Company which are not reserved for any other purpose. No consideration is payable for the grant of an option.

Under the plan, options may be granted to directors, officers, employees and consultants of the Company and its affiliates. Options are exercisable for a maximum of ten years from the date on which such option is granted and five years from the date on which such option is granted if the holder of the option owns more than 10% of the combined voting power of the Company at the time the option is granted.

The following summarizes the share option transactions relating to the share option plan:

	Shares (in thousand)	Weighted average exercise price US$
Options outstanding at December 31, 2004	6,783	3.3550
Exercised	(371)	2.5537
Forfeited	(235)	5.1418
Options outstanding at September 30, 2005	6,177	3.3353
Options exercisable at December 31, 2004	1,170	2.0656
Options exercisable at September 30, 2005	1,987	3.5252

The weighted average fair value of options granted under the plan in the year ended December 31, 2004 and nine months ended September 30, 2005 was US$2.981 and US$2.953, respectively.

ChipMOS TECHNOLOGIES (Bermuda) LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions.

	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
020403ESOP	4.75%	5 years	114.91%	0%
030613ESOP	4.75%	3 years	148.73%	0%
031001ESOP	4.75%	3 years	118.07%	0%
031103ESOP	4.75%	3 years	120.72%	0%
040430ESOPA	1.75%	3 years	123.07%	0%
040430ESOPB	1.75%	3 years	123.07%	0%
040813ESOP	1.75%	3 years	112.40%	0%

In the nine months ended September 2004 and 2005, the Company has recorded compensation expense of NT$31,624 thousand and NT$25,367 thousand, respectively, in connection with share options issued. Had the fair value method recommended in SFAS 123 been used, the Company’s net income and earnings per share would have been reduced to the following pro forma amounts in 2004 and 2005:

	(Unaudited) Nine Months Ended September 30,
	2004	2005
	NT$	NT$	US$
	(in thousands)
Net income based on US GAAP	1,549,061	446,785	13,465
Add: Compensation expenses as reported	31,624	25,367	765
Less: Compensation expenses determined under fair value based method	(116,702)	(154,164)	(4,646)

Adjusted net income, fair value based method	1,463,983	317,988	9,584

Basic earnings per share
As reported	25.06	6.62	0.20

SFAS 123 adjusted	23.69	4.71	0.14

Diluted earnings per share
As reported	24.84	6.48	0.20

SFAS 123 adjusted	23.48	4.61	0.14

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Our bye-laws provide for a wide indemnification of our directors and officers, who shall be indemnified to the extent permitted by the Companies Act 1981 of Bermuda, as amended, and provide for certain advances to any indemnified director or officer of expenses in connection with actual proceedings and actions arising out of their status as our director or officer. Under our bye-laws, the shareholders agree to waive claims against directors and officers for their actions in their performance of their duties except for acts of fraud or illegality. We also maintain a directors’ and officers’ liability insurance policy on behalf of our directors and officers.

Item 9. Exhibits

Exhibits		Description

1.1	*	Form of Underwriting Agreement.

4.1	**	Certificate of Incorporation of ChipMOS TECHNOLOGIES (Bermuda) LTD., dated August 15, 2000.(1)

4.2	**	Memorandum of Association of ChipMOS TECHNOLOGIES (Bermuda) LTD.(1)

4.3	**	Bye-Laws of ChipMOS TECHNOLOGIES (Bermuda) LTD.(2)

4.4	**	Form of Indenture

5.1	**	Opinion of Appleby Spurling Hunter, counsel to ChipMOS TECHNOLOGIES (Bermuda) LTD., as to the validity of the common shares.

5.2	**	Opinion of Sullivan & Cromwell LLP as to the validity of the debt securities.

8.1	**	Bermuda Tax Opinion of Appleby Spurling Hunter (included in Exhibit 5.1).

8.2	**	US Tax Opinion of Sullivan & Cromwell LLP.

10.1	**	Assembly and Testing Services Agreement, dated November 27, 2005, between ChipMOS TECHNOLOGIES INC. and Spansion LLC.(3)

12.1	**	Statement re Computation of Earnings to Fixed Charges.

23.1		Consent of Moore Stephens.

23.2	**	Consent of Appleby Spurling Hunter (included in Exhibit 5.1).

23.3	**	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).

23.4	**	Consent of Sullivan & Cromwell LLP as to tax matters (included in Exhibit 8.2).

23.5	**	Consent of Lee and Li, counsel to ChipMOS TECHNOLOGIES (Bermuda) LTD.

24.1	**	Power of Attorney included under “Signatures” in this Part II of the Registration Statement.

25.1	**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York.

*	To be filed by amendment or as an exhibit to a document filed with, or furnished to, the Securities and Exchange Commission and incorporated by reference in connection with any offering of securities.
**	Previously filed.
(1)	Incorporated by reference to our Registration Statement on Form F-1 (File No. 333-13218), filed on February 28, 2001.
(2)	Incorporated by reference to our report on Form 6-K, dated February 19, 2002.
(3)	Contains portions for which confidential treatment has been requested.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on March 2,2006.

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/ Shih-Jye Cheng
Name: Shih-Jye Cheng Title: Chairman/Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed on March 2, 2006 by the following persons in the capacities indicated:

Signature	Title

* Shih-Jye Cheng	Chairman/Chief Executive Officer/Director

* Shou-Kang Chen	Chief Financial Officer/Director

* Antonio R. Alvarez	Director

* Tadao Higashi	Director

* Rong Hsu	Director

* Pierre Laflamme	Director

* Chao-Jung Tsai	Director

* Hsing-Ti Tuan	Director

* Yeong-Her Wang	Director

By : /s/ Shou-Kang Chen Name: Shou-Kang Chen Title: Attorney-in-fact Pursuant to Power of Attorney

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ChipMOS TECHNOLOGIES (Bermuda) LTD., has signed this Registration Statement or amendment thereto on March 2, 2006.

ChipMOS U.S.A., INC.

By:	/s/ Shih-Jye Cheng
Name: Shih-Jye Cheng Title: Director

INDEX TO EXHIBITS

Exhibits		Description

1.1	*	Form of Underwriting Agreement.

4.1	**	Certificate of Incorporation of ChipMOS TECHNOLOGIES (Bermuda) LTD., dated August 15, 2000.(1)

4.2	**	Memorandum of Association of ChipMOS TECHNOLOGIES (Bermuda) LTD.(1)

4.3	**	Bye-Laws of ChipMOS TECHNOLOGIES (Bermuda) LTD.(2)

4.4	**	Form of Indenture

5.1	**	Opinion of Appleby Spurling Hunter, counsel to ChipMOS TECHNOLOGIES (Bermuda) LTD., as to the validity of the common shares.

5.2	**	Opinion of Sullivan & Cromwell LLP as to the validity of the debt securities.

8.1	**	Bermuda Tax Opinion of Appleby Spurling Hunter (included in Exhibit 5.1).

8.2	**	US Tax Opinion of Sullivan & Cromwell LLP.

10.1	**	Assembly and Testing Services Agreement, dated November 27, 2005, between ChipMOS TECHNOLOGIES INC. and Spansion LLC.(3)

12.1	**	Statement re Computation of Earnings to Fixed Charges.

23.1		Consent of Moore Stephens.

23.2	**	Consent of Appleby Spurling Hunter (included in Exhibit 5.1).

23.3	**	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).

23.4	**	Consent of Sullivan & Cromwell LLP as to tax matters (included in Exhibit 8.2).

23.5	**	Consent of Lee and Li, counsel to ChipMOS TECHNOLOGIES (Bermuda) LTD.

24.1	**	Power of Attorney included under “Signatures” in this Part II of the Registration Statement.

25.1	**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York.

*	To be filed by amendment or as an exhibit to a document filed with, or furnished to, the Securities and Exchange Commission and incorporated by reference in connection with any offering of securities.
**	Previously filed.
(1)	Incorporated by reference to our Registration Statement on Form F-1 (File No. 333-13218), filed on February 28, 2001.
(2)	Incorporated by reference to our report on Form 6-K, dated February 19, 2002.
(3)	Contains portions for which confidential treatment has been requested.